                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-84386

                              DATED APRIL 2, 2002

PROSPECTUS

                          (PAXSON COMMUNICATION LOGO)

                                  $496,263,000

                       PAXSON COMMUNICATIONS CORPORATION

                               EXCHANGE OFFER FOR
              12 1/4% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009

         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME
                       ON APRIL 30, 2002 UNLESS EXTENDED

     We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying Letter of Transmittal, to exchange up to $496,263,000 aggregate principal amount at maturity of our 12 1/4% Senior Subordinated Discount Notes due 2009 that have been registered under the Securities Act of 1933, which we refer to as the new notes, for up to $496,263,000 aggregate principal amount at maturity of our 12 1/4% Senior Subordinated Discount Notes due 2009 that were sold under a private offering consummated in January 2002, which notes we refer to as the original notes. The new notes and the original notes are sometimes referred to herein collectively as the notes.

     The terms of the new notes are substantially identical in all respects (including interest rate and maturity) to the terms of the original notes, except that the new notes will be freely transferable by holders thereof and free of any covenant restricting transfer absent registration, except in certain circumstances relating to broker-dealers described in this prospectus. For a complete description of the terms of the new notes, see "Description of the Notes". There will be no cash proceeds to us from the exchange offer.

     We will accept all original notes that noteholders properly tender and do not withdraw before the expiration of the exchange offer. The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC. You will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the exchange. The exchange offer is not conditioned on the tender of any minimum principal amount at maturity of original notes.

     The new notes are expected to trade in the Private Offerings, Resales, and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market.


     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE MAKING ANY DECISION CONCERNING THIS EXCHANGE OFFER.


     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT, AND THE INITIAL PURCHASERS ARE NOT, MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFERING IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Summary.....................................................     1
Risk Factors................................................    13
Ratios of Earnings to Fixed Charges.........................    25
Use of Proceeds.............................................    25
Capitalization..............................................    26
Selected Consolidated Financial and Other Data..............    27
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    29
Business....................................................    40
Management..................................................    59
Executive Compensation......................................    62
Principal Stockholders......................................    65
Certain Relationships and Related Transactions..............    67
Description of Material Indebtedness and Preferred Stock....    69
The Exchange Offer..........................................    78
Description of Notes........................................    85
Important Federal Income Tax Considerations.................   122
Plan of Distribution........................................   126
Legal Matters...............................................   127
Experts.....................................................   127
Where You Can Find Additional Information...................   127
Index of Financial Statements...............................   F-1


                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements under the captions "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and other statements located elsewhere in this prospectus, in each case regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. These forward-looking statements speak only as of the date of this prospectus. We do not intend to update these statements unless the securities laws require us to do so.

                                    SUMMARY


     This summary highlights selected information about us. In addition to reading this summary, you should carefully review the entire prospectus, especially the "Risk Factors" section beginning on page 13. Unless the context otherwise requires, in this prospectus, the terms "we," "us" and "our" refer to Paxson Communications Corporation and its subsidiaries.


     We have obtained audience ratings and share, market rank and television household data contained in this prospectus from the most recent information available from Nielsen Media Research. We do not assume responsibility for the accuracy or completeness of this data.

                                  OUR COMPANY

     We are a network television broadcasting company which owns and operates the largest broadcast television station group in the United States, as measured by the number of television households in the markets our stations serve. We currently own and operate 65 full power broadcast television stations (including three stations we operate under time brokerage agreements), 64 of which carry PAX TV, including stations reaching all of the top 20 U.S. markets, and 41 of the top 50 U.S. markets. We operate PAX TV, a network that provides family oriented entertainment programming seven days per week between the hours of 1:00 p.m. and midnight, Monday through Friday, and 5:00 p.m. and midnight Saturday and Sunday. PAX TV's programming consists of shows originally developed by us and shows that have appeared previously on other broadcast networks which we have purchased the right to air. PAX TV reaches approximately 85% of prime time television households in the U.S. through our broadcast television station group, and pursuant to distribution agreements with cable and satellite systems and affiliates. PAX TV reaches approximately 64% of U.S. television households through our broadcast television station group. We have agreements with cable television system owners and satellite television providers to carry PAX TV, through which we reach an additional 16% of U.S. television households in markets not served by our owned and operated stations. We reach an additional 5% of U.S. television households through affiliation agreements with 63 independently owned PAX TV affiliated stations.

     We derive our revenues from the sale of network spot advertising time, network long form paid programming and station advertising:

     - Network spot advertising. We sell commercial air time to advertisers who want to reach the entire nationwide PAX TV viewing audience with a single advertisement. Most of our network advertising is sold under advance, or "upfront," commitments to purchase advertising time which are obtained before the beginning of our PAX TV programming season. The National Broadcasting Company, Inc. ("NBC") serves as our exclusive sales representative to sell most of our network advertising. Any remaining inventory which is not sold by NBC is sold by us as direct response advertising. Our network advertising sales represented approximately 33% of our revenue during the year ended December 31, 2001.

     - Network long form paid programming. We sell air time for long form paid programming, consisting primarily of infomercials, during broadcasting hours when we are not airing PAX TV. Infomercials are shows produced by others, at no cost to us, principally to promote and sell products or services through viewer direct response. Our network long form paid programming represented approximately 33% of our revenue during the year ended December 31, 2001.

     - Station advertising. We sell commercial air time to advertisers who want to reach the viewing audience in specific geographic markets in which our stations operate. These advertisers may be local businesses or regional or national advertisers who want to target their advertising in these markets. NBC provides national advertising sales services for a majority of our stations. In markets in which our stations are operating under joint sales agreements, or JSAs, our JSA partner serves as our exclusive sales representative to sell our local station advertising. For stations for which NBC does not provide national account representation, our JSA partner performs this function. Our local sales forces sell this advertising in markets without JSAs. Our station advertising sales represented approximately 34% of our revenue during the year ended December 31, 2001 (including 16% of our revenue during such year which was derived from local and national long form paid programming).

     We believe that our business model benefits from many of the favorable attributes of both traditional television networks and network-affiliated television station groups. Similar to traditional television networks, we provide advertisers with nationwide reach through our extensive television distribution system. We own and operate most of our distribution system and, therefore, we receive advertising revenue from the entire broadcast day (consisting of both PAX TV and long form paid programming), unlike traditional networks, which receive advertising revenue only from commercials aired during network programming hours. In addition, due to the size and centralized operations of our station group, we are able to achieve economies of scale with respect to our programming, promotional, research, engineering, accounting and administrative expenses which we believe enable us to have lower per station expenses than those of a typical network-affiliated station.

     We have made consistent progress in the development of our PAX TV network since its launch on August 31, 1998. Before launching PAX TV, our stations aired infomercials and other long form paid programming throughout the day. In the fourth quarter of 2000, we generated $7.1 million of adjusted EBITDA (as defined on pages 12-13), and we believe we achieved positive quarterly adjusted EBITDA faster than any other recently launched television broadcast network. We generated adjusted EBITDA of $18.1 million for the year ended December 31, 2001 and negative $4.9 million for the year ended December 31, 2000.

     Our principal programming on PAX TV consists of original programs and syndicated programs.

     - Original programs. We produce original family entertainment programs to air during our network's prime time hours. For the 2000-2001 season, our original shows, such as Doc, Mysterious Ways, Miracle Pets, It's a Miracle and Encounters with the Unexplained, achieved an average of 39% ratings improvements over programs shown in their time slots the prior year. We currently have nine hours of PAX TV original programs which we air during prime time hours. We intend to continue increasing the number of hours of original programming aired on PAX TV because this programming has generated improved ratings and we are able to produce it in a cost efficient manner.

     - Syndicated programs. We have purchased the rights to air on PAX TV a variety of syndicated programs, which are programs that have previously appeared on other broadcast networks. Our library of syndicated programming includes shows that have had successful first runs on television in terms of audience ratings, such as Touched by an Angel and Diagnosis Murder. While most of our current PAX TV programming is syndicated programming, we expect the amount of syndicated programming we air to decrease as we increase our offerings of original programs on PAX TV.

     Our PAX TV programming also includes sports, movies and other content provided to us by NBC from time to time, the amount of which varies and is dependent upon mutual agreement as to the terms under which we have access to this programming, but which generally has not exceeded ten hours per month. During non-PAX TV programming hours, our owned and operated stations and cable and satellite distribution carry infomercials and other forms of long form paid programming. We believe that airing long form paid programming provides us with a significant and stable source of revenue.

                                NBC RELATIONSHIP

     In September 1999, NBC, a subsidiary of General Electric Company, invested $415 million in our company. In connection with this investment, we entered into a number of business arrangements with NBC that are intended to strengthen our business. As part of these arrangements and our relationship with NBC:

     - NBC provides network advertising sales, marketing and network research services for PAX TV;

     - NBC provides national advertising sales services for a majority of our stations;

     - NBC provides some of its programming, including movies and sporting events, for broadcast on PAX TV; and

     - We have entered into JSAs with NBC with respect to 13 of our stations serving 11 markets also served by an NBC owned and operated station, and with 35 independently owned NBC affiliated stations serving our markets.

     In connection with NBC's investment in us, NBC also entered into an agreement with Lowell W. "Bud" Paxson, our Chairman and controlling stockholder, which gives NBC the right to purchase all the shares of our Class B common stock owned by Mr. Paxson, and thereby acquire control of our company. The acquisition of these shares by NBC is subject to the satisfaction of various conditions, including compliance with applicable provisions of the Communications Act of 1934 and the approval of the Federal Communications Commission.

                              RECENT DEVELOPMENTS

     In December 2001, we commenced a binding arbitration proceeding against NBC in which we asserted that NBC has breached its agreements with us and has breached its fiduciary duty to us and to our shareholders. We have asserted that NBC's proposed acquisition of Telemundo Communications Group, Inc. ("Telemundo Group") violates the terms of the agreements governing the investment and partnership between us and NBC. We also made two filings with the FCC, one of which requests a declaratory ruling as to whether conduct by NBC, including NBC's influence and apparent control over certain members of our board of directors selected by NBC (all of whom have since resigned from our board), has caused NBC to have an attributable interest in us in violation of FCC rules or has infringed upon our rights as an FCC license holder. The second FCC filing seeks to deny FCC approval of NBC's acquisition of the Telemundo Group's television stations.

     The initiation of these proceedings by us casts significant uncertainty over the future direction of our relationship with NBC. The hearing in the arbitration proceeding is currently scheduled to occur in April 2002, and we expect that, under the applicable arbitration rules, the arbitrator will render a decision by the end of May 2002. If we do not prevail in the arbitration proceeding, and our position expressed in the FCC filings is not accepted by the FCC, NBC could consummate the acquisition of the Telemundo Group and thereby render it highly unlikely that NBC would be able to acquire control of our company, while at the same time retaining its investment in us and its ability to exercise a significant influence over our operations.

                             JOINT SALES AGREEMENTS

     In order to improve the operations of our local stations, we have entered into JSAs with respect to 55 of our stations, including JSAs between 48 of our stations and NBC owned or affiliated stations. Substantially all of those stations are currently operating under the terms of the JSAs. Substantially all JSA partners have the right to terminate the JSA upon a sale by the JSA partner of its station that is the subject of the JSA. Each JSA typically provides the following:

     - The JSA partner serves as our exclusive sales representative to sell our station advertising, enabling our station to benefit from the strength of the JSA partner's sales organization and existing advertiser relationships;

     - We integrate and co-locate many of our station operations with those of the JSA partner, reducing our costs through operating efficiencies and economies of scale, including the elimination of redundant owned and leased facilities and staffing; and

     - The JSA partner may provide local news and syndicated programming, supplementing and enhancing our station's programming lineup.

                               BUSINESS STRATEGY

     The principal components of our strategy are:

     - To build a nationally recognized brand by offering quality family programming;

     - To achieve operating efficiencies and cost savings by centralizing many of the functions of our owned and operated stations, including programming, promotions, advertising and research;

     - To streamline our station operations and achieve both revenue gains and cost savings through the implementation of JSAs;

     - To further expand and improve our television distribution system to reach as many U.S. television households as possible in a cost efficient manner and to thereby increase the attractiveness of PAX TV to network advertisers; and

     - To capitalize on opportunities in digital broadcasting through our ownership of a significant portfolio of broadcast television stations.

                                  OUR HISTORY

     We were founded in 1991 by Mr. Paxson, who remains our Chairman and controlling stockholder. We began by purchasing radio and television stations, and grew to become Florida's largest radio station group, while also owning two network-affiliated television stations and other television stations which carried principally infomercials and other paid programming. In 1997, we sold our radio station group and our network-affiliated television stations to concentrate on building our owned and operated television station group. Since commencing our television operations in 1994, we have established the largest owned and operated broadcast television station group in the U.S., as measured by the number of television households in the markets our stations serve. We launched PAX TV on August 31, 1998, and are now in our fourth network programming season.

     Our Class A common stock is listed on the American Stock Exchange under the symbol "PAX." Our principal executive offices are located at 601 Clearwater Park Road, West Palm Beach, Florida 33401 and our telephone number is (561) 659-4122.

                                THE REFINANCING

     The issuance of the original notes was part of our January 2002 refinancing of approximately $284.4 million aggregate principal amount of our 12 1/2% Exchange Debentures due 2006 that were issued in exchange for approximately $284.4 million aggregate liquidation preference and accrued and unpaid dividends of our outstanding 12 1/2% exchangeable preferred stock. We refer to this refinancing plan as the "Refinancing."

     The following table summarizes the sources and uses of funds in the
Refinancing:

                            (In thousands)
Sources:
Original notes..............................................  $308,338
                                                              ========
Uses:
Redeem 12 1/2% exchange debentures due 2006(a)..............  $298,650
Pay transaction fees and expenses...........................     9,688
                                                              --------
          Total uses........................................  $308,338
                                                              ========

---------------

(a) Includes redemption premium of $14.2 million.

                         PURPOSE OF THE EXCHANGE OFFER

     On January 14, 2002, we sold, through a private placement exempt from the registration requirements of the Securities Act of 1933, $496,263,000 aggregate principal amount at maturity of our 12 1/4% Senior Subordinated Discount Notes due 2009. We used the net proceeds from the sale of the original notes to effect the Refinancing.

     Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the original notes. Under the registration rights agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical notes, which will be issued in exchange for the original notes, to become effective on or before May 14, 2002. You may exchange your original notes for new notes in this exchange offer. You should read the discussion under the headings
"-- Summary of the Exchange Offer," "The Exchange Offer" and "Description of the Notes" for further information regarding the new notes.

     We did not register the original notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the original notes may only be transferred in limited circumstances under the securities laws. If the holders of the original notes do not exchange their original notes in the exchange offer, they lose their right to have the original notes registered under the Securities Act, subject to certain limitations. Anyone who still holds original notes after the exchange offer may be unable to resell their original notes.

     We believe, however, that holders of the new notes may resell the new notes without complying with the registration and prospectus delivery provisions of the Securities Act, if they meet certain conditions. You should read the discussion under the headings "-- Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resales of the new notes.

                         SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of
Original Notes................   We sold the original notes on January 14, 2002
                                 to Salomon Smith Barney Inc., UBS Warburg LLC,
                                 Bear, Stearns & Co. Inc. and Credit Suisse
                                 First Boston Corporation. We collectively refer to these parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the original notes to qualified institutional buyers under Rule 144A under the Securities Act.

Registration Rights
Agreement.....................   We are making the exchange offer in reliance on
                                 the position of the staff of the SEC as set forth in certain no-action letters addressed to other parties in other transactions. We have not, however, sought our own no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other transactions. Based on these interpretations by the staff of the SEC, we believe that the new notes issued under this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such original notes directly from us to resell under Rule 144A or any other available exemption under the Securities Act or
                                 (ii) a person that is our "affiliate" (as defined in Rule 405 of the Securities Act), without compliance with the registration and prospectus delivery provisions of the
                                 Securities Act, provided that such original notes were acquired in the ordinary course of the holder's business and that the holder is not participating, and has no arrangement or understanding with any persons to participate, in the distribution of those original notes.
                                 Holders of original notes accepting the
                                 exchange offer will represent to us in the Letter of Transmittal that these conditions have been met.

Resale........................   Any holder who participates in the exchange
                                 offer for the purpose of participating in a distribution of the new notes may not rely on the position of the staff of the SEC as set forth in the no-action letters referred to above and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. This prospectus may not be used by such holders for any secondary resale. A secondary resale transaction in the United
                                 States by a holder who is using the exchange offer to participate in the distribution of new notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation
                                 S-K of the Securities Act. Each broker-dealer
                                 (other than an "affiliate" of us) that receives new notes for its own account under the exchange offer in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it acquired the original notes as the result of market-making activities or other trading activities and must deliver a prospectus in connection with any resale of such new notes.
                                 See "Plan of Distribution." The Letter of
                                 Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, under Section 4(3) of the Securities Act, all dealers effecting transactions in the new notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is our affiliate may not rely on the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

The Exchange Offer............   We are offering to exchange under the exchange
                                 offer up to $496,263,000 aggregate principal amount at maturity of new notes for up to $496,263,000 aggregate principal amount at maturity of original notes. The terms of the new notes are substantially identical in all respects (including interest rate and maturity) to the terms of the original notes for which they may be exchanged under the exchange offer, except that the new notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant restricting transfer absent registration under the Securities Act. See "The
                                 Exchange Offer -- Terms of the Exchange" and
                                 "The Exchange Offer -- Procedures for
                                 Tendering."

                                 The exchange offer is not conditioned upon any minimum number of original notes being tendered for exchange.

Record Date...................   We mailed this prospectus and the related
                                 exchange offer documents to registered holders of original notes on April 2, 2002.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time on April 30, 2002, unless extended, which date we refer to in this prospectus as the "expiration date."

Conditions of the Exchange
Offer.........................   Our obligations to consummate the exchange
                                 offer are subject to certain conditions. See
                                 "The Exchange Offer -- Conditions to the
                                 Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time before the expiration date upon the occurrence of any such conditions.

Withdrawal Rights.............   Tenders may be withdrawn at any time before the
                                 expiration date; otherwise, all tenders will be irrevocable.

Procedures for Tendering
Notes.........................   See "The Exchange Offer -- Procedures for
                                 Tendering."

Federal Income Tax
Consequences..................   The exchange of original notes for new notes
                                 should not be a taxable exchange for federal income tax purposes. See "Certain Federal
                                 Income Tax Considerations."

Effect on Holders of the
Original Notes................   As a result of the making of this exchange
                                 offer, and upon acceptance for exchange of all validly tendered original notes under the terms of this exchange offer, we will have fulfilled our obligations related to the exchange offer that are contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the original notes under the applicable terms of the registration rights agreement or the indenture governing the notes because of the exchange offer. Holders of the original notes who do not tender their original notes will be entitled to all the rights and limitations applicable thereto under the indenture except for any rights which by their terms terminate or cease to have further effect as a result of the making of, and the acceptance for exchange of all validly tendered original notes under, the exchange offer. All untendered original notes will continue to be subject to the restrictions on transfer provided for in the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered original notes could be adversely affected.

Exchange Agent................   The exchange agent with respect to the exchange
                                 offer is The Bank of New York, which we refer to in this prospectus as the "exchange agent".
                                 The address and telephone number of the
                                 exchange agent are set forth in "The Exchange
                                 Offer -- Exchange Agent."

Use of Proceeds...............   There will be no cash proceeds to us from the
                                 exchange under the exchange offer.

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of book-entry
                                 interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of original notes that are registered in the name of broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interests or original notes in the exchange offer, you should contact the person in whose name the book-entry interests or original notes are registered promptly and instruct that person to tender on your behalf.

                                 THE NEW NOTES

     The form and terms of the new notes will be identical in all material respects to the form and terms of the original notes, except that the issuance of the new notes will be registered under the Securities Act. As a result, the new notes will not bear legends restricting their transfer and will not contain the registration rights provisions that applied to the original notes. The new notes represent the same debt as the original notes exchanged for the new notes. Both the original notes and the new notes are governed by the same indenture. We use the term "notes" in this prospectus to collectively refer to the original notes and the new notes.

Issuer........................   Paxson Communications Corporation

Notes Offered.................   $496,263,000 aggregate principal amount at
                                 stated maturity of 12 1/4% senior subordinated discount notes due 2009.

Issue Price...................   $621.32 per $1,000 principal amount at
                                 maturity.

Maturity......................   January 15, 2009.

Accretion.....................   Accretion means adjustment of the price of a
                                 note to reflect the difference between the price of a note bought at an original issue discount and the stated amount at maturity of the note. The aggregate accreted value of the notes will increase from approximately
                                 $308,338,000 at issuance at a rate of 12 1/4%, compounded semi-annually, to a final accreted value equal to their aggregate principal amount at maturity of $496,263,000 at January 15, 2006.

Interest Rate.................   Before January 15, 2006 no cash interest will
                                 accrue on the notes. The notes will accrue interest at the rate of 12 1/4% per annum, payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing
                                 July 15, 2006.

Guarantees....................   The notes are fully guaranteed, on a senior
                                 subordinated unsecured basis, by all of our domestic subsidiaries.

Ranking.......................   The notes are:

                                 - our senior subordinated, unsecured
                                 obligations;

                                 - subordinate in right of payment to all of our
                                   existing and future senior debt and that of the subsidiary guarantors;

                                 - pari passu in right of payment with all of
                                   our existing and future senior subordinated debt and that of the subsidiary guarantors;

                                 - senior to all of our existing and future
                                   subordinated obligations and those of the subsidiary guarantors; and

                                 - senior to all of our preferred stock;
                                   however, we have the option, subject to
                                   various limitations, of exchanging
                                   outstanding shares of our Series B preferred stock and 13 1/4% exchangeable preferred stock into exchange debentures, which will rank pari passu with the notes.

                                 As of December 31, 2001, we and the subsidiary guarantors had approximately $329.2 million of senior debt and approximately $200.0 million of senior subordinated debt. In addition, as of that date, we had $1,090.2 million of preferred stock outstanding that is exchangeable, subject to various restrictions, into an aggregate of $1,090.2 million of senior subordinated debt. As of December 31, 2001, after giving effect to the Refinancing, we and the subsidiary guarantors would have had approximately $329.2 million of senior debt and approximately $508.3 million of senior subordinated debt. In addition, as of that date, after giving effect to the Refinancing, we would have had $807.0 million of preferred stock outstanding that is exchangeable, subject to various restrictions, into an aggregate of $807.0 million of senior subordinated debt.

Optional Redemption...........   Before January 15, 2006, we may redeem all or
                                 part of the notes by paying a "make-whole" premium based on U.S. Treasury rates as specified in this prospectus under "Description of Notes -- Optional Redemption."

                                 At any time on or after January 15, 2006, we may redeem all or a part of the notes at the redemption prices specified in this prospectus under "Description of Notes -- Optional Redemption."

                                 At any time before January 15, 2005, we may redeem up to 35% of the notes with the net proceeds of certain equity offerings, at a price equal to 112.25% of the accreted value, provided that at least

                                 65% of the original aggregate principal amount at maturity of the notes remains outstanding after the redemption.

Change of Control.............   Following a change of control, we will be
                                 required to make an offer to purchase all of the notes at a purchase price of 101% of the accreted value, if before January 15, 2006, or 101% of their principal amount, if after January 15, 2006, plus accrued and unpaid interest.

Certain Covenants.............   We issued the original notes under, and the new
                                 notes will be issued under, an indenture between us, the guarantors and The Bank of New
                                 York, as trustee. The indenture limits our ability and the ability of our restricted subsidiaries to:

                                 - incur more debt;

                                 - pay dividends or make other restricted
                                   payments;

                                 - create or permit to exist certain liens;

                                 - issue stock of subsidiaries;

                                 - sell certain assets;

                                 - incur dividend or other payment restrictions
                                   affecting our subsidiaries;

                                 - enter into transactions with affiliates; and

                                 - consolidate, merge or transfer all or
                                   substantially all our assets.

                                 These limitations are subject to a number of important exceptions and qualifications.

Original Issue Discount.......   The accretion of the notes from their issue
                                 price to their principal amount at maturity will produce taxable ordinary interest income in the amount of the accretion for holders of the notes during the accretion period. The
                                 Internal Revenue Code calls this original issue discount. Thus, although interest will not be payable on the notes before January 15, 2006, U.S. holders will be required to include in gross income for U.S. federal income tax purposes a portion of the original issue discount for each day during each taxable year in which a note is held. See "Important Federal
                                 Income Tax Consequences."

Use of Proceeds...............   We used the proceeds from the offering of the
                                 original notes to redeem $298.7 million
                                 aggregate principal amount of our 12 1/2% exchange debentures due 2006 (which were issued in exchange for all of the outstanding shares of our 12 1/2% exchangeable preferred stock), including the redemption premium required to be paid in connection therewith, and to pay fees and expenses related to the Refinancing. We will not receive any proceeds from the exchange offer.

Risk Factors..................   You should carefully consider the information
                                 set forth in the section entitled "Risk
                                 Factors" and the other information in this prospectus in deciding whether to participate in the exchange offer.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table sets forth our summary consolidated financial data for the years ended December 31, 1999, 2000 and 2001 and at December 31, 2001. The data for the years ended December 31, 1999, 2000 and 2001 and at December 31, 2001 have been derived from our audited consolidated financial statements. Our audited consolidated financial statements are included elsewhere in this prospectus. This summary financial data should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated audited financial statements, including the notes related thereto.

                                                                    YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------
                                                               1999          2000          2001
                                                            -----------   -----------   -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..................................................   $ 248,362     $ 315,936     $ 308,806
Less: agency commissions..................................     (34,182)      (44,044)      (43,480)
                                                             ---------     ---------     ---------
Net revenues..............................................     214,180       271,892       265,326
Expenses:
  Programming and broadcast operations....................      33,139        38,633        42,457
  Program rights amortization.............................      91,799       100,324        84,808
  Selling, general and administrative.....................     135,063       137,804       120,000
  Time brokerage and affiliation fees.....................      14,257         5,259         3,621
  Stock-based compensation(1).............................      16,814        13,866        10,161
  Adjustment of programming to net realizable value.......      70,499        24,400        66,992
  Restructuring charge related to Joint Sales
     Agreements...........................................          --         5,760        (1,229)
  Depreciation and amortization...........................      77,860        96,881        96,248
                                                             ---------     ---------     ---------
     Total operating expenses.............................     439,431       422,927       423,058
                                                             ---------     ---------     ---------
Operating loss............................................    (225,251)     (151,035)     (157,732)
Other income (expense):
  Interest expense........................................     (50,286)      (47,973)      (49,722)
  Interest income.........................................       8,570        14,022         4,538
  Other expenses, net.....................................      (7,855)       (4,426)       (4,049)
  Gains on modification of program rights obligations.....          --        10,221           932
  Gains on sale of Travel Channel and other broadcast
     assets...............................................      59,453         1,325        12,274
  Equity in loss of unconsolidated investment.............      (2,260)         (539)           --
                                                             ---------     ---------     ---------
Loss before income taxes..................................    (217,629)     (178,405)     (193,759)
Income tax (provision) benefit............................      57,257          (120)         (120)
                                                             ---------     ---------     ---------
Loss before extraordinary item............................    (160,372)     (178,525)     (193,879)
Extraordinary item(2).....................................          --            --        (9,903)
                                                             ---------     ---------     ---------
Net loss..................................................    (160,372)     (178,525)     (203,782)
Dividends, accretion and beneficial conversion feature on
  preferred stock(3)......................................    (154,207)     (212,804)     (146,656)
                                                             ---------     ---------     ---------
Net loss available to common stockholders.................   $(314,579)    $(391,329)    $(350,438)
                                                             =========     =========     =========

                                                                    YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------
                                                               1999          2000          2001
                                                            -----------   -----------   -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic and diluted loss per share(4):
  Loss before extraordinary item..........................   $   (5.10)    $   (6.16)    $   (5.28)
  Extraordinary item......................................          --            --         (0.15)
  Net loss................................................       (5.10)        (6.16)        (5.43)
  Weighted average shares outstanding -- basic and
     diluted..............................................      61,738        63,515        64,509
OTHER DATA:
Cash flows used in operating activities...................   $(181,808)    $ (76,036)    $ (60,772)
Cash flows (used in) provided by investing activities.....    (160,508)      (12,784)       48,477
Cash flows provided by financing activities...............     418,065        14,994        44,790
Adjusted EBITDA(5)........................................     (45,821)       (4,869)       18,061
Program rights payments and deposits......................     125,916       128,288       130,566
Payments for cable distribution rights....................      30,713        10,727        14,418
Capital expenditures......................................      34,609        25,110        35,213
Ratio of earnings to fixed charges(6).....................          --            --            --
Deficiency in earnings to cover fixed charges(6)..........    (215,369)     (177,866)     (193,759)
Ratio of earnings to combined fixed charges and preferred
  stock dividends(6)......................................          --            --            --
Deficiency in earnings to cover combined fixed charges and
  preferred stock dividends(6)............................    (369,576)     (390,670)     (340,415)

                                                                AT DECEMBER 31, 2001
                                                              -------------------------
                                                                                AS
                                                                ACTUAL      ADJUSTED(7)
                                                              ----------    -----------
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Working capital.............................................  $   57,888    $   57,888
Total assets................................................   1,383,675     1,393,363
Total debt..................................................     529,180       837,518
Total redeemable preferred stock............................   1,164,160       884,270
Total stockholders' deficit.................................    (538,043)     (556,803)

---------------

(1) Stock-based compensation represents a non-cash charge associated with the granting of stock options to employees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Extraordinary charge related to early extinguishment of debt in connection with our July 2001 refinancing.

(3) Dividends, accretion and beneficial conversion feature on preferred stock include non-cash dividends, accretion and the beneficial conversion feature on our mandatorily redeemable securities of $154.0 million in 1999, $205.7 million in 2000 and $142.9 million in 2001.

(4) Because of losses from continuing operations, the effect of stock options and warrants is antidilutive. Accordingly, our presentation of diluted earnings per share is the same as that of basic earnings per share.

(5) "Adjusted EBITDA" is defined as operating loss plus depreciation, amortization, stock-based compensation, programming net realizable value adjustments, restructuring and other one-time charges, and time brokerage and affiliation fees. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. We believe the presentation of adjusted EBITDA is relevant and useful because adjusted EBITDA is a measurement industry analysts use when evaluating our operating performance. We also believe adjusted

    EBITDA enhances an investor's understanding of our financial condition, results of operations and cash flows because it measures our operating performance and cash flows, exclusive of interest and other non-operating and non-recurring items as well as non-cash charges for depreciation, amortization and stock compensation. In evaluating adjusted EBITDA, investors should consider various factors including its relationship to our reported operating losses and cash flows from operating activities. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and could be misleading unless all companies and analysts calculate such measures in the same manner. The funds depicted by adjusted EBITDA are not available for our discretionary use because of other commitments including but not limited to debt service under our debt facilities.

(6) For purposes of this calculation, earnings are defined as loss before income taxes, extraordinary item and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the component of operating lease expense which we believe represents an appropriate interest factor.

(7) Adjusted to give effect to the Refinancing.

                                  RISK FACTORS

     You should consider carefully the following risk factors in addition to the other information in this prospectus before deciding whether to participate in the exchange offer.

RISKS RELATING TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES AND NEGATIVE CASH FLOW AND WE MAY NOT BECOME PROFITABLE IN THE FUTURE.

     We have incurred losses from continuing operations in each fiscal year since our inception. As a result of these net losses, for the years ended December 31, 2001, 2000 and 1999, our earnings were insufficient to cover combined fixed charges and preferred stock dividend requirements by approximately $340.4 million, $390.7 million and $369.6 million, respectively. These amounts include non-cash preferred stock dividends of $75.1 million and $65.5 million in 2000 and 1999, respectively, which resulted from our issuance of convertible preferred stock to NBC with a conversion price per share of Class A common stock that was less than the public trading price of the Class A common stock on the closing date of the preferred stock sale. We expect to continue to experience net losses in the foreseeable future, principally due to interest charges on outstanding debt (and the debentures into which our outstanding preferred stock can be exchanged, if issued), dividends on outstanding preferred stock, and non-cash charges for depreciation and amortization expense related to fixed assets and intangible assets relating to acquisitions. Future net losses could be greater than those we have experienced in the past.

     Our adjusted EBITDA has been insufficient to cover our operating expenses, debt service requirements and other cash commitments in each of the years ended December 31, 2001, 2000 and 1999. Our adjusted EBITDA for these periods was $18.1 million, negative $4.9 million and negative $45.8 million, respectively. We have financed our operating cash requirements, as well as our capital needs, during these periods with the proceeds of financing activities, including the issuance of preferred stock and additional borrowings. We cannot assure you that we will generate sufficient operating cash flow in the future to pay our debt service requirements on the notes or that we will be able to obtain sufficient additional financing to meet our debt service requirements on terms acceptable to us, or at all.

WE CANNOT PREDICT WHETHER PAX TV WILL BE SUCCESSFUL.

     We launched PAX TV on August 31, 1998, and have a relatively limited history of operating PAX TV. The experiences of other new television networks during the past decade indicate that it requires a substantial period of time and the commitment of significant financial, managerial and other resources to gain market acceptance of a new television network by viewing audiences and advertisers to a sufficient degree that the new network can attain profitability. The network television industry has been dominated for many years by ABC, NBC and CBS, and only recently have additional broadcast networks entered the market. Although we believe that our approach is unique among broadcast television networks, in that we own and operate the stations reaching most of the television households reached by PAX TV, our business model is unproven. We cannot assure you that PAX TV will gain sufficient market acceptance to be profitable or otherwise be successful.

IF OUR TELEVISION PROGRAMMING DOES NOT ATTRACT SUFFICIENT NUMBERS OF VIEWERS IN DESIRABLE DEMOGRAPHIC GROUPS, OUR ADVERTISING REVENUE COULD DECREASE.

     Our success depends upon our ability to generate advertising revenues, which constitute substantially all of our operating revenues. Our ability to generate advertising revenues in turn largely depends upon our ability to provide programming which attracts sufficient numbers of viewers in desirable demographic groups to generate audience ratings that advertisers will find attractive. While PAX TV audience ratings and our advertising revenues generally have been increasing since the launch of PAX TV on August 31, 1998, we cannot assure you that our programming will attract sufficient targeted viewership or that, whether or not it achieves favorable ratings, we will be able to generate enough advertising revenues to achieve profitability. Our ratings depend partly upon unpredictable volatile factors beyond our control, such as viewer preferences, competing programming and the availability of other entertainment activities. A shift in viewer preferences could cause our programming not to gain popularity or to decline in popularity, which could adversely impact our advertising revenues. We may not be able to anticipate and react effectively to shifts in viewer tastes and interests in our markets or to generate sufficient demand and market acceptance for our programming. Further, we acquire rights to our syndicated programming under multi-year commitments, and it is difficult to accurately predict how a program will perform in relation to its cost. In some instances, we must replace programs before their costs have been fully amortized, resulting in write-offs that increase our operating costs. We cannot assure you that our programming costs will not increase to a degree which may materially adversely affect our operating results. In addition, we incur production, talent and other ancillary costs to produce original programs for PAX TV. We cannot assure you that our original programming will generate advertising revenues in excess of our programming costs.

OUR JOINT SALES AGREEMENTS MAY NOT IMPROVE THE OPERATIONS OF OUR TELEVISION STATIONS, AND THIS COULD MATERIALLY INCREASE OUR COSTS TO OPERATE THOSE STATIONS OR MATERIALLY REDUCE THE REVENUES WE RECEIVE FROM THOSE STATIONS.

     While we believe that each of our stations which operates under a JSA should experience an improvement in overall operating performance through a combination of improved revenues and operating cost reductions, we cannot assure you that we will realize any overall operating improvements. The achievement of operating improvements at our stations operating under JSAs depends to a substantial degree on the performance of our JSA partners, over which we have no control. In addition, if we elect to terminate a JSA in a particular market, we may incur significant costs to transfer the JSA to another broadcast television station operator or to resume operating the station ourselves.

IF ADVERTISERS HAVE TO PAY HIGHER RESIDUAL PAYMENTS TO THE MEMBERS OF THE ACTORS GUILDS THAT THEY USE IN SPOT ADVERTISEMENTS ON OUR NETWORK, ADVERTISERS MAY REDUCE OR DISCONTINUE THEIR ADVERTISING ON OUR NETWORK.

     Approximately 33% of our 2001 revenues were derived from network commercial spot advertisements aired on PAX TV. We believe substantially all of our network spot advertisements were produced by advertisers or their advertising agencies using performers who are members of the Screen Actors Guild and the American Federation of Television and Radio Artists. When commercials are aired on broadcast and cable television networks, the performers are entitled to residual payments from the advertisers, which are determined under collective bargaining agreements between the guilds and the advertising community. In the fall of 2000, after the expiration of the then effective guild agreements and a prolonged strike by performers, the guilds and the advertising community entered into new guild agreements. Under both the old guild agreements and the current guild agreements, the residual payments required to be paid by advertisers in connection with advertisements aired on cable networks are substantially lower than the residuals required to be paid in connection with advertising aired on broadcast networks. To date, we believe that a substantial portion of the network spot advertising time on PAX TV was purchased by advertisers under the assumption that the residual payment obligations the advertising community incurred in connection with airing these spots were to be calculated under the rates applicable to cable networks, not those applicable to other broadcast networks. Although the old guild agreements did not specify how residual payments were to be calculated for advertisements aired on PAX TV, the current guild agreements include provisions establishing residual rates that are applicable to network advertisements aired on PAX TV and that are substantially lower than the rates applicable to broadcast networks but still higher, in most circumstances, than the rates applicable to cable networks. As a result of this development, some advertisers have informed us that our network advertising spots are no longer as attractive as those of cable networks because of the relatively higher residual payments applicable to PAX TV under the current guild agreements. Because of these higher residual payments, some advertisers may be unwilling to purchase advertising time on PAX TV unless we lower our rates or otherwise provide financial compensation to them. We are unable to predict the magnitude of the effect of this development on our network spot advertising revenues.

NBC'S EXERCISE OF ITS RIGHTS TO EXERT SIGNIFICANT INFLUENCE UPON OUR OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     In September 1999, we entered into a series of agreements with NBC under which it invested $415 million in our company. The agreements with NBC provided, among other things, that we must obtain NBC's consent for:

     - approval of annual budgets;

     - expenditures materially in excess of budgeted amounts;

     - material acquisitions of programming;

     - material amendments to our certificate of incorporation or bylaws;

     - material asset sales or purchases, including, in some cases, sales of our television stations;

     - business combinations where we would not be the surviving corporation or as a result of which we would experience a change of control;

     - issuances or sales of any capital stock, with some exceptions;

     - stock splits or recombinations;

     - any increase in the size of our board of directors other than an increase resulting from provisions of our outstanding preferred stock of up to two additional directors; and

     - joint sales, joint services, time brokerage, local marketing or similar agreements as a result of which our stations with national household coverage of 20% or more would be subject to those agreements.

     As a result of our agreements with NBC, NBC is in a position to exert significant influence over our management and policies and to prevent us from taking actions which our management may otherwise desire to take. NBC may have interests that differ from those of our other stockholders and debtholders.

     In connection with its investment in us, NBC acquired rights to purchase more of our securities from us and the right, subject to various conditions, to purchase all of the shares of our Class B common stock owned by Mr. Paxson. The exercise of these rights would result in NBC acquiring control of our company.

THE OUTCOME OF OUR ARBITRATION PROCEEDING AGAINST NBC AND OUR FCC FILINGS WITH RESPECT TO NBC COULD ADVERSELY AFFECT OUR BUSINESS.

     In December 2001, we commenced a binding arbitration proceeding against NBC in which we asserted that NBC has breached its agreements with us and has breached its fiduciary duty to us and to our shareholders. We have asserted that NBC's proposed acquisition of the Telemundo Group violates the terms of the agreements governing the investment and partnership between us and NBC. We also made two filings with the FCC, one of which requests a declaratory ruling as to whether conduct by NBC, including NBC's influence and apparent control over certain members of our board of directors selected by NBC (all of whom have since resigned from our board), has caused NBC to have an attributable interest in us in violation of FCC rules or has infringed upon our rights as an FCC license holder. The second FCC filing seeks to deny FCC approval of NBC's acquisition of the Telemundo Group's television stations. In addition, in January 2002, we filed a petition to deny with the FCC arguing that NBC was ineligible under FCC regulations to acquire control of television station KNTV-TV, San Jose, California from Granite Broadcasting Corp. because of NBC's attributable interest in the Company.

     NBC's acquisition of the Telemundo Group's television stations would create serious additional regulatory obstacles to NBC's ability to acquire control of us. Should NBC complete its acquisition of the Telemundo Group, it is highly unlikely that NBC would be able to obtain regulatory approval of its acquisition of control of us without significant changes in FCC rules and our agreement to divest some of our most significant television station assets, which in turn could have a material adverse effect upon the value of our company. These factors may substantially reduce the likelihood of NBC acquiring more of our shares and control of our company. Should the FCC find that NBC has an attributable interest in our television stations, the FCC may require NBC to divest its investment in us, and NBC will have the right to demand that we redeem its investment and if we cannot do so within one year, NBC will be free to transfer its investment and its related rights to a third party selected by NBC in its discretion. The hearing in the arbitration proceeding is currently scheduled to occur in April 2002, and we expect the arbitrator to render a decision by the end of May 2002. We cannot provide assurance that the outcome of the proceeding will be favorable to us or that either of our FCC filings will be resolved favorably to us. Should the arbitration and FCC proceedings be protracted, our senior management will be required to divert significant time and attention to these proceedings and we may incur significant legal and other expenses, which could have a material adverse effect upon us. Further, we cannot predict the effect that the outcome of these proceedings will have upon our business.

     We have significant operating relationships with NBC which have been developed since NBC's investment in us in September 1999. NBC serves as our exclusive sales representative to sell most of our PAX TV network advertising and is the exclusive national sales representative for most of our stations. We have entered into JSAs with NBC owned or NBC affiliated stations with respect to 48 of our television stations. Each JSA typically provides for our JSA partner to serve as our exclusive sales representative to sell our local station advertising and for many of our station's operations to be integrated and co-located with those of the JSA partner. Should the outcome of our arbitration proceeding against NBC or our FCC filing seeking a declaratory ruling as to whether NBC has an attributable interest in our stations require the unwinding or termination of some or all of these operating relationships, or should NBC or the NBC affiliates elect not to renew the agreements under which these operating relationships have been implemented, we could be required to incur significant costs to resume performing the advertising sales and other operating functions currently performed by NBC and our JSA partners, including the expense of re-establishing office and studio facilities separate from those of the JSA partners, or to transfer performance of these functions to another broadcast television station operator. Our network and station revenues could also be adversely affected because of the disruption of our advertising sales efforts that could result from the unwinding of the JSAs. The unwinding or termination of some or all of our JSAs could have a materially adverse effect upon us.

WE MAY NOT BE ABLE TO REDEEM OUR SECURITIES HELD BY NBC WERE NBC TO DEMAND THAT WE DO SO AND THIS COULD HAVE ADVERSE CONSEQUENCES FOR US.

     NBC has the right, at any time that the FCC renders a final decision that NBC's investment in us is "attributable" to NBC (as that term is defined under applicable rules of the FCC), or for a period of 60 days beginning on September 15, 2002 and on each September 15 after 2002, to demand that we redeem, or arrange for a third party to acquire, any shares of our Series B preferred stock then held by NBC. In connection with the FCC filings described above under "Risk Factors -- The outcome of our arbitration proceeding against NBC and our FCC filings with respect to NBC could adversely affect our business", we have requested a declaratory ruling from the FCC as to whether NBC has an interest in us that is "attributable" to NBC. Our ability to effect any redemption is restricted by the terms of our outstanding debt and preferred stock. NBC also has the right to demand that we redeem any Series B preferred stock and Class A common stock issued upon conversion of the Series B preferred stock then held by NBC upon the occurrence of various events of default. Should we fail to effect a redemption within prescribed time periods, NBC generally will be permitted to transfer, without restriction, any of our securities acquired by it, its right to acquire Mr. Paxson's Class B common stock, the contractual rights described above, and its other rights under the related transaction agreements. Should we fail to effect a redemption triggered by an event of default on our part within 180 days after demand, NBC will have the right to exercise in full its existing warrants to purchase shares of our Class A common stock and its right to acquire Mr. Paxson's Class B common stock at reduced prices. If NBC does not exercise these rights, we will have another 30 day period to effect a redemption. If we then fail to effect a redemption, NBC may require us to conduct, at our option, a public sale or liquidation of our assets, after which time NBC will not be permitted to exercise its rights to acquire more of our securities.

     Should NBC exercise any of its redemption rights, we may not have sufficient funds to pay the redemption price for the securities to be redeemed and may not be able to identify another party willing to purchase those securities at the required redemption prices. If we are unable to complete a redemption, we will be unable to prevent NBC from transferring a controlling interest in our company to a third party selected by NBC in its discretion or, in the case of a default by us, requiring us to effect a public sale or liquidation of our assets. The occurrence of any of these events could have a material adverse effect upon us.

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

IF A DELAWARE COURT WERE TO CONCLUDE THAT WE HAD INCURRED DEBT UNDER OUR SENIOR CREDIT AGREEMENT IN VIOLATION OF THE TERMS OF OUR 13 1/4% EXCHANGEABLE PREFERRED STOCK AND OUR SERIES B PREFERRED STOCK, THE HOLDERS OF THOSE SHARES OF PREFERRED STOCK COULD ACQUIRE THE RIGHT TO ELECT AN AGGREGATE OF FOUR ADDITIONAL MEMBERS OF OUR BOARD OF DIRECTORS.

     The certificates of designation of our 13 1/4% exchangeable preferred stock and our Series B preferred stock (the "Certificates") restrict our ability to incur indebtedness. NBC has asserted that certain aspects of our senior credit facility entered into in July 2001 may have given us the ability to incur additional indebtedness in violation of the terms of the Certificate with respect to our Series B preferred stock held by NBC. NBC has not given us a formal notice of default. Further, we believe that NBC's assertion is incorrect and that the implementation of our senior credit facility and our borrowings thereunder are in compliance with all applicable covenants and restrictions, including those contained in the Certificate, and we have received the opinion of our legal counsel to that effect. Nevertheless, we cannot assure you that a Delaware court would reach the same conclusion. If a court were to conclude that we had incurred indebtedness in violation of the terms of the Certificate with respect to our Series B preferred stock, and we were not able to cure the violation, we would be required to increase the size of our board of directors by two members and the holder of the Series B preferred stock would have the sole right to elect directors to fill those vacancies (provided that NBC or any other such holder were permitted under FCC rules to elect members of our board of directors). Because the Certificate for our 13 1/4% exchangeable preferred stock contains substantially identical restrictions on our ability to incur indebtedness, the holders of our 13 1/4% exchangeable preferred stock could acquire the right to elect two additional directors to our board of directors in the same fashion. We cannot predict the effect that the addition of four directors elected by the holders of these series of preferred stock would have on the operations and prospects of our company.

WE COULD BE SUBJECT TO A MATERIAL TAX LIABILITY IF THE IRS SUCCESSFULLY CHALLENGES OUR POSITION REGARDING THE 1997 DISPOSITION OF OUR RADIO DIVISION.

     We structured the disposition of our radio division in 1997 in a manner that management believes will permit us to defer recognizing for income tax purposes up to approximately $333 million of gain (before deferred taxes). The IRS could, however, contest our position. Based on the advice of our legal counsel, our management believes that, were the IRS to challenge our tax position, it is more likely than not that we would prevail. Should the IRS successfully challenge our position on these matters, we could be subject to a material current tax liability. At December 31, 2001, we had net operating loss carryforwards of approximately $640 million.

WE ARE REQUIRED BY THE FCC TO ABANDON THE ANALOG BROADCAST SERVICE OF 24 OF OUR FULL POWER STATIONS OCCUPYING THE 700 MHZ SPECTRUM AND MAY SUFFER ADVERSE CONSEQUENCES IF WE ARE UNABLE TO SECURE ALTERNATIVE DISTRIBUTION ON REASONABLE TERMS.

     Twenty-four of our full power stations are licensed to broadcast by using either an analog or digital signal on channels 52-69, a portion of the frequency within the 700 MHz band of broadcast spectrum currently allocated to television broadcasters by the FCC. As part of the nationwide transition from analog to digital broadcasting, current FCC rules require that, after December 31, 2006, provided that 85% of television households in a television market are capable of receiving digital services, broadcasters give up their analog signal occupying the 700 MHz spectrum and broadcast only on their allotted digital frequency. In some cases broadcasters, including our company, have been given a digital channel allocation within the 700 MHz band of spectrum. We recently lobbied Congress and the FCC to delay enforcement of these rules to allow us to develop and implement strategies to vacate our 700 MHz spectrum and secure alternative distribution. The FCC, by order released September 17, 2001, authorized analog stations operating in the 700 MHz band to operate their analog signal on the channel assigned for digital service and to delay the institution of digital service until December 31, 2005, or later than December 31, 2005 if it can be demonstrated that less than 70% of the television households in the station's market area are capable of receiving digital broadcast signals. Broadcasters given a digital channel allocation within the 700 MHz band may forego the use of that channel for digital service until December 31, 2005, or later than December 31, 2005 if it can be demonstrated that less than 70% of the television households in the station's market are capable of receiving digital broadcast signals. We cannot predict when we will abandon, by private agreement or as required by law, the broadcast service of each of our 24 stations occupying the 700 MHz spectrum. We could suffer adverse consequences if we are unable to secure alternative simultaneous distribution of both the analog and digital signals of those stations on reasonable terms and conditions. We cannot now predict the impact, if any, on our business of the abandonment of our broadcast television service in the 700 MHz spectrum.

WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY DEVELOP OUR BROADCAST STATION GROUP'S DIGITAL TELEVISION PLATFORM.

     We have commenced construction of our digital broadcasting facilities and intend to explore the most effective use of digital broadcast technology for each of our stations. We cannot assure you, however, that we will derive commercial benefits from the development of our digital broadcasting capacity. Although we believe that proposed alternative and supplemental uses of our analog and digital spectrum will continue to grow in number, the viability and success of each proposed alternative or supplemental use of spectrum involves a number of contingencies and uncertainties. We cannot predict what future actions the FCC or Congress may take with respect to regulatory control of these activities or what effect these actions would have on us.

WE ARE DEPENDENT UPON OUR SENIOR MANAGEMENT TEAM AND KEY PERSONNEL AND THE LOSS OF ANY OF THEM COULD MATERIALLY AND ADVERSELY AFFECT US.

     Our business depends upon the efforts, abilities and expertise of our executive officers and other key employees, including Mr. Paxson and Jeffrey Sagansky, our Chief Executive Officer. We cannot assure you that we will be able to retain the services of any of our key executives. If any of these executive officers were to leave us, our operating results could be adversely affected.

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT.

     We compete for audience share and advertising revenues with other providers of television programming. Our PAX TV programming competes for audience share and advertising revenues with the programming offered by other broadcast and cable networks, and also competes for audience share and advertising revenues in our stations' respective market areas with the programming offered by non-network affiliated television stations. Our ability to compete successfully for audience share and advertising revenues depends upon the popularity of our programming with viewing audiences in demographic groups that advertisers desire to reach. Our ability to provide popular programming depends upon many factors, including our ability to correctly gauge audience tastes and accurately predict which programs will appeal to viewing audiences, to produce original programs and purchase the right to air syndicated programs at costs which are not excessive in relation to the advertising revenue generated by the programming, and to fund marketing and promotion of our programming to generate sufficient viewer interest. Many of our competitors have greater financial and operational resources than we do which may enable them to compete more effectively for audience share and advertising revenues. All of the existing television broadcast networks and most of the cable networks have been operating for a longer period than we have been operating PAX TV, and therefore have more experience in network television operations than we have which may enable them to compete more effectively.

     Our television stations also compete for audience share with other forms of entertainment programming, including home entertainment systems and direct broadcast satellite video distribution services which transmit programming directly to homes equipped with special receiving antennas and tuners. Further advances in technology may increase competition for household audiences. Our stations also compete for advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. We cannot assure you that our stations will be able to compete successfully for audience share or that we will be able to obtain or maintain significant advertising revenue.

     The television broadcasting industry faces continual technological change and innovation, the possible rise in popularity of competing entertainment and communications media, and governmental restrictions or actions of federal regulatory bodies, including the FCC and the Federal Trade Commission, any of which could have a material effect on our operations.

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

RISKS RELATING TO OUR INDUSTRY

OUR TELEVISION STATIONS COULD BE ADVERSELY AFFECTED BY CHANGES IN THE TELEVISION BROADCASTING INDUSTRY OR A RECESSION IN THE BROADER U.S. ECONOMY.

     The profitability of our television stations is subject to various factors that influence the television broadcasting industry as a whole, including:

     - changes in audience tastes;

     - changes in priorities of advertisers;

     - new laws and governmental regulations and policies;

     - changes in broadcast technical requirements;

     - technological changes;

     - proposals to eliminate the tax deductibility of expenses incurred by advertisers;

     - changes in the law governing advertising by candidates for political office; and

     - changes in the willingness of financial institutions and other lenders to finance television station acquisitions and operations.

     We cannot predict which, if any, of these or other factors might have a significant impact on the television broadcasting industry in the future, nor can we predict what impact, if any, the occurrence of these or other events might have on our operations. Generally, advertising expenditures tend to decline during economic recession or downturn. Consequently, our revenues are likely to be adversely affected by a recession or downturn in the U.S. economy or other events or circumstances that adversely affect advertising activity. Our operating results in individual geographic markets also could be adversely affected by local regional economic downturns. Seasonal revenue fluctuations are common in the television broadcasting industry and result primarily from fluctuations in advertising expenditures by local retailers.

OUR BUSINESS IS SUBJECT TO EXTENSIVE AND CHANGING REGULATION THAT COULD INCREASE OUR COSTS, EXPOSE US TO GREATER COMPETITION, OR OTHERWISE ADVERSELY AFFECT THE OWNERSHIP AND OPERATION OF OUR STATIONS OR OUR BUSINESS STRATEGIES.

     Our television operations are subject to significant regulation by the FCC under the Communications Act of 1934. A television station may not operate without the authorization of the FCC. Approval of the FCC is required for the issuance, renewal and transfer of station operating licenses. In particular, our business depends upon our ability to continue to hold television broadcasting licenses from the FCC. FCC licenses generally have a term of eight years. Our station licenses are subject to renewal at various times between 2004 and 2007. Third parties may challenge our license renewal applications. Although we have no reason to believe that our licenses will not be renewed in the ordinary course, we cannot assure you that our licenses or the licenses owned by the owner-operators of the stations with which we have JSAs will be renewed. The non-renewal or revocation of one or more of our primary FCC licenses could have a material adverse effect on our operations.

     The Communications Act of 1934 empowers the FCC to regulate other aspects of our business, in addition to imposing licensing requirements. For example, the FCC has the authority to:

     - determine the frequencies, location and power of our broadcast stations,

     - regulate the equipment used by our stations,

     - adopt and implement regulations and policies concerning the ownership and operation of our television stations, and

     - impose penalties on us for violations of the Communications Act of 1934 or FCC regulations.

     Our failure to observe FCC or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures or the revocation of a license.

     Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations, and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation and ownership of our broadcast properties. Relaxation and proposed relaxation of existing cable ownership rules and broadcast multiple ownership and cross-ownership rules and policies by the FCC and other changes in the FCC's rules following passage of the Telecommunications Act of 1996 have affected and may continue to affect the competitive landscape in ways that could increase the competition we face, including competition from larger media, entertainment and telecommunications companies, which may have greater access to capital and resources. We are unable to predict the impact that any such laws, regulations or policies may have on our operations.

WE BELIEVE THAT THE SUCCESS OF OUR TELEVISION OPERATIONS DEPENDS TO A SIGNIFICANT EXTENT UPON ACCESS TO HOUSEHOLDS SERVED BY CABLE TELEVISION SYSTEMS. IF THE LAW REQUIRING CABLE SYSTEM OPERATORS TO CARRY OUR SIGNAL WERE TO CHANGE, WE MIGHT LOSE ACCESS TO CABLE TELEVISION HOUSEHOLDS, WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

     Under the 1992 Cable Act, each broadcast station is required to elect, every three years, to either require cable television system operators in their local market to carry their signals, which we refer to as "must carry" rights, or to prohibit cable carriage or condition it upon payment of a fee or other consideration. By electing the "must carry" rights, a broadcaster can demand carriage on a specified channel on cable systems within its market. These "must carry" rights are not absolute, and under some circumstances, a cable system may decline to carry a given station. Our television stations elected "must carry" on local cable systems for the three year election period which commenced January 1, 2000. The required election date for the next three year election period commencing January 1, 2003 will be October 1, 2002. If the law were changed to eliminate or materially alter "must carry" rights, our business could be adversely affected.

     The FCC is developing rules to govern the obligations of cable television systems to carry local television stations during and following the transition from analog to digital television broadcasting. The FCC tentatively concluded that a television broadcast station would not be entitled to mandatory carriage of both the station's analog signal and its digital signal, and would not be entitled to mandatory carriage of its digital signal unless it first gives up its analog signal. Furthermore, the FCC tentatively concluded that a broadcaster with multiple digital programming streams would be required to designate the primary video stream eligible for mandatory carriage. If the FCC maintains its current position, mandatory carriage rights for digital signals would be accorded only to those television stations operating solely with a digital signal. Broadcasters operating with both analog and digital signals nevertheless could negotiate with cable television systems for carriage of their digital signal. We cannot predict what final rules the FCC ultimately will adopt or what effect those rules will have on our business.

IF A COURT WERE TO DETERMINE THAT RECENTLY ENACTED FEDERAL LEGISLATION REQUIRING SATELLITE TELEVISION SERVICE PROVIDERS TO CARRY BROADCAST TELEVISION SIGNALS IS UNCONSTITUTIONAL, OUR RIGHTS TO HAVE OUR TELEVISION BROADCAST SIGNALS CARRIED ON SATELLITE SERVICE PROVIDERS COULD BE ADVERSELY AFFECTED.

     Under recently enacted federal law, satellite television providers have an obligation to deliver local broadcast signals to customers residing in a broadcast television station's local market. Satellite carriers must obtain consent from the broadcast television station before carrying its signal, and television stations must negotiate for retransmission consent in good faith. A satellite carrier delivering the signal of any local television station is required to carry all stations licensed in the carried station's local market. To implement this law, the FCC recently adopted rules similar to the "must carry" obligations that apply to cable television systems. Under the new rules, stations may elect either mandatory carriage or negotiate for retransmission consent. Two satellite television providers and a satellite broadcasting trade association have instituted litigation challenging the constitutionality of the statutory satellite "must carry" requirements. In June 2001 a federal district court upheld the constitutionality of the federal law, and in December 2001 a federal appellate court affirmed the district court's ruling. The proponents of this litigation have petitioned the U.S. Supreme Court for review of this decision. Our PAX TV signal currently is carried on satellite systems under agreements we negotiated with the satellite television providers, which allow the satellite provider to sell and retain the advertising revenues from a portion of the non-network advertising time during PAX TV programming hours. We cannot predict the final outcome of the litigation challenging the constitutionality of satellite "must carry" requirements or the effect, if any, that the failure to implement satellite "must carry" would have on our business.

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

RISKS RELATING TO GENERAL ECONOMIC CONDITIONS AND EXTRAORDINARY EVENTS

WE MAY BE ADVERSELY AFFECTED BY A GENERAL DETERIORATION IN ECONOMIC CONDITIONS.

     The risks associated with our business become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in television advertising. A decline in the level of business activity of our advertisers could have an adverse effect on our revenues and profit margins. Because of the recent economic slowdown in the United States, many advertisers are reducing advertising expenditures. The impact of this slowdown on our business is difficult to predict, but it may result in further reductions in purchases of advertising. If the current economic slowdown continues or worsens, our results of operations may be adversely affected.

THE OCCURRENCE OF EXTRAORDINARY EVENTS, SUCH AS THE ATTACKS ON THE WORLD TRADE CENTER AND THE PENTAGON, MAY SUBSTANTIALLY DECREASE THE USE OF AND DEMAND FOR ADVERTISING, WHICH MAY DECREASE OUR REVENUES.

     On September 11, 2001, terrorists attacked the World Trade Center in New York City and the Pentagon outside of Washington, D.C. In addition to the tragic loss of life and suffering occasioned by these attacks, there has been infrastructure damage and a nationwide disruption of commercial and leisure activities. Following the terrorist attacks, the already weak advertising market worsened, resulting in lower advertising sales revenues for television network and cable programming businesses nationwide. The occurrence of future terrorist attacks cannot be predicted, and their occurrence can be expected to further negatively affect the United States economy generally, and specifically the market for television advertising.

RISKS RELATING TO THE NOTES

OUR SUBSTANTIAL INDEBTEDNESS AND PREFERRED STOCK COULD IMPAIR OUR FINANCIAL CONDITION AND OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER OUR INDEBTEDNESS AND PREFERRED STOCK.

     We have substantial debt and redeemable preferred stock. As of December 31, 2001 we had total indebtedness of $529.2 million and redeemable preferred stock with an aggregate liquidation preference of approximately $1,195.8 million ($1,090.2 million of which is exchangeable, subject to certain restrictions, into subordinated indebtedness ranking equally with the notes). After giving effect to the Refinancing, as of December 31, 2001 we would have had total indebtedness of $837.5 million and redeemable preferred stock with an aggregate liquidation preference of approximately $912.6 million ($807.0 million of which is exchangeable, subject to certain restrictions, into subordinated indebtedness ranking equally with the notes). Our interest expense was $50.3 million for the year ended December 31, 1999, $48.0 million for the year ended December 31, 2000 and $49.7 million for the year ended December 31, 2001. Subject to the restrictions contained in the indenture governing the notes and the restrictions in the agreement governing the senior credit facility, the indenture governing the 10 3/4% notes, the terms of our existing preferred stock and the indentures governing the indebtedness for which the preferred stock may be exchanged, we may incur additional indebtedness. The level of our indebtedness and redeemable preferred stock could have important consequences to us and you.

     For example, our substantial indebtedness and redeemable preferred stock could:

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and preferred stock, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate requirements;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have proportionately less debt and preferred stock;

     - make it more difficult for us to borrow money for working capital, capital expenditures, acquisitions or other purposes; and

     - expose us to the risk of increased interest rates with respect to that portion of our debt which has a variable rate of interest.

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

     If we are unable to meet our indebtedness and preferred stock obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

THE TERMS OF OUR INDEBTEDNESS AND OUR PREFERRED STOCK IMPOSE SIGNIFICANT RESTRICTIONS ON OUR BUSINESS.

     The indenture governing the notes, the agreement governing our senior credit facility, the indenture governing the 10 3/4% notes and the terms of our existing preferred stock and the indentures governing the indebtedness for which the preferred stock may be exchanged contain various covenants that limit our ability to:

     - incur additional debt;

     - engage in transactions with affiliates;

     - incur liens;

     - make restricted payments, including dividends;

     - enter into business combinations and asset sale transactions; and

     - make investments.

     These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our senior credit facility also requires us to maintain specified financial ratios. We cannot assure you that we will be able to meet these financial ratios or covenants or that we will be able to obtain waivers from the lenders under the senior credit facility if we are unable to meet these ratios or covenants. Our ability to meet these covenants and financial ratios in the future can be affected by events beyond our control, such as general economic conditions. Our failure to observe any covenants or maintain any applicable financial ratios and to obtain waivers from the lenders would prevent us from borrowing additional amounts under the senior credit facility and could result in a default under that facility, which could cause the indebtedness outstanding under the facility, and by reason of cross-default provisions, the notes and any other indebtedness we may then have, to become immediately due and payable. If we were unable to repay those amounts, the lenders under the senior credit facility could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral granted to them to secure that indebtedness. If the lenders under the senior credit facility were to accelerate the repayment of outstanding borrowings, we might not have sufficient assets to repay our indebtedness, including the notes.

WE DEPEND UPON OUR SUBSIDIARIES' CASH FLOW TO MEET OUR OBLIGATIONS, AND THEREFORE OUR ABILITY TO PAY INTEREST AND PRINCIPAL ON THE NOTES MAY BE ADVERSELY AFFECTED BY RESTRICTIONS THAT APPLY TO OUR SUBSIDIARIES UNDER THE TERMS OF THEIR INDEBTEDNESS.

     Our operations are conducted through our direct and indirect wholly-owned subsidiaries, which will guarantee the notes, jointly and severally, on a senior subordinated unsecured basis. We do not have significant assets other than our equity in our subsidiaries, and we depend upon the cash flow of our subsidiaries to meet our own obligations. Accordingly, our ability to make interest and principal payments when due to holders of the notes and our ability to purchase the notes upon a change of control depend upon the receipt of sufficient funds from our subsidiaries, which may be restricted by the terms of their senior indebtedness. As a result, the notes and the subsidiary guarantees effectively are subordinated to all existing and future senior indebtedness and other liabilities and commitments of the guarantors.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES AND UNDER THE SUBSIDIARY GUARANTEES IS JUNIOR TO OUR SENIOR DEBT AND THAT OF THE SUBSIDIARY GUARANTORS.

     The notes are junior in right of payment to all of our existing and future senior debt, including obligations under our senior credit facility. Each guarantee of the notes is subordinate to all existing and future senior debt of the respective guarantors, including the guarantors' obligations under the senior credit facility. In the event of our bankruptcy, liquidation or reorganization, or the bankruptcy, liquidation or reorganization of a guarantor, our assets, or the assets of the guarantor, will be available to pay obligations on the notes or under the applicable guarantee only after all senior debt has been paid in full, and then such payments will be made only on a pro rata basis with payments made to holders of our other subordinated debt, including holders of the 10 3/4% notes, and we cannot assure you that we or the guarantors will have sufficient assets to pay amounts due on the notes. The lenders under our senior credit facility have a first priority security interest covering substantially all of our assets and the assets of the guarantors. The subordination provisions of the indenture governing the notes also provide that we can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt. See "Description of Notes -- Ranking" for additional information. As of December 31, 2001, after giving effect to the Refinancing, we would have had senior debt in an aggregate principal amount of approximately $329.2 million (excluding unused commitments of $30.0 million under our senior credit facility) and the guarantors would have guarantees with respect to senior debt in an aggregate principal amount of $269.5 million (excluding unused commitments of $30.0 million under our senior credit facility, and consisting entirely of guarantees of a portion of our borrowings under our senior credit facility). We may incur additional debt from time to time, subject to certain restrictions, some or all of which may be senior debt.

WE MAY BE UNABLE TO REPURCHASE THE NOTES IF WE EXPERIENCE A CHANGE OF CONTROL.

     If we were to experience a change of control, the indenture governing the notes requires us to offer to purchase all of the outstanding notes at a price equal to 101% of their principal amount, plus accrued interest, or 101% of their accreted value, as the case may be. Our senior credit facility restricts our ability to repurchase notes, including the repurchase of notes under a change of control offer. Our failure to repay holders tendering notes upon a change of control will result in an event of default under the notes. A change of control, or an event of default under the notes, may also result in an event of default under our senior credit facility and the indenture governing the 10 3/4% notes, which may result in the acceleration of the indebtedness under that facility and that indenture requiring us to repay that indebtedness immediately. Further, the terms of our 10 3/4% notes and our outstanding preferred stock require us to offer to purchase all of the notes and preferred shares then outstanding at 101% of the principal amount thereof, in the case of the 10 3/4% notes, plus accrued interest, and 101% or 10 0% (as applicable) of the then effective liquidation preference of those preferred shares, plus accumulated and unpaid dividends. The indentures governing the debentures for which most of the preferred stock may be exchanged have similar change of control provisions. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding under the new credit facility or to purchase the notes or any other securities which we would be required to offer to purchase. We expect that we would require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all.

A COURT MAY VOID THE GUARANTEES OF THE NOTES OR SUBORDINATE THE GUARANTEES TO OTHER OBLIGATIONS OF THE SUBSIDIARY GUARANTORS.

     Although standards may vary depending on the applicable law, generally under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the notes incurred the debt evidenced by its guarantee of the notes, the guarantor:

     either:

     - was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

     - was engaged or about to engage in a business or transaction for which that guarantor's remaining assets constituted unreasonably small capital;

     - was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment were unsatisfied; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

     and

     - that guarantor received less than reasonable equivalent value or fair consideration for the incurrence of its guarantee; or

     - incurred the guarantee or made related distributions or payments with the intent of hindering, delaying or defrauding creditors,

there is a risk that the guarantee of that guarantor could be voided by the court, or claims by holders of the notes under the guarantee could be subordinated to other debts of that guarantor. In addition, any payment by the guarantor under its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the notes would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets at a fair valuation; or

     - the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

THERE IS NO PUBLIC TRADING MARKET FOR THE NOTES.

     The notes are a new issue of securities for which there is currently no established trading market. We do not intend to have the notes listed on a national securities exchange, although we expect that they will be eligible for trading in the PORTAL market. In addition, although the initial purchasers of the notes have advised us that they currently intend to make a market in the notes, they are not obligated to do so, and may discontinue market making activities at any time without notice. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. We cannot assure you as to the liquidity of the market for the notes or the prices at which you may be able to sell the notes.

     In addition, any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

YOU WILL BE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT WITH RESPECT TO THE NOTES IN GROSS INCOME FOR U.S. FEDERAL INCOME TAX PURPOSES EVEN IF WE DO NOT PAY CASH INTEREST.

     The original notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes before January 15, 2006, and there will be no periodic payments of cash interest on the notes before January 15, 2006, original issue discount (the difference between the stated redemption price at maturity and the issue price of the notes) will accrue from the issue date of the original notes. Consequently, holders of the notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the notes) and the issue price of the notes. See "Important U.S. Federal Income Tax Considerations."

     If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the notes, the claim of a holder of the notes may be limited to an amount equal to the sum of (1) the initial offering price and (2) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." To the extent that the Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of notes may realize taxable gain or loss on payment of such holder's claim in bankruptcy.

YOUR ORIGINAL NOTES WILL NOT BE ACCEPTED FOR EXCHANGE IF YOU FAIL TO FOLLOW THE EXCHANGE OFFER PROCEDURES.

     We will issue new notes under this exchange offer only after a timely receipt of your original notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, Letter of Transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange.

IF YOU DO NOT EXCHANGE YOUR ORIGINAL NOTES, YOUR ORIGINAL NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING TRANSFER RESTRICTIONS AND YOU MAY BE UNABLE TO SELL YOUR ORIGINAL NOTES.

     We did not register the original notes, nor do we intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your original notes, you will lose your right to have your original notes registered under the federal securities laws. As a result, if you hold original notes after the exchange offer, you may be unable to sell your original notes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 2001.

                                              YEAR ENDED DECEMBER 31,
                              --------------------------------------------------------
                                1997       1998        1999        2000        2001
                              --------   ---------   ---------   ---------   ---------
                                                   (IN THOUSANDS)
Ratio of earnings to fixed
  charges...................        --          --          --          --          --
Deficiency in earnings to
  cover fixed charges.......  $(57,953)  $(113,586)  $(215,369)  $(177,866)  $(193,759)

     For purposes of the ratios of earnings to fixed charges, earnings are defined as income (loss) from continuing operations before income taxes, extraordinary item and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the component of operating lease expense which we believe represents an appropriate interest factor. A statement setting forth the computation of the ratio of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this prospectus is a part.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes contemplated in this prospectus, we will receive original notes in like principal amount at maturity, the form and terms of which are the same as the form and terms of the new notes, except as otherwise described in this prospectus. The original notes surrendered in exchange for new notes will be retired and canceled.

     Accordingly, no additional debt will result from the exchange. We have agreed to bear the expenses of the exchange offer. The indebtedness under our 12 1/2% exchange debentures due 2006 that were issued in exchange for outstanding shares of our 12 1/2% exchangeable preferred stock, which exchange debentures were redeemed in connection with the Refinancing, would have matured on October 31, 2006 and bore interest at a fixed rate of 12 1/2%.

                                 CAPITALIZATION

     The following table sets forth (1) our audited capitalization as of December 31, 2001 on a historical basis and (2) our unaudited capitalization as of December 31, 2001 as adjusted to give effect to the Refinancing as if these events had occurred on December 31, 2001. This table should be read in conjunction with the information contained in our consolidated financial statements and the notes appearing elsewhere in this prospectus.

                                                                AT DECEMBER 31, 2001
                                                            ----------------------------
                                                              ACTUAL      AS ADJUSTED(1)
                                                            -----------   --------------
                                                                   (IN THOUSANDS)
Revolving facility........................................  $    25,000    $    25,000
Term A facility...........................................       20,000         20,000
Term B facility...........................................      283,575        283,575
10 3/4% Notes.............................................      200,000        200,000
12 1/4% Senior Subordinated Discount Notes(1).............           --        308,338
Other long-term debt......................................          605            605
                                                            -----------    -----------
Total debt................................................      529,180        837,518
                                                            -----------    -----------
12 1/2% exchangeable preferred stock......................      279,890             --
13 1/4% exchangeable preferred stock......................      310,068        310,068
Series A convertible preferred stock......................      103,140        103,140
Series B convertible preferred stock......................      471,062        471,062
                                                            -----------    -----------
          Total redeemable preferred stock................    1,164,160        884,270
                                                            -----------    -----------
          Total debt and redeemable preferred stock.......    1,693,340      1,721,788
                                                            -----------    -----------
Class A common stock......................................           56             56
Class B common stock......................................            8              8
Common stock warrants and call option.....................       68,384         68,384
Stock subscription notes receivable.......................       (1,088)        (1,088)
Additional paid-in capital................................      512,194        512,194
Deferred stock option compensation........................       (6,537)        (6,537)
Accumulated other comprehensive loss......................       (1,350)        (1,350)
Accumulated deficit.......................................   (1,109,710)    (1,128,470)
                                                            -----------    -----------
          Total stockholders' deficit.....................     (538,043)      (556,803)
                                                            -----------    -----------
          Total capitalization............................  $ 1,155,297    $ 1,164,985
                                                            ===========    ===========

---------------

(1) The notes are reflected above at a discount to their aggregate principal amounts at maturity. The notes will accrete at a rate of 12 1/4% per year to an aggregate principal amount of $496,263,000 by January 15, 2006. Thereafter, the notes will accrue cash interest at a rate of 12 1/4% per year.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table sets forth our consolidated financial data as of and for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 and as adjusted at December 31, 2001. The data as of and for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 has been derived from our audited consolidated financial statements. The audited consolidated financial statements for the years ended December 31, 1999, 2000 and 2001 are included elsewhere in this prospectus. This financial data should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated audited financial statements, including the related notes.

                                                                YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------------
                                                 1997        1998        1999        2000        2001
                                               ---------   ---------   ---------   ---------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.....................................  $  88,421   $ 134,196   $ 248,362   $ 315,936   $ 308,806
Less: agency commissions.....................    (10,537)    (16,908)    (34,182)    (44,044)    (43,480)
                                               ---------   ---------   ---------   ---------   ---------
Net revenues.................................     77,884     117,288     214,180     271,892     265,326
Expenses:
  Programming and broadcast operations.......     13,289      26,717      33,139      38,633      42,457
  Program rights amortization................        704      31,422      91,799     100,324      84,808
  Selling, general and administrative........     33,751     118,559     135,063     137,804     120,000
  Time brokerage and affiliation fees........     16,961      15,699      14,257       5,259       3,621
  Stock-based compensation(1)................      3,370      10,413      16,814      13,866      10,161
  Compensation associated with Paxson Radio
    asset sales(2)...........................      9,700          --          --          --          --
  Adjustment of programming to net realizable
    value....................................         --          --      70,499      24,400      66,992
  Restructuring charge related to Joint Sales
    Agreements...............................         --          --          --       5,760      (1,229)
  Depreciation and amortization..............     22,044      50,009      77,860      96,881      96,248
                                               ---------   ---------   ---------   ---------   ---------
    Total operating expenses.................     99,819     252,819     439,431     422,927     423,058
                                               ---------   ---------   ---------   ---------   ---------
Operating loss...............................    (21,935)   (135,531)   (225,251)   (151,035)   (157,732)
Other income (expense):
  Interest expense...........................    (37,728)    (41,906)    (50,286)    (47,973)    (49,722)
  Interest income............................      9,495      14,992       8,570      14,022       4,538
  Other expenses, net........................     (5,722)     (2,744)     (7,855)     (4,426)     (4,049)
  Gains on modification of program rights
    obligations..............................         --          --          --      10,221         932
  Gains on sale of Travel Channel and other
    broadcast assets.........................         --      51,603      59,453       1,325      12,274
  Equity in loss of unconsolidated
    investment...............................     (2,493)    (13,273)     (2,260)       (539)         --
                                               ---------   ---------   ---------   ---------   ---------
Loss from continuing operations before income
  taxes and extraordinary item...............    (58,383)   (126,859)   (217,629)   (178,405)   (193,759)
Income tax benefit (provision)...............     21,879      37,389      57,257        (120)       (120)
                                               ---------   ---------   ---------   ---------   ---------
Loss from continuing operations before
  extraordinary item.........................    (36,504)    (89,470)   (160,372)   (178,525)   (193,879)
Gain on disposal of discontinued operations,
  net of applicable income taxes(3)..........    251,193       1,182          --          --          --
                                               ---------   ---------   ---------   ---------   ---------
Loss before extraordinary item...............    214,689     (88,288)   (160,372)   (178,525)   (193,879)
Extraordinary item(4)........................         --          --          --          --      (9,903)
                                               ---------   ---------   ---------   ---------   ---------
Net loss.....................................    214,689     (88,288)   (160,372)   (178,525)   (203,782)
Dividends, accretion and beneficial
  conversion feature on preferred stock(5)...    (26,277)    (49,667)   (154,207)   (212,804)   (146,656)
                                               ---------   ---------   ---------   ---------   ---------
Net income (loss) available to common
  stockholders...............................  $ 188,412   $(137,955)  $(314,579)  $(391,329)  $(350,438)
                                               =========   =========   =========   =========   =========
Basic and diluted earnings (loss) per
  share(6):
  Continuing operations......................  $   (1.17)  $   (2.31)  $   (5.10)  $   (6.16)  $   (5.28)
  Discontinued operations....................       4.67        0.02          --          --          --
  Extraordinary item.........................         --          --          --          --       (0.15)
  Net income (loss)..........................       3.50       (2.29)      (5.10)      (6.16)      (5.43)
  Weighted average shares
    outstanding -- basic and diluted.........     53,808      60,360      61,738      63,515      64,509

                                                                YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------------
                                                 1997        1998        1999        2000        2001
                                               ---------   ---------   ---------   ---------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA:
Cash flows used in operating activities......  $ (76,041)  $(150,580)  $(181,808)  $ (76,036)  $ (60,772)
Cash flows (used in) provided by investing
  activities.................................    (21,772)   (168,486)   (160,508)    (12,784)     48,477
Cash flows provided by financing
  activities.................................    118,705     285,865     418,065      14,994      44,790
Adjusted EBITDA(7)...........................     30,140     (59,410)    (45,821)     (4,869)     18,061
Program rights payments and deposits.........     37,485      62,076     125,916     128,288     130,566
Payments for cable distribution rights.......         --      19,905      30,713      10,727      14,418
Capital expenditures.........................     44,474      82,922      34,609      25,110      35,213
Ratio of earnings to fixed charges(8)........         --          --          --          --          --
Deficiency in earnings to cover fixed
  charges(8).................................    (57,953)   (113,586)   (215,369)   (177,866)   (193,759)
Ratio of earnings to combined fixed charges
  and preferred stock dividends(8)...........         --          --          --          --          --
Deficiency in earnings to cover combined
  fixed charges and preferred stock
  dividends(8)...............................    (84,230)   (163,253)   (369,576)   (390,670)   (340,415)

                                                  AT DECEMBER 31,                           AT DECEMBER 31, 2001
                           --------------------------------------------------------------   --------------------
                              1997         1998         1999         2000         2001         AS ADJUSTED(9)
                           ----------   ----------   ----------   ----------   ----------   --------------------
                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Working capital..........  $   86,944   $    1,807   $  237,855   $   74,298   $   57,888        $   57,888
Total assets.............   1,057,113    1,542,786    1,690,087    1,526,047    1,383,675         1,393,363
Total debt...............     350,754      373,998      388,421      405,476      529,180           837,518
Mandatorily redeemable
  preferred stock........     210,987      521,401      949,807    1,080,389    1,164,160           884,270
Total stockholders'
  equity (deficit).......     367,744      247,673       96,721     (199,789)    (538,043)         (556,803)

---------------

(1) Stock-based compensation represents a non-cash charge associated with the granting of stock options to employees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Bonuses paid to certain members of our management team in connection with their efforts in assimilating, operating and arranging for the sale of our radio stations and properties in 1997.

(3) Includes gains on the 1997 disposal of our former Network-Affiliated Television and Paxson Radio segments of $254.7 million in 1997 and $1.2 million in 1998, net of applicable income taxes.

(4) Extraordinary charge related to early extinguishment of debt in connection with our July 2001 refinancing.

(5) Dividends, accretion and beneficial conversion feature on preferred stock include non-cash dividends, accretion and the beneficial conversion feature on our mandatorily redeemable securities of $26.3 million in 1997, $49.7 million in 1998, $154.0 million in 1999, $205.7 million in 2000 and $142.9 million in 2001.

(6) Because of losses from continuing operations, the effect of stock options and warrants is antidilutive. Accordingly, our presentation of diluted earnings per share is the same as that of basic earnings per share.

(7) "Adjusted EBITDA" is defined as operating loss plus depreciation, amortization, stock-based compensation, programming net realizable value adjustments, restructuring and other one-time charges, and time brokerage and affiliation fees. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. Management believes the presentation of adjusted EBITDA is relevant and useful because adjusted EBITDA is a measurement industry analysts utilize when evaluating our operating performance. We also believe adjusted EBITDA enhances an investor's understanding of our financial condition, results of operations and cash flows because it measures our operating performance and cash flows, exclusive of interest and other non-operating and non-recurring items as well as non-cash charges for depreciation, amortization and stock compensation. In evaluating adjusted EBITDA, investors should consider various factors including its relationship to our reported operating losses and cash flows from operating activities. We believe our adjusted EBITDA trends reflect year over year improvements in our operating performance and cash flows since launching the PAX TV network. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and could be misleading unless all companies and analysts calculate such measures in the same manner. The funds depicted by adjusted EBITDA are not available for our discretionary use because of other commitments including but not limited to debt service under our debt facilities.

(8) For purposes of this calculation, earnings are defined as net income (loss) from continuing operations before income taxes, extraordinary item and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the component of operating lease expense which we believe represents an appropriate interest factor.

(9) As adjusted to give effect to the Refinancing.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     We are a network television broadcasting company which owns and operates the largest broadcast television station group in the U.S., as measured by the number of television households in the markets our stations serve. We currently own and operate 65 broadcast television stations (including three stations we operate under time brokerage agreements), which reach all of the top 20 U.S. markets and 41 of the top 50 U.S. markets. We operate PAX TV, a network that provides family entertainment programming seven days per week and reaches approximately 85% of prime time television households in the U.S. through our broadcast television station group, and under distribution arrangements with cable and satellite distribution systems and our affiliates.

     We were founded in 1991 by Mr. Paxson, who remains our Chairman and controlling stockholder. We began by purchasing radio and television stations, and grew to become Florida's largest radio station group, while also owning two network-affiliated television stations and other television stations that carried principally infomercials and other paid programming. In 1997, we sold our radio station group and our network-affiliated television stations to concentrate on building our owned and operated television station group. We used the proceeds from the sale of our radio station group and network-affiliated television stations to acquire television stations and build the PAX TV network. Since commencing our television operations in 1994, we have established the largest owned and operated broadcast television station group in the U.S., as measured by the number of television households in the markets our stations serve. We launched PAX TV on August 31, 1998, and are now in our fourth network programming season.

     In September 1999, NBC invested $415 million in our company. We have also entered into a number of agreements with NBC that are intended to strengthen our business. Under these agreements, NBC sells our network spot advertising and performs our network research and sales marketing functions. We have also entered into JSAs with NBC with respect to all of our stations serving markets also served by an NBC owned and operated station, and with many independently owned NBC affiliated stations serving markets also served by our stations. During the year ended December 31, 2001, we paid or accrued amounts due to NBC totaling approximately $19.1 million for commission compensation and cost reimbursements incurred under our agreements with NBC.

     In December 2001, we commenced a binding arbitration proceeding against NBC in which we asserted that NBC has breached its agreements with us and has breached its fiduciary duty to us and to our shareholders. We also made two filings with the FCC, one of which requests a declaratory ruling as to whether conduct by NBC, including NBC's influence and apparent control over certain members of our board of directors selected by NBC (all of whom have since resigned from our board), has caused NBC to have an attributable interest in us in violation of FCC rules or has infringed upon our rights as an FCC license holder. The second FCC filing seeks to deny FCC approval of NBC's acquisition of the Telemundo Group's television stations. The hearing in the arbitration proceeding is currently scheduled to occur in April 2002, and we expect the arbitrator to render a decision by the end of May 2002. Should the outcome of our arbitration proceeding against NBC or our FCC filing seeking a declaratory ruling as to whether NBC has an attributable interest in our stations require the unwinding or termination of some or all of these operating relationships, or should NBC or the NBC affiliates elect not to renew the agreements under which these operating relationships have been implemented, we could be required to incur significant costs to resume performing the advertising sales and other operating functions currently performed by NBC and our JSA partners or to transfer performance of these functions to another broadcast television station operator, which could have a material adverse effect upon us.

     We derive our revenues from the sale of network spot advertising time, network long form paid programming and station advertising:

     - Network spot advertising revenue. We sell commercial air time to advertisers who want to reach the entire nationwide PAX TV viewing audience with a single advertisement. Most of our network advertising is sold under advance, or "upfront," commitments to purchase advertising time, which are obtained before the beginning of our PAX TV programming season. Network advertising rates are significantly affected by audience ratings and our ability to reach audience demographics that are desirable to advertisers. Higher ratings generally will enable us to charge higher rates to advertisers. We pay commissions of up to 15% of gross revenue to advertising agencies for network advertising. Our network advertising sales represented approximately 33% of our revenue during the year ended December 31, 2001.

     - Network long form paid programming. We sell air time for long form paid programming, consisting primarily of infomercials, during broadcasting hours when we are not airing PAX TV. We pay commissions of up to 15% of gross revenue to advertising agencies for long form paid programming. Our network long form paid programming represented approximately 33% of our revenue during the year ended December 31, 2001.

     - Station advertising revenue. We sell commercial air time to advertisers who want to reach the viewing audience in specific geographic markets in which our stations operate. These advertisers may be local businesses or regional or national advertisers who want to target their advertising in these markets. Station advertising rates are affected by ratings and local market conditions. We pay commissions of up to 15% of gross revenue to advertising agencies for station advertising sales. Our station advertising sales represented approximately 34% of our revenue during the year ended December 31, 2001. Included in station advertising revenue is long form paid programming sold locally or nationally which represented approximately 16% of our revenue during the year ended December 31, 2001.

     Our revenue mix has changed since we launched PAX TV in 1998. The percentage mix of our long form paid programming has declined from more than 90% in 1997 to 49% (combined network and station long form) in the year ended December 31, 2001 due to the increase in spot advertising sales following the launch of PAX TV. Long-form paid programming, however, continues to represent a significant portion of our revenues.

     Starting in the fourth quarter of 1999, we began entering into JSAs with owners of broadcast stations in markets served by our stations. After implementation of a JSA, we no longer employ our own on-site station sales staff. The JSA partner provides station spot advertising sales management and representation for our stations and we integrate and co-locate our station operations with those of our JSA partners. To date, we have entered into JSAs for 55 of our television stations.

     Our primary operating expenses include selling, general and administrative expenses, depreciation and amortization expenses, programming expenses, employee compensation and costs associated with cable and satellite distribution, ratings services and promotional advertising. Programming amortization is a significant expense and is affected significantly by several factors, including the mix of syndicated versus lower cost original programming as well as the frequency with which programs are aired. As we acquire a more complete library of lower cost original programming to replace our syndicated programming, our programming amortization expense should decline.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. We believe the most significant estimates involved in preparing our financial statements include estimates related to the net realizable value of our programming rights, barter revenue recognition, estimates used in accounting for leases and estimates related to the impairment of long-lived assets, FCC licenses and goodwill. We base our estimates on historical experience and various other assumptions we believe are reasonable. Actual results could differ from those estimates.

     We consider the accounting policies described below to be critical since they have the greatest impact on our reported financial condition and results of operations and they require significant estimates and judgments.

     We carry programming rights assets on our balance sheet at the lower of unamortized cost or net realizable value. We periodically evaluate the net realizable value of our program rights based on anticipated future usage of programming and the anticipated future ratings and related advertising revenues. We evaluate the net realizable value of our programming rights by aggregating the program costs and related estimated future revenues for each programming daypart. If estimated future revenues are insufficient to recover the unamortized cost of the programming assets in each daypart, we record an adjustment to write-down the value of our assets to net realizable value. We also evaluate whether future revenues will be sufficient to recover the cost of programs we are committed to purchase in the future, and if estimated future revenues are insufficient, we accrue a loss related to our programming commitments. Our estimates of future advertising revenues are based upon our actual revenues generated currently, adjusted for estimated revenue growth assumptions. If market conditions were to deteriorate, we may not achieve our estimated future revenues, which could result in future write-downs to net realizable value and accrued losses on programming commitments.

     We have entered into agreements with satellite television providers and certain cable operators for carriage on their systems in exchange for advertising spots on our network. We have recorded satellite and cable distribution rights related to these agreements based on the estimated value of the advertising credits at prevailing unit rates. The satellite and cable assets are amortized over the terms of the agreements. Deferred revenue under these barter arrangements is recognized when the spots are aired on our network. Had we used other estimates, our revenues recognized under these agreements may have been different.

     We have made judgments and estimates in connection with some of our leasing transactions regarding the estimated useful lives of the assets subject to lease as well as the discount rates used to estimate the present value of future lease payments. These judgments and estimates have led us to conclude that these leases should be accounted for as operating leases. Had we used different judgments and estimates, these leases may have been classified as capital leases. The terms of our senior credit facility, senior subordinated note indentures and outstanding preferred stock restrict our ability to incur indebtedness, including our ability to enter into capital leases.

     We review our long-lived assets, FCC licenses and goodwill for possible impairment whenever events or changes in circumstances indicate that, based on estimated undiscounted future cash flows, the carrying amount of the assets may not be fully recoverable. If our analysis indicates that a possible impairment exists, we are required to then estimate the fair value of the asset determined either by third party appraisal or estimated discounted future cash flows. As described below under "New Accounting Pronouncements", effective January 1, 2002, we are required at least annually to test for impairment of our FCC licenses and goodwill. We believe that we have made reasonable estimates and judgments in determining whether our long-lived assets, FCC licenses and goodwill have been impaired. If, however, there were a material change in our determination of fair values or if there were a material change in the conditions or circumstances influencing fair value, we could be required to recognize an impairment charge. In addition, it is possible that the estimated life of certain long-lived assets will be reduced significantly in the near term because of the anticipated industry migration from analog to digital broadcasting. If and when we become aware of such a reduction of useful lives, we will adjust depreciation expense prospectively to ensure assets are fully depreciated on migration.

RESULTS OF OPERATIONS

     The following table sets forth net revenues, the components of operating expenses with percentages of net revenues, and other operating data for the periods presented:

                                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------------------
                                                     2001        %       2000        %       1999        %
                                                   ---------   -----   ---------   -----   ---------   ------
REVENUES.........................................  $ 308,806           $ 315,936           $ 248,362
Less agency commissions..........................    (43,480)            (44,044)            (34,182)
                                                   ---------           ---------           ---------
Net revenues.....................................    265,326   100.0     271,892   100.0     214,180    100.0
Expenses:
Programming and broadcast operations.............     42,457    16.0      38,633    14.2      33,139     15.5
Program rights amortization......................     84,808    32.0     100,324    36.9      91,799     42.9
Selling, general and administrative..............    120,000    45.2     137,804    50.7     135,063     63.1
Time brokerage and affiliation fees..............      3,621     1.4       5,259     1.9      14,257      6.7
Stock-based compensation.........................     10,161     3.8      13,866     5.1      16,814      7.8
Adjustment of programming to net realizable
  value..........................................     66,992    25.2      24,400     9.0      70,499     32.9
Restructuring charge related to JSAs.............     (1,229)   (0.5)      5,760     2.1          --       --
Depreciation and amortization....................     96,248    36.3      96,881    35.6      77,860     36.3
                                                   ---------   -----   ---------   -----   ---------   ------
        Total operating expenses.................    423,058   159.4     422,927   155.5     439,431    205.2
                                                   ---------   -----   ---------   -----   ---------   ------
Operating loss...................................  $(157,732)  (59.4)  $(151,035)  (55.5)  $(225,251)  (105.2)
                                                   =========   =====   =========   =====   =========   ======

                                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------------------
                                                     2001        %       2000        %       1999        %
                                                   ---------   -----   ---------   -----   ---------   ------
OTHER DATA:
Cash flows used in operating activities..........  $ (60,772)          $ (76,036)          $(181,808)
Cash flows provided by (used in) investing
  activities.....................................     48,477             (12,784)           (160,508)
Cash flows provided by financing activities......     44,790              14,994             418,065
Adjusted EBITDA(1)...............................     18,061              (4,869)            (45,821)
Program rights payments and deposits.............    130,566             128,288             125,916
Payments for cable distribution rights...........     14,418              10,727              30,713
Capital expenditures.............................     35,213              25,110              34,609

---------------

(1) "Adjusted EBITDA" is defined as operating loss plus depreciation, amortization, stock-based compensation, programming net realizable value adjustments, restructuring and other one-time charges, and time brokerage and affiliation fees. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. We believe the presentation of adjusted EBITDA is relevant and useful because adjusted EBITDA is a measurement industry analysts use when evaluating our operating performance. We also believe adjusted EBITDA enhances an investor's understanding of our financial condition, results of operations and cash flows because it measures our operating performance and cash flows, exclusive of interest and other non-operating and non-recurring items as well as non-cash charges for depreciation, amortization and stock compensation. In evaluating adjusted EBITDA, investors should consider various factors including its relationship to our reported operating losses and cash flows from operating activities. We believe our adjusted EBITDA trends reflect year over year improvements in our operating performance and cash flows since launching the PAX TV network. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and could be misleading unless all companies and analysts calculate such measures in the same manner. The funds depicted by adjusted EBITDA are not available for our discretionary use because of other commitments including but not limited to debt service under our debt facilities.

  YEARS ENDED DECEMBER 31, 2001 AND 2000

     Net revenues decreased 2.4% to $265.3 million for the year ended December 31, 2001 from $271.9 million for 2000. This decrease is primarily attributable to lower station revenues offset in part by higher advertising revenues from the PAX TV network. The decrease in television station revenues is primarily due to reduced television spot advertising revenues in our local markets. The increase in PAX TV network advertising revenues resulted from increases in ratings and distribution of PAX TV and favorable results from our network sales agreement with NBC. On an overall basis, network spot revenues increased approximately 11% in 2001 resulting from a strong upfront market for the 2000/2001 broadcast season, which ended in August 2001. However, due to a weaker upfront market for the 2001/2002 broadcast season, network spot revenues declined approximately 8% in the fourth quarter and we expect this trend to continue through the end of the third quarter of 2002.

     Our revenues during the year ended December 31, 2001 were negatively affected by the temporary loss of the broadcast signal of our New York television station when our antenna, transmitter and other broadcast equipment were destroyed upon the collapse of the World Trade Center on September 11, 2001. We are currently broadcasting from towers outside of Manhattan at substantially lower height and power. We are evaluating several alternatives to improve our signal through transmission from other locations, however we expect it could take several years to replace the signal we enjoyed at the World Trade Center location with a comparable signal. We believe the loss of a significant portion of our over-the-air viewership in the New York market has had a negative effect on our revenues as a result of lower ratings for the PAX TV network and our station serving the New York market. We have property and business interruption insurance coverage to mitigate the losses sustained. Insurance recoveries will be recognized in the period they become probable of collection and can be reasonably estimated. Because of the preliminary stages of our insurance claim, we did not recognize any insurance recoveries in 2001 and are unable at this point to estimate the amount of insurance proceeds we will receive.

     Programming and broadcast operations expenses were $42.5 million during the year ended December 31, 2001 compared with $38.6 million in 2000. This increase is primarily due to a one-time payment to terminate a tower lease and tower rent expense from the sale of certain of our broadcast towers in the fourth quarter of 2001 described below. Program rights amortization expense was $84.8 million during the year ended December 31, 2001 compared with $100.3 million for 2000. The decrease is due to syndicated programming changes and a greater mix of lower cost original programming as compared with last year. Selling, general and administrative expenses were $120.0 million during the year ended December 31, 2001 compared with $137.8 million for 2000. The decrease is primarily due to lower selling costs and other cost cutting measures. Time brokerage and affiliation fees were $3.6 million during the year ended December 31, 2001 compared with $5.3 million for 2000. This decrease is due to the completion of acquisitions of stations we previously operated under time brokerage agreements. Stock-based compensation expense was $10.2 million during the year ended December 31, 2001 compared with $13.9 million for 2000. This decrease is due to a reduction in options vesting in the year ended December 31, 2001 compared with 2000. The programming rights adjustment to net realizable value described below was $67.0 million during the year ended December 31, 2001 compared with $24.4 million for 2000. Depreciation and amortization expense was $96.2 million during the year ended December 31, 2001, which was comparable with $96.9 million for 2000. We expect our amortization expense to decrease in 2002 by approximately $40.0 million as a result of adoption of SFAS 142 as further described below.

     We have issued options to purchase shares of Class A common stock to certain members of management and employees under our stock compensation plans. As of December 31, 2001, there were 9,452,436 options outstanding under these plans. In addition to these options, we have granted options to purchase 3,200,000 shares of Class A common stock to members of senior management and others. In connection with option grants, we recognized stock-based compensation expense of approximately $10.2 million, $13.9 million and $16.8 million in 2001, 2000 and 1999, respectively, and expect that approximately $6.5 million of additional compensation expense will be recognized over the remaining vesting period of the outstanding options. In October 1999, we amended the terms of substantially all of our outstanding employee stock options to provide for accelerated vesting of the options in the event of termination of employment as a result of the consolidation of our operations or functions with those of NBC or within six months preceding or three years following a change in control of our company. If any of these events occur, we could be required to recognize stock-based compensation expense at earlier dates than currently expected.

     In furtherance of our strategy to increase audience ratings through the development of PAX TV original programming, in the third quarter of 2001, we decided to gradually phase the syndicated program Touched By An Angel out of primetime and into the daytime period. This program will be replaced in primetime with original programming. Based on this change, we adjusted our estimate of the anticipated future usage of Touched By An Angel and certain other syndicated programs and the related advertising revenues expected to be generated and recognized a charge of approximately $67.0 million related to the net realizable value of these programming assets and related programming commitments. The charge includes a $22.2 million accrued loss related to programming commitments for the 2001/2002 season of Touched By An Angel currently airing on CBS. We are contractually obligated to license future seasons of Touched By An Angel if the series is renewed by CBS. Additional programming losses, if any, will be recorded at the time we become committed to license future seasons of this program.

     Interest expense for the year ended December 31, 2001 increased 3.6% to $49.7 million from $48.0 million in 2000. The increase is primarily due to a greater level of debt in 2001 resulting from our July refinancing of our 12% preferred stock and 11 5/8% senior subordinated notes and borrowings to fund capital expenditures. At December 31, 2001, total long-term debt and senior subordinated notes were $529.2 million compared with $405.5 million as of December 31, 2000. Although the July 2001 refinancing and the Refinancing reduced our overall cost of capital, the refinancings increased our debt and reduced our preferred stock, and as a result we expect our interest expense to increase in 2002. Interest income for the year ended December 31, 2001 decreased to $4.5 million from $14.0 million in 2000. The decrease is due to lower cash and investment balances and lower interest rates.

     During the year ended December 31, 2001, we sold five television stations for aggregate consideration of $31.9 million and realized pre-tax gains of approximately $12.3 million.

  YEARS ENDED DECEMBER 31, 2000 AND 1999

     Net revenues increased to $271.9 million for 2000 from $214.2 million for 1999, an increase of 26.9%. The increase in net revenues in 2000 was due to increases in advertising revenues from PAX TV and our television stations. The increase in PAX TV network advertising revenues resulted from increased ratings and distribution of PAX TV and the favorable effect of our network sales agreement with NBC. The increase in station advertising revenues resulted from an increase in ratings and television station acquisitions. Our net revenues for 2000 were also favorably affected by increases in our long form programming rates.

     Programming and broadcast operations expenses were $38.6 million in 2000 compared with $33.1 million in 1999. The increase was primarily due to completion of acquisitions of stations we previously operated under TBAs. Program rights amortization expense was $100.3 million in 2000 compared with $91.8 million in 1999. The increase reflects the increased cost of new programming and greater usage of certain programs compared with last year. Selling, general and administrative expenses were $137.8 million in 2000 compared with $135.1 million in 1999. The increase was primarily due to commissions paid under JSAs entered into during 2000. Time brokerage and affiliation fees were $5.3 million in 2000 compared with $14.3 million in 1999. The decrease was due to the completion of acquisitions of stations we previously operated under TBAs. In 2000, we recorded a programming rights adjustment to net realizable value of $24.4 million compared with $70.5 million in 1999 resulting from changes in our estimated future usage of certain programming. Depreciation and amortization expense was $96.9 million in 2000 compared with $77.9 million in 1999. The increase was due primarily to acquisitions and accelerated depreciation on assets to be disposed of in connection with the JSA restructuring plan described below.

     Interest expense for 2000 decreased 4.6% to $48.0 million from $50.3 million in 1999. The decrease was due to repayment in the fourth quarter of 1999 of debt of DP Media, Inc., a corporation formerly owned by family members of Mr. Paxson that we acquired in June 2000 and whose financial results were consolidated with ours since September 30, 1999. At December 31, 2000, we had total long term debt and senior subordinated notes of $405.5 million compared with $388.4 million as of December 31, 1999. Interest income for 2000 increased 63.6% to $14.0 million from $8.6 million in 1999. The increase was due primarily to the investment of the cash proceeds from the September 1999 $415 million investment by NBC.

     During 2000, we recognized a $10.2 million gain from the modification of program rights obligations primarily resulting from our return of certain fully amortized programming rights in exchange for cash of $4.9 million and the cancellation of our remaining payment obligations. During 1999, we recognized an approximately $59.5 million pre-tax gain on the sale of our 30% interest in the Travel Channel LLC and television stations. This gain consisted of a $17.0 million pre-tax gain on the sale of our interest in the Travel Channel, a $23.8 million pre-tax gain on the transfer of our interest in station KWOK serving the San Francisco market during the first quarter of 1999 and pre-tax gains of $18.7 million on the sale of four television stations during the second quarter of 1999.

     The Series B preferred stock issued in conjunction with the NBC transaction was issued with a conversion price per share that was less than the closing price of the Class A common stock on the date of issuance. As a result, we recognized a beneficial conversion feature in connection with the issuance of the stock equal to the amount of the discount multiplied by the number of shares into which the Series B preferred stock is convertible. The beneficial conversion feature calculated for 1999, totaling approximately $65.5 million, was reflected in our statement of operations as a preferred stock dividend during 1999 and was allocated to additional paid-in capital because the preferred stock was immediately convertible. In November 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus regarding the accounting for beneficial conversion features which required us to recalculate the beneficial conversion feature utilizing the accounting conversion price rather than the stated conversion price used for 1999. This change resulted in a cumulative catch-up adjustment totaling approximately $75.1 million, which was recorded as a preferred stock dividend in the fourth quarter of 2000.

RESTRUCTURING ACTIVITIES

     During the fourth quarter of 2000, we approved a plan to restructure our television station operations by entering into JSAs with owners of broadcast stations in markets in which our stations were not already operating under JSAs. Our restructuring plan included two major components: (1) termination of 226 station sales and administrative employees and (2) the closing of our leased studio and sales office facilities at each of our stations. These restructuring activities resulted in a charge of approximately $5.8 million in the fourth quarter of 2000, consisting of $2.7 million of termination benefits and $3.1 million of costs associated with the closing of our studios and sales offices that will no longer be utilized upon implementation of the JSAs. Through December 31, 2001, we paid termination benefits to 76 employees totaling approximately $1.5 million and paid lease termination costs of approximately $0.9 million, which were charged against the restructuring reserve. We have made substantial progress in executing our restructuring plan, however due to events outside our control, including the events of September 11, 2001, we were unable to fully complete the plan in 2001. Although we have completed the integration of our sales function at most of the JSA locations, we were unable to complete the integration of our master control operations at certain JSA stations in 2001. We now expect to substantially complete the JSA restructuring by the end of the third quarter of 2002, except for contractual lease obligations for closed locations, which continue through 2008.

     To date we have been unable to reach an agreement with a JSA partner for four of the stations included in our restructuring plan. Although we intend to continue pursuing JSAs for these stations, we are currently unable to determine the ultimate timing of these JSAs. Accordingly, in the fourth quarter of 2001, we reversed approximately $1.2 million of restructuring reserves primarily related to these four stations and certain other reserves which were no longer required.

     Upon full implementation of JSAs, we expect to reduce our annual station operating expenses by approximately $20 million consisting primarily of salary and occupancy costs. These savings will be partially offset by commissions paid to our JSA partners which, based on 2001 actual station net revenues, would total approximately $9 million. Actual commissions will vary based on actual revenues realized.

LIQUIDITY AND CAPITAL RESOURCES

     Our primary capital requirements are to fund capital expenditures for our television properties, programming rights payments and debt service payments. Our primary sources of liquidity are our net working capital, availability under the Term A portion of our senior credit facility and proceeds from the planned sale of certain non-core assets. Proceeds from the sale of these assets are expected to generate approximately $40 million to $45 million and include our second television station serving the Boston market and the securitization of our accounts receivable. We expect to receive the proceeds related to these asset sales during 2002. We believe that cash provided by future operations, net working capital, available funding under the Term A portion of our senior credit facility and the proceeds from the planned asset sales will provide the liquidity necessary to meet our obligations and financial commitments for at least the next twelve months. If we are unable to sell the identified assets on acceptable terms or our financial results are not as anticipated, we may be required to seek to sell additional assets or raise additional funds through the offering of equity securities in order to generate sufficient cash to meet our liquidity needs. We cannot assure you that we would be successful in selling assets or raising additional funds if this were to occur.

     As of December 31, 2001, we had $96.0 million in cash and short-term investments and working capital of approximately $57.9 million. During the year ended December 31, 2001, our working capital decreased by approximately $16.4 million due primarily to the use of $40.0 million to pay interest, $34.5 million to fund operations including programming and cable payments partially offset by $34.0 million in proceeds from the sale of certain of our towers and $25.0 million in borrowings under our revolving credit facility.

     Cash used in operating activities was approximately $60.8 million, $76.0 million and $181.8 million for 2001, 2000 and 1999, respectively. These amounts primarily reflect payments for interest on our debt and the operating costs incurred in connection with the operation of PAX TV and the related cable distribution rights and programming rights payments.

     Cash provided by (used in) investing activities was approximately $48.5 million, ($12.8) million and ($160.5) million for 2001, 2000 and 1999, respectively. These amounts include acquisitions of broadcast properties, capital expenditures, short-term investment transactions, proceeds from the sale of television stations and our broadcast towers and other transactions. As of December 31, 2001, we had agreements to purchase significant assets of broadcast properties totaling approximately $36.0 million, net of deposits. We do not anticipate spending any significant amounts to satisfy these commitments until 2003 or thereafter.

     In December 2001, we completed the sale and leaseback of certain of our tower assets for aggregate proceeds of $34.0 million. This transaction resulted in a gain of approximately $5.2 million which has been deferred and will be recognized over the lease term as a reduction of rent expense. As part of the transaction, we entered into operating leases related to both our analog and digital antennas at these facilities for terms of up to 20 years. Annual rent expense over the lease term will be approximately $4.0 million. For certain tower assets with a net book value of approximately $9.1 million, we were temporarily unable to transfer title or assign leases to the buyer at closing. We expect to complete such transfers in 2002. In the interim, at closing we entered into management agreements with the buyer on terms consistent with the operating leases. Included in the $34.0 million proceeds was approximately $12.1 million of deferred consideration for the managed sites which is included in other liabilities in the accompanying December 31, 2001 consolidated balance sheet.

     During 2001, we acquired the assets of three television stations for total consideration of $30.8 million, of which $16.1 million was paid in prior years, and we paid $1.0 million to acquire the minority interest in a station acquired in 1998. During 2000, in addition to the acquisition of DP Media described below, we acquired the assets of four television stations for total consideration of approximately $68.7 million, of which $10.9 million was paid in prior years, and we paid approximately $8.9 million of additional consideration in respect of an acquisition completed in February 1999. During 1999, we acquired the assets of five television stations for total consideration of approximately $65.6 million. In February 1999, we also completed the acquisition of WCPX in Chicago by transferring our interest in KWOK serving the San Francisco market as partial consideration for WCPX. In connection with the transfer of ownership of KWOK, we recognized a pre-tax gain of approximately $23.8 million.

     In June 2000, we completed the acquisition of DP Media, Inc. Before the acquisition, DP Media was beneficially owned by family members of Mr. Paxson. We acquired DP Media for aggregate consideration of $113.5 million, $106 million of which we had previously advanced during 1999. DP Media's assets included a 32% equity interest in a limited liability company that owns television station WWDP in Norwell, Massachusetts and is controlled by the former stockholders of DP Media. We allocated the aggregate purchase price of DP Media to the assets acquired and liabilities assumed based on their relative fair market values. During the third quarter of 1999, we advanced funds to DP Media to fund operating cash flow needs. As a result of our significant operating relationships with DP Media and our funding of DP Media's operating cash flow needs, the assets and liabilities of DP Media, together with their results of operations, have been included in our consolidated financial statements since September 30, 1999.

     During 2001, we sold our interests in five television stations for aggregate consideration of $31.9 million and realized pre-tax gains of approximately $12.3 million. During 2000, we sold our interests in four stations for aggregate consideration of approximately $14.5 million and realized pre-tax gains of approximately $1.3 million on these sales. During 1999, we sold our interests in four stations for aggregate consideration of approximately $61 million and realized pre-tax gains of approximately $18.7 million on these sales. In addition, in February 1999, we sold a 30% interest in the Travel Channel for aggregate consideration of approximately $55 million and realized a pre-tax gain of approximately $17 million. The results of operations of the Travel Channel have been included in our 1999 consolidated statement of operations using the equity method of accounting through the date of sale.

     Capital expenditures, which consist primarily of digital conversion costs and purchases of broadcasting equipment for our station operations, were approximately $35.2 million in 2001, $25.1 million in 2000 and $34.6 million in 1999. Except for television stations presently operating analog television service in the 700 MHz band and stations given a digital channel allocation within that band, the FCC has mandated that each licensee of a full power broadcast television station, that was allotted a second digital television channel in addition to the current analog channel, complete the construction of digital facilities capable of serving its community of license with a signal of requisite strength by May 2002, and complete the build-out of the balance of its full authorized facilities by a later date to be established by the FCC. For those stations now operating in the 700 MHz band or allotted a digital channel within that band, the institution of digital television service may be delayed until December 31, 2005, or later than December 31, 2005 if it can be demonstrated that less than 70% of the television households in the station's market are capable of receiving digital television signals. Despite the current uncertainty that exists in the broadcasting industry with respect to standards for digital broadcast services, planned formats and usage, we intend to comply with the FCC's timing requirements for the broadcast of digital television. We have commenced migration to digital broadcasting in certain of our markets and will continue to do so throughout the required time period. Because of the uncertainty as to standards, formats and usage, however, we cannot currently predict with reasonable certainty the amount or timing of the expenditures we will likely have to make to complete the digital conversion of our stations, but we currently anticipate spending at least $70 million, of which we have spent approximately $18 million to date. We will likely fund our digital conversion from availability under the $50 million Term A facility entered into as part of our July 2001 refinancing, as well as cash on hand, the sale of assets and from other financing arrangements.

     Cash provided by financing activities was $44.8 million in 2001, $15.0 million in 2000 and $418.1 million in 1999. These amounts include the proceeds from the July 2001 refinancing described below, as well as the related principal repayments, redemption premium, preferred stock redemption and refinancing costs. Also included are proceeds from borrowings to fund capital expenditures, proceeds from preferred stock issuances and proceeds from stock option exercises, net of principal repayments and preferred stock dividends.

     In January 2002, we completed the offering of the original notes. Gross proceeds of the original offering totaled approximately $308 million and were used to complete the Refinancing and to pay costs related to the original offering. The original notes were sold at a discount of 62.132%, which represents a yield to maturity of 12 1/4%. Interest on the notes will be payable semi-annually beginning on July 15, 2006. The original notes are guaranteed by our subsidiaries. In the first quarter of 2002, we will recognize an extraordinary loss totaling approximately $18 million resulting primarily from the redemption premium associated with the Refinancing.

     On July 12, 2001, we completed a $560 million financing consisting of a $360 million senior credit facility and $200 million of 10 3/4% senior subordinated notes due 2008. Proceeds from the initial funding under the senior credit facility and the 10 3/4% senior subordinated notes offering were used to repay all of our indebtedness and obligations under our previously existing credit facilities, which were scheduled to mature in June 2002, to redeem our 11 5/8% senior subordinated notes and our 12% redeemable preferred stock and to pay redemption premiums, fees and expenses in connection with the refinancing. In 2001, we recognized an extraordinary loss related to early extinguishment of debt totaling approximately $9.9 million resulting primarily from the write-off of unamortized debt costs related to the refinanced indebtedness and the redemption premium and costs associated with the repayment of the 11 5/8% senior subordinated notes.

     The $360 million senior credit facility consists of a fully drawn $25 million revolving credit facility maturing June 2006, a $50 million delayed draw Term A facility maturing December 2005, of which $20.0 million was outstanding at December 31, 2001, and a $285 million fully drawn Term B facility maturing June 2006. The revolving credit facility is available for general corporate purposes and the Term A facility is available to fund capital expenditures. We intend to use the Term A portion of the facility to fund the majority of our capital expenditures through the end of 2002. The interest rate under the bank facility is LIBOR plus 3.0% or Base Rate (as defined) plus 2.0% at the Company's option. The 10 3/4% senior subordinated notes are due in 2008 and interest on the notes is payable on January 15 and July 15 of each year. We have entered into a variable to fixed interest rate swap in the notional amount of $144.0 million to hedge the impact of interest rate changes on a portion of our variable rate indebtedness. The fixed rate under the swap is 3.64% and variable rates are indexed to LIBOR. Including the impact of the swap, the weighted average interest rate of our indebtedness at December 31, 2001 was 8.16%.

     The terms of the indentures governing our senior subordinated notes contain covenants limiting our ability to incur additional indebtedness except for specified indebtedness related to the funding of capital expenditures and refinancing indebtedness. In addition, our senior credit facility also contains covenants restricting our ability and the ability of our subsidiaries to incur additional indebtedness, dispose of assets, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures, make certain investments or acquisitions and enter into transactions with affiliates and otherwise restricting our activities. Our senior credit facility also contains the following financial covenants: (1) twelve-month trailing minimum net revenue and minimum EBITDA (as defined in the senior credit facility) for each of the fiscal quarters ended June 30, 2001 through December 31, 2003, and
(2) maximum ratio of total senior debt to EBITDA, maximum ratio of total debt to EBITDA, minimum permitted interest coverage ratio and minimum permitted fixed charge coverage ratio, each beginning for each of the fiscal quarters ending on or after June 30, 2004. Our twelve-month trailing minimum net revenue and EBITDA covenants for 2002 are as follows (in thousands):

FISCAL QUARTER ENDING                             MINIMUM NET REVENUES   MINIMUM EBITDA
---------------------                             --------------------   --------------
March 31, 2002..................................        $240,000            $18,000
June 30, 2002...................................        $250,000            $24,000
September 30, 2002..............................        $260,000            $29,000
December 31, 2002...............................        $270,000            $36,500

     Our ability to meet these financial covenants is influenced by several factors, the most significant of which include the effect on our revenues of overall conditions in the television advertising marketplace, our network and station ratings and the success of our JSA strategy. Although we currently expect to meet these covenants over the next twelve months, adverse developments with respect to these or other factors could result in our failing to meet one or more of these covenants. If we were to violate any of these covenants, we would be required to seek a waiver from our lenders under our senior credit facility and possibly seek an amendment to our senior credit facility. Although we believe, based on discussions with our lenders, that we would be able to obtain waivers or amendments to our senior credit facility relating to these covenants, we can provide no assurance that our lenders under our senior credit facility would grant us any waiver or amendment which might become necessary. If we failed to meet any of our financial covenants and our lenders did not grant a waiver or amend our facility, they would have the right to declare an event of default and seek remedies including acceleration of all outstanding amounts due under the senior credit facility. Should an event of default be declared under the senior credit facility, this would cause a cross default to occur under the senior subordinated note and senior subordinated discount note indentures, thus giving each trustee the right to accelerate repayment. We cannot assure you that we would be successful in obtaining alternative sources of funding to repay these obligations should these events occur.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

     We are obligated under the terms of our debt facilities, programming contracts, cable distribution agreements and operating lease agreements and employment contracts as of December 31, 2001 to make future payments as follows (in thousands):

                                  2002      2003      2004      2005       2006     THEREAFTER    TOTAL
                                --------   -------   -------   -------   --------   ----------   --------
Long-term debt................  $  2,899   $ 3,004   $ 3,107   $22,617   $297,246    $200,307    $529,180
Programming contracts.........    76,169    26,673    12,500     4,223         --          --     119,565
Cable agreements..............    12,325       504       180       180         --          --      13,189(1)
Operating leases and
  employment contracts........    17,772    15,750    12,267    11,230     11,625     104,933     173,577
                                --------   -------   -------   -------   --------    --------    --------
                                $109,165   $45,931   $28,054   $38,250   $308,871    $305,240    $835,511
                                ========   =======   =======   =======   ========    ========    ========

---------------

(1) Includes imputed interest of $154,000

     In addition, under the terms of our programming contracts, as of December 31, 2001 we have committed to pay for certain programs for which we currently do not have airing rights as follows (in thousands):

2002........................................................   $10,803
2003........................................................     9,218
2004........................................................    10,085
2005........................................................     9,635
2006........................................................     3,345
                                                               -------
                                                               $43,086
                                                               =======

     We are also committed to purchase at similar terms additional future series episodes of our licensed programs should they be made available.

     See Note 14 in the accompanying consolidated financial statements for a summary of the redemption features of our mandatorily redeemable preferred stock.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 addresses financial accounting and reporting for business combinations and requires all business combinations to be accounted for using the purchase method of accounting. SFAS 141 is effective for all business combinations initiated after June 30, 2001. We do not believe adoption of SFAS 141 will have a material effect on our financial position, results of operations or cash flows.

     SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets that have indefinite lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. SFAS 142 is effective for fiscal years beginning after December 15, 2001. Impairment losses for goodwill and other indefinite-lived intangible assets that arise due to the initial application of SFAS 142 are to be reported as resulting from a change in accounting principle. We will adopt SFAS 142 effective January 1, 2002. We are currently assessing the impact of adopting SFAS 142, however we do not believe adoption will result in a material impairment loss, if any. Upon adoption of SFAS 142, we will no longer amortize goodwill and FCC license intangibles (which we believe have indefinite lives) which totaled approximately $842.7 million, net of accumulated amortization of $140.3 million at December 31, 2001. Under existing accounting standards, these assets are being amortized over 25 years. Amortization expense related to goodwill and FCC licenses totaled approximately $39.5 million for the year ended December 31, 2001.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" and Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations -- Reporting the Effects of the Disposal of a Segment Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS 144 retains the provisions of APB No. 30 for presentation of discontinued operations in the income statement, but broadens the presentation to include a component of an entity. SFAS 144 is effective for fiscal years beginning after December 15, 2001. We do not believe that the adoption of SFAS 144 will have a material effect on our financial position or results of operations.

                                    BUSINESS

GENERAL

     We are a network television broadcasting company which owns and operates the largest broadcast television station group in the United States, as measured by the number of television households in the markets our stations serve. We currently own and operate 65 full power broadcast television stations (including three stations we operate under time brokerage agreements), 64 of which carry PAX TV, including stations reaching all of the top 20 U.S. markets, and 41 of the top 50 U.S. markets. We operate PAX TV, a network that provides family oriented entertainment programming seven days per week between the hours of 1:00 p.m. and midnight, Monday through Friday, and 5:00 p.m. and midnight Saturday and Sunday. PAX TV's programming consists of shows originally developed by us and shows that have appeared previously on other broadcast networks which we have purchased the right to air. PAX TV reaches approximately 85% of prime time television households in the U.S. through our broadcast television station group, and pursuant to distribution agreements with cable and satellite systems and affiliates. PAX TV reaches approximately 64% of U.S. television households through our broadcast television station group. We have agreements with cable television system owners and satellite television providers to carry PAX TV, through which we reach an additional 16% of U.S. television households in markets not served by our owned and operated stations. We reach an additional 5% of U.S. television households through affiliation agreements with 63 independently owned PAX TV affiliated stations. We have obtained audience ratings and share, market rank and television household data set forth in this prospectus from the most recent information available from Nielsen Media Research. We do not assume responsibility for the accuracy or completeness of this data.

     We derive our revenues from the sale of network spot advertising time, network long form paid programming and station advertising:

     - Network spot advertising. We sell commercial air time to advertisers who want to reach the entire nationwide PAX TV viewing audience with a single advertisement. Most of our network advertising is sold under advance, or "upfront," commitments to purchase advertising time which are obtained before the beginning of our PAX TV programming season. The National Broadcasting Company, Inc. ("NBC") serves as our exclusive sales representative to sell most of our network advertising. Any remaining inventory which is not sold by NBC is sold by us as direct response advertising. Our network advertising sales represented approximately 33% of our revenue during the year ended December 31, 2001.

     - Network long form paid programming. We sell air time for long form paid programming, consisting primarily of infomercials, during broadcasting hours when we are not airing PAX TV. Infomercials are shows produced by others, at no cost to us, principally to promote and sell products or services through viewer direct response. Our network long form paid programming represented approximately 33% of our revenue during the year ended December 31, 2001.

     - Station advertising. We sell commercial air time to advertisers who want to reach the viewing audience in specific geographic markets in which our stations operate. These advertisers may be local businesses or regional or national advertisers who want to target their advertising in these markets. NBC provides national advertising sales services for a majority of our stations. In markets in which our stations are operating under joint sales agreements, or JSAs, our JSA partner serves as our exclusive sales representative to sell our local station advertising. For stations for which NBC does not provide national account representation, our JSA partner performs this function. Our local sales forces sell this advertising in markets without JSAs. Our station advertising sales represented approximately 34% of our revenue during the year ended December 31, 2001 (including 16% of our revenue during such year which was derived from local and national long form paid programming).

     We believe that our business model benefits from many of the favorable attributes of both traditional television networks and network-affiliated television station groups. Similar to traditional television networks, we provide advertisers with nationwide reach through our extensive television distribution system. We own and operate most of our distribution system and, therefore, we receive advertising revenue from the entire broadcast day (consisting of both PAX TV and long form paid programming), unlike traditional networks, which receive advertising revenue only from commercials aired during network programming hours. In addition, due to the size and centralized operations of our station group, we are able to achieve economies of scale with respect to our programming, promotional, research, engineering, accounting and administrative expenses which we believe enable us to have lower per station expenses than those of a typical network-affiliated station.

BUSINESS STRATEGY

     The principal components of our strategy are set forth below:

     - Provide Quality Family Programming. We believe there is significant demand, including from adult demographic groups which are attractive to advertisers, for quality family oriented programming which is free of excessive violence, explicit sexual themes and foul language. We are attracting viewers and establishing a nationally recognized brand by offering quality family programming. As our PAX TV brand recognition grows, we believe that PAX TV will increasingly be a "destination channel" to which viewers turn regularly for family programming, and that PAX TV will continue to attract advertisers who want to reach the viewer demographics attracted by our programming. We are expanding the amount of original programming we air as we believe this will further improve our viewer demographics and our positive ratings trends by employing cost efficient development and production techniques. We have developed original entertainment programming for PAX TV at lower costs than those typically incurred by other broadcast networks for original entertainment programming.

     - Benefit from a Centralized, Efficient Operating Structure. We centralize many of the functions of our owned and operated stations, including promotions, advertising, research, engineering, accounting and sales traffic. Our stations average fewer than ten employees compared to an average of 90 employees at network-affiliated stations, and an average of 60 employees at independent stations in markets of similar size to ours. We promote PAX TV and each of our television stations by utilizing a centralized advertising and promotional program. We also employ a centralized programming strategy, which we believe enables us to keep our programming costs per station significantly lower than those of comparable stations. We provide programming for all of our stations and, except for local news and syndicated programming provided by JSA partners, each station offers substantially the same programming schedule.

     - Improve Local Television Station Operations by Implementing Joint Sales Agreements. In order to improve the operations of our local stations, we have entered into JSAs with respect to 55 of our stations, including JSAs between 48 of our stations and NBC owned or affiliated stations. Substantially all of those stations are currently operating under the terms of the JSAs. Generally, JSAs are for ten year terms. Substantially all JSA partners have the right to terminate the JSA upon a sale by the JSA partner of its station that is the subject of the JSA. Each JSA typically provides the following:

      - The JSA partner serves as our exclusive sales representative to sell our station advertising, enabling our station to benefit from the strength of the JSA partner's sales organization and existing advertiser relationships;

      - We integrate and co-locate many of our station operations with those of the JSA partner, reducing our costs through operating efficiencies and economies of scale, including the elimination of redundant owned and leased facilities and staffing; and

      - The JSA partner may provide local news and syndicated programming, supplementing and enhancing our station's programming lineup.

     - Expand and Improve PAX TV Distribution. We intend to continue to expand our television distribution system through the addition of affiliated broadcast television stations and cable systems. We intend to expand our distribution to reach as many U.S. television households as possible in a cost efficient manner. We continue to improve the channel positioning of our broadcast television stations on local cable systems across the country, as we believe the ability to view our programming on one of the lower numbered channel positions (generally below channel 30) on a cable system improves the likelihood that viewers will watch our programming.

     - Develop Our Broadcast Station Group's Digital Television Platform. Our owned and operated station group gives us a significant platform for digital broadcasting. We have commenced construction of our digital broadcast facilities and intend to explore the most effective use of digital broadcast technology for each of our stations. Upon completion of the construction of our digital facilities, we believe that we will be able to provide a significant broadband platform on which to broadcast digital television, including multiple additional television networks. While future applications of this technology and the time frame within which digital broadcasting will commence are uncertain, we believe that our existing broadcast stations make us well positioned to take advantage of future digital broadcasting opportunities.

OUR HISTORY

     We were founded in 1991 by Mr. Paxson, who remains our Chairman and controlling stockholder. We began by purchasing radio and television stations, and grew to become Florida's largest radio station group, while also owning two network-affiliated television stations and other television stations which carried principally infomercial and other paid programming. In 1997, we sold our radio station group and our network-affiliated television stations to concentrate on building our owned and operated television station group. Since commencing our television operations in 1994, we have established the largest owned and operated broadcast television station group in the U.S., as measured by the number of television households in the markets our stations serve. We launched PAX TV on August 31, 1998, and are now in our fourth network programming season.

DISTRIBUTION

     We distribute PAX TV through a television distribution system comprised of our owned and operated broadcast television stations, cable television systems in various markets not served by a PAX TV station, satellite television providers and independently owned PAX TV affiliated broadcast stations. According to Nielsen our programming currently reaches 85% of U.S. television households.

     We seek to reach as many U.S. television households as possible in a cost efficient manner. In evaluating opportunities to increase our television distribution, we consider factors such as the attractiveness of specific geographic markets and their audience demographics to potential television advertisers, the degree to which the increased distribution would improve our nationwide audience reach or upgrade our distribution in a market in which we already operate, and the effect of any changes in our distribution on our national ownership position under the Communications Act and FCC rules restricting the ownership of attributable interests in television stations. We have increased the number of U.S. television households which can receive our programming by entering into agreements with cable system operators and satellite television providers under which they carry our programming on a designated channel of their cable system or satellite service.

     Our Owned and Operated Television Stations. We currently own and operate 65 full power broadcast television stations (including three stations we operate under time brokerage agreements, or TBAs), 64 of which carry PAX TV, including stations reaching all of the top 20 U.S. markets and 41 of the top 50 U.S. markets. Our owned and operated station group reaches approximately 64% of U.S. prime time television households, according to Nielsen. Our ownership of the stations providing most of our television distribution enables us to receive advertising revenue from each station's entire broadcast day and to achieve operating efficiencies typically not enjoyed by network affiliated television stations. As nearly all of our owned and operated stations operate in the "ultra high frequency," or UHF, portion of the broadcast spectrum, only half of the number of television households they reach are counted against the national ownership cap under the Communications Act. By exercising our rights under the Communications Act to require cable television system operators to carry the broadcast signals of our owned and operated stations, we reach many more television households in each station's designated market area, or DMA, than we would if our stations were limited to transmitting their broadcast signals over the airwaves.

     We operate an additional three stations (WPXL, New Orleans; WPXX, Memphis; and WBNA, Louisville) under TBAs with the station owners. Under these agreements, we provide the station with PAX TV programming and retain the advertising revenues from the sale of advertising time during PAX TV programming hours. We have options to acquire two of these stations (WPXL and WPXX) and a right of first refusal to acquire the third (WBNA). The owners of the two stations for which we have options have the right to require us to purchase these stations at any time after January 1, 2003 through December 31, 2005. We may enter into additional TBAs to operate stations that we intend to acquire or to enable us to operate additional stations that we might not be able to own under the current ownership restrictions of the Communications Act.

     The table below provides information about our owned and operated stations, stations we operate under TBAs, and stations subject to pending acquisition transactions. Upon completion of the pending acquisition transactions and construction projects noted in the table, we will own 66 stations, 65 of which will carry PAX TV, including stations reaching all of the top 20 U.S. markets and 41 of the top 50 markets.

                         MARKET    STATION CALL   BROADCAST   TOTAL MARKET TV
MARKET NAME              RANK(1)     LETTERS       CHANNEL     HOUSEHOLDS(2)             JSA PARTNER(3)
-----------              -------   ------------   ---------   ---------------   --------------------------------
New York...............     1      WPXN              31          7,301,060      NBC
Los Angeles............     2      KPXN              30          5,303,490      NBC
Chicago................     3      WCPX              38          3,360,770      NBC
Philadelphia...........     4      WPPX              61          2,801,010      NBC
San Francisco..........     5      KKPX              65          2,426,010      Granite Broadcasting Corp.
Boston(4)..............     6      WPXB              60          2,315,700      --
Boston (3 stations)....     6      WBPX              68          2,315,700      --
Dallas.................     7      KPXD              68          2,201,170      NBC
Washington D.C. .......     8      WPXW              66          2,128,430      NBC
Washington D.C. .......     8      WWPX              60          2,128,430      NBC
Atlanta................     9      WPXA              14          1,990,650      Gannett Co., Inc.
Detroit................    10      WPXD              31          1,878,670      Post-Newsweek Stations, Inc.
Houston................    11      KPXB              49          1,831,680      Post-Newsweek Stations, Inc.
Seattle................    12      KWPX              33          1,647,230      Belo Corp.
Minneapolis............    13      KPXM              41          1,573,640      Gannett Co., Inc.
Tampa..................    14      WXPX              66          1,568,180      Media General, Inc.
Miami..................    15      WPXM              35          1,549,680      NBC
Phoenix................    16      KPPX              51          1,536,950      Gannett Co., Inc.
Cleveland..............    17      WVPX              23          1,513,130      Gannett Co., Inc.
Denver.................    18      KPXC              59          1,381,620      Gannett Co., Inc.
Sacramento.............    19      KSPX              29          1,226,670      Hearst-Argyle Television, Inc.
Orlando................    20      WOPX              56          1,182,420      Hearst-Argyle Television, Inc.
Portland, OR...........    23      KPXG              22          1,069,260      Belo Corp.
Indianapolis...........    25      WIPX              63          1,013,290      Dispatch Broadcast Group
Hartford...............    28      WHPX              26            953,130      NBC
Raleigh-Durham.........    29      WFPX              62            939,000      NBC
Raleigh-Durham.........    29      WRPX              47            939,000      NBC
Nashville..............    30      WNPX              28            879,030      --
Kansas City............    31      KPXE              50            849,730      Scripps Howard Broadcasting
                                                                                Company
Milwaukee..............    33      WPXE              55            832,330      Journal Broadcast Group, Inc.
Salt Lake City.........    35      KUPX              16            782,960      --
San Antonio(5).........    37      KPXL              26            710,030      Clear Channel Broadcasting, Inc.
Grand Rapids...........    38      WZPX              43            702,210      LIN Television Corp.
Birmingham.............    39      WPXH              44            683,830      NBC
West Palm Beach........    40      WPXP              67            681,100      Scripps Howard Broadcasting
                                                                                Company
Memphis(6)(7)..........    41      WPXX              50            655,210      Raycom America, Inc.
Norfolk................    42      WPXV              49            654,150      LIN Television Corp.
New Orleans(6)(7)......    43      WPXL              49            653,020      Hearst-Argyle Television, Inc.
Greensboro.............    44      WGPX              16            634,130      Hearst-Argyle Television, Inc.
Oklahoma City..........    45      KOPX              62            623,760      The New York Times Company
Buffalo................    47      WPXJ              51            616,610      Gannett Co., Inc.
Albuquerque............    48      KAPX              14            607,170      Hubbard Broadcasting, Inc.

                         MARKET    STATION CALL   BROADCAST   TOTAL MARKET TV
MARKET NAME              RANK(1)     LETTERS       CHANNEL     HOUSEHOLDS(2)             JSA PARTNER(3)
-----------              -------   ------------   ---------   ---------------   --------------------------------
Providence.............    49      WPXQ              69            600,730      NBC
Louisville(6)(8).......    50      WBNA              21            598,940      --
Wilkes Barre...........    52      WQPX              64            567,810      The New York Times Company
Jacksonville-Brunswick...   53     WPXC              21            563,510      Post-Newsweek Stations, Inc.
Fresno-Visalia.........    55      KPXF              61            524,970      Granite Broadcasting Corp.
Albany.................    57      WYPX              55            514,770      Hubbard Broadcasting, Inc.
Tulsa..................    59      KTPX              44            502,500      Scripps Howard Broadcasting
                                                                                Company
Charleston, WV.........    61      WLPX              29            478,910      --
Knoxville..............    63      WPXK              54            478,190      Raycom America, Inc.
Lexington..............    66      WUPX              67            435,780      --
Roanoke................    67      WPXR              38            422,760      Media General, Inc.
Des Moines.............    70      KFPX              39            404,910      The New York Times Company
Honolulu...............    72      KPXO              66            398,460      --
Spokane................    78      KGPX              34            380,480      KHQ, Incorporated
Shreveport.............    79      KPXJ              21            372,490      KTBS, Inc.
Portland-Auburn, ME....    80      WMPX              23            372,470      Gannett Co., Inc.
Syracuse...............    81      WSPX              56            363,340      Raycom America, Inc.
Cedar Rapids...........    89      KPXR              48            317,980      Second Generation of Iowa, Ltd.
Greenville-N. Bern.....   106      WEPX              38            250,780      GOCOM Television LLC
Greenville-N. Bern.....   106      WPXU              35            250,780      GOCOM Television LLC
Wausau(9)..............   137      WTPX              46            168,510      --
St. Croix..............    NR      WPXO              15                 --      Alpha Broadcasting Corporation

---------------

(1) Market rank is based on the number of television households in the television market or Designated Market Area, or "DMA," as used by Nielsen, effective as of September 2001.

(2) Refers to the number of television households in the DMA as estimated by Nielsen, effective as of September 2001.

(3) Indicates the company with which we have entered into a JSA for the station.

(4) Currently carries the home shopping programming of ValueVision International, Inc.

(5) JSA is scheduled to terminate August 13, 2002.

(6) Station is independently owned and is operated by us under a time brokerage agreement.

(7) We have the option to acquire the station and the current owner has the right to require us to purchase the station at anytime after January 1, 2003 through December 31, 2005.

(8) We have a right of first refusal to acquire the station.

(9) The station has been constructed but is not yet operational.

     Cable and Satellite Distribution. In order to increase the distribution of our programming, we have entered into carriage agreements with the nation's largest cable multiple system operators, as well as with other cable system operators and satellite television providers. These cable and satellite system operators carry our programming on a designated channel of their service. These carriage agreements enable us to reach television households in markets not served by our owned or affiliated stations. Our carriage agreements with cable system operators generally require us to pay an amount based upon the number of additional television households reached. Our carriage agreements with satellite television providers allow the satellite provider to sell and retain the advertising revenue from a portion of the non-network advertising time during PAX TV programming hours. Some of our carriage agreements with cable operators also provide this form of compensation to the cable operator. We do not pay compensation for reaching households in DMAs already served by our broadcast stations, even though the cable operator may provide our programming to these households because we have exercised our "must carry" rights under the Communications Act. We believe that the ability to view our programming on one of the lower numbered channel positions (generally below channel 30) on a cable system improves the likelihood that viewers will watch our programming, and we have successfully negotiated favorable channel positions with most of the cable system operators and satellite television providers with whom we have carriage agreements. Through cable and satellite distribution, we reach approximately 16% of U.S. prime time television households in DMAs not already served by a PAX TV station.

     Our PAX TV Affiliated Stations. To increase the distribution of PAX TV, we have entered into affiliation agreements with stations in markets where we do not otherwise own or operate a broadcast station. These stations include full power and low power television stations. Each affiliation agreement gives the particular station the right to broadcast PAX TV programming, or portions of it, in the station's market. Although the majority of the affiliation agreements provide for the distribution of PAX TV prime time programming, some affiliates do not carry all of our PAX TV programming. In addition, some affiliates do not air PAX TV programming in the exact time patterns that the programming is broadcast on our network because of issues related to their specific markets. Our affiliation agreements provide us with additional distribution of our PAX TV programming without the expense of acquiring a station or paying compensation to cable system operators in the markets reached. Under our affiliation agreements, we are not required to pay cash compensation to the affiliate, and the affiliate is entitled to sell and retain the revenue from all or a portion of the non-network advertising time during the PAX TV programming hours. We have affiliation agreements with respect to 63 television stations which reach approximately 5% of U.S. prime time television households.

PROGRAMMING

     During our PAX TV network hours, which are between 1:00 p.m. and midnight, Monday through Friday, and 5:00 p.m. and midnight Saturday and Sunday, we offer family entertainment programs that are free of excessive violence, explicit sexual themes and foul language. We produce original shows to air during PAX TV's prime time hours. The balance of our PAX TV lineup consists of syndicated programs and a limited amount of entertainment and sports programming provided by NBC under cross programming agreements with us. We began PAX TV with a lineup of syndicated programming that had experienced successful first runs in terms of audience ratings, giving us the ability to offer a full programming schedule immediately upon the launch of PAX TV. Since our launch, we have sought to develop and increase our original PAX TV programming, as our operating experience with PAX TV has shown that quality original programs can generate higher ratings and deliver a greater return to us, in terms of advertising revenues, than syndicated programs of comparable cost.

     We have developed original entertainment programming for PAX TV at lower costs than those typically incurred by other broadcast networks for original entertainment programming. We have done this by employing cost efficient development and production techniques, such as the development of program concepts without the use of pilots, and by entering into production arrangements with foreign production companies through which we are able to share production costs, gain access to lower cost production labor and participate in tax incentives. In addition, we generally pre-sell the foreign and other distribution rights to our original PAX TV programming and thereby are able to recover a significant portion of the program's production costs, while retaining all of the domestic exploitation rights. Our agreements for syndicated programming generally entitle us to exclusive nationwide distribution rights over our entire television distribution system for a fixed cost, without regard to the number of households that receive our programming. As our syndicated programming licenses expire, we intend to replace that programming with less costly original programming.

     During non-network hours, our stations broadcast long form paid programming, consisting primarily of infomercials, which are shows produced at no cost to us to market and sell products and services through viewer direct response, and paid religious programming. Under an agreement with The Christian Network, Inc., or CNI, our broadcast stations carry CNI's programming during the hours of 1:00 a.m. and 6:00 a.m., seven days per week. For additional details on our relationship with CNI, see "Certain Relationships and Related Transactions."

     Under many of our JSAs, the JSA partner provides our station with late evening local news broadcasts, which we believe enhances our station's appeal to viewers and advertisers. This news programming may be a rebroadcast of the JSA partner's news in a different time slot or a news broadcast produced for PAX TV.

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

     Original Prime Time Programming. Our current lineup of original programming consists of one hour shows which we broadcast during prime time hours on PAX TV. This lineup consists of:

PROGRAM NAME                               PROGRAM DESCRIPTION
------------           ------------------------------------------------------------
Doc                    A series that captures the drama and comedy of big city
                       medicine as seen through the eyes of Clint Cassidy (Billy
                       Ray Cyrus), a country doctor from Montana who relocates to
                       New York City.

Encounters with the    A reality series hosted by Jerry Orbach (Law & Order) where
Unexplained            scientists, explorers, analysts and historians discover
                       answers to mysteries and riddles that have baffled mankind for generations.

It's a Miracle         A reality series hosted by Richard Thomas and devoted to
                       exploring "miracles" -- life-altering stories of chance
                       encounters, medical miracles, rescues and interventions that defy plausible explanation.

Miracle Pets           A reality series hosted by Alan Thicke featuring miraculous animal stories.

Mysterious Ways        A drama series in which professor of anthropology Declan
                       Dunn (Adrian Pasdar) and skeptical psychiatrist Peggy Fowler
                       (Rae Dawn Chong) join forces to uncover uncanny and
                       inexplicable phenomena people call "miracles."

Twice in a Lifetime    A drama series in which a celestial guardian, Mr. Smith
                       (Paul Popowich), gives lucky souls a second chance to change their destiny.

Candid Camera          The updated version of the classic television series "Candid
                       Camera!" that is hosted by Peter Funt, son of original host
                       Allen Funt, and Dina Eastwood.

Next Big Star          A talent search program, hosted by Ed McMahon and produced by George Schlatter (Laugh-In), bringing together bright new stars-to-be for their shot at stardom.

The Ponderosa          Our newest series, a prequel to the popular series Bonanza.
                       This drama series picks up the story of the Cartwrights in
                       1849 and follows the family through the early years when
                       they first settled on a small piece of scrub land in the
                       wilds of the Nevada territory.

The Weakest Link       A quiz show in which eight contestants are quizzed on trivia and general knowledge. At the end of each round, one of the contestants is deemed "the weakest link" and voted off the show (co-developed by NBC and us).

Supermarket Sweep      A game show where family members and friends race against
                       each other and the clock to win supermarket goods.

Shop 'Til You Drop     A game show which combines physical stamina, pricing
                       strategies and knowledge of retail items for the opportunity to win a mad-dash shopping spree.

     Syndicated Programming. We also broadcast syndicated programming during prime time and other network hours. Our current lineup of syndicated programming includes:

     - Bonanza

     - Diagnosis Murder

     - Remington Steele

     - Promised Land

     - Scarecrow & Mrs. King

     - Touched by an Angel

RATINGS

     The advertising revenues from our PAX TV operations are largely dependent upon the popularity of our programming, in terms of audience ratings, and the attractiveness of our PAX TV viewing audience to advertisers. Higher ratings generally will enable us to charge higher rates to advertisers. Nielsen, one of the leading providers of national audience measuring services, has grouped all television stations in the country into approximately 210 DMAs that are ranked in size according to the number of television households, and periodically publishes data on estimated audiences for the television stations in the various DMAs. The estimates are expressed in terms of the percentage of the total potential audience in the market viewing a station (the station's "Rating") and of the percentage of the audience actually watching television (the station's "Share"). Nielsen provides this data on the basis of total television households and selected demographic groupings in the DMA.

     The ratings for PAX TV's lineup of original and syndicated family entertainment programming generally increased in the PAX TV 2000-2001 season ended May 27, 2001 over the prior season in most time periods and for most demographic groups which we target. Our prime time ratings increases primarily were attributable to increases in the ratings for our original programming. For the 2000-2001 season, ratings in the 8:00-9:00 p.m., Monday through Friday and Sunday time slots, during which we aired our original programming, increased 39% in total viewing households over last season. Among adults from ages 25-54, an audience segment which we believe many advertisers find attractive, ratings for our original programs increased by 54% over the ratings from last season in the same time slots. Among adults from ages 18-49, ratings for our original programming increased 60% over the ratings from last season in the 8:00-9:00 p.m. Monday through Friday and Sunday time periods. All of our other original programs have improved their time period's viewing audience among adults from ages 18-49 as well. Prime time ratings for our syndicated programming generally have increased as well, although at a slower rate than the ratings growth of our original programming.

     PAX TV's fourth season began September 9, 2001 with the series premiere of The Ponderosa. Season to date, The Ponderosa has increased the year earlier time period delivery among target demographic groups by 40%. In its second season on PAX TV, Doc, starring Billy Ray Cyrus, has averaged 1.4 million homes and 2.0 million viewers. Doc has improved ratings among target demographics by 55%, year to year, and is PAX TV's highest rated program in the 2001-2002 season. Overall, with an average 1.3 million viewers in primetime, PAX TV is up 2% in season to date audience delivery over the prior year period.

     Some viewer demographic groups are more attractive to advertisers than others, such as adults of working age who typically have greater purchasing power than other viewer demographic groups. Many products and services are targeted to consumers with specific demographic characteristics, and a viewer demographic group containing a concentration of these types of consumers generally will be more attractive to advertisers. Based on our experiences with PAX TV, advertisers often will pay higher rates to advertise during programming that reaches demographic groups that are targeted by that advertiser. In general, we believe that advertisers for many products and services, consider adults from ages 25-54 to be one of the most desirable viewer demographic groups. A significant component of our original programming strategy is to develop and air programming that will increase PAX TV's ratings among the demographic groups that are most attractive to advertisers.

     The table below shows our PAX TV ratings over our first three broadcast seasons during prime time and during other network broadcast hours, for both total viewing households and adults from ages 25-54.

PAX TV AUDIENCE DELIVERY

                                  1998-1999 SEASON      1999-2000 SEASON      2000-2001 SEASON
                                 -------------------   -------------------   -------------------
                                 RATING   % INCREASE   RATING   % INCREASE   RATING   % INCREASE
                                 ------   ----------   ------   ----------   ------   ----------
PRIME TIME(1)
Total Households...............   0.7         NA        0.8         14%       1.0         25%
Adults 25-54...................   0.3         NA        0.4         33%       0.5         25%
OTHER PARTS OF DAY(2)
Total Households...............   0.2         NA        0.4        100%       0.4          0%
Adults 25-54...................   0.1         NA        0.2        100%       0.2          0%

---------------

(1) 8:00-11:00 p.m., Monday through Saturday; and 7:00-11:00 p.m., Sunday.

(2) 1:00-8:00 p.m., Monday through Friday.

Source: Nielsen NTI 8/21/00-8/19/01; 8/22/99-8/20/00; 8/21/98-8/22/99

ADVERTISING

     We sell commercial air time to advertisers who want to reach the entire nationwide PAX TV viewing audience with a single advertisement. Most of our network advertising is sold under advance, or "upfront," commitments to purchase advertising time, which are obtained before the beginning of our PAX TV programming season. NBC serves as our exclusive sales representative to sell most of our network advertising. Network advertising represented approximately 33% of our revenue during the year ended December 31, 2001. The central programming signal through which we supply PAX TV and other programming to our stations and to cable and satellite viewers includes advertising, generally of a direct response nature, which reaches our cable and satellite viewers (during both PAX TV and other viewing hours) in markets not served by our stations during time that is otherwise allocated to station spot advertising, and which reaches viewers in local markets during unsold station spot advertising time. We include the revenue from this advertising in our network advertising revenues.

     We also sell commercial air time to advertisers who want to reach the viewing audience in specific geographic markets in which we operate. These advertisers may be local businesses or regional or national advertisers who want to target their advertising in these markets. NBC provides national advertising sales services for a majority of our stations. In markets in which our stations are operating under JSAs, our JSA partner serves as our exclusive sales representative to sell our local station advertising. For stations for which NBC does not provide national account representation, our JSA partner performs this function. Our local sales force sells this advertising in markets without JSAs. Our station spot advertising represented approximately 34% of our revenue during the year ended December 31, 2001 (including 16% of our revenue during such year which was derived from local and national long form paid programming).

     We believe that the average rates paid for air time by advertisers seeking to target viewers within specific markets are generally higher per viewer than those for a single commercial aired across an entire network. For example, based on industry data for the first quarter of 2001, advertisers paid weighted average rates per viewer for air time in the markets served by our stations which were approximately 67% higher per viewer than the rate per viewer for a single network advertisement. Since networks and station affiliates usually are owned by different entities, the allocation of commercial spots between network and station advertisers is relatively fixed by an affiliation agreement. With respect to our owned and operated station group, however, we retain the flexibility to allocate air time among various categories of advertisers and we seek to maximize our advertising revenue by optimizing the mix of advertising time sold to network and station advertisers.

     Our advertising rates are based upon:

     - the size of the market in which a station operates;

     - the ratings of the show during which the advertising will appear;

     - the number of advertisers competing for a time slot; and

     - the demographic composition of the market served by the station.

     We offer advertisers the opportunity to reach PAX TV's nationwide viewing audience with a single commercial and to target their advertising to the demographic groups with which our programming is most popular.

     We also sell long form paid programming, consisting primarily of infomercials. This programming may appear on our entire television distribution system or it may be aired only in specific markets. Network and regional paid programming time is sold by our national long form sales team. Local paid programming may be sold by our national sales team or by the local sales team at each station.

NBC RELATIONSHIP

     On September 15, 1999, we entered into an investment agreement with NBC under which wholly-owned subsidiaries of NBC purchased shares of our Series B preferred stock and warrants to purchase shares of our common stock for an aggregate purchase price of $415 million. At the same time, a wholly-owned subsidiary of NBC entered into an agreement with Mr. Paxson and entities controlled by Mr. Paxson, under which the NBC subsidiary was granted the right to purchase all, but not less than all, of the 8,311,639 shares of our Class B common stock beneficially owned by Mr. Paxson. This right is exercisable through September 15,

2009. These shares of Class B common stock are entitled to ten votes per share on all matters submitted to a vote of our stockholders and are convertible into an equal number of shares of Class A common stock. The purchase price per share of Class B common stock is equal to the higher of:

     - the average of the closing sale prices of the Class A common stock for the 45 consecutive trading days ending on the trading day immediately preceding the exercise of NBC's call right, provided that the average price shall not be more than 17.5% higher or 17.5% lower than the six month trailing average closing sale prices; and

     - $22.50 per share for any shares purchased on or before September 15, 2002, and $20.00 per share for shares purchased after that date.

     The owners of the shares that are subject to the call right have agreed not to transfer those shares before September 15, 2005, and not to convert those shares into any of our other securities, including shares of Class A common stock. NBC's exercise of the call right is subject to compliance with applicable provisions of the Communications Act and the rules and regulations of the FCC.

     Under the investment agreement, a wholly-owned subsidiary of NBC acquired $415 million aggregate liquidation preference of our Series B preferred stock, which accrues cumulative dividends at an annual rate of 8% and is convertible, subject to adjustment under the terms of the Series B preferred stock, into 31,896,032 shares of our Class A common stock at an initial conversion price of $13.01 per share ($15.40 per share as of December 31, 2001). The Series B preferred stock is exchangeable at the option of the holder at any time, subject to various conditions, into our 8% exchange debentures. A wholly-owned subsidiary of NBC also acquired a warrant ("Warrant A") to purchase up to 13,065,507 shares of Class A common stock at an exercise price of $12.60 per share, and a warrant ("Warrant B") to purchase up to 18,966,620 shares of Class A common stock at an exercise price equal to the average of the closing sale prices of the Class A common stock for the 45 consecutive trading days ending on the trading day immediately preceding the warrant exercise date, provided that the average price shall not be more than 17.5% higher or 17.5% lower than the six month trailing average closing sale price, subject to a minimum exercise price during the three years ending September 15, 2002, of $22.50 per share. The warrants are exercisable until September 2009 subject to various conditions and limitations. In addition:

     - Warrant B may not be exercised before the exercise in full of Warrant A; and

     - Warrant B may not be exercised to the extent that, after giving effect to the exercise, Mr. Paxson would no longer constitute our "single majority stockholder" unless Warrant B is exercised in full and at the same time NBC exercises its right to purchase all the shares of our Class B common stock held by Mr. Paxson.

     NBC has the right, at any time that the FCC renders a final decision that NBC's investment in us is "attributable" to NBC (as that term is defined under applicable rules of the FCC), or for a period of 60 days beginning on September 15, 2002 and on each September 15 thereafter, to demand that we redeem, or arrange for a third party to acquire, any shares of our Series B preferred stock then held by NBC (an "Involuntary Redemption"). If NBC exercises this right, we will have up to one year to consummate the redemption, except that if at any time during the one year period, the terms of our outstanding debt and preferred stock do not prohibit the redemption and we have sufficient funds on hand to consummate the redemption, we must consummate the redemption at that time. NBC may not exercise Warrant A, Warrant B or its right to purchase shares of Class B common stock beneficially owned by Mr. Paxson during the one year redemption period.

     NBC also has the right to require that we redeem any Series B preferred stock and Class A common stock issued upon conversion of the Series B preferred stock then held by NBC upon the occurrence of various events of default (a "Default Redemption"). If NBC exercises this right, we will have up to 180 days to consummate the redemption, except that if at any time during the 180 day period, the terms of our outstanding debt and preferred stock do not prohibit the redemption and we have sufficient funds on hand to consummate the redemption, we must consummate the redemption at that time. NBC may not exercise Warrant A, Warrant B or its right to purchase shares of Class B common stock beneficially owned by Mr. Paxson during the 180 day redemption period.

     Our ability to effect any redemption is restricted by the terms of our outstanding debt and preferred stock. Were NBC to exercise its right to demand that we redeem its Series B preferred stock, in order to be able to do so we would need to not only raise sufficient cash to fund payment of the redemption price, but would also need to obtain the consents of the holders of our outstanding debt and preferred stock or repay, redeem or refinance these securities in a manner that obviated the need to obtain the consents of the holders. Alternatively, we would need to identify a third party willing to purchase NBC's Series B preferred stock directly from NBC or to enter into a merger, acquisition or other transaction with us as a result of which NBC's Series B preferred stock would be redeemed or acquired at the stated redemption price.

     Should we fail to effect an Involuntary Redemption within one year after NBC has exercised its right to demand that we redeem its securities, NBC will again be permitted to exercise Warrant A and Warrant B and its right to acquire Mr. Paxson's Class B common stock, and generally will be permitted to transfer, without restriction, any of our securities acquired by it, its right to acquire Mr. Paxson's Class B common stock, the contractual rights described below, and its other rights under the related transaction agreements, provided that Warrant A, Warrant B and the right to acquire Mr. Paxson's Class B common stock shall expire, to the extent unexercised, 30 days after any such transfer.

     Should we fail to effect a Default Redemption within 180 days after NBC has exercised its right to require us to redeem its securities, NBC will have 180 days within which to exercise Warrant A and Warrant B and its right to acquire Mr. Paxson's Class B common stock, and generally will be permitted to transfer, without restriction, any of our securities acquired by it, its right to acquire Mr. Paxson's Class B common stock, the contractual rights described below, and its other rights under the related transaction agreements, provided that Warrant A, Warrant B and the right to acquire Mr. Paxson's Class B common stock shall expire, to the extent unexercised, 30 days after any such transfer. If NBC does not effect any of these transactions within the 180 day period, we will have the right, for 30 days, to redeem NBC's securities. If we do not effect a redemption during this period, NBC will have the right to require us to effect, at our option, either a public sale or a liquidation of our company and may participate as a bidder in any such transaction. If the highest bid in any public sale of our company would be insufficient to pay NBC the redemption price of its securities, NBC will have a right of first refusal to purchase our company for the highest bid amount. NBC will not be permitted to exercise Warrant A, Warrant B or its right to acquire Mr. Paxson's Class B common stock during the public sale or liquidation process.

     The investment agreement also provides that we must obtain the consent of NBC for various actions, including:

     - approval of annual budgets;

     - expenditures materially in excess of budgeted amounts;

     - material acquisitions of programming;

     - material amendments to our certificate of incorporation or bylaws;

     - material asset sales or purchases, including, in some cases, sales of our television stations;

     - business combinations where we would not be the surviving corporation or as a result of which we would experience a change of control;

     - issuances or sales of any capital stock, with some exceptions;

     - stock splits or recombinations;

     - any increase in the size of our board of directors other than any increase resulting from provisions of our outstanding preferred stock of up to two additional directors; and

     - joint sales, joint services, time brokerage, local marketing or similar agreements as a result of which our stations with national household coverage of 20% or more would be subject to those agreements.

     In connection with its investment in us, we also granted NBC various rights with respect to our broadcast television operations, including:

     - the right to require the conversion of our television stations to NBC network affiliates, subject to various conditions;

     - a right of first refusal on proposed sales of television stations; and

     - the right to require our television stations to carry NBC network programming that is preempted by NBC network affiliates.

     We also entered into a stockholders agreement with NBC, Mr. Paxson and entities controlled by Mr. Paxson under which we are permitted (but not required) to nominate persons named by NBC for election to our board of directors upon request by NBC if NBC determines that its nominees are permitted under the Communications Act and FCC rules to serve on our board. Mr. Paxson and his affiliates agreed to vote their shares of common stock in favor of the election of those persons as our directors. The stockholders agreement further provides that we will not, without the prior written consent of NBC, enter into certain agreements or adopt certain plans which would be breached or violated upon the acquisition of our securities by NBC or its affiliates or would otherwise restrict or impede the ability of NBC or its affiliates to acquire additional shares of our capital stock.

     We also granted NBC demand and piggyback registration rights with respect to the shares of Class A common stock issuable upon:

     - conversion of the Series B preferred stock;

     - conversion of the debentures for which the Series B preferred stock is exchangeable;

     - exercise of the warrants; or

     - conversion of the Class B common stock.

     In connection with these transactions, we entered into a number of business arrangements with NBC that were intended to strengthen our operations. As part of these arrangements and our relationship with NBC:

     - NBC provides network advertising sales, marketing and network research services for PAX TV;

     - NBC provides national advertising sales services for a majority of our stations;

     - NBC provides some of its programming, including movies and sporting events, for broadcast on PAX TV; and

     - We have entered into JSAs with NBC with respect to 13 of our stations serving 11 markets also served by an NBC owned and operated station, and with 33 independently owned NBC affiliated stations serving our markets. Under the JSAs, the NBC stations sell all non-network advertising of our stations and receive commission compensation for those sales, and each of our stations may carry one hour per day of NBC syndicated programming, subject to compliance with our family programming content standards.

     In December 2001, we commenced a binding arbitration proceeding against NBC in which we asserted that NBC has breached its agreements with us and has breached its fiduciary duty to us and to our shareholders. We have asserted that NBC's proposed acquisition of Telemundo Communications Group, Inc. ("Telemundo Group") violates the terms of the agreements governing the investment and partnership between us and NBC. We also made two filings with the FCC, one of which requests a declaratory ruling as to whether conduct by NBC, including NBC's influence and apparent control over certain members of our board of directors selected by NBC (all of whom have since resigned from our board), has caused NBC to have an attributable interest in us in violation of FCC rules or has infringed upon our rights as an FCC license holder. The second FCC filing seeks to deny FCC approval of NBC's acquisition of the Telemundo Group's television stations. In addition, in January 2002, we filed a petition to deny with the FCC arguing that NBC was ineligible under FCC regulations to acquire control of television station KNTV-TV, San Jose, California from Granite Broadcasting Corp. due to NBC's attributable interest in the Company.

     The initiation of these proceedings by us casts significant uncertainty over the future direction of our relationship with NBC. The hearing in the arbitration proceeding is currently scheduled to occur in April 2002, and we expect that, under the applicable arbitration rules, the arbitrator will render a decision by the end of May 2002. If we do not prevail in the arbitration proceeding, and our position expressed in the FCC filings is not accepted by the FCC, NBC could consummate the acquisition of the Telemundo Group and thereby render it highly unlikely that NBC would be able to acquire control of our company under the terms of the existing agreement, while at the same time retaining its investment in us and its ability to exercise a significant influence over our operations.

COMPETITION

     We compete for audience and advertisers and our television stations are located in highly competitive markets and face strong competition on all levels.

     Audience. Television stations compete for audience share principally on the basis of program popularity, which has a direct effect on advertising rates. Our PAX TV programming competes for audience share in all of our markets with the programming offered by other broadcast networks, and competes for audience share in our stations' respective market areas with the programming offered by non-network affiliated television stations. Our other programming also competes for audience share in our stations' respective market areas principally with the non-network programming offered by other television stations. We believe our stations also compete for audience share in their respective markets on the basis of their channel positions on the cable systems which carry our programming, and that the ability to view our programming on the lower numbered channel positions (generally below channel 30) generally improves the likelihood that viewers will watch our programming.

     Our stations also compete for audience share with other forms of entertainment programming, including home entertainment systems and direct broadcasting satellite video distribution services which transmit programming directly to homes equipped with special receiving antennas and tuners. Further advances in technology may increase competition for household audiences.

     Advertising.  Advertising rates are based upon:

     - the size of the market in which the station operates;

     - a program's popularity among the viewers that an advertiser wishes to attract;

     - the number of advertisers competing for the available time;

     - the demographic makeup of the market served by the station;

     - the availability of alternative advertising media in the market area; and

     - development of projects, features and programs that tie advertiser messages to programming.

PAX TV competes for advertising revenues principally with other television broadcast networks and to some degree with other nationally distributed advertising media, such as print publications. During the annual "up front" process, broadcast networks seek to obtain advance commitments from advertisers to purchase network commercial air time, and competition occurs principally on the basis of the advertisers' perception of the anticipated popularity (i.e., ratings) of a network's programming for the upcoming broadcast season and the demographic groups to which the programming is expected to appeal.

     Our television stations also compete for advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. Competition for advertising dollars at the television station level occurs primarily within individual markets. Generally, a television station in one market does not compete with stations in other market areas.

FEDERAL REGULATION OF BROADCASTING

     The FCC regulates television broadcast stations under the Communications Act. The following is a brief summary of certain provisions of the Communications Act and the rules of the FCC.

     License Issuance and Renewal. The Communications Act provides that a broadcast station license may be granted to an applicant if the public interest, convenience and necessity will be served thereby, subject to certain limitations. Television broadcast licenses generally are granted and renewed for a period of eight years. Interested parties including members of the public may file petitions to deny a license renewal application but competing applications for the license will not be accepted unless the current licensee's renewal application is denied. The FCC is required to grant a license renewal application if it finds that the licensee (1) has served the public interest, convenience and necessity; (2) has committed no serious violations of the Communica-tions Act or the FCC's rules; and (3) has committed no other violations of the Communications Act or the FCC's rules which would constitute a pattern of abuse. Our licenses are subject to renewal at various times between 2004 and 2007.

     General Ownership Matters. The Communications Act requires the prior approval of the FCC for the assignment of a broadcast license or the transfer of control of a corporation or other entity holding a license. In determining whether to approve such an assignment or transfer of control, the FCC considers, among other things, the financial and legal qualifications of the prospective assignee or transferee, including compliance with rules limiting the common ownership of certain attributable interests in broadcast, cable and newspaper properties.

     The FCC's multiple ownership rules may limit the acquisitions and investments that we may make or the investments that others may make in us. The FCC generally applies its ownership limits to attributable interests held by an individual, corporation, partnership or other association or entity. In the case of corporations holding or controlling broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote five percent or more of the corporation's stock are generally attributable. The FCC treats all partnership and limited liability company interests as attributable, except for those interests that are insulated under FCC rules and policies. For insurance companies, certain regulated investment companies and bank trust departments that hold stock for investment purposes only, stock interests become attributable with the ownership of 20% or more of the voting stock of the corporation holding or controlling broadcast licenses.

     In December 2000, the FCC eliminated its "single majority shareholder" exception to its attribution rules prospectively. Under that exception, the FCC generally did not treat any minority voting shareholder as attributable if one person or entity (such as Mr. Paxson in the case of our company) held more than 50% of the combined voting power of the common stock of a company holding or controlling broadcast licenses. Under the FCC's new rule, a person who acquired a minority voting interest in a company holding or controlling broadcast licenses before December 14, 2000, will not have that interest treated as attributable for purposes of the FCC's ownership rules so long as a majority shareholder of the corporation (such as Mr. Paxson in the case of our company) continues to hold more than 50% of the combined voting power of the corporation. This exception for a minority interest acquired before December 14, 2000, will be permanent until the interest is transferred or assigned. We filed with the FCC a petition for reconsideration of the decision, and in March 2001, the U.S. Court of Appeals for the D.C. Circuit reversed and remanded a decision by the FCC to eliminate the single majority shareholder exception as it applies to the ownership of cable systems. On December 14, 2001, the FCC suspended the repeal of the single majority shareholder exception for broadcast attribution rules pending resolution of certain ownership issues being considered in a separate rulemaking proceeding. We cannot predict at this time the rules the FCC may adopt or how they will affect the single majority shareholder exception as it applies to the ownership of broadcast stations.

     The FCC treats as attributable debt and equity interests which combined exceed 33% of a station licensee's total assets, defined as the total amount of debt and equity capital, if the party holding the equity and debt interests (1) supplies more than 15% of the station's total weekly programming or (2) has an attributable interest in another media entity, whether television, radio, cable or newspaper, in the same market. Non-voting equity, loans, and insulated interests count toward the 33% equity/debt threshold. Non-conforming interests acquired before November 7, 1996, are permanently grandfathered for purposes of the equity/debt rules and thus do not constitute attributable ownership interests.

     Television National Ownership Rule. Under FCC rules, no individual or entity may have an attributable interest in television stations reaching more than 35% of the national television viewing audience. The FCC applies a 50% discount for purposes of calculating a UHF station's audience reach. If a broadcast licensee has an attributable interest in a second television station in any of its markets, the audience for that market will not be counted twice for the purposes of determining compliance with the national cap. The constitutionality of the television national ownership rule was challenged in federal court and in February 2002, the U.S. Court of Appeals for the District of Columbia Circuit held that the reasons the FCC gave for deciding not to repeal or modify its national ownership cap rule as part of its biennial rules review were inadequate and therefore not in compliance with a provision of the Communications Act that requires the FCC to review its rules every two years and to repeal or modify any that are no longer in the public interest. The court did not find the rule to be unconstitutional, but instructed the FCC to consider what further action it should take with respect to the 35% cap and what reasons it will provide to support its decision.

     Television Duopoly Rule. The FCC's television duopoly rule permits a party to own two television stations without regard to signal contour overlap if each of the stations is located in a separate designated market area, or DMA. A party may own two television stations in the same DMA so long as (1) at least eight independently owned and operating full-power commercial and non-commercial television stations remain in the market at the time of acquisition and (2) at least one of the two stations is not among the four top-ranked stations in the market based on audience share. Without regard to numbers of independently owned television stations, the FCC permits television duopolies within the same DMA so long as the stations' Grade B service contours do not overlap. Satellite stations that are authorized to rebroadcast the programming of a "parent" station located in the same DMA are also exempt from the duopoly rule. The FCC's television duopoly rule has been challenged by another broadcasting company in a proceeding currently pending in the U.S. Court of Appeals for the District of Columbia Circuit.

     Television Time Brokerage and Joint Sales Agreements. Over the past few years, a number of television stations, including certain of our television stations, have entered into agreements commonly referred to as time brokerage agreements and joint sales agreements. Under these agreements, separately owned and licensed stations agree to function cooperatively subject to the requirements of antitrust laws and compliance with the FCC's rules and policies, including the requirement that each party maintain independent control over the programming and operations of its own station. The FCC's attribution and television duopoly rules apply to time brokerage agreements in which one station brokers more than 15% of the broadcast time per week of another station with an overlapping Grade B contour. Time brokerage agreements that were in effect on August 5, 1999, are exempt from the television duopoly rule for a limited period of time of either two or five years, depending on the date of the time brokerage agreement.

     Alien Ownership. Under the Communications Act, no FCC broadcast license may be held by a corporation of which more than one-fifth of its capital stock is owned or voted by aliens or their representatives or by a foreign government or its representative, or by any corporation organized under the laws of a foreign country (collectively "Aliens"). Furthermore, the Communications Act provides that no FCC broadcast license may be granted to any corporation controlled by any other corporation of which more than one-fourth of its capital stock is owned of record or voted by Aliens if the FCC should find that the public interest would be served by the refusal of the license.

     Cross Ownership Rules. The FCC's rules prohibit a party from holding attributable interests in (1) a television station and a cable television system, or (2) a television or radio station and a daily newspaper, in each case, in the same local market. The FCC rules also limit the number of commonly owned radio and television stations in the same market depending upon the number of independently owned media voices in that market. In February 2002, the U.S. Court of Appeals for the District of Columbia Circuit held that there was no basis for the FCC's refusal to repeal or modify the rule prohibiting local cross ownership of television stations and cable television systems. The court's decision vacating the rule will take effect on April 5, 2002, unless any party files a petition for rehearing by that date, in which case the effectiveness of the decision is likely to be postponed pending the outcome of the petition for rehearing. While the FCC will be free to undertake a rulemaking proceeding to adopt a new version of the rule, unless and until it does adopt a new rule, there will be no prohibition on television station and cable television system cross ownership in local markets. The FCC has issued a notice that it intends to consider proposing new rules modifying the prohibition on broadcast station and daily newspaper cross ownership. We are unable to predict the outcome of the foregoing or the effect, if any, changes would have upon our business.

     Dual Network Rule. FCC rules permit any of the four major networks (ABC, CBS, Fox or NBC) to acquire the UPN or WB networks. Nothing in the rules presently prohibits one of the four major networks from establishing a new network or from purchasing a network ranking below the top six networks. The dual network rule continues to prohibit a merger between any two or more of the top four networks.

     Biennial Review of Broadcast Ownership Rules. The Communications Act requires the FCC to undertake a biennial review of its broadcast ownership rules. In the review completed in June 2000, the FCC declined to amend the national television ownership and the local television station and cable television system cross ownership rules, but stated it would begin rule making proceedings to relax the standards for waiving the daily newspaper/broadcast cross ownership rule. In February 2002, the U.S. Court of Appeals for the District of Columbia Circuit held that the reasons the FCC gave for declining to amend the national ownership cap rule and its failure to repeal or modify the rule prohibiting local television station and cable television system cross ownership were not in compliance with the biennial review provisions of the Communications Act. The court vacated the local television station and cable television system cross ownership prohibition and instructed the FCC to consider what further action it should take with respect to the 35% national ownership cap. The FCC has issued a notice of proposed rule making to determine whether and to what extent the daily newspaper/broadcast cross ownership rules should be revised. Our expansion of our broadcast operations on both a local and national level and the level of competition we face will continue to be subject to the FCC's ownership rules and any changes that may be adopted. We cannot predict the ultimate outcome of the FCC's ownership proceedings or the effect of these or other changes on our business operations.

     Programming and Operation. The Communications Act requires broadcasters to present programming that responds to community problems, needs and interests and to maintain certain records demonstrating its responsiveness. Stations also must follow various rules that regulate, among other things, obscene and indecent broadcasts, sponsorship identification, the advertising of contests and lotteries and technical operations, including limits on radio frequency radiation.

     The FCC's rules limit the amount of advertising in television programming designed for children 12 years of age and under and require that television broadcast stations air specified amounts of programming during specified time periods to serve the educational and informational needs of children 16 years of age and under.

     The Communications Act and FCC rules also regulate the broadcasting of political advertisements by television stations. Stations must provide "reasonable access" for the purchase of time by legally qualified candidates for federal office and "equal opportunities" for the purchase of equivalent amounts of comparable broadcast time by opposing candidates for the same elective office. Before primary and general elections, legally qualified candidates for elective office may be charged no more than the station's "lowest unit charge" for the same class of advertisement, length of advertisement and daypart.

     The U.S. Congress presently is considering amending the political advertising law by changing the statutory definition of "lowest unit charge" in a manner which would require television stations to sell time to federal political candidates at lower rates. We are unable to predict whether changes to the law will be enacted or the effect, if any, such changes would have upon our business.

     Equal Employment Opportunity Requirements. In early 2000, the FCC adopted revised rules requiring broadcast licensees to develop and implement programs designed to promote equal employment opportunities and submit reports on these matters to the FCC. The United States Court of Appeals for the District of Columbia Circuit has struck down the recruitment, outreach and reporting portions of these rules as unconstitutional and the FCC has suspended the enforcement of the rules pending further developments. In December 2001, the FCC issued a rulemaking notice proposing new equal employment opportunity rules requiring broadcast licensees to affirmatively recruit minorities and imposing certain record-keeping and reporting requirements. The general prohibition against discrimination in employment remains in effect.

     "Must Carry"/Retransmission Consent Regulations. Under the Communications Act, every local commercial television broadcast stations must elect once every three years to require a cable system to carry the station subject to certain exceptions, or to negotiate for retransmission consent to carry the station. Stations' "must carry" rights are not absolute, and their exercise depends on variables such as the number of activated channels on a cable system, the location and size of a cable system, the amount of duplicative programming on a broadcast station and the signal quality of the station at the cable system's headend. Alternatively, if a broadcaster chooses to exercise retransmission consent rights, it can prohibit cable systems from carrying its signal or grant the cable system consent to retransmit the broadcast signal for a fee or other consideration. Our television stations have generally elected the "must carry" alternative. Our elections of retransmission or "must carry" status will continue until the next election period, which commences on January 1, 2003.

     In an ongoing rulemaking proceeding, the FCC is considering rules to govern the obligations of cable television systems to carry the analog and digital television, or DTV, signals of local television stations or to obtain retransmission consent to carry those signals during and following the transition from analog to DTV broadcasting. In an initial order in the proceeding, the FCC tentatively concluded that broadcasters would not be entitled to mandatory carriage of both their analog and DTV signals and that broadcasters with multiple

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

DTV video programming streams would be required to designate a single, primary video stream eligible for mandatory carriage. Alternatively, television licensees may negotiate with cable television systems for carriage of their DTV signal in addition to their analog signal under retransmission consent.

     Under retransmission consent agreements, our television stations are also carried as distant signals on cable systems which are located outside of the stations' markets. Cable systems must remit a compulsory license royalty fee to the United States Copyright Office to carry our stations in these distant markets. We have filed a request with the Copyright Office to change our stations' status under the compulsory license from "independent" to "network" signals. If the Copyright Office grants our request, certain cable systems may transmit our stations at reduced royalty rates. We cannot determine when the Copyright Office will act on this request, or whether we will receive a favorable ruling.

     Satellite Carriage of Television Broadcast Signals. Under the Satellite Home Viewer Improvement Act, which we refer to as SHVIA, a satellite carrier must obtain retransmission consent before carrying a television station, and beginning January 1, 2002, a satellite carrier delivering the signal of any local television station will be required to carry all stations licensed to the carried station's local market. The FCC recently adopted rules implementing SHVIA that are similar to the must-carry and retransmission consent rules that apply to cable television systems. Under the new rules, stations may elect either mandatory carriage or negotiation for retransmission consent. The first election period is four years, with subsequent election periods set at three years to coincide with the cable election period. We have elected, effective January 1, 2002, mandatory carriage with respect to our stations. Two satellite television providers and a satellite broadcasting trade association have instituted litigation challenging the constitutionality of the statutory satellite "must carry" requirements. In June 2001 a federal district court upheld the constitutionality of the federal law and in December 2001 the U.S. Court of Appeals for the Fourth Circuit affirmed this decision. The proponents of this litigation have petitioned the U.S. Supreme Court for review of this decision.

     Digital Television Service. The FCC has adopted rules for the implementation of DTV service, a technology which is intended to improve the quality of television broadcast signals. Each (i) full service television licensee, (ii) permittee authorized as of October 24, 1991 and (iii) entity awarded a license for a station for which an application for a construction permit was on file as of October 24, 1991 was allotted a second channel for its DTV operations. Each such licensee and permittee must return one of its two channels at the end of the DTV transition period currently scheduled to end on December 31, 2006. The transition period could be extended in certain areas depending generally on the level of DTV market penetration or if the FCC or Congress changes the schedule. Except for stations operating analog facilities in the 700 MHz spectrum band and those stations allotted a digital channel in the 700 MHz spectrum band, the FCC has established a schedule by which broadcasters must begin DTV service absent extenuating circumstances that may affect individual stations. Each of our stations applied for a DTV construction permit before November 1, 1999. In November 2001 the FCC modified its digital television transition rules to provide that a station would be in compliance with its build-out requirement, without constructing the full authorized facilities, so long as, by May 1, 2002, it constructed digital facilities capable of serving its community of license with a signal of requisite strength. The date by which digital facilities replicating a station's analog service area must be constructed will be set by the FCC at a later date. The FCC, by order released September 17, 2001, authorized analog stations operating in the 700 MHz spectrum band to operate their analog signal on the channel assigned for digital service and to delay the institution of digital service until December 31, 2005, or later than December 31, 2005 if it can be demonstrated that less than 70% of the television households in the station's market are capable of receiving digital broadcast signals. Broadcasters given a digital channel allocation within the 700 MHz band may forego the use of that channel for digital service until December 31, 2005, or later than December 31, 2005 if it can be demonstrated that less than 70% of the television households in the station's market are capable of receiving digital broadcast signals. Broadcasters left with a single-channel allotment as a result of clearing the 700 MHz spectrum band will retain the interference protection associated with their digital television channel allotment for a period of 31 months after beginning to transmit in digital.

     The FCC has adopted rules permitting DTV licensees to offer "ancillary or supplementary services" on their DTV channels, so long as such services are consistent with the FCC's DTV standards, do not derogate required DTV services, and are regulated in the same manner as similar non-DTV services. The FCC's rules require that DTV licensees pay a fee (based on revenues) for any subscription-based services that are provided.
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

     The FCC also has commenced a proceeding to consider additional public interest obligations for television stations as they transition to digital broadcast television operation. The FCC is considering various proposals that would require DTV stations to use digital technology to increase program diversity, political discourse, access for disabled viewers and emergency warnings and relief. If these proposals are adopted, our stations may be required to increase their current level of public interest programming, which generally does not generate as much revenue from commercial advertisers.

     Class A Television. In November 1999, Congress passed the Community Broadcasters Protection Act of 1999, which directs the FCC to offer a new Class A status to qualifying low power television stations. The FCC's rules grant Class A stations a measure of interference protection against full power and other low power television stations. The protected status of Class A stations could limit our ability to modify our television facilities in the future and could affect any pending applications for new or modified facilities to the extent that changes proposed by us would create interference to qualifying Class A stations. Class A stations will not be protected from interference from DTV stations proposing to maximize their DTV service, provided the DTV stations notified the FCC of their intent to maximize facilities no later than December 31, 1999, and filed a maximization application by May 1, 2000.

     Proposed Changes. Congress and the FCC have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect our operation, ownership and profitability of our company and our television broadcast stations. We cannot predict what other matters may be considered in the future, nor can we judge in advance what impact, if any, the implementation of any of these proposals or changes might have on our business.

EMPLOYEES

     As of December 31, 2001, we had 609 full-time employees and 63 part-time employees. The substantial majority of our employees are not represented by labor unions. We consider our relations with our employees to be good.

SEASONALITY

     Seasonal revenue fluctuations are common within the television broadcasting industry and result primarily from fluctuations in advertising expenditures. We believe that generally television advertisers spend relatively more for commercial advertising time in the second and fourth calendar quarters and spend relatively less during the first calendar quarter of each year.

TRADEMARKS AND SERVICE MARKS

     We have 14 registered trademarks and service marks and pending applications for registration of another 52 trademarks and service marks. We do not own any patents or have any pending patent applications.

PROPERTIES AND FACILITIES

     Our corporate headquarters is located in West Palm Beach, Florida. We have a satellite up-link facility through which we supply our central programming feed, including PAX TV, to satellite transmitters which relay the signal to our stations. Our satellite up-link facility is located on leased property in Clearwater, Florida.

     Each of our stations has a facility in the market in which it operates at which the central programming feed is received and retransmitted in its market. Each of our stations broadcasts its signal from a transmission tower or antenna situated on a transmitter site. Each station also has an office and studio and related broadcasting equipment. For those stations with respect to which we have entered into JSA's, we have vacated or expect to vacate the leased studio and office facilities of our stations as we co-locate our operations with those of our JSA partner. We generally lease our broadcast transmission towers and own substantially all of the equipment used in our broadcasting operations. Our tower leases have expiration dates that range generally from two to twenty years. We do not anticipate any difficulties in renewing those leases that expire within the next several years or in leasing other space, if required.

     Our antenna, transmitter and other broadcast equipment for our New York television station (WPXN) were destroyed upon the collapse of the World Trade Center on September 11, 2001. We are currently
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

broadcasting from towers outside of Manhattan at substantially lower height and power. We are evaluating several alternatives to improve our signal through transmission from other locations, however we expect it could take several years to replace the signal we enjoyed at the World Trade Center location with a comparable signal. We have property and business interruption insurance coverage to mitigate the losses sustained.

     We believe our existing facilities are adequate for our current and anticipated future needs. No single property is material to our overall operations.

LEGAL PROCEEDINGS

     We are involved in litigation from time to time in the ordinary course of our business. We believe the ultimate resolution of these matters will not have a material effect on our financial position or results of operations or cash flows.

     In October, November and December 1999, complaints were filed in the 15th Judicial Circuit Court in Palm Beach County, Florida, in the Court of Chancery of the State of Delaware and in Superior Court of the State of California against certain of our officers and directors by alleged stockholders of our company alleging breach of fiduciary duty by the directors in approving the September 1999 transactions with NBC. The complaints asserted nearly identical purported class and derivative claims and generally alleged that the directors rejected a takeover offer and instead completed the NBC transactions, thereby precluding the plaintiffs from obtaining a premium price for their shares. The complaints sought to rescind the NBC transactions, to require us to pursue other acquisition offers and to recover damages. In July 2001, the four actions in Delaware were dismissed by the court. In August 2001, the Florida action was voluntarily dismissed. In January 2002, the California action was voluntarily dismissed.

     In December 2001, we commenced a binding arbitration proceeding against NBC in which we asserted that NBC has breached its agreements with us and has breached its fiduciary duty to us and to our shareholders. We have asserted that NBC's proposed acquisition of Telemundo Group violates the terms of the agreements governing the investment and partnership between us and NBC. We also made two filings with the FCC, one of which requests a declaratory ruling as to whether conduct by NBC, including NBC's influence and apparent control over certain members of our board of directors selected by NBC (all of whom have since resigned from our board), has caused NBC to have an attributable interest in us in violation of FCC rules or has infringed upon our rights as an FCC license holder. The second FCC filing seeks to deny FCC approval of NBC's acquisition of the Telemundo Group's television stations.

     The initiation of these proceedings by us casts significant uncertainty over the future direction of our relationship with NBC. The hearing in the arbitration proceeding is currently scheduled to occur in April 2002, and we expect that, under the applicable arbitration rules, the arbitrator will render a decision by the end of May 2002. If we do not prevail in the arbitration proceeding, and our position expressed in the FCC filings is not accepted by the FCC, NBC could consummate the acquisition of the Telemundo Group and thereby render it highly unlikely that NBC would be able to acquire control of our company, while at the same time retaining its investment in us and its ability to exercise a significant influence over our operations.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information concerning our directors and executive officers.

NAME                                        AGE                      TITLE
----                                        ---                      -----
Lowell W. Paxson..........................  66    Chairman of the Board, Class I Director
Jeffrey Sagansky..........................  50    President, Chief Executive Officer, Class I
                                                  Director
Dean M. Goodman...........................  54    Executive Vice President and Chief
                                                  Operating Officer
Anthony L. Morrison.......................  40    Executive Vice President, Secretary, Chief
                                                  Legal Officer
Seth A. Grossman..........................  37    Executive Vice President, Chief Strategic
                                                  Officer
Thomas E. Severson, Jr....................  38    Senior Vice President, Chief Financial
                                                  Officer
Ronald L. Rubin...........................  36    Vice President, Chief Accounting Officer,
                                                  Corporate Controller
Henry J. Brandon..........................  44    Class I Director
Bruce L. Burnham..........................  68    Class II Director
James L. Greenwald........................  75    Class II Director
John E. Oxendine..........................  59    Class II Director

     Our board of directors is comprised of three classes, each consisting of three directors. Each director is elected for a three year term. Terms of all Class I directors expire at the annual meeting in 2004. Terms of all Class II directors expire at the annual meeting in 2002. Terms of all Class III directors expire at the annual meeting in 2003. We currently have no Class III directors.
R. Brandon Burgess, Keith G. Turner and Royce E. Wilson, all of whom are employees of NBC, resigned as Class III directors during November and December, 2001.

     Lowell W. Paxson. Mr. Paxson has been our Chairman of the Board since 1991 and was our Chief Executive Officer from 1991 to 1998. Mr. Paxson was a co-founder of Home Shopping Network, Inc. and served as its President from 1985 to 1990.

     Jeffrey Sagansky. Mr. Sagansky has been our President, Chief Executive Officer and a director since 1998. Mr. Sagansky was Co-President of Sony Pictures Entertainment, a producer of film and video programming, from 1996 to 1997.

     Dean M. Goodman. Mr. Goodman became our Executive Vice President and Chief Operating Officer in September 2001. Mr. Goodman also served as the president of our PAX TV network television operations from 1998 until September 2001 and president of our inTV and Network-Affiliated Television divisions from 1995 to 1997. From 1993 to 1995, Mr. Goodman was general manager of our Miami, Florida radio station group.

     Anthony L. Morrison. Mr. Morrison has served as our Executive Vice President, Secretary and Chief Legal Officer since 1995. Before that time, Mr. Morrison was an attorney in private practice with the O'Melveny & Myers law firm, concentrating his practice on commercial financings.

     Seth A. Grossman. Mr. Grossman has been our Executive Vice President and Chief Strategic Officer since August 2000. Mr. Grossman also served as our Senior Vice President and Chief Financial Officer from December 1999 until August 2000. From 1997 to December 1999, Mr. Grossman was our Senior Vice President, Corporate Development and from 1995 to 1997, Mr. Grossman was our Director of Finance.

     Thomas E. Severson, Jr. Mr. Severson has been our Senior Vice President and Chief Financial Officer since August 2000. From 1995 until August 2000, Mr. Severson was employed by Sinclair Broadcast Group, Inc., a television and radio broadcasting company, in various finance and accounting positions, most recently serving as its Vice President and Chief Accounting Officer.

     Ronald L. Rubin. Mr. Rubin has been our Vice President, Chief Accounting Officer and Corporate Controller since January 2001. From 1996 until January 2001, Mr. Rubin was employed by AutoNation, Inc.,

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

an automotive retailer, in various finance and accounting positions, most recently serving as its Vice President and Corporate Controller and Principal Accounting Officer.

     Henry J. Brandon. Mr. Brandon has been a director since 2001. Mr. Brandon has been a Principal of William E. Simon & Sons, LLC, a private investment firm and merchant bank, since 1995.

     Bruce L. Burnham. Mr. Burnham has been a Director since 1996. Mr. Burnham has been President of The Burnham Group, a firm providing consulting and marketing services to the retail industry, since 1993.


     James L. Greenwald. Mr. Greenwald has been a Director since 1996. Mr. Greenwald was the Chairman and Chief Executive Officer of Katz Communications, Inc., a broadcast advertising representative sales firm, from 1975 to 1994, and has been Chairman Emeritus of that firm since 1994. Mr. Greenwald is a director of Granite Broadcasting Company and Source Media, Inc.


     John E. Oxendine. Mr. Oxendine has been a Director since 2000. Mr. Oxendine has been President and Chief Executive Officer of Blackstar, Inc. since 1998, and Chairman and Chief Executive Officer of Broadcast Capital, Inc. since 1999. Mr. Oxendine was Chairman of Blackstar LLC from 1994 to 1998, and Chairman and Chief Executive Officer of Blackstar Communications, Inc. from 1987 to 1998. All of these entities are owners and operators of, or investors in, broadcast television stations.

EMPLOYMENT AGREEMENTS


     Mr. Paxson is employed as our Chairman, and in that capacity he serves as our senior executive officer, under an employment agreement for a three year term commencing on October 16, 1999. The agreement is automatically renewable after the initial term for successive one year periods so long as Mr. Paxson remains our "Single Majority Shareholder," as that term is defined under the rules of the FCC. Mr. Paxson's current base salary is $726,000, increasing 10% per year. Mr. Paxson may receive an annual bonus of up to twice his base salary if we attain financial targets established by the compensation committee of our Board of Directors. Mr. Paxson declined to accept the bonus which would otherwise have been payable to him under his agreement and our Executive Bonus Plan with respect to our 2001 fiscal year. In connection with the employment agreement, we granted Mr. Paxson nonqualified options to purchase 1,000,000 shares of Class A common stock, which vest in equal installments over a three year period, and which expire ten years from the date of grant. The exercise price for options which vested in October 2000 is $10 per share, for options which vested in October 2001 is $12.03 per share, and for options vesting in October 2002 is $9.03 per share. Mr. Paxson is eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives. The Board of Directors may terminate Mr. Paxson's employment agreement before expiration for good cause, and Mr. Paxson may terminate the agreement for good reason, each as defined in the agreement. If Mr. Paxson dies, becomes permanently disabled, terminates his employment for good reason or is terminated other than for good cause during the term of the agreement, we will pay Mr. Paxson or his estate, as the case may be, his then existing salary for the remaining term of the agreement, in the case of disability, termination for good reason or termination other than for good cause, or 18 months, in the case of death.



     Mr. Sagansky is employed as our President and Chief Executive Officer under an employment agreement entered into in September 1999 for a four year term expiring September 15, 2003. Mr. Sagansky's current base salary under the agreement is $693,000, increasing 10% per year. Mr. Sagansky may receive an annual bonus of up to twice his base salary if we attain financial targets established by our compensation committee, which shall be the same targets established for purposes of Mr. Paxson's bonus compensation. In connection with the employment agreement, we granted Mr. Sagansky nonqualified options to purchase 2,000,000 shares of Class A common stock, vesting in four equal annual installments commencing September 15, 2000, and expiring ten years from the date of the grant. The vesting of these options will be accelerated if, at any time after Mr. Paxson ceases to be our FCC Single Majority Shareholder, Mr. Sagansky's employment is terminated other than by reason of his death or disability and other than for good cause (as defined in the agreement). The exercise price for options which vested in September 2000 is $10 per share, for options which vested in September 2001 is $11.68 per share, for options vesting in September 2002 is $10.85 per share, and for options vesting in September 2003 is the lower of $21 per share or the average of the closing sale price of the common stock over the 45 trading days preceding September 15, 2002. Mr. Sagansky is eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives. The Board of Directors may terminate Mr. Sagansky's employment agreement before expiration for good cause, and Mr. Sagansky may terminate the agreement for good reason, each as defined in the agreement. If Mr. Sagansky dies, becomes permanently disabled, terminates his employment for good reason or is terminated other than for good cause during the term of the agreement, we will pay Mr. Sagansky or his estate, as the case may be, his then existing salary for the remaining term of the agreement, in the case of disability, termination for good reason or termination other than for good cause, or 18 months, in the case of death.

     Mr. Goodman is employed as our Executive Vice President and Chief Operating Officer under a four year employment agreement commencing January 1, 2001. Mr. Goodman is eligible to receive an annual bonus. Mr. Goodman is eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation, including awards under our stock incentive plans, as we may determine. We may terminate Mr. Goodman's employment for cause, as defined in the agreement. If Mr. Goodman's employment is terminated by reason of his death or disability, or other than for cause, or if Mr. Goodman terminates his employment for cause, as defined in the agreement, we will continue to pay Mr. Goodman his base salary for the lesser of one year or the balance of the employment term.

     Mr. Morrison is employed as our Executive Vice President and Chief Legal Officer under a four year employment agreement commencing January 1, 2001. Mr. Morrison is eligible to receive an annual bonus. Mr. Morrison is eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation, including awards under our stock incentive plans, as we may determine. We may terminate Mr. Morrison's employment for cause, as defined in the agreement. If Mr. Morrison's employment is terminated by reason of his death or disability or other than for cause, or if Mr. Morrison terminates his employment for cause, as defined in the agreement, we will continue to pay Mr. Morrison his base salary for the lesser of one year or the balance of the employment term.

     Mr. Grossman is employed as our Executive Vice President and Chief Strategic Officer under a four year employment agreement commencing January 1, 2001. Mr. Grossman is eligible to receive an annual bonus. Mr. Grossman is eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation, including awards under our stock incentive plans, as we may determine. We may terminate Mr. Grossman's employment for cause, as defined in the agreement. If Mr. Grossman's employment is terminated by reason of his death or disability or other than for cause, or if Mr. Grossman terminates his employment for cause, as defined in the agreement, we will continue to pay Mr. Grossman his base salary for the lesser of one year or the balance of the employment term.

                             EXECUTIVE COMPENSATION

     The following table presents information concerning the compensation received or accrued for services rendered during the fiscal years ended December 31, 2001, 2000, and 1999 for our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer who were serving as of December 31, 2001 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                           LONG-TERM
                                                                          COMPENSATION
                                            ANNUAL COMPENSATION            NUMBER OF
                                    -----------------------------------    SECURITIES     ALL OTHER
                                                           OTHER ANNUAL    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY(1)    BONUS     COMPENSATION     OPTIONS       (2)(3)(4)
---------------------------  ----   ---------   --------   ------------   ------------   ------------
Jeffrey Sagansky..........   2001   $660,000    $330,000   $         --             0      $69,640
  Chief Executive Officer    2000    610,000      75,000             --             0       63,276
  President                  1999    600,000          --      140,070(5)    2,000,000       62,912

Lowell W. Paxson..........   2001    660,000          --             --             0        4,913
  Chairman of the Board      2000    610,000      75,000             --             0           --
                             1999    493,798          --             --     1,000,000           --

Dean M. Goodman...........   2001    433,650     130,095             --       150,000       43,771
  Executive Vice President   2000    412,997      30,975    1,023,273(6)            0       44,270
  and Chief Operating        1999    315,000          --      924,937(6)            0       15,426
  Officer

Anthony L. Morrison.......   2001    288,750      86,625      165,584(6)      150,000       29,477
  Executive Vice President,  2000    275,000      10,313             --             0       29,756
  Chief Legal Officer        1999    223,438          --      432,781(6)       99,000       21,897

Seth A. Grossman..........   2001    247,500      37,125             --       125,000        1,000
  Executive Vice President,  2000    219,750      80,363             --             0        1,000
  Chief Strategic Officer    1999    177,292          --             --        22,000        1,000


---------------

(1) Includes amounts Named Executive Officers elected to defer under our Profit Sharing Plan.

(2) Includes contributions to supplemental retirement plans as follows: during 2001, Mr. Sagansky -- $66,000; Mr. Goodman -- $41,300; Mr.
    Morrison -- $27,500; during 2000, Mr. Sagansky -- $60,000; Mr.
    Goodman -- $41,300; Mr. Morrison -- $27,500; during 1999, Mr.
    Sagansky -- $60,000; Mr. Goodman -- $12,600; Mr. Morrison -- $19,688.

(3) Includes $1,000 Company contributions to the Profit Sharing Plan during 1999, 2000 and 2001.

(4) Includes cost of term life insurance equivalent for life insurance policies as follows: during 2001, Mr. Sagansky -- $2,640; Mr. Paxson -- $4,913; Mr. Goodman -- $1,471; Mr. Morrison -- $977; during 2000, Mr.
    Sagansky -- $2,276; Mr. Goodman -- $1,970; Mr. Morrison -- $1,256; during 1999, Mr. Sagansky -- $1,912; Mr. Goodman -- $1,826; Mr. Morrison -- $1,209.

(5) Consists of tax reimbursement in 1999 related to relocation allowance in 1998.

(6) Represents the difference between the price paid by the Named Executive Officer upon the exercise of stock options and the fair market value of the underlying common stock at the time of exercise.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below presents information regarding each of the Named Executive Officers who was granted options to purchase shares of our Class A common stock during the year ended December 31, 2001.

                                                                                           POTENTIAL REALIZABLE VALUES
                            NUMBER OF          % OF TOTAL                                   AT ASSUMED ANNUAL RATES OF
                            SHARES OF        OPTIONS GRANTED                              STOCK APPRECIATION FOR OPTION
                           COMMON STOCK       TO EMPLOYEES     EXERCISE                              TERM(1)
                        UNDERLYING OPTIONS      IN FISCAL        PRICE     EXPIRATION   ----------------------------------
NAME                         GRANTED              YEAR         PER SHARE      DATE         0%          5%          10%
----                    ------------------   ---------------   ---------   ----------   --------   ----------   ----------
Dean M. Goodman.......       150,000               6.5%          $7.25     7/31/2011    $735,000   $1,881,160   $3,639,596
Anthony L. Morrison...       150,000               6.5%           7.25     7/31/2011     735,000    1,881,160    3,639,596
Seth A. Grossman......       125,000               5.4%           7.25     7/31/2011     612,500    1,567,634    3,032,996

---------------

(1) Based on the closing price on the grant date and the option exercise price.

2001 AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2001 and stock options held as of December 31, 2001 by each Named Executive Officer.

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                             SHARES                         DECEMBER 31, 2001               DECEMBER 31, 2001(1)
                           ACQUIRED ON     VALUE      ------------------------------   ------------------------------
NAME                        EXERCISE      REALIZED    EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE(3)
----                       -----------   ----------   --------------   -------------   -----------   ----------------
Jeffrey Sagansky.........         --     $       --     1,960,000        1,240,000     $9,891,000       $2,505,600
Lowell W. Paxson.........         --             --       666,666          333,334        150,000          474,296
Dean M. Goodman..........         --             --       525,161          352,500      2,169,457        1,128,000
Anthony L. Morrison......     20,000        165,584       381,900          242,100      1,892,330          774,720
Seth A. Grossman.........         --             --       165,250          122,550        685,064          392,160

---------------

(1) Based on the closing sale price of the Class A common stock of $10.45 on December 31, 2001.

(2) Excludes securities underlying options which vested January 1, 2002 as follows: Mr. Goodman, 120,000 shares; Mr. Morrison, 59,800 shares; Mr. Grossman, 24,400 shares.

(3) Certain options held by Mr. Sagansky which are not currently exercisable have variable exercise prices to be determined at future dates, as described above under "Employment Agreements," and are therefore not treated as "in the money" for purposes of the amounts shown in this column.

STOCK INCENTIVE PLANS


     We established our Stock Incentive Plan, 1996 Stock Incentive Plan and 1998 Stock Incentive Plan (collectively, the "Stock Incentive Plans") to provide incentives to officers, employees and others who perform services for us through awards of options and shares of restricted stock. Awards are granted under the Stock Incentive Plans at the discretion of our Compensation Committee and may be in the form of either incentive or nonqualified stock options or awards of restricted stock. Options granted under the Stock Incentive Plans generally vest over either a four or a five year period and expire ten years after the date of grant. At December 31, 2001, 643,978 shares of Class A common stock were available for additional awards under the Stock Incentive Plans.


     The exercise price per share of Class A common stock, vesting schedule and expiration date of each stock option granted under the Stock Incentive Plans is determined by our Compensation Committee at the date the option is granted and as provided in the terms of the Plans. The Compensation Committee may, in its sole discretion, accelerate the time at which any stock option may be exercised. Holders of more than ten percent (10%) of the combined voting power of our capital stock may be granted stock options, provided that if any of such options are intended to be incentive stock options, the exercise price must be at least 110% of the fair market value of the Class A common stock as of the date of the grant and the term of the option may not exceed five years. Options granted under the Stock Incentive Plans may be exercised by the participant to whom granted or by his or her legal representative. If a participant's employment is terminated for cause, each option which has not been exercised shall terminate.

     The Compensation Committee also has the discretion to award restricted stock, consisting of shares of Class A common stock which vest over a period determined by the Committee and are subject to forfeiture in whole or in part if the recipient's employment is terminated before the end of the restricted period. Before vesting, the participant may transfer the restricted stock to a trust for the benefit of the participant or an immediate family member, but may not otherwise sell, assign, transfer, give or otherwise dispose of, mortgage, pledge or encumber the restricted stock. The Compensation Committee may, in its discretion, provide that a participant shall be vested in whole or with respect to any portion of the participant's award not previously vested if the participant's employment with us is terminated because of death, disability or retirement or in the event of a change of control. To date, we have not awarded any restricted stock under the Stock Incentive Plans.

EXECUTIVE BONUS PLAN

     Under our Executive Bonus Plan, members of our senior management approved by the Compensation Committee may earn cash bonus compensation on an annual basis in such amounts as are determined by the Committee, based upon the achievement of operating and financial objectives and individual performance criteria. The bonus calculation criteria are established on an annual basis by the Committee, and generally consist of a set of operating and financial performance objectives which we must meet for any participant to be entitled to receive a bonus, and individualized performance criteria and bonus levels for each participant (generally expressed as a percentage of the participant's base salary). Bonuses awarded with respect to a fiscal year are to be paid during the following year.

PROFIT SHARING PLAN

     We have a profit sharing plan under Section 401(k) of the Internal Revenue Code under which our employees must complete six months of service in order to be eligible to defer salary and, if available, receive matching contributions under the Section 401(k) portion of the plan. Participants may elect to contribute a specified percentage of their compensation to the plan on a pre-tax basis. We may, at our discretion, make matching contributions based on a percentage of deferred salary contributions at a rate to be determined by certain of our officers, which matching contributions may be paid in our stock. In addition, we may make supplemental profit sharing contributions in such amounts as certain of our officers may determine. Participants earn a vested right to their profit sharing contribution in increasing amounts over a period of five years. After five years of service, a participant's right to his or her profit sharing contribution is fully vested. Thereafter the participant may receive a distribution of the entire value of his or her account at age 55, 62 or 65 or upon termination of employment, death or disability.

COMPENSATION OF DIRECTORS

     Directors who are not our employees receive an annual retainer of $24,000 and are paid fees of $1,500 for each board meeting attended, $1,000 for each committee meeting attended and $500 for each meeting chaired. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors. In September 2001 Mr. Burnham and Mr. Greenwald each received a 50,000 share option grant at an exercise price of $7.25 per share, vesting ratably over a four year period commencing in May 2001. In connection with his commencement of service as a director, Mr. Oxendine received options to purchase 50,000 shares of Class A common stock at the same exercise price, vesting ratably over a five year period commencing in March 2000. In April 1999, Mr. Burnham and Mr. Greenwald each received a 50,000 share option grant at the same exercise price, vesting ratably over five years. No other directors receive separate compensation for services rendered as a director, including directors who are employed by us.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth information regarding the beneficial ownership of our shares of common stock as of March 1, 2002 by:

     - each of our directors and our five most highly compensated executive officers in 2001;

     - all of our directors and executive officers as a group; and

     - any person who is known by us to be the beneficial owner of more than five percent of any class of our common stock.

                                                                                  AGGREGATE
                                                            NUMBER OF    % OF    VOTING POWER
CLASS OF STOCK         NAME OF BENEFICIAL OWNER(1)            SHARES     CLASS       (%)
--------------   ----------------------------------------   ----------   -----   ------------
Class A          National Broadcasting Company, Inc.(2)..   63,928,159   53.1%       30.4%
                 Lowell W. Paxson(3).....................   21,141,594   37.0        14.5
                 Mario J. Gabelli(4).....................    6,716,922   11.9         4.6
                 Merrill Lynch & Co., Inc.(5)............    4,042,217    7.2         2.8
                 Jeffrey Sagansky(6).....................    1,960,000    3.4         1.3
                 Henry J. Brandon(7).....................    1,067,961    1.9           *
                 Dean M. Goodman(6)......................      691,636    1.2           *
                 Anthony L. Morrison(6)..................      472,250      *           *
                 Seth A. Grossman(6).....................      217,825      *           *
                 Bruce L. Burnham(6).....................       65,850      *           *
                 James L. Greenwald(6)...................       49,500      *           *
                 John E. Oxendine(6).....................       20,000      *           *
                 All directors and executive officers as
                 a group (11 persons)(8).................   25,736,616   41.8        17.1
Class B          Lowell W. Paxson........................    8,311,639    100%       56.9%
                 All directors and executive officers as
                 a group (1 person)......................    8,311,639    100%       56.9%

---------------

 *  Less than 1%

(1) Unless otherwise specified in the footnotes to this table, the address of each person in this table is c/o Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233.

(2) Consists of 31,896,032 shares of Class A common stock issuable upon conversion of shares of our Series B preferred stock held by NBC Palm Beach Investment I, Inc., and 32,032,127 shares of Class A common stock issuable upon exercise of outstanding warrants held by NBC Palm Beach Investment II, Inc. The holders' rights to acquire shares of Class A common stock upon conversion and exercise of those securities, although currently exercisable, are subject to material conditions, including compliance with the rules of the FCC. This amount does not include shares beneficially owned by Mr. Paxson that NBC Palm Beach Investment II, Inc. has the right to acquire. According to information contained in a Schedule 13D filed with the SEC, dated September 15, 1999, NBC Palm Beach Investment I and NBC Palm Beach Investment II are subsidiaries of NBC, and NBC and its parent entity, General Electric Company, Inc., each disclaims beneficial ownership of these securities. The address of NBC is 30 Rockefeller Plaza, New York, New York 10112.

(3) Includes 666,666 shares which may be acquired within 60 days through the exercise of stock options; does not include 8,311,639 shares of Class B common stock, each share of which is convertible into one share of Class A common stock. Mr. Paxson is the beneficial owner of all reported shares, other than 666,766 shares of Class A common stock, through his control of Second Crystal Diamond, Limited Partnership and Paxson Enterprises, Inc.

(4) According to information contained in an amendment to Schedule 13D filed with the SEC, dated January 18, 2002, various investment funds and other entities controlled by or affiliated with Mario J. Gabelli and Marc J. Gabelli, each of whose address is c/o Gabelli Asset Management, Inc., One

    Corporate Center, Rye, New York 10580, acquired those shares for investment for one or more accounts over which they have shared or sole investment and voting power or for their own account.

(5) The address of Merrill Lynch & Co., Inc., is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

(6) Includes shares which may be acquired within 60 days through the exercise of stock options granted under our stock incentive plans as follows: Jeffrey Sagansky -- 960,000; Dean M. Goodman -- 645,161; Anthony L.
    Morrison -- 441,700; Seth A. Grossman -- 189,650; Bruce L.
    Burnham -- 53,750; James L. Greenwald -- 49,500; and John E.
    Oxendine -- 20,000. Also includes 1,000,000 shares which may be acquired by Mr. Sagansky within 60 days through the exercise of additional stock options.

(7) Consists of shares which may be acquired upon the exercise of warrants and conversion of shares of our Series A preferred stock held by an affiliate of William E. Simon & Sons, LLC, a private investment firm with which Mr. Brandon is employed as a Principal; Mr. Brandon disclaims beneficial ownership of all such shares.

(8) Includes 2,409,761 shares which may be acquired within 60 days through the exercise of stock options granted under our stock incentive plans, 1,666,666 shares which may be acquired within 60 days through the exercise of additional stock options granted to Mr. Paxson and Mr. Sagansky, and 1,067,961 shares which may be acquired upon the exercise of warrants and conversion of shares of our Series A preferred stock held by an affiliate of William E. Simon & Sons, LLC, a private investment firm with which Mr. Brandon is employed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     NBC Transactions. On September 15, 1999, NBC entered into an agreement with us under which subsidiaries of NBC acquired $415 million liquidation preference of Series B preferred stock, which is convertible into 31,896,032 shares of our Class A common stock, and common stock purchase warrants entitling the holder to purchase 32,032,127 shares of Class A common stock. NBC also entered into an agreement with Mr. Paxson and entities controlled by Mr. Paxson under which NBC was granted the right to purchase all, but not less than all 8,311,639, shares of our Class B common stock beneficially owned by Mr. Paxson, which shares are entitled to ten votes per share on all matters submitted to a vote of our stockholders and are convertible into an equal number of shares of Class A common stock. We have entered into other agreements with NBC under which we pay amounts to NBC for commission compensation and cost reimbursements, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General." During December 1999 and March 2000, our board of directors appointed three employees of NBC to fill vacancies on the board of directors. The NBC employees serving on our board resigned as directors during November and December 2001. For more information regarding our relationship with NBC, see "Business -- NBC Relationship."

     DP Media. DP Media, Inc., CAP Communications, Inc. and RDP Communications, Inc., which we refer to collectively as DP Media, are companies formerly beneficially owned by family members of Mr. Paxson. During the past several years, we have engaged in numerous transactions with DP Media involving television station purchases and sales, time brokerage and affiliation agreements and other matters. In April 1998, DP Media, Inc. entered into a contract to acquire WHPX in Hartford, Connecticut, from Roberts Broadcasting Company for $250,000 plus the assumption of a note payable to us for $15 million, and WHPX became a PAX TV affiliate. In February 1999, DP Media, Inc. assigned its rights to acquire WHPX to CAP Communications, Inc., which completed the acquisition.

     In February 1999, DP Media acquired two television stations, which were PAX TV affiliates, indirectly from us for consideration of approximately $30.5 million, including the assumption of notes payable to us. These notes were repaid during August 1999. During 1998 and 1999, Mr. Paxson served as guarantor on approximately $31.4 million in bank loans made to DP Media, which guaranty was secured by a pledge of approximately 6.1 million shares of Class A common stock owned by an affiliate of Mr. Paxson. Mr. Paxson's guaranties were terminated in connection with DP Media's refinancing of its indebtedness during August 1999. During 1999, we had affiliation agreements with DP Media under which we provided the DP Media station affiliates with programming and paid a fixed monthly affiliation fee, and the affiliates retained a portion of the advertising airtime during our network programming. We also served as the network, national and regional sales representative for the DP Media station affiliates and received a commission of 15% for sales revenue generated. During 1999, we recorded $404,000 of commissions revenue under our services agreements with DP Media. We recorded time brokerage and affiliation fees expenses related to stations owned by DP Media of approximately $13.6 million in 1999.


     On November 21, 1999, we agreed to purchase the television station assets of DP Media and related corporations. These assets consisted of eight television stations and a contractual right to acquire a ninth television station, WBPX, and two full power satellite stations serving the Boston, Massachusetts market. We advanced approximately $106 million to DP Media in the transaction, under a secured loan agreement, which was used to repay DP Media's outstanding indebtedness to third party lenders. On March 3, 2000, we agreed with DP Media to convert the asset sale transaction into a purchase by us of all of the capital stock of DP Media. In June 2000, we completed the acquisition of DP Media for aggregate consideration of $113.5 million, including the $106 million previously advanced. DP Media's assets included a 32% equity interest in a limited liability company controlled by the former stockholders of DP Media, which owns television station WWDP in Norwell, Massachusetts. We have the right to require a sale of WWDP, which is not a PAX TV affiliate, if the station is not sold within a specified period, and the right to receive 45% of the net proceeds from the sale of the station.


     The Christian Network, Inc. We have entered into several agreements with The Christian Network, Inc., or CNI. CNI is a section 501(c)(3) not-for-profit corporation to which Mr. Paxson has been a substantial contributor and of which he was a member of the Board of Stewards through 1993.

     On September 10, 1999, we entered into a master agreement with CNI for overnight programming and use of a portion of our digital capacity in exchange for CNI's providing public interest programming. The master agreement has a term of 50 years and is automatically renewable for successive ten-year periods unless CNI ceases to exist, commences action to liquidate, ceases family values programming or the FCC revokes the licenses of a majority of our stations. Under the master agreement, we broadcast CNI overnight programming on each of our stations seven days a week from 1:00 a.m. to 6:00 a.m. We do not receive or pay cash compensation for carrying this programming. If and when our stations begin digital programming in multiple channels, we are required to make a digital channel available for CNI's use. CNI will have the right to use the digital channel for 24 hour CNI digital programming.

     We entered into an agreement with CNI in May 1994 under which we agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationship with us, we would take certain actions to ensure that CNI's tax exempt status would no longer be so jeopardized. These steps could include additional payments by us or rescission of one or more transactions. We believe that our agreements with CNI have been on terms as favorable to CNI as it would obtain in arm's-length transactions, and we intend any future agreements with CNI to be as favorable to CNI as CNI would obtain in arm's-length transactions. Accordingly, if our activities with CNI are consistent with the terms governing our relationship, we should not be required to take any actions under this agreement. We cannot be sure, however, that we will not be required to take any actions under this agreement which might have a material cost to us.

     We have contracted with CNI to lease CNI's television production and distribution facility, the Worship Channel Studio, in Clearwater, Florida. We utilize this facility primarily as our network operations center and originate our PAX TV network signal from this location. During 2001, we incurred rental charges of $205,000 in connection with this agreement.

     In March 1999, we entered into a three-year agreement with CNI to license CNI's religious programming. During the year ended December 31, 2001, we paid license fees in connection with this agreement of approximately $215,000.

     Aircraft Lease. During 1997, we entered into a three-year lease with a company owned by Mr. Paxson for a Boeing 727 aircraft. The lease provided for monthly payments of $63,600. We incurred rental costs under the lease of approximately $759,000 during 2000. The lease expired in December 2000 without being renewed.

     Simon Interests. Henry Brandon, who has been one of our directors since September 2001, is employed as a principal of William E. Simon & Sons, LLC, a private investment firm and an affiliate of William E. Simon, Jr., who served as Vice Chairman of our Board of Directors from May 1998 until September 2001. In June 1998 we issued to an affiliate of Mr. Simon fully vested warrants to purchase 155,500 shares of Class A common stock at an exercise price of $16 per share. In connection with our June 1998 offering of Series A preferred stock and warrants to purchase Class A common stock, we paid an affiliate of Mr. Simon a consulting fee of $500,000 and an underwriting fee of $550,000 for services rendered in connection with the placement of such securities. Also in June 1998, the affiliate of Mr. Simon purchased $10 million aggregate liquidation preference of our Series A preferred stock and warrants to purchase 32,000 shares of Class A common stock at an exercise price of $16 per share. In March 2000, we reduced the exercise price of the 187,500 warrants held by Mr. Simon's affiliate from $16 per share to $12.60 per share.

     Officer Loans. During December 1996, we approved a program to extend loans to members of our senior management to finance their purchase of shares of Class A common stock in the open market. The loans are full recourse promissory notes bearing interest at 5.75% per annum and are collateralized by a pledge of the shares of Class A common stock purchased with the loan proceeds. We extended the maturity date of all loans outstanding under this program until March 31, 2003. At December 31, 2001, the outstanding balances of principal and accrued interest on such loans to our Named Executive Officers were as follows: Mr. Goodman, $640,850, Mr. Morrison, $336,576 and Mr. Grossman, $153,965.

            DESCRIPTION OF MATERIAL INDEBTEDNESS AND PREFERRED STOCK

     The following is a summary of the terms and conditions of some of our material indebtedness and of the terms of our preferred stock, and is subject to and qualified in its entirety by reference to the terms and conditions of the agreement, indenture or certificate of designation, as applicable, governing the indebtedness or preferred stock the terms and conditions of which are being summarized.

SENIOR CREDIT FACILITY

     In connection with our July 2001 refinancing, we entered into a new $360.0 million senior secured credit facility. The senior credit facility comprises three facilities:

          (1) a Term A facility in the aggregate principal amount of $50.0 million to be used for capital expenditures, maturing December 31, 2005. Borrowing availability under the Term A facility will be reduced to $15 million on July 12, 2003 and no further borrowings under the Term A facility will be permitted after July 12, 2004;

          (2) a Term B facility in the aggregate principal amount of $285.0 million, which was fully drawn in the July 2001 refinancing, maturing June 30, 2006; and

          (3) a revolving facility in the aggregate principal amount of up to $25.0 million to be used for general corporate purposes, maturing June 30, 2006.

     We are required to begin making quarterly principal repayments under the Term A facility on September 30, 2003. The first four installments shall each be 0.25% of the amount outstanding under the Term A facility on each such repayment date, and the next four installments shall each be 0.25%, and the final two installments shall each be 49.5%, of the amount outstanding under the Term A facility on June 30, 2006. We have begun making quarterly principal repayments under the Term B facility. The first 18 installments shall each be $712,500 and the final two installments shall each be $136,087,500. The revolving facility is required to be permanently repaid at the maturity date of the revolving facility. Before its maturity date, the revolving facility may be repaid and then reborrowed; however, no amount repaid under the Term A facility or the Term B facility may be reborrowed.

     Borrowings under the Term A facility and the revolving facility bear interest at a rate per annum equal to (1) before January 1, 2004, at our option, either the alternate base rate (which is defined as the highest of 1/2% plus the federal funds rate, the prime rate most recently announced by the agent under the senior credit facility and 1/2% plus the CD rate of the agent under the senior credit facility) plus 2.00%, or LIBOR plus 3.00%, and (2) on and after January 1, 2004, at our option either:

     - LIBOR plus

      - if our leverage ratio is greater than 6 to 1, 3.00%;

      - if our leverage ratio is less than or equal to 6 to 1 and greater than
        4.5 to 1, 2.75%; or

      - if our leverage ratio is less than or equal to 4.5 to 1, 2.50%; or

     - the alternate base rate plus

      - if our leverage ratio is greater than 6 to 1, 2.00%;

      - if our leverage ratio is less than or equal to 6 to 1 and greater than
        4.5 to 1, 1.75%; or

      - if our leverage ratio is less than or equal to 4.5 to 1, 1.50%.

     Borrowings under the Term B facility bear interest at a rate per annum equal to, at our option, either the alternate base rate plus 2.00% or LIBOR plus 3.00%.

     Our obligations under the senior credit facility, other than $59.1 million of borrowings under the Term B facility that were used to redeem our 12% preferred stock, are unconditionally guaranteed, jointly and severally, by all of our material subsidiaries. Our obligations and those of our guarantors under the senior credit facility are secured primarily by a first priority lien on all the assets of our company and those guarantors.

     The senior credit facility contains various covenants, representations, warranties and indemnities, including covenants restricting our ability and the ability of our subsidiaries to incur additional indebtedness, dispose of assets, pay dividends, repurchase or redeem capital stock and indebtedness (including the notes), create liens, make capital expenditures, make certain investments or acquisitions and enter into transactions with affiliates and otherwise restricting our activities. The senior credit facility also contains the following financial covenants: (1) minimum net revenue and minimum EBITDA for each of the fiscal quarters ended June 30, 2001 through December 31, 2003, and
(2) maximum ratio of total senior debt to EBITDA, maximum ratio of total debt to EBITDA, minimum permitted interest coverage ratio and minimum permitted fixed charge coverage ratio, each beginning for each of the fiscal quarters ending on or after June 30, 2004.

     The senior credit facility also contains provisions requiring repayment of the facilities (and permanent commitment reductions) from certain net proceeds of asset sales, insurance, debt and equity issuances and excess cash flow as well as to the extent necessary to ensure that outstanding amounts under the senior credit facility do not exceed a certain percentage of the value of the broadcasting stations of our company and the subsidiary guarantors.

     Events of defaults under the senior credit facility include those usual and customary for transactions of this type, including, among other things, failure to pay principal, interest and other amounts payable under the senior credit facility; material breaches of representations or warranties under the new credit facility; breach of negative or financial covenants under the new credit facility; breach of any other covenant under the senior credit facility (subject to a 30 day cure period in most cases); failure to pay or default under other material indebtedness; failure generally to pay debts or bankruptcy; material judgments, unenforceability of any guaranty or security in respect of the senior credit facility or loss of protection or priority of liens thereunder; change of control; material adverse change; loss of any material FCC license or failure to comply with material FCC requirements in respect of an acquisition; and material liabilities arising under breach of environmental law or ERISA (each of the foregoing applying to the company and our subsidiaries). Upon the occurrence and continuance of an event of default under the senior credit facility, the agent may declare the then outstanding loans due and payable and exercise remedies, including foreclosure upon collateral.

10 3/4% SENIOR SUBORDINATED NOTES DUE 2008

     In July 2001 we issued $200.0 million aggregate principal amount of our 10 3/4% senior subordinated notes due 2008. The 10 3/4% notes are our senior subordinated unsecured obligations, subordinate in right of payment to all of our existing and future senior indebtedness and that of the subsidiary guarantors, as defined in the indenture governing the 10 3/4% notes. The 10 3/4% notes rank equally in right of payment with the notes and with all of our existing and future senior subordinated debt and that of the subsidiary guarantors and senior to all of our existing and future subordinated obligations and those of the subsidiary guarantors. The 10 3/4% notes rank senior to all of our preferred stock; however, we have the option, subject to various limitations, of exchanging outstanding shares of our Series B preferred stock, 13 1/4% exchangeable preferred stock and 12 1/2% exchangeable preferred stock into exchange debentures, which will rank equally with the 10 3/4% notes. The
10 3/4% notes are fully guaranteed, on a senior subordinated unsecured basis, by all of our domestic subsidiaries.

     The 10 3/4% notes will mature on July 15, 2008 and bear interest at a rate of 10 3/4% per annum from the date of original issuance until maturity. Interest is payable semi-annually on January 15 and July 15, beginning January 15, 2002.

     Before July 15, 2005, we may redeem all or part of the 10 3/4% notes by paying a "make-whole" premium based on U.S. Treasury rates. At our option, we may redeem all or a part of the 10 3/4% notes at a redemption price equal to 105.375% of the principal amount during a twelve-month period beginning on July 15, 2005, 102.688% of the principal amount during a twelve-month period beginning on July 15, 2006, and 100.000% of the principal amount beginning on July 15, 2007 and thereafter. At any time before July 15, 2004, we may redeem up to 35% of the 10 3/4% notes with the net proceeds of certain equity offerings, at a price equal to 110.75% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the aggregate principal amount of the 10 3/4% notes remains outstanding after the redemption.

     Following a change of control, we will be required to make an offer to purchase all of the 10 3/4% notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest.

     The indenture governing the 10 3/4% notes contains covenants for the benefit of the holders of the 10 3/4% notes that, among other things, and subject to certain exceptions, restrict our ability and the ability of our restricted subsidiaries, as defined in the indenture governing the 10 3/4% notes, to:

     - incur more debt;

     - pay dividends or make other restricted payments;

     - create or permit to exist certain liens;

     - issue stock of subsidiaries;

     - sell certain assets;

     - incur dividend or other payment restrictions affecting our subsidiaries;

     - enter into transactions with affiliates; and

     - consolidate, merge or transfer all or substantially all our assets.

     These limitations are subject to a number of important exceptions and qualifications.

13 1/4% EXCHANGEABLE PREFERRED STOCK

     General. We have designated 72,000 shares as our 13 1/4% Cumulative Junior Exchangeable Preferred Stock of which, as of December 31, 2001, there were 31,076 shares issued and outstanding.

     Dividends. The holders of the 13 1/4% exchangeable preferred stock are entitled to receive dividends at a rate equal to 13 1/4% per year of the liquidation preference per share, payable semi-annually and accumulating from the original issue date. We may, at our option, pay dividends on any dividend payment date either in cash or by the issuance of additional shares of 13 1/4% exchangeable preferred stock having an aggregate liquidation preference equal to the amount of such dividends. If dividends for any period ending after May 15, 2003 are not paid in cash, the dividend rate will increase by 1% per year for that dividend payment period. To date, we have paid no cash dividends on the 13 1/4% exchangeable preferred stock. During 2001, 2000 and 1999, we paid dividends of approximately $37.4 million, $32.9 million and $28.9 million, respectively, by the issuance of additional shares of 13 1/4% exchangeable preferred stock. Accrued 13 1/4% exchangeable preferred stock dividends since the last dividend payment date aggregated approximately $5.1 million and $4.5 million at December 31, 2001 and 2000, respectively.

     Voting Rights. The 13 1/4% exchangeable preferred stock is non-voting, except as otherwise required by law and in certain circumstances, including with respect to:

     - amending certain rights of the holders of the 13 1/4% exchangeable preferred stock; and

     - issuing any class of equity securities that ranks on a parity with or senior to the 13 1/4% exchangeable preferred stock, other than the issuance of additional shares of 13 1/4% exchangeable preferred stock to pay dividends on the 13 1/4% exchangeable preferred stock in accordance with its terms.

     In addition, if we fail to (1) make a mandatory redemption or a change of control offer (as defined in the certificate of designation for the 13 1/4% exchangeable preferred stock) or (2) comply with certain covenants or make certain payments on our indebtedness, holders of a majority of the outstanding shares of 13 1/4% exchangeable preferred stock, voting separately as one class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of the board of directors.

     Liquidation Rights. The 13 1/4% exchangeable preferred stock, with respect to dividend rights and rights on our liquidation, winding-up and dissolution, ranks senior to all classes of our common stock and all other series of our preferred stock and junior to all of our outstanding indebtedness.

     Redemption; Priorities. We may redeem all or a portion of the 13 1/4% exchangeable preferred stock, at our option, at any time on or after May 15, 2003 at the redemption prices set forth below, plus, without duplication, accumulated and unpaid dividends to the date of redemption, if redeemed during the 12 month period commencing May 15 of the year set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2003........................................................    106.625%
2004........................................................    103.313%
2005 and thereafter.........................................    100.000%

     We are required to redeem all of the 13 1/4% exchangeable preferred stock outstanding on November 15, 2006 at a redemption price equal to 100% of the liquidation preference, plus, without duplication, accumulated and unpaid dividends to the date of redemption. Upon a change of control (as defined in the certificate of designation for the 13 1/4% exchangeable preferred stock), we are required to offer to purchase the 13 1/4% exchangeable preferred stock at a price equal to 101% of the liquidation preference, plus accumulated and unpaid dividends.

     Exchange Provisions. As described below under "13 1/4% Exchange Debentures," the 13 1/4% exchangeable preferred stock is exchangeable into the 13 1/4% exchange debentures, at our option, subject to certain conditions in whole or in part, on a pro rata basis, on any scheduled dividend payment date; provided that immediately after giving effect to any partial exchange, there must be outstanding shares of 13 1/4% exchangeable preferred stock (whether initially issued or issued in lieu of cash dividends) with an aggregate liquidation preference of not less than $75.0 million and not less than $75.0 million of aggregate principal amount of 13 1/4% exchange debentures.

     Restrictive Covenants. The certificate of designation for the 13 1/4% exchangeable preferred stock contains covenants for the benefit of the holders of the 13 1/4% exchangeable preferred stock that, among other things, and subject to certain exceptions, restrict our ability and the ability of our restricted subsidiaries to:

     - incur additional indebtedness;

     - pay dividends and make other restricted payments;

     - issue certain stock of subsidiaries;

     - enter into transactions with affiliates;

     - merge or consolidate us or the guarantors; and

     - transfer and sell assets.

     Although we have received the opinion of our legal counsel that it is more likely than not that a Delaware court would conclude that the accretion of the notes issued in this offering from their original issue price to their principal amount at maturity will not constitute an incurrence of debt that would violate the restrictive covenant limiting our ability to incur additional debt that is contained in the certificate of designation for the 13 1/4% exchangeable preferred stock, we cannot assure you that a Delaware court would reach the same conclusion. If a court were to conclude that we had incurred debt in violation of the terms of the certificate of designation for the 13 1/4% exchangeable preferred stock, and we were not able to cure the violation, we would be required to increase the size of our board of directors by two members and the holders of the 13 1/4% exchangeable preferred stock would have the sole right to elect directors to fill those vacancies. Because the certificate of designation for our Series B preferred stock contains substantially identical restrictions on our ability to incur debt, the holders of our Series B preferred stock could acquire the right to elect two additional directors to our board of directors in the same fashion. We cannot predict the effect that the addition of four directors elected by the holders of these series of preferred stock would have on the operations and prospects of our company.

SERIES A PREFERRED STOCK

     General. We have designated 17,500 shares as our 9 3/4% Series A Convertible Preferred Stock, of which, as of December 31, 2001, there were 10,566 shares issued and outstanding.

     Dividends. The holders of the Series A preferred stock are entitled to receive dividends at a rate equal to 9 3/4% per year of the liquidation preference per share, payable quarterly and accumulating from the original issue date. We may, at our option, pay dividends on any dividend payment date either in cash or by the issuance of additional shares of Series A preferred stock having an aggregate liquidation preference equal to the amount of such dividends or shares of Class A common stock having a market value equal to the amount of such dividends; provided that if we elect to pay dividends in shares of Class A common stock and those shares are not freely tradeable without volume or manner of sale limitations by any holder of Series A preferred stock which is not one of our affiliates, the dividend rate per year for such payment will be increased to 12 1/4%.

     Voting Rights. Holders of the Series A preferred stock have voting rights (voting as a class with the Class A common stock) on all matters equivalent to one vote for each share of Class A common stock into which their Series A preferred stock is convertible. In addition, if we fail to (1) make a mandatory redemption or a change of control offer (as defined in the certificate of designation for the Series A preferred stock) or (2) comply with certain covenants or make certain payments on our indebtedness, holders of a majority of the outstanding shares of Series A preferred stock, voting separately as one class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of the board of directors.

     Liquidation Rights. The Series A preferred stock, with respect to dividend rights and rights on our liquidation, winding-up and dissolution, ranks senior to all classes of common stock and to our Series B preferred stock and junior to all other series of our preferred stock.

     Redemption. We may redeem all or a portion of the Series A preferred stock, at our option, at any time on or after June 30, 2003 at the redemption prices set forth below, plus, without duplication, accumulated and unpaid dividends to the date of redemption, if redeemed during the 12 month period commencing June 30 of the year set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2003........................................................    104.000%
2004........................................................    102.000%
2005 and thereafter.........................................    100.000%

     We are required to redeem all of the Series A preferred stock outstanding on December 31, 2006 at a redemption price equal to 100% of its liquidation preference, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

     Conversion Rights. The Series A preferred stock is convertible at any time at the option of its holder into a number of shares of Class A common stock equal to the aggregate liquidation preference of the shares of Series A preferred stock surrendered for conversion divided by the conversion price. The conversion price is an initial conversion rate of 625 shares of Class A common stock for each share of Series A preferred stock (equivalent to a conversion price of $16.00 per share of Class A common stock), and is subject to adjustment in certain events.

     Restrictive Covenants. The certificate of designation for the Series A preferred stock contains covenants for the benefit of the holders of the Series A preferred stock that, among other things, and subject to certain exceptions, restrict our ability and the ability of our restricted subsidiaries to:

     - pay dividends and make other restricted payments;

     - enter into transactions with affiliates;

     - merge or consolidate us or the guarantors; and

     - transfer and sell assets.

SERIES B PREFERRED STOCK

     General. We have designated 41,500 shares as our 8% Series B Convertible Exchangeable Preferred Stock, all of which are issued and outstanding.

     Dividends. The holders of the Series B preferred stock are entitled to receive dividends at a rate equal to 8% per year of its liquidation preference per share, subject to adjustment under the terms of the Series B certificate of designation, payable quarterly and accumulating from its original issue date. Series B preferred stock dividends in arrears aggregated approximately $76.1 million and $42.9 million at December 31, 2001 and 2000, respectively.

     Voting Rights. The Series B preferred stock is non-voting, except as otherwise required by law and except in certain circumstances, including with respect to:

     - amending certain rights of the holders of the Series B preferred stock;
       and

     - issuing any class of equity securities that ranks on a parity with or senior to the Series B preferred stock, other than the issuance of:

      - a new class of senior securities at any time after the trading price of our Class A common stock first exceeds 120% of the conversion price (as then in effect) for 20 consecutive trading days;

      - additional shares of existing preferred stock, parity securities or senior securities, which senior securities rank equally with the existing preferred stock, and which senior securities or parity securities require cash dividends at a time and in an amount not in excess of one percentage point greater than the dividend rate borne by any series of the existing preferred stock (as existing on the issue date of the Series B preferred stock) and which do not prevent either the payment of cash dividends on the Series B preferred stock, or the exchange of the Series B preferred stock for the 8% exchange debentures, in an amount sufficient to acquire any series of the existing preferred stock, in accordance with its terms on the original issue date of the Series B preferred stock (including any premium required to be paid), plus the amount of reasonable expenses incurred by us in acquiring such series of existing preferred stock and issuing such additional existing preferred stock, parity securities or senior securities (as the case may be); with such shares being issued no sooner than the date we repurchase, redeem or otherwise retire such series of the existing preferred stock; and

      - additional shares of existing preferred stock as dividends on the existing preferred stock in accordance with the certificates of designation of the existing preferred stock, as in existence on the original issue date of the Series B preferred stock.

     In addition, if we fail to (1) make a mandatory redemption or conversion or a change of control offer or (2) comply with certain covenants or make certain payments on our indebtedness, holders of a majority of the outstanding shares of Series B preferred stock, voting separately as one class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of the board of directors.

     Liquidation Rights. The Series B preferred stock, with respect to dividend rights and rights on our liquidation, winding-up and dissolution, ranks senior to all classes of common stock and junior to all of our outstanding indebtedness and all other series of our preferred stock.

     Redemption. We may redeem all or a portion of the Series B preferred stock, at our option, at any time on or after the date that is five years after its original issue date, at the redemption price set forth in the Series B certificate of designation. The holder of the Series B preferred stock also has the right, for a period of 60 days beginning on September 16, 2002, and on each September 16 after 2002, or in case of events of default under the transaction agreements with NBC, which is the holder of the Series B preferred stock, to demand that we redeem the Series B preferred stock, subject in each case to conditions which include compliance by us with the covenants contained in the terms of our outstanding indebtedness and preferred stock. NBC has the right to demand that we redeem the Series B preferred stock if the FCC renders a final decision that NBC's investment in us and the acquisition of the other rights provided for in the transaction agreements with NBC is "attributable" to NBC (as that term is defined under applicable rules of the FCC). In the event of a change of control, we are required to make an offer to purchase all then outstanding shares of Series B preferred stock at a purchase price of 101% of the liquidation preference plus, without duplication, an amount in cash equal to all of its accumulated and unpaid dividends.

     Conversion Rights. Shares of the Series B preferred stock will be convertible at the option of the holder into (1) a number of shares of Class A common stock or (2) in the case of NBC only, if NBC determines in its sole discretion that it is prevented under applicable laws and regulations of the FCC from holding shares of Class A common stock issuable upon conversion of its shares of Series B preferred stock, into a number of shares of non-voting common stock (which upon disposition by NBC will automatically be converted into shares of Class A common stock), equal to the original issue price of the shares of Series B preferred stock surrendered for conversion, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends, divided by the conversion price then in effect. The conversion price of the Series B preferred stock was initially $13.01 per share, and increases at a rate equal to the dividend rate on the Series B preferred stock, such that each share of Series B preferred stock is convertible into a fixed number of shares of common stock. We are required to cause the shares of Class A common stock issuable upon conversion of the Series B preferred stock (or in the case of NBC's election to convert into non-voting common stock, upon conversion of such non-voting common stock) to be approved for listing on the American Stock Exchange (or other principal securities exchange on which the Class A common stock may at the time be listed for trading), subject to official notification of issuance, before the date of issuance.

     Exchange Provisions. The shares of Series B preferred stock are exchangeable, at the option of the holders, into convertible debentures ranking on a parity with our other subordinated indebtedness subject, with respect to any exchange before January 1, 2007, to the exchange being permitted under the terms of our debt and preferred stock instruments.

     Restrictive Covenants. The certificate of designation for the Series B preferred stock contains covenants for the benefit of the holder of the Series B preferred stock that, among other things, and subject to certain exceptions, restrict our ability and the ability of our restricted subsidiaries to:

     - incur additional indebtedness;

     - pay dividends and make other restricted payments;

     - issue certain stock of subsidiaries;

     - enter into transactions with affiliates;

     - merge or consolidate us or the guarantors; and

     - transfer and sell assets.

     Our rights and obligations in respect of the Series B preferred stock are also subject to the terms of our agreements with NBC. See "Business -- NBC Relationship."

     Although we have received the opinion of our legal counsel that it is more likely than not that a Delaware court would conclude that the accretion of the notes issued in this offering from their original issue price to their principal amount at maturity will not constitute an incurrence of debt that would violate the restrictive covenant limiting our ability to incur additional debt that is contained in the certificate of designation for the Series B preferred stock, we cannot assure you that a Delaware court would reach the same conclusion. If a court were to conclude that we had incurred debt in violation of the terms of the certificate of designation for the Series B preferred stock, and we were not able to cure the violation, we would be required to increase the size of our board of directors by two members and the holders of the Series B preferred stock would have the sole right to elect directors to fill those vacancies (provided the holder was permitted under FCC rules to elect members of our board of directors). Because the certificate of designation for our 13 1/4% exchangeable preferred stock contains substantially identical restrictions on our ability to incur debt, the holders of our 13 1/4% exchangeable preferred stock could acquire the right to elect two additional directors to our board of directors in the same fashion. We cannot predict the effect that the addition of four directors elected by the holders of these series of preferred stock would have on the operations and prospects of our company.

13 1/4% EXCHANGE DEBENTURES

     Our 13 1/4% exchange debentures due 2006 are issuable upon exchange of our 13 1/4% exchangeable preferred stock. Currently, no 13 1/4% exchange debentures are outstanding. At our option, the 13 1/4% exchangeable preferred stock is exchangeable into the 13 1/4% exchange debentures, in whole or in part; provided that immediately after giving effect to a partial exchange, there must be outstanding shares of 13 1/4% exchangeable preferred stock with an aggregate liquidation preference of not less than $75.0 million and not less than $75.0 million of aggregate principal amount of 13 1/4% exchange debentures.

     The 13 1/4% exchange debentures are limited in aggregate principal amount to the aggregate liquidation preference of the 13 1/4% exchangeable preferred stock. If issued, the 13 1/4% exchange debentures will be our general unsecured obligations, subordinated in right of payment to our senior indebtedness, will rank equally with the notes and our 10 3/4% notes and 8% exchange debentures, and will be senior in right of payment to all of our common and preferred stock.

     If issued, the 13 1/4% exchange debentures will be fully and unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by all of our direct and indirect subsidiaries. The 13 1/4% exchange debentures are subordinated to all senior indebtedness of the respective guarantors.

     If issued, the 13 1/4% exchange debentures will mature on November 15, 2006, and bear interest at a rate of 13 1/4% per annum from the date of original issuance until maturity. Interest will be payable semi-annually in arrears on May 15 and November 15. We will be entitled, on or after May 15, 2003, to redeem all or a portion of any 13 1/4% exchange debentures that may be issued, at our option, at any time at the redemption prices set forth below, expressed in percentages of principal amount on the redemption date, if redeemed during the 12-month period commencing on May 15 of the year set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2003........................................................    106.625%
2004........................................................    103.313%
2005 and thereafter.........................................    100.000%

in each case together with accrued and unpaid interest to the redemption date. In the event of a change of control (as defined in the 13 1/4% exchange indenture), we will be required to make an offer to purchase all outstanding 13 1/4% exchange debentures at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.

     The 13 1/4% exchange indenture contains covenants for the benefit of the holders of the 13 1/4% exchange debentures that restrict our ability and the ability of our restricted subsidiaries (as defined in the junior exchange indenture) to:

     - incur additional indebtedness;

     - pay dividends and make other restricted payments;

     - issue certain stock of subsidiaries;

     - enter into transactions with affiliates;

     - merge or consolidate our company or the guarantors; and

     - transfer and sell assets.

8% EXCHANGE DEBENTURES

     Our 8% exchange debentures due 2009 are issuable upon exchange of our Series B preferred stock. Currently, no 8% exchange debentures are outstanding. At the option of the holder of the Series B preferred stock, the Series B preferred stock is exchangeable in whole or in part into the 8% exchange debentures, subject to certain conditions, including that, with respect to any exchange before January 1, 2007, the exchange be permitted under the terms of our existing debt instruments (including the indenture governing the notes); provided that any partial exchange must be with respect to outstanding shares of Series B preferred stock with an aggregate liquidation preference of not less than $50.0 million.

     If issued, the 8% exchange debentures will be our general unsecured obligations, subordinated in right of payment to our senior indebtedness (as defined in the related indenture), will rank equally with the notes and our 10 3/4% notes and 13 1/4% exchange debentures, and will be senior in right of payment to all of our common and preferred stock.

     If issued, the 8% exchange debentures will be fully and unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by all of our direct and indirect subsidiaries. The 8% exchange debentures are subordinated to all senior indebtedness of the respective guarantors.

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

     If issued, the 8% exchange debentures will mature on December 31, 2009, and bear interest at a rate of 8% per annum from the date of original issuance until maturity, provided that if the 8% exchange debentures are issued before September 15, 2004, then the dividend rate will be adjusted on September 15, 2004, to equal the dividend rate at which the 8% exchange debentures would trade at par, as determined by a nationally recognized investment banking firm. Interest will be payable semi-annually in arrears on June 30 and December 31. We may, at our option, pay interest on any interest payment date either in cash or by the issuance of additional 8% exchange debentures in an aggregate principal amount equal to the amount of interest due.

     We will be entitled, at any time on or after September 10, 2004, to redeem all or a portion of any 8% exchange debentures that are issued at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest. In the event of a change of control (as defined in the related indenture), we will be required to make an offer to purchase all outstanding 8% exchange debentures at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

     The indenture for the 8% exchange debentures contains covenants for the benefit of the holders of the 8% exchange debentures that restrict our ability and the ability of our restricted subsidiaries (as defined in the related indenture) to:

     - incur additional indebtedness;

     - pay dividends and make other restricted payments;

     - issue certain stock of subsidiaries;

     - enter into transactions with affiliates;

     - merge or consolidate our company or the guarantors; and

     - transfer and sell assets.

     The 8% exchange debentures will be convertible into our common stock to the same extent, in the same manner and subject to the same restrictions, as the Series B preferred stock.

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                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The original notes were sold by us on January 14, 2002 to the initial purchasers, who resold them to certain qualified institutional buyers in a private offering. In connection with the private offering, we entered into the registration rights agreement, which requires that within 60 days following the issuance of the original notes, we file with the SEC a registration statement under the Securities Act with respect to an issue of new notes of our company identical in all material respects to the original notes, that we use our best efforts to cause such registration statement to become effective under the Securities Act within 120 days following the issuance of the original notes, and that upon the effectiveness of that registration statement, we offer to the holders of the original notes the opportunity to exchange their original notes for a like principal amount at maturity new notes, which will be issued without a restrictive legend. The purpose of the exchange offer is to fulfill our obligations under the registration rights agreement. The original notes were initially represented by one global note in registered form, registered in the name of Cede & Co., a nominatee of The Depository Trust Company, New York, New York ("DTC"), as depositary.

     We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993). We have not, however, sought our own no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Based upon these interpretations by the staff of the SEC, we believe that the new notes issued under the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such original notes directly from us to resell under Rule 144A or any other available exemption under the Securities Act or (ii) a person that is our "affiliate" (as defined in Rule 405 of the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such new notes. Holders of original notes accepting the exchange offer will represent to us in the Letter of Transmittal that such conditions have been met. Any holder who participates in the exchange offer for the purpose of participating in a distribution of the new notes may not rely on the position of the staff of the SEC as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. This prospectus may not be used by such holders for any secondary resale. A secondary resale transaction in the United States by a holder who is using the exchange offer to participate in the distribution of new notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

     Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it acquired the original notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that we will make this prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution."

     Except as aforesaid, this prospectus may not be used for an offer to resell, resale or other retransfer of new notes.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     As described above, the original notes were sold to the initial purchasers and resold by the initial purchasers to certain qualified institutional buyers on January 14, 2002, and there is currently a limited trading market for them. To the extent original notes are tendered and accepted in the exchange offer, the aggregate
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

outstanding principal amount at maturity original notes will decrease. Following the consummation of the exchange offer, holders of original notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the original notes could be adversely affected. See "Risk
Factors -- If you do not exchange your original notes, your original notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your original notes."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal (which together constitute the "exchange offer"), we will accept any and all original notes validly tendered, and not theretofore withdrawn, before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount at maturity of new notes in exchange for each $1,000 principal amount at maturity of original notes accepted in the exchange offer. Holders may tender some or all of their original notes under the exchange offer. The exchange offer is not conditioned upon any minimum number of original notes being tendered for exchange.

     The form and terms of the new notes are identical in all material respects to the form and terms of the original notes except that the new notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof.

     We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     For purposes of the exchange offer, we shall be deemed to have accepted for exchange and exchanged original notes validly tendered for exchange when, as and if we give oral or written notice to the exchange agent of acceptance of the tenders of such original notes for exchange. Exchange of original notes accepted for exchange under the exchange offer will be made by deposit of tendered original notes with the exchange agent, which will act as agent for the tendering holders for the purpose of receiving new notes from us and transmitting such new notes to tendering holders. In all cases, any exchange of new notes for original notes accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of such original notes (or of a confirmation of a book-entry transfer of such original notes in the exchange agent's account at the Book-Entry Transfer Facility (as defined in "Procedures for Tendering" below)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedures for tendering original notes under the exchange offer, see "Procedures for Tendering."

     If any tendered original notes are not accepted for exchange because of an invalid tender, or because of the occurrence of certain other events set forth herein or otherwise, any such unaccepted original notes will be returned without expense to the tendering holders thereof (or in the case of original notes tendered by book-entry transfer, such original notes will be credited to the account of that holder maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the exchange offer.

     No alternative, conditional or contingent tenders will be accepted. All tendering holders, by execution of a Letter of Transmittal (or facsimile thereof), waive any right to receive notice of acceptance of their original notes for exchange.

     Holders who tender original notes in the exchange offer will not be required to pay brokerage commission or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of original notes under the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "Fees and Expenses."

     This prospectus, together with the Letter of Transmittal, is being sent to registered holders of original notes as of April 2, 2002.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The expiration date will be 5:00 p.m. New York City time on April 30, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

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

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral (promptly confirmed in writing) or written notice and will make a public announcement thereof, each before 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

     We reserve the right, at any time and from time to time, in our sole discretion (subject to our obligations under the registration rights agreement)
(i) to delay accepting any original notes or to delay the issuance and exchange of new notes for original notes, (ii) to extend the exchange offer or, if any of the conditions set forth below under "Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent, or (iii) to amend the terms of the exchange offer in any manner.

     If we extend the period of time during which the exchange offer is open, or if we are delayed in accepting for exchange, or in issuing and exchanging the new notes for, any original notes, or are unable to accept for exchange, or issue new notes for, any original notes under the exchange offer for any reason, then, without prejudice to our rights under the exchange offer, the exchange agent may, on our behalf, retain all original notes tendered, and such original notes may not be withdrawn except as otherwise provided below in "Withdrawal of Tenders." The exercise by us of the right to delay acceptance for exchange of, or the issuance and the exchange of the new notes for, any original notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the original notes deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we shall have no obligation to make public, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service. Any such announcement of an extension of the exchange offer shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

PROCEDURES FOR TENDERING

     Only a holder of original notes may tender such original notes in the exchange offer. To tender in the exchange offer, the holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with any other required documents, to the exchange agent so that delivery is received before 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the exchange agent at the address set forth below under "Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. In addition, either (i) the tendered original notes must be received by the exchange agent along with the Letter of Transmittal, or such original notes must be tendered under the procedures for book-entry transfer described below and a confirmation of receipt of such tendered original notes must be received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, or
(ii) the tendering holder must comply with the guaranteed delivery procedures described below.

     NO LETTERS OF TRANSMITTAL, CERTIFICATES REPRESENTING ORIGINAL NOTES OR ANY OTHER REQUIRED DOCUMENTATION SHOULD BE SENT TO US. SUCH DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT.

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

     The tender by a holder of original notes made under any method of delivery set forth in the Letter of Transmittal will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer.

     The method of delivery of original notes and the Letter of Transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transaction for such holders or for assistance concerning the exchange offer.

     Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, before completing and executing the Letter of Transmittal and delivering such owner's original notes, either make appropriate arrangements to register ownership of the original notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     If the Letter of Transmittal is signed by a person other than the registered holder of any original notes (which term includes any participants in DTC whose name appears on a security position listing as the owner of the original notes) or if delivery of the original notes is to be made to a person other than the registered holder, such original notes must be endorsed or accompanied by a properly completed bond power, in either case signed by such registered holder as such registered holder's name appears on such original notes with the signature on the original notes or the bond power guaranteed by an Eligible Institution (as defined herein).

     If the Letter of Transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, must submit with the Letter of Transmittal evidence satisfactory to us of their authority to so act.

     Signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution unless the original notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, (ii) for the account of an Eligible Institution, or (iii) for the account of DTC. See Instruction 4 in the Letter of Transmittal. If signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (any of which is referred to in this prospectus as an "Eligible Institution").

     The exchange agent will establish an account with respect to the original notes at DTC (the "Book-Entry Transfer Facility") for the purpose of the exchange offer promptly after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make delivery of the original notes by causing the Book-Entry Transfer Facility to transfer such original notes into the exchange agent's notes account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. ALTHOUGH DELIVERY OF ORIGINAL NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER IN THE EXCHANGE AGENT'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY, THE LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF) WITH ALL REQUIRED SIGNATURE GUARANTEES AND ANY OTHER REQUIRED DOCUMENTS MUST, IN ANY CASE, BE TRANSMITTED TO AND received and confirmed by the exchange agent at its address set forth below before 5:00 p.m., New York City time, on the expiration date, except as otherwise provided below under the caption "Guaranteed Delivery Procedures." Delivery of documents to the Book-Entry Transfer facility in accordance with its procedures does not constitute delivery to the exchange agent.

     All questions as to the validity, form (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes determined by us not to be validly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve

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

the absolute right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived by us in our sole discretion, any defects or irregularities in connection with tenders of original notes will render such tenders invalid unless such defects or irregularities are cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived, as provided for herein, will be returned by the exchange agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date, or, as set forth herein, to terminate the exchange offer and, to the extent permitted by applicable law, purchase original notes in the open market, privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their original notes and (i) whose original notes are not immediately available, or (ii) who cannot deliver their original notes (or complete the procedures for book-entry transfer), the Letter of Transmittal or any other required documents to the exchange agent before the expiration date, may nevertheless effect a tender of original notes if all of the following conditions are met:

          (a) the tender is made by or through an Eligible Institution;

          (b) before the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail, hand delivery or overnight courier) setting forth the name and address of the holder, any certificate number(s) of such original notes and the principal amount at maturity original notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the original notes (or a confirmation of a book-entry transfer of such original notes in the exchange agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal will be deposited into the exchange agent's account at the Book-Entry Transfer Facility and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the exchange agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) as well as the certificate(s) representing all tendered original notes in proper form for transfer (or a confirmation of book-entry transfer of such original notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal are received by the exchange agent within five New York Stock Exchange trading days after the Expiration Date.

          A Notice of Guaranteed Delivery is being sent to holders along with this prospectus and the Letter of Transmittal.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time before 5:00 p.m. New York City time, on the expiration date, as such term is defined above under the caption "Expiration Date; Extensions; Amendments; Termination." If we extend the period of time during which the exchange offer is open, or if we are delayed in accepting for exchange, or in issuing and exchanging the new notes for, any original notes or are unable to accept for exchange, or issue and exchange the new notes for, any original notes under the exchange offer for any reason, then without prejudice to our rights under the exchange offer, the exchange agent may, on our behalf, retain all original notes tendered, and such original notes may not be withdrawn except as otherwise provided herein, subject to Rule 14e-1(c) under the Exchange Act, which provides that the person making an issuer tender offer shall either pay the consideration offered or return tendered securities, promptly after the termination or withdrawal of the offer.

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

     To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its offices as set forth herein before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must (i) specify the name of the person having deposited the original notes to be withdrawn (the "Depositor"), (ii) specify the serial numbers on the particular certificates evidencing the original notes to be withdrawn and the name of the registered holder thereof (if certificates have been delivered or otherwise identified to the exchange agent) or the name and number of the account at DTC to be credited with withdrawal of the original notes (if the original notes have been tendered under the procedures for book-entry transfer), (iii) be signed by the holders in the same manner as the original signature on the Letter of Transmittal by which original notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the registrar (the "Registrar") with respect to the original notes register the transfer of such original notes into the name of the person withdrawing the tender and (iv) specify the name in which any such original notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly retendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the original notes so withdrawn are validly retendered. Properly withdrawn original notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer and without prejudice to our other rights under the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any original notes, and may amend or terminate the exchange offer as provided herein before the acceptance of such original notes, if, among other things:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

          (b) any change, or any development involving a prospective change, in our business or financial affairs or those of any of our subsidiaries has occurred, which might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

          (c) any law, statute, rule or regulation is proposed, adopted or enacted, which might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

          (d) the new notes to be received by holders of original notes in the exchange offer, upon receipt, will not be transferable by such holders (other than our "affiliates") without restriction under the Securities Act and Exchange Act and without material restriction under the blue sky laws of substantially all of the states of the United States (subject, in the case of Restricted Holders, to any requirements that such persons comply with the prospectus delivery requirements applicable to Restricted Holders).

     If we determine in our reasonable judgment that any of the conditions are not satisfied, we may, subject to our obligations under the registration rights agreement to consummate the exchange offer, (i) terminate the exchange offer and return all tendered original notes to tendering holders, (ii) extend the exchange offer and, subject to withdrawal rights as set forth in "Withdrawal of Tenders" above, retain all such original notes until the expiration of the exchange offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the exchange offer is open, exchange all original notes validly tendered for exchange by the expiration date and not withdrawn, or (iv) delay acceptance or exchange of, or delay the issuance and exchange of new notes for, any original notes until satisfaction or waiver of such conditions to the exchange offer even though the exchange offer has expired. Our right to delay acceptance for exchange of, or delay the issuance and exchange of new notes for, original notes tendered for exchange under the exchange offer is subject to provisions of applicable law, including, to the extent applicable, Rule 14e-1(c)
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

promulgated under the Exchange Act, which requires that we pay the consideration offered or return the original notes deposited by or on behalf of holders of original notes promptly after the termination or withdrawal of the exchange offer. For a description of our right to extend the period of time during which the exchange offer is open and to amend, delay or terminate the exchange offer, see "Expiration Date; Extensions; Amendments; Termination" above. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

     By Registered or Certified Mail, Overnight Courier or Hand:

        The Bank of New York
        Corporate Trust Operations
        Reorganization Unit
        15 Broad Street - 16th Floor
        New York, NY 10007
        Attention: Bernard Arsenec

     By Phone:
          (212) 235-2536

     By Facsimile:
          (212) 235-2261

FEES AND EXPENSES

     The expense of soliciting tenders will be borne by us. The principal solicitation is being made by mail; additional solicitation, however, may be made by telegraph, telephone or in person by officers and regular employees of us and our affiliates.

     We have not retained any dealer-manager or other soliciting agent in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $250,000. Such expenses include fees and expenses of the exchange agent, Trustee, Paying Agent and Registrar, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. If, however, certificates representing new notes, or original notes not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holders of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the new notes.

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

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "our company", "we", "us" and "our" refer only to Paxson Communications Corporation and not to any of its subsidiaries.

     We issued the original notes under, and the new notes will be issued under, an indenture dated as of January 14, 2002 (the "Indenture"), among us, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee").

     We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these notes. A copy of the Indenture is available upon request to us at the address indicated under "Where You Can Find Additional Information." We will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

PRINCIPAL, MATURITY AND INTEREST

     The notes will mature on January 15, 2009.

     The original notes were issued at a substantial discount to their aggregate principal amount at maturity and generated gross proceeds to us of approximately $308.3 million. Based on the issue price thereof, the yield to maturity of the notes is 12 1/4% (computed on a semi-annual bond equivalent basis), calculated from January 14, 2002. See "Important Federal Income Tax Consequences." Additional Notes in an aggregate principal amount at maturity not to exceed $300.0 million may be issued from time to time subject to the limitations set forth under "-- Certain Covenants -- Limitation on Debt."

     Cash interest will not accrue or be payable on the notes before January 15, 2006. Thereafter cash interest on the notes will accrue at a rate of 12 1/4% per annum and will be payable semi-annually in arrears on each January 15 and July 15, commencing on July 15, 2006, to the holders of record of the notes at the close of business on January 1 and July 1, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from January 15, 2006. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The interest rate on the notes will increase if certain conditions are not satisfied.

     You should refer to the description under the heading "Exchange Offer; Registration Rights" for a more detailed description of the circumstances under which the interest rate will increase.

RANKING

     The notes are:

     - senior subordinated, unsecured obligations of our company;

     - guaranteed on a senior subordinated, unsecured basis by the Subsidiary Guarantors;

     - subordinate in right of payment to all existing and future Senior Debt of our company and the Subsidiary Guarantors;

     - equal in ranking ("pari passu") in right of payment with all existing and future Senior Subordinated Debt (including, without limitation, the 10 3/4% Notes) of our company and the Subsidiary Guarantors; and

     - senior to all existing and future Subordinated Obligations of our company and the Subsidiary Guarantors.

     In addition, the notes are senior to all of our Preferred Stock; however, we have the option to exchange outstanding shares of our 13 1/4% exchangeable preferred stock, and the holder has the right to require us to exchange outstanding shares of its Series B preferred stock, in each case, into the applicable series of Exchange Debentures, which will rank pari passu with the notes, provided, however, that the Series B preferred stock and 13 1/4% exchangeable preferred stock may only be exchanged for Exchange Debentures if, at the time of any such exchange, we are permitted to incur the Debt represented by the Exchange Debentures under the covenant described under "-- Limitation on Debt."

     The payment of principal of, premium, if any, interest on, and Special Interest, if any, on the notes, and payment under any Subsidiary Guarantee, will be subordinated in right of payment to the prior payment in full in cash, cash equivalents or, as acceptable to the holders of Senior Debt, in any other manner, of all Senior Debt of our company or the relevant Subsidiary Guarantor, as the case may be. As a result of this subordination, holders of Senior Debt will be entitled, in any of the following situations, to receive payment in full of all amounts owed to them in respect of Senior Debt before any kind of payment in respect of the notes can be made to holders of the notes:

     - liquidation, dissolution or other winding up of our company or the relevant Subsidiary Guarantor;

     - bankruptcy, reorganization, receivership or similar proceedings of or with respect to our company or the relevant Subsidiary Guarantor;

     - assignments for the benefit of our or the relevant Subsidiary Guarantor's creditors; or

     - any marshaling of our or the relevant Subsidiary Guarantor's assets and liabilities.

     As of December 31, 2001, after giving effect to the Refinancing, the total outstanding Senior Debt and Senior Subordinated Debt of our company and the Subsidiary Guarantors, excluding unused commitments made by lenders, would have been as follows:

        $329.2 million -- approximate Senior Debt of our company

        $269.5 million -- approximate Senior Debt of the Subsidiary Guarantors
                          (consisting entirely of guarantees of a portion of our borrowings under our senior credit facility)

        $508.3 million -- approximate Senior Subordinated Debt of our company and the Subsidiary Guarantors combined

     In addition, as of December 31, 2001, after giving effect to the Refinancing, we had $807.0 million aggregate liquidation preference of Preferred Stock outstanding that is exchangeable, subject to the terms of the Preferred Stock and the restrictions contained in the Indenture, into an aggregate principal amount of $807.0 million of Exchange Debentures.

     Holders of the notes will only be creditors of our company and of those subsidiaries that are Subsidiary Guarantors. In the case of subsidiaries that are not Subsidiary Guarantors, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

     A substantial portion of our operations is conducted through our subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws may restrict our subsidiaries' ability to pay us dividends or to make loans and advances to us. If these restrictions were applied to subsidiaries that are not Subsidiary Guarantors, then we would not be able to use the earnings of those subsidiaries to make payments on the notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, we would also be unable to use the assets of the Subsidiary Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt. See "Risk
Factors -- Risks Relating to the Notes -- A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the subsidiary guarantors."

     The Indenture contains limitations on the amount of additional Debt that we and the Restricted Subsidiaries may incur. The amounts of such Debt could nevertheless be substantial and may be incurred either by Subsidiary Guarantors or by our other subsidiaries.

     We may not pay principal of, premium, if any, interest on or Special Interest, if any, on the notes, or make any deposit under the provisions described under "-- Defeasance," and may not repurchase, redeem or otherwise retire any notes (collectively, "pay the notes"), if any principal, including amounts payable upon acceleration, premium, interest or other Obligation owing in respect of any Designated Senior Debt has not been paid within any applicable grace period (including at maturity), unless:

          (1) the default has been cured or waived or has ceased to exist; or

          (2) such Designated Senior Debt has been paid in full in cash;

provided, however, that we may pay the notes without regard to the foregoing if we and the Trustee receive written notice approving such payment from the Representative of such issue of Designated Senior Debt.

     During the continuance of any default (other than a default described in the preceding paragraph) with respect to any Designated Senior Debt under which the maturity thereof may be accelerated, we may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter, unless such Payment Blockage Period is earlier terminated:

          (a) by written notice to the Trustee or us from the Representative that gave such Payment Blockage Notice or the holders of at least a majority in principal amount of such issue of Designated Senior Debt;

          (b) because such default is cured, waived or otherwise no longer continuing; or

          (c) because such Designated Senior Debt has been repaid in full in cash.

Unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, we may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the notes after the end of such Payment Blockage Period.

     Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

     Upon any payment or distribution of our assets upon a total or partial liquidation, dissolution or winding up of our company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our Property, an assignment for the benefit of creditors or any marshaling of our assets and liabilities:

          (a) the holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents or, as acceptable to the holders of Senior Debt, in any other manner, before the holders of the notes are entitled to receive any payment of principal of, premium, if any, interest on or Special Interest, if any, on the notes, except that holders of notes may receive and retain Permitted Junior Securities; and

          (b) until the Senior Debt is paid in full in cash, any distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Debt. If a payment or distribution is made to holders of notes (or the trustee for the benefit of such holders) that, because of the subordination provisions, should not have been made to them (or it), the recipients are required to hold the amount paid in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

     If the maturity of the notes is accelerated when any amounts are outstanding under instruments constituting Senior Debt, we may not pay the notes until the first to occur of an acceleration under any of the instruments constituting Senior Debt or five business days after receipt by us and the Representative under any Senior Debt of notice of the acceleration of the notes unless all Events of Default specified in such notice have been cured or waived.

     The Subsidiary Guarantee of each Subsidiary Guarantor will be subordinated to Senior Debt of such Subsidiary Guarantor to the same extent and in the same manner as the notes are subordinated to our Senior Debt.

     Because of the Indenture's subordination provisions, holders of Senior Debt and other creditors (including trade creditors) of our company or the Subsidiary Guarantors may recover disproportionately more than the holders of the notes recover in a bankruptcy or similar proceeding relating to our company or a Subsidiary Guarantor. This could apply even if the notes or the applicable Subsidiary Guarantee ranked pari passu with the other creditors' claims. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the notes.

     Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust under the provisions described under "-- Defeasance" will not be subject to the subordination provisions described above.

     See "Risk Factors -- Risks Relating to the Notes -- Our substantial indebtedness and preferred stock could impair our financial condition and our ability to fulfill our obligations under our indebtedness and preferred stock," "-- Risks Relating to the Notes -- Your right to receive payments on the notes and under the subsidiary guarantees is junior to the senior debt and that of the subsidiary guarantors" and "Description of Material Indebtedness and Preferred Stock."

SUBSIDIARY GUARANTEES

     Our obligations under the Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated, unsecured basis, by each Subsidiary Guarantor.

     If

          (1) our company and its Restricted Subsidiaries have sold their ownership interest in a Subsidiary Guarantor;

     or

          (2) our company or a Subsidiary Guarantor has sold all or substantially all the assets of a Subsidiary Guarantor, such Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. In addition, if we redesignate a Subsidiary Guarantor as an Unrestricted Subsidiary, which we can do under certain circumstances, the redesignated Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. See "-- Certain
     Covenants -- Designation of Restricted and Unrestricted Subsidiaries,"
     "-- Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries" and "-- Merger, Consolidation and Sale of Property."

     If any Subsidiary Guarantor makes payments under its Subsidiary Guarantee, each of our company and the other Subsidiary Guarantors must contribute their share of such payments. Our company and the other Subsidiary Guarantors' shares of such payment will be computed based on the proportion that the net worth of our company or the relevant Subsidiary Guarantor represents relative to the aggregate net worth of our company and all the Subsidiary Guarantors combined.

OPTIONAL REDEMPTION

     Except as set forth below, the notes will not be redeemable at our option before January 15, 2006. Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. We may redeem the notes at the redemption prices set forth below, plus accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on January 15 of the years set forth below, and are expressed as percentages of principal amount:

REDEMPTION YEAR                                                 PRICE
---------------                                                -------
2006........................................................   106.125%
2007........................................................   103.063%
2008 and thereafter.........................................   100.000%

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

     At any time before January 15, 2006, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture at a redemption price equal to the greater of:

          (a) 100% of the Accreted Value at such time of the notes to be redeemed, and

          (b) the present value at such time of the Accreted Value of such Note on January 15, 2006 discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Any notice to holders of notes of any such redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers' Certificate delivered to the Trustee no later than two business days before the redemption date.

     At any time and from time to time, before January 15, 2005, we may redeem up to a maximum of 35% of the original aggregate principal amount at maturity of the notes with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 112.25% of the Accreted Value thereof, plus accrued and unpaid Special Interest, if any, to the redemption date, provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount at maturity of the notes remains outstanding. Any such redemption shall be made within 90 days of such Public Equity Offering upon not fewer than 30 nor more than 60 days' prior notice.

SINKING FUND

     There will be no mandatory sinking fund payments for the notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of notes shall have the right to require us to repurchase all or any part of such holder's notes under the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to (a) 101% of the Accreted Value and Special Interest, if any, if the purchase date is on or before January 15, 2006 and (b) 101% of the principal amount thereof, plus accrued and unpaid interest, if any, and Special Interest, if any, to the purchase date if the purchase date is after January 15, 2006 (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Within 30 days following any Change of Control, we shall:

          (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

          (b) send, by first-class mail, with a copy to the Trustee, to each holder of notes, at such holder's address appearing in the Security Register, a notice stating:

             (1) that a Change of Control has occurred and a Change of Control Offer is being made under the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all notes timely tendered will be accepted for payment;

             (2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

             (3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

             (4) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.
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

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes under a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will be deemed not to have breached our obligations under the covenant described hereunder by virtue of such compliance.

     The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. In addition, our company and Mr. Paxson currently are parties to agreements with NBC under which, subject to the satisfaction of certain conditions, NBC may acquire control of us. As discussed below, such acquisition would not constitute a Change of Control under the notes, but would constitute a change of control under certain of our other indebtedness and preferred stock. Subject to certain covenants described below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Debt outstanding at such time or otherwise affect our capital structure or credit ratings.

     A change of control (as defined in the Senior Credit Facility) would constitute an event of default under that facility and would permit the lenders to require us to repay all outstanding amounts thereunder. The terms of the Existing Indenture, the Exchange Indentures and the Existing Preferred Stock each require us to make an offer to purchase the outstanding securities upon the occurrence of a change of control (as such term is defined in the applicable Indenture or Existing Preferred Stock). Other future debt of our company may contain prohibitions of certain events which would constitute a change of control or require such debt to be repurchased upon a change of control. The definitions of change of control in the Exchange Indentures and Existing Preferred Stock differ (and in future debt may differ) from the definition of Change of Control as used in the notes in certain material respects. Consequently, certain events, such as the acquisition by NBC of control of us, could trigger an obligation of our company to offer to repurchase the Exchange Debentures, the Existing Preferred Stock and any future debt we may have, but not the notes.

     To the extent our other debt is both subject to repurchase obligations in the event of a change of control and ranks senior in right of payment to the notes, all available funds will first be expended for the repurchase of such debt. Moreover, the exercise by holders of notes of their right to require us to repurchase such notes could cause a default under our existing or future debt, even if the Change of Control itself does not, because of the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of notes in connection with a Change of Control Offer may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase notes tendered by holders accepting a Change of Control Offer would result in a default under the Indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. If such debt constitutes Designated Senior Debt, the subordination provisions in the Indenture would likely restrict payment to holders of notes. Our obligation to make a Change of Control Offer may be waived or modified at any time before the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "-- Amendments and Waivers."

CERTAIN COVENANTS

     Limitation on Debt. We shall not, and shall not permit any Restricted Subsidiary to, incur, directly or indirectly, any Debt (including Acquired Debt) other than Permitted Debt unless:

          (1) after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the ratio of total Debt to our Consolidated EBITDA (determined on a pro forma basis for the last four full fiscal quarters for which financial statements are available at the date of determination) would be less than 7.0 to 1.0; provided that for purposes of calculating the ratio, Debt shall not include the Existing Preferred Stock, and, provided, further that if the Debt which is the subject of a determination under this provision is Acquired Debt or Debt to be incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the four quarter period) to both the

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

     incurrence of the Acquired Debt or other Debt by us and the inclusion in our Consolidated EBITDA of the Consolidated EBITDA of the acquired Person, business, property or assets; and

          (2) no Default or Event of Default would occur as a consequence of such incurrence or be continuing following such incurrence.

     The term "Permitted Debt" is defined to include the following:

          (a) Debt of our company evidenced by the notes (excluding the Additional Notes, to the extent the debt evidenced thereby would not otherwise be Permitted Debt) and the Exchange Notes and of Subsidiary Guarantors evidenced by Subsidiary Guarantees;

          (b) Debt under the Credit Facilities, provided that the aggregate principal amount of all such Debt under the Credit Facilities at any one time outstanding shall not exceed $360.0 million;

          (c) Debt in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

             (1) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the incurrence thereof) of the Property acquired, constructed or leased, and

             (2) the aggregate principal amount of all Debt incurred and then outstanding under this clause (c) (together with all Refinancing Debt incurred and then outstanding in respect of Debt previously incurred under this clause (c)) does not exceed 5% of our consolidated total assets at the date of incurrence of Permitted Debt under this clause
        (c);

          (d) Debt of our company owing to and held by any Wholly Owned Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by us or any Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of any such Debt (except to our company or a Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Debt by the issuer thereof;

          (e) Debt under Interest Rate Agreements entered into by us or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of our company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

          (f) Debt under Currency Exchange Protection Agreements entered into by us or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by us or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

          (g) Debt in connection with one or more standby letters of credit or performance bonds issued by us or a Restricted Subsidiary in the ordinary course of business or under self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

          (h) Attributable Debt with respect to Sale and Leaseback Transactions; provided, that the aggregate principal amount outstanding at any one time (together with all Refinancing Debt incurred and then outstanding in respect of Debt previously incurred under this clause (h)) does not exceed $40.0 million;

          (i) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (h) above (including, without limitation, Debt represented by the 10 3/4% Notes);

          (j) Debt in an aggregate principal amount outstanding at any one time not to exceed $25.0 million;

          (k) Refinancing Debt incurred in respect of Debt incurred under clause
     (1) of the first paragraph of this covenant or clauses (a), (c), (h) or (i) above; provided, however, that Refinancing Debt can not be used to refinance the Existing Preferred Stock;

          (l) Debt of our company or any Restricted Subsidiary under any Receivables Facility not to exceed $35.0 million at any one time outstanding;

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

          (m) Debt under the 12 1/2% Exchange Debentures due 2006 provided that the 12 1/2% Exchange Debentures due 2006 are substantially concurrently refinanced with Additional Notes; and

          (n) Additional Notes issued to refinance (i) the 12 1/2% exchangeable preferred stock including accrued and unpaid dividends thereon, or (ii) the 12 1/2% Exchange Debentures due 2006; provided that such Additional Notes are issued substantially concurrently with such refinancing.

     Notwithstanding anything to the contrary contained in this covenant,

          (a) we shall not, and shall not permit any Subsidiary Guarantor to, incur any Debt under this covenant (other than Debt incurred under clause
     (1) of the first paragraph of this covenant) if the proceeds thereof are used, directly or indirectly, to Refinance

             (1) any Subordinated Obligations unless such Debt shall be subordinated to the notes or the applicable Subsidiary Guarantee, as the case may be, to at least the same extent as such Subordinated Obligations or

             (2) any Senior Subordinated Debt unless such Debt shall be Senior Subordinated Debt or shall be subordinated to the notes or the applicable Subsidiary Guarantee, as the case may be;

          (b) we shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to incur any Debt under this covenant (other than Debt incurred under clause (1) of the first paragraph of this covenant) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations or Senior Subordinated Debt of our company or any Subsidiary Guarantor;

          (c) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an incurrence of Debt for purposes of this covenant; and

          (d) for purposes of determining compliance with this covenant, if an item of Debt (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (n) above or is entitled to be incurred under clause (1) of the first paragraph of this covenant, we will, in our sole discretion, classify (or later reclassify in whole or in part, in our sole discretion) such item of Debt in any manner that complies with this covenant.

     Limitation on Restricted Payments. We shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted
Payment:

          (a) a Default or Event of Default shall have occurred and be continuing:

          (b) we could not incur at least $1.00 of additional Debt under clause
     (1) of the first paragraph of the covenant described under "-- Limitation on Debt;" or

          (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed the sum of

             (1) 100% of our Cumulative Consolidated EBITDA minus 1.4 times our Cumulative Consolidated Interest Expense, plus

             (2) 100% of the aggregate net proceeds (after deduction of fees, expenses, discounts and commissions incurred in connection with issuance and sale) and the Fair Market Value of securities or other Property received by us from the issue or sale, after the Issue Date, of our Capital Stock (other than our Disqualified Capital Stock or Capital Stock of our company issued to any Restricted Subsidiary of our company) or any of our Debt or other securities convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) which have been so converted or exercised or exchanged, as the case may be, plus

             (3) $10.0 million.

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     Notwithstanding the foregoing limitation, we may:

          (a) pay dividends on our Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (b) purchase, repurchase, redeem, legally defease, acquire or retire for value (x) our Capital Stock or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, our Capital Stock (other than Disqualified Capital Stock and other than Capital Stock issued or sold to a Subsidiary of our company), and (y) our Disqualified Capital Stock in exchange for, or out of the proceeds of the substantially concurrent sale of (other than to a Subsidiary of our company) our Disqualified Capital Stock that has a redemption date, and requires the payment of current dividends in cash, no earlier than the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired; provided, however, that

             (1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and

             (2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation under clause (c) (2) above;

          (c) purchase, repurchase, redeem, legally defease, acquire or retire for value (i) any Subordinated Obligations (other than Existing Preferred Stock) in exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Debt or (ii) any 12 1/2% exchangeable preferred stock in exchange for 12 1/2% Exchange Debentures due 2006 which debentures are substantially concurrently refinanced with Debt permitted under clause (n) of "Limitation on Debt;" provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d) repurchase shares of, or options to purchase shares of, common stock of our company or any of its Subsidiaries from current or former officers, directors or employees of our company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), under the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that:

             (1) the aggregate amount of such repurchases shall not exceed $1.0 million in any calendar year and

             (2) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

provided further, however, that such repurchases shall be included in the calculation of the amount of Restricted Payments;

          (e) as long as no Default or Event of Default has occurred and is continuing, purchase, repurchase, redeem, legally defease, acquire or retire for value outstanding Preferred Stock in exchange for, or out of, consideration received by us or any Restricted Subsidiary from any Spectrum Sale as permitted under "-- Limitation on Asset Sales and Spectrum Sales;" provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (f) as long as no Default or Event of Default has occurred and is continuing, pay cash dividends (not constituting a return on capital) on the Existing Preferred Stock under the terms related to the payment of dividends on the Existing Preferred Stock as in effect on the Issue Date and described under "Description of Material Indebtedness and Preferred Stock" in this prospectus; provided, however, that any cash dividends paid with respect to the Existing Preferred Stock shall reduce amounts otherwise available for Restricted Payments; and provided further, however, in no event shall any such cash dividend be paid at any time when we are permitted to pay a dividend on such stock otherwise than in cash, unless we would be required to pay such non-cash dividends at a rate higher than that applicable to cash dividends;

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          (g) pay dividends on Disqualified Capital Stock solely in additional shares of Disqualified Capital Stock;

          (h) make Restricted Payments in the aggregate of $15.0 million; and

          (i) make distributions or payments of Receivables Fees.

     Limitation on Liens. We shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Lien (other than Permitted Liens or Liens securing Obligations in respect of Senior Debt) upon any of our Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

          (a) if such Lien secures Senior Subordinated Debt, the notes or the applicable Subsidiary Guarantee are secured on an equal and ratable basis with such Debt; and

          (b) if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the notes or the applicable Subsidiary Guarantee in the same Property as that subject to such Lien to the same extent as such Subordinated Obligations are subordinated to the notes and the Subsidiary Guarantees.

     Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. We shall not:

          (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary; or

          (b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock; other than, in the case of either (a) or (b):

             (1) directors' qualifying shares;

             (2) to us or a Wholly Owned Restricted Subsidiary;

             (3) Preferred Stock issued by a Restricted Subsidiary other than to us or a Restricted Subsidiary if we or such Restricted Subsidiary would be permitted to incur Debt under clause (1) of the first paragraph of the covenant described under "-- Limitation on Debt" in the principal amount of the aggregate liquidation value of the Preferred Stock to be issued;

             (4) to secure our or a Restricted Subsidiary's obligations under any Senior Debt; or

             (5) a disposition of the Capital Stock of a Restricted Subsidiary; provided, however, that such disposition is effected in compliance with the covenant described under "-- Limitation on Asset Sales and Spectrum Sales."

     Limitation on Asset Sales and Spectrum Sales.

          (a) We shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

             (1) we or such Restricted Subsidiary receive consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

             (2) at least 75% of the consideration paid to us or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents (other than as set forth in clause (3) below) or the assumption by the purchaser of liabilities of our company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or the applicable Subsidiary Guarantee) as a result of which we and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and

             (3) notwithstanding clause (2) above, we may exchange all or substantially all of the assets of one or more media properties operated by us, including by way of the transfer of Capital Stock, for all or substantially all of the assets, including by way of Capital Stock, constituting one or more media properties operated by another Person, provided that not less than 75% of the consideration received by us in the exchange is in the form of cash or cash equivalents considering, for this purpose only, the media properties, valued at their Fair Market Value, as cash equivalents; and
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             (4) we deliver an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (1), (2) and, if applicable, (3).

     The Net Available Cash (or any portion thereof) from Asset Sales other than from Excluded Asset Sales may be applied by us or a Restricted Subsidiary, to the extent our company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

             (1) to Repay Senior Debt of our company or any Subsidiary Guarantor or Debt of any Restricted Subsidiary that is not a Subsidiary Guarantor (excluding, in any such case, any Debt owed to us or an Affiliate of our company);

             (2) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by us or another Restricted Subsidiary); or

             (3) to make any required offer in connection with Asset Sales to holders of the Exchange Debentures in accordance with the terms of the Exchange Indentures.

     Any Net Available Cash from an Asset Sale other than an Excluded Asset Sale not applied in accordance with the preceding paragraph within 180 days from the date of the receipt of such Net Available Cash or allocated for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, before the end of such 180-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds"; provided, however, that the amount of any Net Available Cash that ceases to be so allocated as contemplated above and any Net Available Cash that is allocated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so allocated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be allocated for investment and that is not actually reinvested within 24 months from the date of the receipt of such Net Available Cash shall also constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to make an offer to purchase (the "Prepayment Offer") the notes, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to Accreted Value or principal amount, as the case may be, at a purchase price equal to (a) 100% of the Accreted Value plus Special Interest, if any, on the purchase date, if such purchase date is before January 15, 2006 and (b) 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the purchase date if the purchase date is after January 15, 2006 (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the Indenture, we or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

          (b) We or any Restricted Subsidiary may use any Net Available Cash from any Spectrum Sales (the "Spectrum Proceeds") in any manner permitted by the Indenture, and may use any Spectrum Proceeds in excess of an aggregate of $200 million (cumulative from the date of the Indenture) ("Excess Spectrum Proceeds"), whether or not otherwise permitted by the Indenture, to purchase, repurchase, redeem, legally defease, acquire or retire our outstanding preferred stock, provided we have first made an offer in the amount of the Allocable Spectrum Proceeds to purchase (the "Spectrum Prepayment Offer") the notes on a pro rata basis according to principal amount, at a price of 105% of Accreted Value, or the principal amount thereof, as the case may be, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture.

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     The terms "Allocable Excess Proceeds" and "Allocable Spectrum Proceeds," as
the case may be, shall mean the product of:

             (1) the Excess Proceeds or Excess Spectrum Proceeds, as the case may be; and

             (2) a fraction,

                (A) the numerator of which is the aggregate Accreted Value or principal amount, as the case may be, of the notes outstanding on the date of the Prepayment Offer or Spectrum Prepayment Offer, as the case may be, and

                (B) the denominator of which is the sum of the aggregate Accreted Value or principal amount, as the case may be of the notes outstanding on the date of the Prepayment Offer or Spectrum Prepayment Offer, as the case may be, and the aggregate principal amount of our other Debt outstanding on the date of the Prepayment Offer or Spectrum Prepayment Offer, as the case may be, that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring us to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer or Spectrum Prepayment Offer, as the case may be. Notwithstanding the foregoing, Debt under the Exchange Debentures shall not be included in the denominator for purposes of this clause
           (B).

     Promptly, and in any event within 30 days after we are obligated to make a Prepayment Offer or Spectrum Prepayment Offer, as the case may be, as described in the preceding paragraph, we shall send a written notice, by first-class mail, to the holders of notes, accompanied by such information regarding us and our Subsidiaries as we in good faith believe will enable such holders to make an informed decision with respect to such Prepayment Offer or Spectrum Prepayment Offer, as the case may be. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes under the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will be deemed not to have breached our obligations under the covenant described hereunder by virtue thereof.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. We shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

          (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to us or any other Restricted Subsidiary;

          (b) make any loans or advances to us or any other Restricted Subsidiary; or

          (c) transfer any of its Property to us or any other Restricted Subsidiary.

     The foregoing limitations will not apply:

             (1) with respect to clauses (a), (b) and (c), to restrictions

                (A) in effect on the Issue Date,

                (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions under which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by us,

                (C) relating to the Senior Credit Facility,

                (D) created in connection with any Receivables Facility that, in the good faith determination of our Board of Directors, are necessary or advisable to effect such Receivables Facility, or
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                (E) that result from the Refinancing of Debt incurred under an agreement referred to in clause (1) (A), (B) or (C) above or in clause (2) (A) or (B) below, provided such restriction is no less favorable to the holders of notes than those under the agreement evidencing the Debt so Refinanced; and

             (2) with respect to clause (c) only, to restrictions

                (A) relating to Debt that is permitted to be incurred and secured without also securing the notes or the applicable Subsidiary Guarantee under the covenants described under "-- Limitation on Debt" and "-- Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt,

                (B) encumbering Property at the time such Property was acquired by us or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

                (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or

                (D) customarily contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

     Limitation on Transactions with Affiliates. We shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of our company (an "Affiliate Transaction"), unless:

          (a) the terms of such Affiliate Transaction are

             (1) fair and reasonable to us or such Restricted Subsidiary, as the case may be, and

             (2) no less favorable to us or such Restricted Subsidiary, as the case may be, those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of our company;

          (b) if such Affiliate Transaction involves aggregate payments or value in excess of $1.0 million, we obtain and promptly deliver to the Trustee a resolution of our Board of Directors (including a majority of the disinterested members of the Board of Directors) approving such Affiliate Transaction and certifying that, in its good faith judgment, such Affiliate Transaction complies with clauses (a) (1) and (2) of this paragraph; and

          (c) if such Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, we obtain a written opinion from an Independent Financial Advisor that the transaction is fair to us and the Restricted Subsidiaries.

     Without regard to the foregoing limitations, we or any Restricted Subsidiary may enter into or suffer to exist the following:

          (a) any transaction or series of transactions between us and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of our company (other than a Restricted Subsidiary);

          (b) any Restricted Payment permitted to be made under the covenant described under "-- Limitation on Restricted Payments" or any Permitted Investment;

          (c) any transaction, including compensation and employee benefit arrangements, with an officer or director of our company or any of the Restricted Subsidiaries in his or her capacity as an officer or director, so long as the Board of Directors in good faith shall have approved the terms thereof,

          (d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of our company or such Restricted Subsidiary, as the case may be, provided that such
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     loans and advances do not exceed $1.0 million to any one employee and $5.0 million in the aggregate at any one time outstanding;

          (e) agreements in effect on the Issue Date and any modifications, extensions or renewals thereto that are no less favorable to us or any Restricted Subsidiary than such agreement as in effect on the Issue Date; and

          (f) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

     Limitation on Layered Debt. We shall not, and shall not permit any Subsidiary Guarantor to, incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. In addition, no Subsidiary Guarantor shall Guarantee, directly or indirectly, any of our Debt that is subordinate or junior in right of payment to any Senior Debt unless such Guarantee is expressly subordinate in right of payment to, or ranks pari passu with, the Subsidiary Guarantee of such Subsidiary Guarantor.

     Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of our company to be an Unrestricted Subsidiary if:

          (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, us or any other Restricted Subsidiary; and

          (b) either:

             (1) the Subsidiary to be so designated has total assets of $1,000 or less or

             (2) such designation is effective immediately upon such entity becoming our Subsidiary.

     Unless so designated as an Unrestricted Subsidiary, any Person that becomes our Subsidiary will be classified as a Restricted Subsidiary; provided, however,that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

     Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither our company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable before its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guarantee previously made by such Restricted Subsidiary.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

          (x) we could incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "-- Limitation on Debt" and

          (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

     Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate that

          (a) certifies that such designation or redesignation complies with the foregoing provisions and

          (b) gives the effective date of such designation or redesignation,

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such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of our company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of our fiscal year, within 90 days after the end of such fiscal year).

     Future Subsidiary Guarantors. We shall cause each Person that becomes a Domestic Restricted Subsidiary following the Issue Date and any other entity that guarantees any Exchange Debentures to execute and deliver to the Trustee a Subsidiary Guarantee at the time such Person becomes a Domestic Restricted Subsidiary or guarantees any Exchange Debentures.

MERGER, CONSOLIDATION AND SALE OF PROPERTY

     We shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into us) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all our Property in any one transaction or series of transactions unless:

          (a) we shall be the surviving Person in such merger, consolidation or amalgamation, or the surviving person (if other than us) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made (the "Surviving Person") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b) the Surviving Person expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by us;

          (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all our Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, we or the Surviving Person, as the case may be, would be able to incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt"; and

          (f) we shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent provided for in the Indenture relating to such transaction have been satisfied.

     We shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into us or any such Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a) the Surviving Person (if not such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b) the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by Subsidiary Guarantee in form satisfactory to the Trustee, executed and delivered to the Trustee by such

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     Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary
     Guarantee;

          (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, our company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Surviving Person, our company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, we would be able to incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt"; and

          (f) we shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent provided for in the Indenture relating to such transaction have been satisfied.

     The foregoing provisions shall not apply to any transactions which constitute an Asset Sale if we have complied with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales and Spectrum Sales."

     The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of our company under the Indenture (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be), but the predecessor company in the case of

          (a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all our assets as an entirety or virtually as an entirety) or

          (b) a lease,

shall not be released from any of the obligations or covenants under the Indenture, including with respect to the payment of the notes.

SEC REPORTS

     Notwithstanding that we may not be subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, for so long as the notes are outstanding, we shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that we shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

EVENTS OF DEFAULT

     Events of Default in respect of the notes include:

          (1) failure to pay any interest on, or Special Interest with respect to, any note when the same becomes due and payable, and such failure continues for a period of 30 days;

          (2) failure to pay any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (3) failure to comply with the covenant described under "-- Merger, Consolidation and Sale of Property;"
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          (4) failure to comply with any other covenant or agreement in the notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 60 days after written notice is given to us as provided below;

          (5) a default under any Debt (other than the Existing Preferred Stock and any Disqualified Capital Stock issued to refinance Existing Preferred Stock, the terms of which provide for substantially the same remedies to the holders thereof upon a failure to pay any amount due at maturity as the terms of the Existing Preferred Stock so refinanced) by us or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount of Debt greater than $10.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

          (6) any judgment or judgments for the payment of money in an aggregate amount in excess of $10.0 million (or its foreign currency equivalent at the time) shall be rendered against us or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

          (7) certain events involving bankruptcy, insolvency or reorganization of our company or any Significant Subsidiary (the "bankruptcy provisions"); and

          (8) Subsidiary Guarantees provided by Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary cease to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantees) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the "guarantee provisions").

     A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount or Accreted Value, as the case may be, of the notes then outstanding notify us of the Default and we do not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

     We shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action we are taking or propose to take with respect thereto.

     If an Event of Default with respect to the notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount or Accreted Value, as the case may be, of the notes then outstanding may declare to be immediately due and payable (a) the Accreted Value if such Event of Default is on or before January 15, 2006 or (b) the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration if such Event of Default is after January 15, 2006 and (i) such amounts shall become immediately due and payable or (ii) if there are any amounts outstanding under any of the instruments constituting Senior Debt, such amounts shall become due and payable upon the first to occur of an acceleration under any of the instruments constituting Senior Debt or five business days after receipt by us and the Representative under any Senior Debt of notice of the acceleration of the notes unless all Events of Default specified in such notice have been cured or waived. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount or Accreted Value, as the case may be, of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount or Accreted Value, as the case may be, of the notes
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then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

     No holder of notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

          (a) such holder has previously given to the Trustee written notice of a continuing Event of Default;

          (b) the registered holders of at least 25% in aggregate principal amount or Accreted Value, as the case may be, of the notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

          (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount or Accreted Value, as the case may be, of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, our company, the Trustee and the Subsidiary Guarantors, with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) may amend the Indenture and may waive any past default or compliance with any provisions (except a default in the payment of principal, premium, interest or Special Interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Note). Without the consent of each holder of an outstanding Note, however, no amendment may, among other things,

          (1) reduce the amount of notes whose holders must consent to an amendment or waiver,

          (2) reduce the rate of or extend the time for payment of interest or Special Interest on any note or amend the rate of accretion on the notes or amend the definition of Accreted Value,

          (3) reduce the principal or Accreted Value, or extend the Stated Maturity, of any note,

          (4) make any note payable in money other than that stated in the note,

          (5) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes or any Subsidiary Guarantee,

          (6) release any Guarantee or security interest that may have been granted in favor of the holders of the notes other than under the terms of the Indenture or such security interest,

          (7) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed, as described under "-- Optional Redemption,"

          (8) reduce the premium payable in connection with a Change of Control Offer or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased under such Change of Control Offer,

          (9) at any time after we are obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto,

          (10) make any change to the subordination provisions of the Indenture that would adversely affect the holders of the notes, or

          (11) make any change in any Subsidiary Guarantee that would adversely affect the holders of the notes.

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

     Without the consent of any holder of the notes, our company, the Trustee and the Subsidiary Guarantors may amend the Indenture to

          (1) cure any ambiguity, omission, defect or inconsistency,

          (2) provide for the assumption by a successor corporation of our obligations under the Indenture,

          (3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

          (4) add additional Guarantees with respect to the notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided by the terms of the Indenture,

          (5) secure the notes, add to our covenants for the benefit of the holders of the notes or surrender any right or power conferred upon us,

          (6) make any change that does not adversely affect the rights of any holder of the notes,

          (7) make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions, or

          (8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     No amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Designated Senior Debt then outstanding unless the holders of such Designated Senior Debt (or their Representative) consent to such change. The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, we are required to mail to each registered holder of the notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     We at any time may terminate all of our obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. We at any time may terminate:

          (1) our obligations under the covenants described under "-- Repurchase at the Option of Holders Upon a Change of Control" and "-- Certain Covenants";

          (2) the operation of the cross acceleration provisions, the judgment default provisions, and the bankruptcy provisions and the guarantee provisions described under "-- Events of Default" above; and

          (3) the limitations contained in clause (e) under each of the first and second paragraphs of "-- Merger, Consolidation and Sale of Property" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

     If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "-- Certain Covenants"), (5), (6) or (7) (with respect only to Significant Subsidiaries) or (8) under "-- Events of Default" above or because of our failure to comply with clause (e) under either the first or second paragraphs of "-- Merger, Consolidation and Sale of Property" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee.

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     The legal defeasance option or the covenant defeasance option may be exercised only if:

          (a) we irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest or Special Interest, if any, on the notes to maturity or redemption, as the case may be;

          (b) we deliver to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to maturity or redemption, as the case may be;

          (c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under "-- Events of Default" occurs with respect to us or any other Person making such deposit which is continuing at the end of the period;

          (d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (e) such deposit does not constitute a default under any other agreement or instrument binding on us;

          (f) we deliver to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (g) in the case of the legal defeasance option, we deliver to the Trustee an Opinion of Counsel stating that

             (1) we have received from, or there has been published by, the Internal Revenue Service a ruling or

             (2) since the date of the Indenture there has been a change in the applicable federal income tax law,

     to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

          (h) in the case of the covenant defeasance option, we deliver to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (i) we deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the Indenture.

GOVERNING LAW

     The Indenture and the notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

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     The Bank of New York also serves as the trustee under the Existing
Indenture and the Exchange Indentures.

CERTAIN DEFINITIONS

     Set forth below is a summary of some of the defined terms used in the Indenture. You should refer to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

     "Accreted Value" means, as of any date of determination, the sum (rounded to the nearest whole dollar) of (a) the initial offering price of each $1,000 in principal amount at maturity of notes and (b) the portion of the excess of the principal amount of notes over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 12 1/4% per annum compounded semi-annually on each January 15 and July 15 from the Issue Date through that date of determination. On and after January 15, 2006, the Accreted Value of each Note shall be equal to its principal amount at maturity.

     "Acquired Debt" means Debt of a Person (including an Unrestricted Subsidiary) outstanding on the date on which such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

     "Additional Assets" means:

          (a) any Property (other than cash, cash equivalents and securities) to be owned by us or any Restricted Subsidiary and used in a Company Business; or

          (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by us or another Restricted Subsidiary from any Person other than us or another Restricted Subsidiary; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Company Business.

     "Affiliate" of any specified Person means:

          (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (b) any other Person who is a director or officer of

             (1) such specified Person,

             (2) any Subsidiary of such specified Person or

             (3) any Person described in clause (a) above.

     For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "-- Certain Covenants -- Limitation on Transactions with Affiliates" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of our Voting Stock (on a fully diluted basis) or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner under the first sentence hereof.

     "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by us or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

          (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or

          (b) any other assets of our company or any Restricted Subsidiary outside of the ordinary course of business of our company or such Restricted Subsidiary,
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other than, in the case of clause (a) or (b) above,

             (1) any disposition by a Restricted Subsidiary to us or by us or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

             (2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments,"

             (3) any disposition effected in compliance with the covenant described under "-- Merger, Consolidation and Sale of Property," and

             (4) any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $1.0 million.

Notwithstanding the foregoing, a Spectrum Sale shall not constitute an Asset
Sale.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

          (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation" and

          (b) in all other instances, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing

          (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (b) the sum of all such payments.

     "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease before the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "-- Certain Covenants -- Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

     "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

     "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by us from the issuance or sale (other than to a Subsidiary of our company) by us of our Capital Stock (other than Disqualified Capital Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Change of Control" means the occurrence of any of the following events:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5
     (b) (1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33 1/3% or more of the total voting power of our Voting Stock; provided, however, that the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of our Voting Stock than such other person or group (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

          (b) we merge, consolidate or amalgamate with or into any other Person or any other Person merges, consolidates or amalgamates with or into us, in any such event under a transaction in which our outstanding Voting Stock is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where

             (1) our outstanding Voting Stock is reclassified into or exchanged for other Voting Stock of our company or for Voting Stock of the surviving corporation and

             (2) the holders of our Voting Stock immediately before such transaction own, directly or indirectly, not less than a majority of the Voting Stock of our company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

          (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by our stockholders was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (d) our stockholders shall have approved any plan of liquidation or dissolution of our company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company Business" means any business in which our company or any Restricted Subsidiary was engaged on the Issue Date, or any business related or ancillary to any business or industry in which our company or any Restricted Subsidiary was engaged on the Issue Date.

     "Consolidated EBITDA" means, for any Person, for any period, an amount equal to:

          (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted in determining Consolidated Net Income,

             (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus

             (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period, plus

             (iii) depreciation for such period on a consolidated basis, plus

             (iv) amortization of intangibles (excluding the amortization of Film Contracts), plus

             (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period); minus

          (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period);

provided, however, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary unusual and non-recurring gains.

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

     "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Restricted Subsidiaries on a consolidated basis, including, but not limited to:

          (a) interest expense attributable or imputed to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations;

          (b) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (c) the net costs associated with Hedging Obligations;

          (d) amortization of other financing fees and expenses;

          (e) the interest portion of any deferred payment obligation;

          (f) amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales); and

          (g) without duplication,

             (1) all net capitalized interest for such period and all interest incurred or paid under any Guarantee of Debt (including a Guarantee of principal, interest or any combination thereof) of any Person, and

             (2) all time brokerage fees relating to financing of radio or television stations which such Person has an agreement or option to acquire.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

          (a) the net income of any Person (the "other Person") in which the Person in question or any of its Restricted Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary;

          (b) the net income of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than, if applicable, under the notes, the Indenture, the Exchange Debentures, the Exchange Indentures, the 10 3/4% Notes or the Existing Indenture) shall be excluded to the extent of such restriction or limitation;

          (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period before the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded;

          (d) extraordinary, unusual and non-recurring gains and losses shall be excluded;

          (e) losses associated with discontinued and terminated operations in an amount not to exceed $1.0 million per annum shall be excluded; and

          (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of such Person and its Restricted Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

     "Credit Facilities" means, with respect to us or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Senior Credit Facility) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, in each case together with

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

any amendments, amendments and restatements or modifications thereof or extensions, revisions, refinancings or replacements thereof by one or more lenders or a syndicate of lenders.

     "Cumulative Consolidated EBITDA" means, with respect to any Person, as of any date of determination, Consolidated EBITDA from the Issue Date to the end of our most recently ended full fiscal quarter before such date, taken as a single accounting period.

     "Cumulative Consolidated Interest Expense" means, with respect to any Person, as of any date of determination, Consolidated Interest Expense from the Issue Date to the end of such Person's most recently ended full fiscal quarter before such date, taken as a single accounting period.

     "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a) the principal of and premium (if any) in respect of

             (1) debt of such Person for money borrowed and

             (2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable;

          (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (c) all obligations of such Person representing the deferred and unpaid purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business, including any obligations in respect of Film Contracts);

          (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Capital Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property and the amount of the obligation so secured; and

          (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding principal balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Debt shall not include contingent obligations

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

arising out of customary indemnification agreements with respect to the sale of assets or securities. The amount of Debt represented by a Hedging Obligation shall be equal to:

             (1) zero if such Hedging Obligation has been incurred under clause
        (e) or (f) of the second paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt"; or

             (2) the notional amount of such Hedging Obligation if not incurred under such clauses.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Debt" means:

          (a) any Senior Debt which, at the time of determination, has an aggregate principal amount outstanding of at least $25.0 million (or accreted value in the case of Debt issued at a discount) that is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt;" and

          (b) the Senior Credit Facility.

     "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise

          (a) matures or is mandatorily redeemable under a sinking fund obligation or otherwise,

          (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

          (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Capital Stock, on or before, in the case of clause
     (a), (b) or (c), the 91st day after the Stated Maturity of the notes.

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary other than
(a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

     "Event of Default" has the meaning set forth under "-- Events of Default."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Debentures" means the 8% Exchange Debentures due 2009, if issued, the 13 1/4% Exchange Debentures due 2006, if issued, and the 12 1/2% Exchange Debentures due 2006, if issued, each as issued under the Exchange Indentures, in each case as they may be modified or amended from time to time.

     "Exchange Indentures" means the indentures dated September 15, 1999, June 10, 1998 and October 4, 1996, between the Company, the guarantors parties thereto and The Bank of New York, as trustee, which govern the Exchange Debentures, in each case as they may be modified or amended from time to time.

     "Excluded Asset Sales" means (1) the sale of our stations in each of Honolulu, Hawaii (one full power station), Boston (Merrimack, New Hampshire) (one full power station), New York (East Orange, New Jersey & Long Island) (two low power stations), St. Croix, Virgin Islands (one full power station), Houston, Texas (one low power station), West Palm Beach, Florida (one low power station), Boston-Cape Cod, Massachusetts (Dennis, Massachusetts) (one low power station), and Indianapolis, Indiana (one low power station), (2) the sale of Tower Assets, and (3) any disposition of accounts receivable in connection with a Receivables Facility.

     "Existing Indenture" means the indenture, dated July 12, 2001, between us, the guarantors parties thereto and The Bank of New York, as trustee, which governs the 10 3/4% Notes, as it may be modified or amended from time to time.

     "Existing Preferred Stock" means:

          (a) the 13 1/4% Cumulative Junior Exchangeable Preferred Stock, $.001 par value, of which 31,076 shares were outstanding as of the Issue Date with a liquidation preference of $10,000 per share, and any additional shares issued as payment of dividends on such shares;

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          (b) the 8% Series B Convertible Exchangeable Preferred Stock, $.001
     par value, of which 41,500 shares were outstanding as of the Issue Date with a liquidation preference of $10,000 per share; and

          (c) the 9 3/4% Series A Convertible Preferred Stock, $.001 par value, of which 10,566 shares were outstanding as of the Issue Date with a liquidation preference of $10,000 per share, and any additional shares issued as payment of dividends on such shares;

in each case as they may be modified or amended from time to time.

     "Fair Market Value" means, with respect to any Property, the sale price for such Property that could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "Film Contract" means any contract with suppliers that conveys the right to broadcast specified film, videotape, motion pictures, syndicated television programs or sports or other programming.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, including those set forth in:

          (a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (b) the statements and pronouncements of the Financial Accounting Standards Board; and

          (c) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed under Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

             (1) endorsements for collection or deposit in the ordinary course of business; or

             (2) a contractual commitment to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment."

The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligation" of any Person means any obligation of such Person under any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

     "incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required under GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "incurrence" and "incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an incurrence of such Debt, and provided further, however, that any Debt or other obligations of a Person
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

existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary.

     "Independent Financial Advisor" means an investment banking firm of national standing, provided that such firm is not our Affiliate.

     "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

     "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to our equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of our company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, we shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to

          (a) our "Investment" in such Subsidiary at the time of such redesignation, less

          (b) the portion (proportionate to our equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

     In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

     "Issue Date" means the date on which the notes are initially issued.

     "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Net Available Cash" from any Asset Sale or Spectrum Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal under a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or Spectrum Sale or received in any other non-cash form), in each case net of:

          (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale or Spectrum Sale;

          (b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale or Spectrum Sale in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Spectrum Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale or Spectrum Sale;

          (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Spectrum Sale; and

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

          (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale or Spectrum Sale and retained by us or any Restricted Subsidiary after such Asset Sale or Spectrum Sale.

     "Obligations" means, with respect to any Debt, any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, at the rate specified in the applicable documents governing such Debt, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, indemnification, guarantees, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

     "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of our company or a Subsidiary Guarantor.

     "Officers' Certificate" means with respect to any Person, a certificate signed by two Officers, at least one of whom shall be the principal executive officer or principal financial officer of such Person, and delivered to the Trustee.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to us or the Trustee.

     "Permitted Holders" means:

          (a) collectively Lowell W. Paxson, his spouse, children or other lineal descendants (whether adoptive or biological), and any revocable or irrevocable inter vivos or testamentary trust or the probate estate of any such individual, so long as one or more of the foregoing individuals is the principal beneficiary of such trust or probate estate; and

          (b) National Broadcasting Company, Inc. and its Affiliates.

     "Permitted Investment" means any Investment by us or a Restricted Subsidiary in existence on the Issue Date, and any Investment after the Issue Date in:

          (a) our company or any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Company Business;

          (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, us or a Restricted Subsidiary, provided that such Person's primary business is a Company Business;

          (c) Temporary Cash Investments;

          (d) receivables owing to us or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however,that such trade terms may include such concessionary trade terms as our company or such Restricted Subsidiary deems reasonable under the circumstances;

          (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (f) loans and advances to employees made in the ordinary course of business consistent with past practices of us or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $1.0 million to any one employee and $5.0 million in the aggregate at any one time outstanding;

          (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to us or a Restricted Subsidiary or in satisfaction of judgments;

          (h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales and Spectrum Sales";

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

          (i) Investments in connection with time brokerage and other similar agreements with independently owned broadcast properties, not to exceed an aggregate of $25.0 million outstanding at any one time;

          (j) Investments primarily for the purpose of acquiring programming, not to exceed an aggregate of $25.0 million outstanding at any one time;

          (k) any transaction where the consideration provided by us or any Restricted Subsidiary in connection with such Investment consists solely or principally of broadcast air time, not to exceed an aggregate of $5.0 million in any one year;

          (l) other Investments that do not exceed $40.0 million outstanding at any one time in the aggregate; provided, however, that such Investments are related to a Company Business; and

          (m) Investments relating to any special purpose wholly-owned Subsidiary of our company organized in connection with a Receivables Facility that, in the good faith determination of our Board of Directors, are necessary or advisable to effect such Receivables Facility.

For purposes of determining the amount of an Investment under clauses (i) through (1), the amount of the Investment shall be the fair market value thereof as measured at the time made and without giving effect to subsequent changes in value.

     "Permitted Junior Securities" means:

             (1) Capital Stock in us or any Subsidiary Guarantor of the notes;
        or

             (2) debt securities that are subordinated to all Senior Debt and debt securities that are issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture and have a stated maturity after (and do not provide for scheduled principal payments before) the stated maturity of any Senior Debt and any debt securities issued in exchange for Senior Debt;

provided, however, that, if such Capital Stock or debt securities are distributed in a bankruptcy or insolvency proceeding, such Capital Stock or debt securities are distributed under a plan of reorganization consented to by each class of Designated Senior Debt.

     "Permitted Liens" means:

          (a) Liens to secure all Obligations in respect of Debt permitted to be incurred under clause (c) of the second paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt"; provided that any such Lien may not extend to any Property of our company or any Restricted Subsidiary other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

          (b) Liens for taxes, assessments or governmental charges or levies on the Property of our company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (c) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of our company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (d) Liens on the Property of our company or any Restricted Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of our company and the Restricted Subsidiaries taken as a whole;

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

          (e) Liens on Property at the time we or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into us or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of our company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been incurred in anticipation of or in connection with the transaction or series of transactions under which such Property was acquired by us or any Restricted Subsidiary;

          (f) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of our company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not incurred in anticipation of or in connection with the transaction or series of transactions under which such Person became a Restricted Subsidiary;

          (g) pledges or deposits by us or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which our company or any Restricted Subsidiary is party, or deposits to secure our public or statutory obligations, or deposits for the payment of rent, in each case incurred in the ordinary course of business;

          (h) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character,

          (i) Liens existing on the Issue Date not otherwise described in clauses (a) through (h) above; and

          (j) Liens on the Property of our company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a), (e), (f), or (i) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

             (1) the outstanding principal amount, or, if greater, the committed amount. of the Debt secured by Liens described under clause (a), (e),
        (f), or (i) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture; and

             (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by us or such Restricted Subsidiary in connection with such Refinancing.

     "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required under the Indenture, the value of any Property shall be its Fair Market Value.

     "Public Equity Offering" means an underwritten public offering by us of our common stock under an effective registration statement under the Securities Act.

     "Purchase Money Debt" means Debt:

          (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds; and

          (b) incurred to finance the acquisition, construction or lease by us or a Restricted Subsidiary of such Property, including additions and improvements thereto;

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in each case including the reasonable fees and expenses incurred in connection therewith; provided, however, that such Debt is incurred within 180 days after the acquisition, construction or lease of such Property by us or such Restricted Subsidiary.

     "Receivable Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold, and other fees paid to a Person that is not a Restricted Subsidiary, in connection with any Receivables Facility.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, under which our company or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

     "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

          (a) such Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of

             (1) the aggregate principal amount then outstanding (or if incurred with original issue discount, the aggregate accreted value at the date of such Refinancing) of the Debt being Refinanced and

             (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

          (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

          (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

          (d) with respect to Debt that is being Refinanced that is subordinate to the notes or the Subsidiary Guarantees, such Refinancing Debt shall be subordinate to the notes or the Subsidiary Guarantees at least to the same extent and in the same manner as the Debt being Refinanced;

     provided, however, that Refinancing Debt shall not include:

             (x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of our company or a Subsidiary Guarantor; or

             (y) Debt of our company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

     "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "-- Certain Covenants -- Limitation on Asset Sales and Spectrum Sales," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

     "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Designated Senior Debt.

     "Restricted Payment" means:

          (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of our company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into us or any Restricted Subsidiary), except for any dividend or distribution that is made solely to us or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by

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     our company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of our Capital Stock (other than Disqualified Capital Stock);

          (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of our company or any Restricted Subsidiary (other than from us or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of our company that is not Disqualified Capital Stock), but excluding the conversion of any Capital Stock, Debt or other securities into our Capital Stock (other than Disqualified Capital Stock);

          (c) the purchase, repurchase, redemption, acquisition or retirement for value, before the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

          (d) any Investment (other than Permitted Investments) in any Person.

     "Restricted Subsidiary" means any Subsidiary of our company other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby our company or a Restricted Subsidiary transfers such Property to another Person and our company or a Restricted Subsidiary leases it from such Person.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Facility" means the credit agreement, dated as of July 12, 2001, by and among our company, Citicorp USA, Inc., as Administrative Agent, and the several banks and other financial institutions or entities from time to time parties thereto, including any related notes, collateral documents, letters of credit and documentation and guarantees and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be in effect from time to time, in each case, as any or all of such agreements (or any other agreement that renews, refunds, refinances, restructures, replaces, repays or extends any or all of such agreements) have been and may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements or otherwise.

     "Senior Debt" of our company means:

          (a) all Obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us at the rate specified in the agreement or instrument evidencing such Debt, whether or not such interest is allowed in such proceeding) and any other Obligation in respect of

             (1) the Credit Facilities,

             (2) Debt of our company for borrowed money and

             (3) Debt of our company evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which we are responsible or liable;

          (b) all our Capital Lease Obligations and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by us;

          (c) all our obligations

             (1) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction,

             (2) under any Interest Rate Agreement or

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             (3) issued or assumed as the deferred purchase price of Property and all our conditional sale obligations and all obligations under any title retention agreement permitted under the Indenture; and

          (d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which we are responsible or liable as Guarantor;

     provided, however, that Senior Debt shall not include:

          (A) Debt of our company that is by its terms subordinate or pari passu in right of payment to the notes, including any Senior Subordinated Debt or any Subordinated Obligations;

          (B) any Debt incurred in violation of the provisions of the Indenture;

          (C) accounts payable or any other obligations of our company to trade creditors created or assumed by us in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities and obligations with respect to Film Contracts);

          (D) any liability for federal, state, local or other taxes owed or owing by us;

          (E) any obligation of our company to any Subsidiary;

          (F) any obligations with respect to any of our Capital Stock; or

          (G) any Debt that does not constitute Senior Debt under the Exchange Indentures, for so long as any Exchange Debentures are outstanding or issuable thereunder (it being understood that, in any event, Obligations under the Credit Facilities constitute Senior Debt).

     "Senior Debt" of any Subsidiary Guarantor has a correlative meaning.

     "Senior Subordinated Debt" of our company means the notes, the Exchange Debentures (or any Debt ranking pari passu with the Exchange Debentures), the 10 3/4% Notes and any other subordinated Debt of our company that specifically provides that such Debt is to rank pari passu with the notes and is not subordinated by its terms to any other subordinated Debt or other obligation of our company which is not Senior Debt. "Senior Subordinated Debt" of any Subsidiary Guarantor has a correlative meaning and includes any Guarantee by such Subsidiary Guarantor of Exchange Debentures (or any Guarantee by such Subsidiary Guarantor of Debt ranking pari passu with the Exchange Debentures).

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of our company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Spectrum Sale" means any sale, lease, transfer, license or other disposition (or series of related sales, leases, transfers, licenses or dispositions), with or without the consent of our company or any Restricted Subsidiary, of any broadcast license issued by the FCC under or in connection with either: (a) the FCC's upper 700MHz (746-764 MHz and 776-794 MHz) band auction or (b) the FCC's lower 700MHz (698-746 MHz) band auction, provided that, in each case, the expected use of such license shall not include the transmission of a television signal.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including under any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Obligation" means any Debt of our company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the notes or the applicable Subsidiary Guarantee under a written agreement to that effect or otherwise under the terms of such Debt.

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     "Subsidiary" means, in respect of any Person, any corporation, company
(including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (a) such Person;

          (b) such Person and one or more Subsidiaries of such Person; or

          (c) one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means each Domestic Restricted Subsidiary and any other Person that becomes a Subsidiary Guarantor under the covenant described under "-- Certain Covenants -- Future Subsidiary Guarantors."

     "Subsidiary Guarantee" means a Guarantee on the terms set forth in the Indenture by a Subsidiary Guarantor of our obligations with respect to the notes.

     "Temporary Cash Investments" means any of the following:

          (a) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

          (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

          (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with

             (1) a bank meeting the qualifications described in clause (b) above or

             (2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

          (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of our company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and

          (e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that

             (1) the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and

             (2) such obligations mature within 180 days of the date of acquisition thereof.

     "10 3/4% Notes" means our 10 3/4% Senior Subordinated Notes due 2008.

     "Tower Assets" means the broadcast towers, transmitters and antennas and related real property on which they are situated owned by us or any of our Subsidiaries.

     "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days before the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2006;
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provided, however, that if the period from the redemption date to January 15,
2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means:

          (a) any Subsidiary of our company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required under the covenant described under "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

          (b) any Subsidiary of an Unrestricted Subsidiary.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all of the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by us or one or more Wholly Owned Subsidiaries of our company.

BOOK-ENTRY SYSTEM

     The new notes will be issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

     Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the notes represented by such Global Security acquired by such Persons in the exchange offer. Such accounts were designated by the initial purchasers. Ownership of beneficial interests in a Global Security is limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Clearstream or Euroclear. Ownership of beneficial interests in a Global Security is shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     Payment of principal of and interest on notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated notes only if:

          (a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

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          (b) we in our discretion at any time determine not to have all the notes represented by such Global Security; or

          (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by such Global Security.

Any Global Security that is exchangeable for certificated notes under the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. If a Global Security becomes exchangeable for certificated notes,

          (a) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

          (b) payment of principal of, and premium, if any, and interest on, the certificated notes will be payable and the transfer of the certificated notes will be registerable, at our office or agency maintained for such purposes, and

          (c) no service charge will be made for any registration of transfer or exchange of the certificated notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for all purposes under the Indenture and the notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of which (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of our company, the Trustee or the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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                  IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. Except as specifically provided below, the following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note who or which is (i) a citizen or resident of the United States, (ii) a corporation (or other entity, other than a partnership, estate or trust) created or organized under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (each a "U.S. Holder"). This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, financial institutions, insurance companies, dealers in securities, tax-exempt organizations, or taxpayers holding the notes through a partnership or similar pass-thru entity or as part of a "straddle," "hedge" or "conversion transaction"). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     Except as otherwise indicated below, this discussion assumes that the notes are held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. This discussion is limited to the U.S. federal income tax consequences to holders acquiring notes on original issue for cash. We will treat the notes as indebtedness for U.S. federal income tax purposes, and the balance of the discussion is based on the assumption that such treatment will be respected.

     PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSIDERATIONS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES.

EXCHANGE OFFER

     The exchange of the original notes for the new notes under the exchange offer should not constitute a significant modification of the terms of the notes and, therefore, such exchange should not constitute an exchange for U.S. federal income tax purposes. Accordingly, such exchange should have no U.S. federal income tax consequences to U.S. Holders of notes.

U.S. HOLDERS

     Original Issue Discount. The notes will have original issue discount ("OID") for U.S. federal income tax purposes, and accordingly, U.S. Holders of notes will be subject to special rules relating to the accrual of income for tax purposes. U.S. Holders of notes generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. However, U.S. holders of the notes generally will not be required to include separately in income cash payments received on such notes, even if denominated as interest, to the extent such payments constitute payments of previously accrued OID.

     The notes are treated as issued with OID equal to the excess of a note's "stated redemption price at maturity" over its "issue price." The stated redemption price at maturity of a note will include all payments on the note, whether denominated as principal or interest. The issue price is the first price at which a substantial amount of notes are sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers). The amount of OID includible in income by a U.S. Holder of a note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. Holder holds such note ("accrued OID"). A daily portion is determined by allocating to each day in an "accrual period" a pro rata portion of the OID that accrued in such period. The "accrual period" of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual
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period and properly adjusted for the length of such period. The "adjusted issue price" of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note.

     Applicable High Yield Discount Obligation Rules. If the "yield to maturity" on the notes equals or exceeds the sum of 5% and the appropriate "applicable federal rate" in effect for the month in which the notes are issued and the notes have "significant" OID, the notes are considered "applicable high yield discount obligations" ("AHYDOS"). A debt instrument has "significant" OID if (a) the aggregate amount which would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds (b) the sum of (i) the aggregate amount of interest to be paid under the instrument before the close of such accrual period and (ii) the product of the issue price of the debt instrument and its yield to maturity.

     If the notes are AHYDOS, we will not be permitted to deduct for U.S. federal income tax purposes OID accrued on the notes until such time as we actually pay such OID in cash or in property other than our stock or our debt (or stock or debt of a person related to us). Moreover, the lesser of (a) the amount of OID on the notes and (b) the product of the total OID on the notes times the ratio of (i) the excess of the note's yield to maturity over the sum of the appropriate applicable federal rate plus 6% to (ii) the yield to maturity (the "Dividend-Equivalent Interest") will not be deductible at any time by us for U.S. federal income tax purposes (regardless of whether we actually pay such Dividend-Equivalent Interest in cash or other property). A corporate U.S. Holder is eligible for the dividends received deduction for the portion of the Dividend-Equivalent Interest that would have been treated as a dividend had it been distributed by us with respect to our stock.

     Tax Basis. A U.S. Holder's initial tax basis in a note will be equal to the purchase price paid by such holder for such note increased by OID included in gross income with respect to the note and decreased by the amount of any payments received by such holder.

     Effect of Optional Redemption on Original Issue Discount. In the event of a Change of Control (as defined above under "Description of Notes -- Certain Definitions"), we will be required to offer to redeem all of the notes at redemption prices specified elsewhere herein. If we receive net proceeds from one or more Public Equity Offerings (as defined above under "Description of Notes -- Certain Definitions"), we may, at our option, use all or a portion of such net proceeds to redeem in the aggregate up to 35% of the original aggregate principal amount at maturity of the notes at a price equal to 112.25% of the Accreted Value thereof, provided that at least 65% of the original aggregate principal amount at maturity of the notes remains outstanding after each such redemption. Computation of the yield and maturity of the notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the stated payment schedule of the notes (that does not reflect the Change of Control event or Public Equity Offering event) is significantly more likely than not to occur. We have determined that, based on all of the facts and circumstances as of the issue date, it is significantly more likely than not that the notes will be paid according to their stated schedule.

     We may redeem the notes, in whole or in part, at any time on or after January 15, 2006, at redemption prices specified elsewhere herein plus accrued and unpaid interest and Special Interest, if any, on the notes so redeemed to but excluding the date of redemption. The United States Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed before its stated maturity date at the option of the issuer. Under United States Treasury Regulations, solely for the purposes of the accrual of original issue discount, it is assumed that an issuer will exercise any option to redeem a debt instrument if such exercise would lower the yield to maturity of the debt instrument. We believe that we will not be presumed to redeem the notes before their stated maturity under these rules because the exercise of such options would not lower the yield to maturity of the notes.

     U.S. Holders may wish to consult their own tax advisors regarding the treatment of such contingencies.

     Sale, Exchange, Redemption or Repayment. Unless a nonrecognition provision applies, the sale, exchange, redemption or other disposition of notes will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received (except to the extent that amounts received are attributable to accrued interest not previously included in income, which portion of the consideration would be taxed as ordinary income) and (ii) the holder's adjusted tax basis therein. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the notes have been held for more than one year at the time of disposition. Noncorporate taxpayers are generally subject to a maximum regular U.S. federal income tax rate of 20% on net long term capital gains. The deductibility of capital losses is subject to certain limitations.

     Exchange Offer. The exchange of notes for exchange notes under the exchange offer should not constitute a significant modification of the terms of the notes and, therefore, such exchange should not constitute an exchange for U.S. federal income tax purposes. Accordingly, such exchange should have no U.S. federal income tax consequences to U.S. Holders of notes.

     Backup Withholding and Information Reporting. Under the Code, U.S. Holders of notes may be subject, under certain circumstances, to information reporting and "backup withholding" at 30% (subject to periodic reductions through 2006) rate with respect to cash payments in respect of principal (and premium, if any), interest, and the gross proceeds from dispositions thereof. Backup withholding applies only if the U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     We will furnish annually to the Internal Revenue Service and to record holders of the notes (to whom it is required to furnish such information) information relating to the amount of interest.

     THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT U.S. HOLDERS OF NOTES. EACH PURCHASER OF ANY OF THE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. Holder of a note.

     For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a note will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed-base) in the United States.

     Stated Interest and OID on Notes. Generally any interest or OID paid to a non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as "portfolio interest." Generally interest (and OID) on the notes will qualify as portfolio interest if (i) the non-U.S. Holder does not actually or constructively own 10% or more of our total voting power of all voting stock (in the case of the notes) and (ii) such holder is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code, and (iii) either the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes certifies under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and (iv) the non-U.S. Holder is not a bank receiving interest on the extension of credit made under a loan agreement made in the ordinary course of its trade or business.

     The gross amount of payments to a non-U.S. Holder of interest (and OID) that do not qualify for the portfolio interest exception and that are not effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular U.S. rates rather than the 30% gross rate. In the case of a non-U.S. Holder that is a corporation, such United States trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to United States trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI (or such successor forms as the Internal Revenue Service designates), as applicable, before the payment of interest or OID. These forms must be periodically updated. Also under these regulations, a non-U.S. Holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

     Sales, Exchange or Redemption of Notes. A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, redemption or other disposition of a note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Holder; (ii) in the case of a non-U.S. Holder who is a nonresident alien individual and holds such note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met; or (iii) the non-U.S. Holder is subject to the special rules applicable to former citizens and residents of the United States.

     Federal Estate Tax. If interest on the notes is exempt from withholding of U.S. federal income tax as portfolio interest described above, the notes will not be included in the estate of a deceased non-U.S. Holder for U.S. federal estate tax purposes.

     Information Reporting and Backup Withholding. We must report annually to the Internal Revenue Service and to each non-U.S. Holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax under a tax treaty, or interest that is exempt from United States tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

     In the case of payments of interest to non-U.S. Holders, Treasury Regulations provide that information reporting and backup withholding at a rate of 30% (subject to periodic reductions through 2006) will not apply to such payments with respect to which either the requisite certification has been received or an exemption has otherwise been established (provided that neither the payor nor its paying agent has actual knowledge that the holder is a U.S. person or the conditions of any other exemption are not, in fact, satisfied).

     The Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal on the notes by us to a non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agents have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of the notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

     In the case of the payment of proceeds from the disposition of notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     The Treasury Department recently promulgated final Treasury Regulations regarding the withholding and information reporting rules discussed above. In general, the final Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the new final Treasury Regulations.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a refund or a credit against such non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account under the exchange offer ("Restricted Holder") must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Restricted Holder in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We will make this prospectus available to any Restricted Holder for use in connection with any such resale if such Restricted Holder indicates in the Letter of Transmittal that it is a broker-dealer. In addition, under Section 4(3) of the Securities Act, all dealers effecting transactions in the new notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by Restricted Holders. New notes received by Restricted Holders for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or through a combination of such methods of resale, at market prices prevailing at the time of resale, or at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through Restricted Holders who may receive compensation in the form of commissions or concessions from any such Restricted Holder and/or the purchasers of any new notes. Any Restricted Holder that resells new notes that were received by it for its own account under the exchange offer and any person that participates in the distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such Restricted Holder may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Restricted Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the original notes, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

     By acceptance of the exchange offer, each Restricted Holder that receives new notes under the exchange offer agrees that, upon receipt of notice from us of the happening of any event that makes any statement in this prospectus untrue in any material respect or that requires the making of any changes in this prospectus to make the statements herein not misleading (which notice we agree to deliver promptly to such Restricted Holder), such Restricted Holder will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to such Restricted Holder.

                                 LEGAL MATTERS

     Legal matters in connection with the issuance of the new notes in exchange for the original notes will be passed upon for us by Holland & Knight LLP (a registered limited liability partnership).

                                    EXPERTS

     The financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the informational requirements of the Exchange Act, and in accordance with the requirements of the Exchange Act, we file reports and other information with the SEC. You may read and, for a fee, copy any document that we file with the SEC: (1) at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or (2) at the regional office of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these documents may also be obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain the documents that we file electronically from the SEC's Web site at http://www.sec.gov. While any notes remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of notes the information required under Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to our Secretary at 601 Clearwater Park Road, West Palm Beach, Florida 33401.

                       PAXSON COMMUNICATIONS CORPORATION

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                          FINANCIAL STATEMENT SCHEDULE

                                                               PAGE
                                                               -----
Report of Independent Certified Public Accountants..........   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statement of Changes in Common Stockholders'
  Equity (Deficit)..........................................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Paxson Communications Corporation:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Paxson Communications Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Miami, Florida
February 19, 2002

                       PAXSON COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2001          2000
                                                              -----------   ----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $    83,858   $   51,363
  Short-term investments....................................       12,150       50,001
  Restricted cash and short-term investments................           --       13,729
  Accounts receivable, less allowance for doubtful accounts
    of $3,635 and $4,167, respectively......................       29,728       39,528
  Program rights............................................       65,370       79,160
  Prepaid expenses and other current assets.................        5,667        2,065
                                                              -----------   ----------
         Total current assets...............................      196,773      235,846
Property and equipment, net.................................      147,641      174,649
Intangible assets, net......................................      912,147      949,614
Program rights, net of current portion......................       89,672      119,423
Investments in broadcast properties.........................       15,271       33,453
Other assets, net...........................................       22,171       13,062
                                                              -----------   ----------
         Total assets.......................................  $ 1,383,675   $1,526,047
                                                              ===========   ==========

 LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND COMMON STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................  $    25,858   $   21,828
  Accrued interest..........................................       15,220       10,464
  Obligations for program rights............................       76,169       88,336
  Obligations for cable distribution rights.................       12,325       19,840
  Deferred revenue from satellite distribution rights.......        6,414        5,114
  Current portion of bank financing.........................        2,899       15,966
                                                              -----------   ----------
         Total current liabilities..........................      138,885      161,548
Obligations for program rights, net of current portion......       43,396       79,341
Obligations for cable distribution rights, net of current
  portion...................................................          710          972
Deferred revenue from satellite distribution rights, net of
  current portion...........................................       11,776       14,076
Senior subordinated notes and bank financing................      526,281      389,510
Other liabilities...........................................       36,510           --
                                                              -----------   ----------
         Total liabilities..................................      757,558      645,447
                                                              -----------   ----------
Mandatorily redeemable preferred stock......................    1,164,160    1,080,389
                                                              -----------   ----------
Commitments and contingencies (Note 17).....................           --           --
                                                              -----------   ----------
Stockholders' deficit:
  Class A common stock $0.001 par value; one vote per share;
    215,000,000 shares authorized and 56,380,177 and
    55,872,152 shares issued and outstanding................           56           56
  Class B common stock, $0.001 par value; ten votes per
    share; 35,000,000 shares authorized and 8,311,639 shares
    issued and outstanding..................................            8            8
  Common stock warrants and call option.....................       68,384       68,384
  Stock subscription notes receivable.......................       (1,088)      (1,270)
  Addition paid-in capital..................................      512,194      499,304
  Deferred stock option compensation........................       (6,537)      (6,999)
  Accumulated deficit.......................................   (1,109,710)    (759,272)
  Accumulated other comprehensive loss......................       (1,350)          --
                                                              -----------   ----------
         Total stockholders' deficit........................     (538,043)    (199,789)
                                                              -----------   ----------
         Total liabilities, mandatorily redeemable preferred
           stock and common stockholders' deficit...........  $ 1,383,675   $1,526,047
                                                              ===========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           2001          2000          1999
                                                        -----------   -----------   -----------
Revenues..............................................  $   308,806   $   315,936   $   248,362
Less: agency commissions..............................      (43,480)      (44,044)      (34,182)
                                                        -----------   -----------   -----------
Net revenues..........................................      265,326       271,892       214,180
                                                        -----------   -----------   -----------
Expenses:
  Programming and broadcast operations (excluding
     stock-based compensation of $1,113, $351 and
     $432)............................................       42,457        38,633        33,139
  Program rights amortization.........................       84,808       100,324        91,799
  Selling, general and administrative (excluding
     stock-based compensation of $9,048, $13,515 and
     $16,382).........................................      120,000       137,804       135,063
  Time brokerage and affiliation fees.................        3,621         5,259        14,257
  Stock-based compensation............................       10,161        13,866        16,814
  Adjustment of programming to net realizable value...       66,992        24,400        70,499
  Restructuring charge related to Joint Sales
     Agreements.......................................       (1,229)        5,760            --
  Depreciation and amortization.......................       96,248        96,881        77,860
                                                        -----------   -----------   -----------
       Total operating expenses.......................      423,058       422,927       439,431
                                                        -----------   -----------   -----------
Operating loss........................................     (157,732)     (151,035)     (225,251)
Other income (expense):
  Interest expense....................................      (49,722)      (47,973)      (50,286)
  Interest income.....................................        4,538        14,022         8,570
  Other expenses, net.................................       (4,049)       (4,426)       (7,855)
  Gain on modification of program rights
     obligations......................................          932        10,221            --
  Gain on sale of broadcast assets....................       12,274         1,325        59,453
  Equity in loss of unconsolidated investment.........           --          (539)       (2,260)
                                                        -----------   -----------   -----------
Loss before income taxes and extraordinary item.......     (193,759)     (178,405)     (217,629)
Income tax (provision) benefit........................         (120)         (120)       57,257
                                                        -----------   -----------   -----------
Loss before extraordinary item........................     (193,879)     (178,525)     (160,372)
Extraordinary item....................................       (9,903)           --            --
                                                        -----------   -----------   -----------
Net loss..............................................     (203,782)     (178,525)     (160,372)
Dividends and accretion on redeemable preferred
  stock...............................................     (146,656)     (137,674)      (88,740)
Beneficial conversion feature on issuance of
  convertible preferred stock.........................           --       (75,130)      (65,467)
                                                        -----------   -----------   -----------
Net loss available to common stockholders.............  $  (350,438)  $  (391,329)  $  (314,579)
                                                        ===========   ===========   ===========
Basic and diluted loss per share:
  Loss before extraordinary item......................  $     (5.28)  $     (6.16)  $     (5.10)
  Extraordinary item..................................        (0.15)           --            --
                                                        -----------   -----------   -----------
  Net loss............................................  $     (5.43)  $     (6.16)  $     (5.10)
                                                        ===========   ===========   ===========
Weighted average shares outstanding...................   64,508,761    63,515,340    61,737,576
                                                        ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                     COMMON
                                                     STOCK        STOCK
                                  COMMON STOCK      WARRANTS   SUBSCRIPTION   ADDITIONAL     DEFERRED
                                -----------------   AND CALL      NOTES        PAID-IN     OPTION PLAN    ACCUMULATED
                                CLASS A   CLASS B    OPTION     RECEIVABLE     CAPITAL     COMPENSATION     DEFICIT
                                -------   -------   --------   ------------   ----------   ------------   -----------
Balance at December 31,
 1998.........................    $53       $8      $ 1,582      $(2,813)      $318,935      $(16,728)    $  (53,364)
 Net loss.....................                                                                              (160,372)
 Stock issued for cable
   distribution rights........      1                                             8,478
 Stock issued for
   acquisition................                                                      500
 Issuance of common stock
   warrants and Class B common
   Stock call option..........                       66,663
 Deferred option plan
   compensation...............                                                   20,112       (20,112)
 Repayment of stock
   subscription receivable....                                     1,543
 Stock-based compensation.....                                                                 16,814
 Stock options exercised......      1                                             4,160
 Beneficial conversion feature
   on issuance of convertible
   preferred stock............                                                   65,467                      (65,467)
 Dividends on redeemable and
   convertible preferred
   stock......................                                                                               (79,005)
 Accretion on redeemable
   preferred stock............                                                                                (9,735)
                                  ---       --      -------      -------       --------      --------     -----------
Balance at December 31,
 1999.........................     55        8       68,245       (1,270)       417,652       (20,026)      (367,943)
 Net loss.....................                                                                              (178,525)
 Stock issued for
   acquisition................                                                      251
 Deferred option plan
   compensation...............                                                      700          (700)
 Stock-based compensation.....                          139                                    13,727
 Stock options exercised......      1                                             5,571
 Cumulative effect adjustment
   for beneficial conversion
   feature....................                                                   75,130                      (75,130)
 Dividends on redeemable and
   convertible preferred
   stock......................                                                                              (111,203)
 Accretion on redeemable
   preferred stock............                                                                               (26,471)
                                  ---       --      -------      -------       --------      --------     -----------
Balance at December 31,
 2000.........................     56        8       68,384       (1,270)       499,304        (6,999)      (759,272)
 Comprehensive loss:
     Net loss.................                                                                              (203,782)
     Unrealized loss on
       interest rate swap.....
     Comprehensive loss.......
 Deferred option plan
   compensation...............                                                    9,699        (9,699)
 Stock-based compensation.....                                                                 10,161
 Stock options exercised......                                                    3,191
 Repayment of stock
   subscription notes
   receivable.................                                       182
 Dividends on redeemable and
   convertible preferred
   stock......................                                                                              (117,056)
 Accretion on redeemable
   preferred stock............                                                                               (29,600)
                                  ---       --      -------      -------       --------      --------     -----------
Balance at December 31,
 2001.........................    $56       $8      $68,384      $(1,088)      $512,194      $ (6,537)    $(1,109,710)
                                  ===       ==      =======      =======       ========      ========     ===========


                                 ACCUMULATED        TOTAL
                                    OTHER       STOCKHOLDERS'
                                COMPREHENSIVE      EQUITY       COMPREHENSIVE
                                    LOSS          (DEFICIT)          LOSS
                                -------------   -------------   --------------
Balance at December 31,
 1998.........................     $    --        $ 247,673
 Net loss.....................                     (160,372)      $(160,372)
                                                                  =========
 Stock issued for cable
   distribution rights........                        8,479
 Stock issued for
   acquisition................                          500
 Issuance of common stock
   warrants and Class B common
   Stock call option..........                       66,663
 Deferred option plan
   compensation...............                           --
 Repayment of stock
   subscription receivable....                        1,543
 Stock-based compensation.....                       16,814
 Stock options exercised......                        4,161
 Beneficial conversion feature
   on issuance of convertible
   preferred stock............                           --
 Dividends on redeemable and
   convertible preferred
   stock......................                      (79,005)
 Accretion on redeemable
   preferred stock............                       (9,735)
                                   -------        ---------
Balance at December 31,
 1999.........................          --           96,721
 Net loss.....................                     (178,525)      $(178,525)
                                                                  =========
 Stock issued for
   acquisition................                          251
 Deferred option plan
   compensation...............                           --
 Stock-based compensation.....                       13,866
 Stock options exercised......                        5,572
 Cumulative effect adjustment
   for beneficial conversion
   feature....................                           --
 Dividends on redeemable and
   convertible preferred
   stock......................                     (111,203)
 Accretion on redeemable
   preferred stock............                      (26,471)
                                   -------        ---------
Balance at December 31,
 2000.........................          --         (199,789)
 Comprehensive loss:
     Net loss.................                     (203,782)      $(203,782)
     Unrealized loss on
       interest rate swap.....      (1,350)          (1,350)         (1,350)
                                                                  ---------
     Comprehensive loss.......                                    $(205,132)
                                                                  =========
 Deferred option plan
   compensation...............                           --
 Stock-based compensation.....                       10,161
 Stock options exercised......                        3,191
 Repayment of stock
   subscription notes
   receivable.................                          182
 Dividends on redeemable and
   convertible preferred
   stock......................                     (117,056)
 Accretion on redeemable
   preferred stock............                      (29,600)
                                   -------        ---------
Balance at December 31,
 2001.........................     $(1,350)       $(538,043)
                                   =======        =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2001        2000        1999
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net loss..................................................  $(203,782)  $(178,525)  $(160,372)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     96,248      96,881      77,860
    Stock-based compensation................................     10,161      13,866      16,814
    Loss on extinguishment of debt..........................      9,903          --          --
    Non-cash restructuring charge...........................     (1,229)      5,677          --
    Program rights amortization.............................     84,808     100,324      91,799
    Adjustment of programming to net realizable value.......     66,992      24,400      70,499
    Payments for cable distribution rights..................    (14,418)    (10,727)    (30,713)
    Non-cash barter revenue.................................     (2,168)     (1,102)         --
    Program rights payments and deposits....................   (130,566)   (128,288)   (125,916)
    Provision for doubtful accounts.........................      2,119       3,277       6,164
    Deferred income tax benefit.............................         --          --     (58,109)
    Loss on sale or disposal of assets......................      2,908       3,449       4,483
    Gain on sale of broadcast assets........................    (12,274)     (1,325)    (59,453)
    Equity in loss of unconsolidated investment.............         --         539       2,260
    Gain on modification of program rights obligations......       (932)     (9,230)         --
    Changes in assets and liabilities:
      Decrease (increase) in restricted cash and short-term
         investments........................................     13,729      (5,571)     17,638
      Decrease (increase) in accounts receivable............      3,593      (2,654)    (21,036)
      (Increase) decrease in prepaid expenses and other
         current assets.....................................       (959)        712         394
      Decrease in other assets..............................      6,531       9,393       1,425
      Increase (decrease) in accounts payable and accrued
         liabilities........................................      3,808         266     (13,837)
      Increase (decrease) in accrued interest...............      4,756       2,602      (1,708)
                                                              ---------   ---------   ---------
         Net cash used in operating activities..............    (60,772)    (76,036)   (181,808)
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Decrease (increase) in short-term investments.............     37,851      74,987    (124,987)
  Acquisitions of broadcasting properties, including DP
    Media, Inc..............................................    (15,679)    (74,180)   (171,586)
  (Increase) decrease in investments in broadcast
    properties..............................................         --      (2,957)     14,994
  Purchases of property and equipment.......................    (35,213)    (25,110)    (34,609)
  Proceeds from sales of broadcast assets...................     27,122      14,476     120,726
  Proceeds from sale of broadcast towers and property and
    equipment...............................................     34,396          --          --
  Collection of notes receivable from affiliate.............         --          --      30,644
  DP Media cash balance upon consolidation..................         --          --       4,310
                                                              ---------   ---------   ---------
         Net cash provided by (used in) investing
           activities.......................................     48,477     (12,784)   (160,508)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Borrowings of long-term debt..............................    539,767      19,452      15,812
  Repayments of long-term debt..............................   (416,924)     (2,018)     (9,780)
  Redemption of preferred stock.............................    (59,102)         --          --
  Payment of loan origination costs.........................    (13,787)       (920)         --
  Preferred stock dividends.................................     (3,783)     (7,092)       (171)
  Debt extinguishment premium and costs.....................     (4,754)         --          --
  Proceeds from exercise of common stock options, net.......      3,191       5,572       4,161
  Repayment of stock subscription notes receivable..........        182          --       1,543
  Proceeds from issuance of exchangeable and convertible
    preferred stock, net....................................         --          --     406,500
                                                              ---------   ---------   ---------
         Net cash provided by financing activities..........     44,790      14,994     418,065
                                                              ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents............     32,495     (73,826)     75,749
Cash and cash equivalents, beginning of year................     51,363     125,189      49,440
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of year......................  $  83,858   $  51,363   $ 125,189
                                                              =========   =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

     Paxson Communications Corporation (the "Company"), a Delaware corporation, was organized in 1993. The Company owns and operates television stations nationwide, and on August 31, 1998, launched PAX TV. PAX TV is the brand name for the programming that the Company broadcasts through its owned, operated and affiliated television stations, as well as certain cable and satellite system affiliates.

     The consolidated financial statements include the accounts of the Company and its subsidiaries and those of DP Media, Inc. ("DP Media"), a company acquired in June 2000. Prior to acquisition, DP Media was beneficially owned by family members of Lowell W. Paxson ("Mr. Paxson"), the Company's Chairman and principal shareholder. The financial position and results of operations of DP Media have been included in the Company's consolidated financial statements since September 1999 (see Note 4). All significant inter-company balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include highly liquid investments with original maturities of three months or less and are stated at cost.

SHORT-TERM INVESTMENTS

     Short-term investments consist of marketable government securities with original maturities of one year or less. All short-term investments are classified as trading and are recorded at fair value based upon quoted market prices.

RESTRICTED CASH AND SHORT-TERM INVESTMENTS

     Restricted cash and short-term investments at December 31, 2000 consist of cash and other liquid securities held in an escrow account for the payment of principal and interest due in connection with the Company's former senior credit facility (see Note 10).

PROPERTY AND EQUIPMENT

     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of assets, are capitalized at cost and depreciated using the straight line method over their estimated useful lives as follows (see Note 6):

Broadcasting towers and equipment...........................     6-30 years
Office furniture and equipment..............................     5-10 years
Buildings and building improvements.........................    15-40 years
Leasehold improvements......................................  Term of lease
Aircraft, vehicles and other................................        5 years

     Maintenance, repairs, and minor replacements are charged to expense as incurred.

                       PAXSON COMMUNICATIONS CORPORATION

INTANGIBLE ASSETS

     Intangible assets are recorded at cost and amortized using the straight line method over their estimated useful lives as follows (see Note 7):

FCC licenses and goodwill...................................           25 years
Cable distribution rights...................................  Generally 7 years
Covenants not to compete....................................  Generally 3 years
Favorable lease and other contracts.........................      Contract term

     As further described below under "New Accounting Pronouncements", effective January 1, 2002, the Company will no longer amortize Federal Communications Commission ("FCC") licenses and goodwill.

PROGRAM RIGHTS

     The Company's programming consists of both originally developed programs and syndicated programs that have previously aired on other networks. The Company generally has unlimited exclusive domestic broadcast rights for its original programs. For syndicated programs, the Company licenses the exclusive domestic distribution rights for a fixed cost over the license term. Program rights are carried at the lower of unamortized cost or estimated net realizable value. Program rights and the related liabilities are recorded at the contractual amounts when the programming is available to air. Original programming generally is amortized over three years. Syndicated programming rights are amortized over the licensing agreement term using the greater of the straight line per run or straight line over the license term method. The estimated costs of programming which will be amortized during the next year are included in current assets; program rights obligations which become due within the next year are included in current liabilities.

     The Company periodically evaluates the net realizable value of its program rights based on anticipated future usage of programming and the anticipated future ratings and related advertising revenue to be generated on a daypart basis. The Company also evaluates whether future revenues will be sufficient to recover the cost of programs the Company is committed to purchase in the future and, if estimated future revenues are insufficient, the Company accrues a loss related to its programming commitments. As further described in Note 8, during the years ended December 31, 2001, 2000 and 1999, the Company recorded charges of approximately $67.0 million, $24.4 million and $70.5 million, respectively, related to the write-down of program rights to their estimated net realizable value and losses on programming commitments.

CABLE DISTRIBUTION RIGHTS

     The Company has agreements under which it receives cable carriage of its PAX TV programming on certain cable systems in markets not currently served by a Company owned television station. The Company pays fees based on the number of cable television subscribers reached and in certain instances provides local advertising airtime during PAX TV programming. Cable distribution rights generally are recorded at the present value of the Company's future obligation when the Company receives affidavits of subscribers delivered. Cable distribution rights are amortized over seven years using the straight line method. Obligations for cable distribution rights which will be paid within the next year are included in current liabilities.

SATELLITE DISTRIBUTION RIGHTS

     The Company has entered into agreements with satellite television providers for carriage on their systems in exchange for advertising credits. The Company has recorded satellite distribution rights based on the estimated value of the advertising credits at prevailing rates. Satellite distribution rights are amortized over five to seven years using the straight line method. Obligations for satellite distribution rights are recognized as

                       PAXSON COMMUNICATIONS CORPORATION
advertising revenue when advertising credits are utilized. An estimate of the advertising credit that will be utilized within the next year is included in current liabilities.

INVESTMENTS IN BROADCAST PROPERTIES

     Investments in broadcast properties represent the Company's financing of television station acquisitions by third party licensees, purchase options or other investments in entities owning television broadcasting stations or construction permits. In connection with certain of these agreements, the Company has obtained the right to provide programming for the related stations pursuant to time brokerage agreements ("TBAs") and has options to purchase certain of the related station assets and FCC licenses at various amounts and terms (see Note 17). Included in other expenses, net for 1999 is a loss of $4.5 million, reflecting the Company's estimate of advances and costs related to the planned acquisition of a television station which were determined to be unrecoverable due to the termination of the acquisition contract.

LONG-LIVED ASSETS

     The Company reviews long-lived assets, identifiable intangibles and goodwill and reserves for impairment whenever events or changes in circumstances indicate that, based on estimated undiscounted future cash flows, the carrying amount of the assets may not be fully recoverable. It is possible that the estimated life of certain long-lived assets will be reduced significantly in the near term due to the anticipated industry migration from analog to digital broadcasting. If and when the Company becomes aware of such a reduction of useful lives, depreciation expense will be adjusted prospectively to ensure assets are fully depreciated upon migration. See "New Accounting Pronouncements" for additional information.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company accounts for derivative financial instruments in accordance with SFAS No. 133 as amended by SFAS No. 137 and SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the statement of operations, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     The Company utilizes an interest rate swap to manage the impact of interest rate changes on the Company's senior credit facility borrowings. Under the interest rate swap, the Company agrees with the other party to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Income or expense under these instruments is recorded on an accrual basis as an adjustment to the yield of the underlying exposures over the periods covered by the contracts. If an interest rate swap is terminated early, any resulting gain or loss is deferred and amortized as an adjustment of the cost of the underlying exposure position over the remaining periods originally covered by the terminated swap. If all or part of an underlying position is terminated, the related pro-rata portion of any unrecognized gain or loss on the swap is recognized in income at that time as part of the gain or loss on the termination.

OTHER COMPREHENSIVE LOSS

     Other comprehensive loss for the year ended December 31, 2001 includes the unrealized loss totaling approximately $1.4 million on the Company's interest rate swap accounted for as a cash flow hedge. No

                       PAXSON COMMUNICATIONS CORPORATION
income tax benefit has been recorded due to uncertainty regarding realization of the Company's deferred tax assets. No reclassification adjustments were recorded in 2001. There were no components of other comprehensive loss in 2000 and 1999.

REVENUE RECOGNITION

     Revenue is recognized as commercial spots are aired and ratings guarantees to advertisers, as applicable, are achieved.

TIME BROKERAGE AGREEMENTS

     The Company operates certain stations under TBAs whereby the Company has agreed to provide the station with programming and sells and retains all advertising revenue during such programming. The broadcast station licensee retains responsibility for ultimate control of the station in accordance with FCC policies. The Company pays a fixed fee to the station owner as well as certain expenses of the station and performs other functions. The financial results of TBA operated stations are included in the Company's statements of operations from the date of commencement of the TBA.

STOCK-BASED COMPENSATION

     Employee stock options are accounted for using the intrinsic value method. Stock-based compensation to non-employees is accounted for using the fair value method. The Company also provides disclosure of certain pro forma information as if employee stock options were accounted for using the fair value method (see
Note 13).

INCOME TAXES

     The Company records deferred income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company's assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of a deferred tax asset will not be realized. The Company's income tax provision consists of taxes currently payable, if any, and the change during the year of deferred tax assets and liabilities.

PER SHARE DATA

     Basic and diluted loss per share was computed by dividing the net loss less dividends and accretion and the effect of beneficial conversion features on redeemable preferred stock by the weighted average number of common shares outstanding during the period. Because of losses, the effect of stock options and warrants is antidilutive. Accordingly, the Company's presentation of diluted earnings per share is the same as that of basic earnings per share.

     The following securities, which could potentially dilute earnings per share in the future, were not included in the computation of diluted earnings per share, because to do so would have been antidilutive for the periods presented (in thousands):

                                                               2001     2000     1999
                                                              ------   ------   ------
Stock options outstanding...................................  12,652   10,974   11,991
Class A common stock warrants outstanding...................  32,428   32,428   32,428
Class A common stock reserved under convertible
  securities................................................  38,500   37,893   37,342
                                                              ------   ------   ------
                                                              83,580   81,295   81,761
                                                              ======   ======   ======

                       PAXSON COMMUNICATIONS CORPORATION

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior year's financial statements to conform with the 2001 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 addresses financial accounting and reporting for business combinations and requires all business combinations to be accounted for using the purchase method of accounting. SFAS 141 is effective for all business combinations initiated after June 30, 2001. The Company does not believe adoption of SFAS 141 will have a material impact on its financial position, results of operations or cash flows.

     SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets that have indefinite lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. SFAS 142 is effective for fiscal years beginning after December 15, 2001. Impairment losses for goodwill and other indefinite-lived intangible assets that arise due to the initial application of SFAS 142 are to be reported as resulting from a change in accounting principle. The Company will adopt SFAS 142 effective January 1, 2002. The Company is currently assessing the impact of adopting SFAS 142, however it does not anticipate a material impairment loss, if any, resulting from adoption. Upon adoption of SFAS 142, the Company will no longer amortize goodwill and FCC license intangibles (which the Company believes have indefinite lives), which totaled approximately $842.7 million, net of accumulated amortization of $140.3 million at December 31, 2001. Under existing accounting standards, these assets are being amortized over 25 years. Amortization expense related to goodwill and FCC licenses totaled approximately $39.5 million for the year ended December 31, 2001.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" and Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations -- Reporting the Effects of the Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS 144 retains the provisions of APB No. 30 for presentation of discontinued operations in the income statement, but broadens the presentation to include a component of an entity. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company does not believe that the adoption of SFAS 144 will have a material impact on its financial position or results of operations.

2. NBC TRANSACTION:

     Effective September 15, 1999 (the "Issue Date"), the Company entered into an Investment Agreement (the "Investment Agreement") with National Broadcasting Company, Inc. ("NBC"), pursuant to which

                       PAXSON COMMUNICATIONS CORPORATION

NBC purchased shares of convertible exchangeable preferred stock (the "Series B Convertible Preferred Stock"), and common stock purchase warrants from the Company for an aggregate purchase price of $415 million. Further, Mr. Paxson and certain entities controlled by Mr. Paxson granted NBC the right (the "Call Right") to purchase all (but not less than all) 8,311,639 shares of Class B Common Stock of the Company beneficially owned by Mr. Paxson.

     The common stock purchase warrants issued to NBC consist of a warrant to purchase up to 13,065,507 shares of Class A Common Stock at an exercise price of $12.60 per share ("Warrant A") and a warrant to purchase up to 18,966,620 shares of Class A Common Stock ("Warrant B") at an exercise price equal to the average of the closing sale prices of the Class A Common Stock for the 45 consecutive trading days ending on the trading day immediately preceding the warrant exercise date (provided that such price shall not be more than 17.5% higher or 17.5% lower than the six month trailing average closing sale price), subject to a minimum exercise price during the first three years after the Issue Date of $22.50 per share. The Warrants are exercisable through September 2009 subject to certain conditions and limitations.

     The Call Right has a per share exercise price equal to the higher of (i) the average of the closing sale prices of the Class A Common Stock for the 45 consecutive trading days ending on the trading day immediately preceding the exercise of the Call Right (provided that such price shall not be more than 17.5% higher or 17.5% lower than the six month trailing average closing sale prices), and (ii) $22.50 for any exercise of the Call Right on or prior to the third anniversary of the Issue Date and $20.00 for any exercise of the Call Right thereafter. The owners of the shares which are subject to the Call Right may not transfer such shares prior to the sixth anniversary of the Issue Date, and may not convert such shares into any other securities of the Company (including shares of Class A Common Stock). Exercise of the Call Right is subject to compliance with applicable provisions of the Communications Act of 1934, as amended (the "Communications Act"), and the rules and regulations of the FCC. The Call Right may not be exercised until Warrant A and Warrant B have been exercised in full. The Call Right expires on the tenth anniversary of the Issue Date, or prior thereto under certain circumstances.

     The Company valued the common stock purchase warrants issued to NBC and the Call Right at $66.7 million. The Company recorded this value along with transaction costs as a reduction of the face value of the Series B Convertible Preferred Stock. Such discount is being accreted as preferred stock dividends over three years using the interest method.

     The Series B Convertible Preferred Stock was issued with a conversion price per share that was less than the closing price of the Class A Common Stock at the Issue Date. As a result, the Company recognized a beneficial conversion feature in connection with the issuance of the stock equal to the difference between the closing price and the conversion price multiplied by the number of shares issuable upon conversion of the Series B Convertible Preferred Stock. The amount of the beneficial conversion feature calculated for the 1999 fiscal year totaling approximately $65.5 million was reflected in the accompanying statement of operations as a preferred stock dividend during 1999 and allocated to additional paid-in capital in the accompanying balance sheet because the preferred stock was immediately convertible. In November 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus regarding the accounting for beneficial conversion features which required the Company to recalculate the beneficial conversion feature utilizing the accounting conversion price as opposed to the stated conversion price used for 1999. This change resulted in a cumulative catch-up adjustment totaling approximately $75.1 million which was recorded as a preferred stock dividend in the fourth quarter of 2000.

     The Investment Agreement requires the Company to obtain the consent of NBC or its permitted transferee with respect to certain corporate actions, as set forth in the Investment Agreement, and grants NBC certain rights with respect to the operations of the Company. NBC was also granted certain demand and piggyback registration rights with respect to the shares of Class A Common Stock issuable upon conversion of

                       PAXSON COMMUNICATIONS CORPORATION
the Series B Convertible Preferred Stock (or conversion of any exchange debentures issued in exchange therefor), exercise of the Warrants or conversion of the Class B Common Stock subject to the Call Right.

     NBC, the Company, Mr. Paxson and certain entities controlled by Mr. Paxson also entered into a Stockholder Agreement, pursuant to which, if permitted by the Communications Act and FCC rules and regulations, the Company may nominate persons named by NBC for election to the Company's board of directors and Mr. Paxson and his affiliates have agreed to vote their shares of common stock in favor of the election of such persons as directors of the Company. Should no NBC nominee be serving as a member of the Company's board of directors, then NBC may appoint two observers to attend all board meetings. In December 1999 and March 2000, the Company's Board of Directors elected three NBC nominees to fill newly created vacancies on the board. At the Company's Annual Meeting of Stockholders in May 2000, all of the Company's directors, including the NBC nominees were re-elected for terms of one to three years. In November and December of 2001, the three Directors nominated by NBC resigned. The Stockholder Agreement further provides that the Company shall not, without the prior written consent of NBC, enter into certain agreements or adopt certain plans, as set forth in the Stockholder Agreement, which would be breached or violated upon the acquisition of the Company securities by NBC or its affiliates or would otherwise restrict or impede the ability of NBC or its affiliates to acquire additional shares of capital stock of the Company.

     The Company and NBC have entered into a number of agreements affecting the Company's business operations, including an agreement under which NBC provides network sales, marketing and research services for the Company's PAX TV Network, and Joint Sales Agreements ("JSA") between the Company's stations and NBC's owned and operated stations serving the same markets. Pursuant to the terms of the JSAs, the NBC stations sell all non-network spot advertising of the Company's stations and receive commission compensation for such sales and the Company's stations may agree to carry one hour per day of the NBC station's syndicated or news programming. Certain Company station operations, including sales operations, are integrated with the corresponding functions of the related NBC station and the Company reimburses NBC for the cost of performing these operations. During the years ended December 31, 2001 and 2000, the Company paid or accrued amounts due to NBC totaling approximately $19.1 million and $17.8 million, respectively, for commission compensation and cost reimbursements incurred in conjunction with these agreements.

     In December 2001, the Company commenced a binding arbitration proceeding against NBC. The Company also made two filings with the FCC, one of which requests a declaratory ruling as to whether conduct by NBC has caused NBC to have an attributable interest in the Company in violation of FCC rules or has infringed upon the Company's rights as an FCC license holder. The second FCC filing seeks to deny FCC approval of NBC's acquisition of Telemundo Communications Group, Inc. (the "Telemundo Group") television stations. See Note 17 for further discussion.

3. JSA RESTRUCTURING:

     In connection with the NBC strategic relationship, the Company entered into JSAs with certain of NBC's owned and operated stations in 1999 and 2000. During the fourth quarter of 2000, the Company approved a plan to restructure its television station operations by entering into JSAs primarily with NBC affiliate stations in each of the Company's remaining non-JSA markets. To date, the Company has entered into JSAs for 55 of its television stations, 19 of which entered into JSAs prior to adoption of the formal JSA restructuring plan. Under the JSA structure, the Company generally terminates its station sales staff. The JSA partner then provides local and national spot advertising sales management and representation to the Company station and integrates and co-locates the Company station operations. The Company's restructuring plan included two major components: (1) termination of 226 station sales and administrative employees; and (2) exiting Company studio and sales office leased properties. These restructuring activities resulted in a charge of approximately $5.8 million in the fourth quarter of 2000 consisting of $2.7 million of termination

                       PAXSON COMMUNICATIONS CORPORATION
benefits and $3.1 million of costs associated with exiting leased properties which will no longer be utilized upon implementation of the JSAs. Through December 31, 2001, the Company has paid termination benefits to 76 employees totaling approximately $1.5 million and paid lease termination costs of approximately $0.9 million, which were charged against the restructuring reserve. The Company has made substantial progress in executing its restructuring plan, however due to events outside the Company's control including the events of September 11, 2001, the Company was unable to fully complete the plan in 2001. Although the Company has completed the integration of its sales function at most of the JSA locations, the Company has been unable to complete the integration of its master control operations at certain JSA stations in 2001. The Company now expects to substantially complete the JSA restructuring by the end of the third quarter of 2002, except for contractual lease obligations for closed locations, which continue through 2008.

     To date the Company has been unable to reach an agreement with a JSA partner for four of the stations included in its restructuring plan. Although the Company intends to continue pursuing JSAs for these stations, the Company is currently unable to determine the ultimate timing of these JSAs. Accordingly, in the fourth quarter of 2001, the Company reversed approximately $1.2 million of restructuring reserves primarily related to these four stations and certain other reserves which were no longer required.

     The following summarizes the activity in the Company's restructuring reserves for the year ended December 31, 2001 (in thousands):

                                          BALANCE           CASH      AMOUNTS CREDITED TO        BALANCE
                                     DECEMBER 31, 2000   DEDUCTIONS   COSTS AND EXPENSES    DECEMBER 31, 2001
                                     -----------------   ----------   -------------------   -----------------
Accrued liabilities:
  Lease costs......................       $3,091          $  (944)          $  (430)             $1,717
  Severance........................        2,586           (1,405)             (799)                382
                                          ------          -------           -------              ------
                                          $5,677          $(2,349)          $(1,229)             $2,099
                                          ======          =======           =======              ======

     During 2000, the Company recognized severance and lease termination costs related to JSAs entered into prior to management's approval of the restructuring plan totaling approximately $942,000 which are included in selling, general and administrative expenses.

4. CERTAIN TRANSACTIONS WITH RELATED PARTIES:

     In addition to the transactions with NBC described in Note 2, the Company has entered into certain operating and financing transactions with related parties as described below.

DP MEDIA, INC.

     In June 2000, the Company completed the acquisition of DP Media for aggregate consideration of $113.5 million, $106.0 million of which had previously been advanced by the Company during 1999. DP Media's assets included a 32% equity interest in a limited liability company controlled by the former stockholders of DP Media, which owns television station WWDP in Norwell, Massachusetts. The Company is entitled to receive a 45% distribution of the proceeds upon sale of the station which, pursuant to the terms of the limited liability company agreement, must be sold by March 2003. The Company allocated the aggregate purchase price of DP Media to the assets acquired and liabilities assumed based on their relative fair market values. The assets, liabilities and results of operations of WWDP are no longer consolidated within the financial statements of the Company. The Company accounts for its equity interest in WWDP utilizing the equity method of accounting and has recorded its equity investment in WWDP within other assets.

     During the third quarter of 1999, the Company advanced funds to DP Media which were utilized to fund operating cash flow needs. As a result of the Company's significant operating relationships with DP Media and its funding of DP Media's operating cash flow needs, the assets and liabilities of DP Media, together with their

                       PAXSON COMMUNICATIONS CORPORATION
results of operations were included in the Company's consolidated financial statements since September 30, 1999. In consolidating DP Media, at December 31, 1999, the Company recorded current assets of approximately $4.3 million, current liabilities of approximately $1.3 million, property, plant and equipment of approximately $22.2 million, intangible assets of approximately $72.2 million and other assets of approximately $2.6 million.

     In August 1999, a subsidiary of DP Media repaid notes receivable to the Company of $15.5 million and $15.0 million in connection with its acquisition of WBPX in Boston and WHPX in Hartford.

     Prior to the acquisition of DP Media, the Company and DP Media had entered into various operating agreements including affiliation, services and commercial representation and sales agreements. Subsequent to the consolidation of DP Media in September 1999, all intercompany transactions with DP Media have been eliminated. Prior to consolidation, the Company recorded time brokerage and affiliation fees related to stations owned by DP Media totaling approximately $13.6 million in 1999. Additionally, during 1999, the Company recorded commission revenue of $404,000 under its services and commercial representation agreements with DP Media.

THE CHRISTIAN NETWORK, INC.

     The Company has entered into several agreements with The Christian Network, Inc. and certain of its for profit subsidiaries (individually and collectively referred to herein as "CNI"). The Christian Network, Inc. is a section 501(c)(3) not-for-profit corporation to which Mr. Paxson, the majority stockholder of the Company, has been a substantial contributor and of which he was a member of the Board of Stewards through 1993.

     In connection with the NBC transactions described elsewhere herein, the Company entered into a Master Agreement for Overnight Programming, Use of Digital Capacity and Public Interest Programming with CNI, pursuant to which the Company granted CNI, for a term of 50 years (with automatic ten year renewals, subject to certain limited conditions), certain rights to continue broadcasting CNI's programming on Company stations during the hours of 1:00 a.m. to 6:00 a.m. When digital programming begins, the Company will make a digital channel available for CNI's use for 24 hour CNI digital programming.

     License Agreement. The Company and CNI entered into a three year agreement in March 1999 under which the Company pays license fees to CNI to broadcast CNI's religious programming. During the years ended December 31, 2001, 2000 and 1999, the Company paid license fees in connection with this agreement of approximately $215,000, $210,000 and $138,000, respectively.

     CNI Agreement. The Company and CNI entered into an agreement in May 1994 (the "CNI Agreement") under which the Company agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationships with the Company and its subsidiaries, the Company would take certain actions to ensure that CNI's tax exempt status would no longer be so jeopardized. Such steps could include, but not be limited to, rescission of one or more transactions or payment of additional funds by the Company. If the Company's activities with CNI are consistent with the terms governing their relationship, the Company believes that it will not be required to take any actions under the CNI Agreement. However, there can be no assurance that the Company will not be required to take any actions under the CNI Agreement at a material cost to the Company.

     Worship Channel Studio. CNI and the Company have contracted for the Company to lease CNI's television production and distribution facility, the Worship Channel Studio. The Company utilizes this facility primarily as its network operations center and originates the PAX TV network signal from this location. During the years ended December 31, 2001, 2000 and 1999, the Company incurred rental charges in connection with this agreement of $205,000, $199,000 and $195,000, respectively.

                       PAXSON COMMUNICATIONS CORPORATION

AIRCRAFT LEASE

     During 1997, the Company entered into a three year aircraft lease with a company which is owned by Mr. Paxson. The lease is for a Boeing 727 aircraft with monthly payments of approximately $64,000. Effective, January 1, 2001 the Company no longer leases the aircraft. In connection with such lease, the Company incurred rental costs of approximately $759,000 and $763,000 during the years ended December 31, 2000 and 1999, respectively.

STOCKHOLDERS AGREEMENT

     Certain entities controlled by Mr. Paxson are parties to a stockholders agreement whereby they were granted registration rights with respect to shares of common stock they hold.

5. ACQUISITIONS AND DIVESTITURES:

     During 2001, the Company acquired the assets of three television stations for total consideration of approximately $30.8 million of which $16.1 million was paid in prior years. Additionally, the Company paid approximately $1.0 million to acquire the minority interest in a station acquired in 1998. During 2000, in addition to the acquisition of DP Media described in Note 4, the Company acquired the assets of four television stations (including construction permits) for total consideration of approximately $68.7 million of which $10.9 million was paid in prior years. During 1999, the Company acquired the assets of five television stations (including construction permits), for total consideration of approximately $65.6 million. In February 1999, the Company also completed its acquisition of WCPX in Chicago by transferring its interest in KWOK in San Francisco as partial consideration for WCPX. In connection with the transfer of ownership of KWOK, the Company recognized a pre-tax gain of approximately $23.8 million.

     During 2001, the Company sold interests in five stations for aggregate consideration of approximately $31.9 million and realized pre-tax gains of approximately $12.3 million on these sales. During 2000, the Company sold interests in four stations for aggregate consideration of approximately $14.5 million and realized pre-tax gains of approximately $1.3 million on these sales. During 1999, the Company sold its interests in four stations for aggregate consideration of approximately $61 million and realized pre-tax gains of approximately $18.7 million on these sales. In addition, in February 1999, the Company sold its 30% interest in The Travel Channel, L.L.C. ("The Travel Channel") for aggregate consideration of approximately $55 million and realized a pre-tax gain of approximately $17 million. The results of operations of The Travel Channel have been included in the Company's December 31, 1999 consolidated statement of operations using the equity method of accounting through the date of sale.

6. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following (in thousands):

                                                                2001        2000
                                                              ---------   ---------
Broadcasting towers and equipment...........................  $ 231,797   $ 229,414
Office furniture and equipment..............................     19,854      20,012
Buildings and leasehold improvements........................     17,610      21,446
Land and land improvements..................................      1,280       3,417
Aircraft, vehicles and other................................      3,539       3,905
                                                              ---------   ---------
                                                                274,080     278,194
Accumulated depreciation....................................   (126,439)   (103,545)
                                                              ---------   ---------
Property and equipment, net.................................  $ 147,641   $ 174,649
                                                              =========   =========

                       PAXSON COMMUNICATIONS CORPORATION

     Depreciation expense aggregated approximately $37.1 million, $37.7 million and $28.4 million for the years ended December 31, 2001, 2000 and 1999, respectively. In connection with restructuring activities described in Note 3, the Company identified certain leasehold improvements and office furniture and equipment which will no longer be used in its operations upon exiting certain leased properties. The Company has prospectively shortened the estimated remaining useful lives through the expected disposal date of these assets resulting in approximately $3.1 million and $2.1 million of additional depreciation expense in 2001 and 2000, respectively.

     As described in Note 10, the Company's senior credit facility is secured by all assets of the Company, including property and equipment.

7. INTANGIBLE ASSETS:

     Intangible assets consist of the following (in thousands):

                                                                 2001         2000
                                                              ----------   ----------
FCC licenses and goodwill...................................  $  982,941   $  969,052
Cable distribution rights...................................     106,957      101,172
Satellite distribution rights...............................      20,345       20,345
Covenants not to compete....................................       3,484        4,364
Favorable lease and other contracts.........................       2,028        2,003
                                                              ----------   ----------
                                                               1,115,755    1,096,936
Accumulated amortization....................................    (203,608)    (147,322)
                                                              ----------   ----------
Intangible assets, net......................................  $  912,147   $  949,614
                                                              ==========   ==========

     Amortization expense related to intangible assets aggregated $59.1 million, $59.2 million and $49.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. As discussed in Note 1, upon adoption of SFAS 142 on January 1, 2002, the Company will no longer amortize FCC licenses and goodwill.

8. PROGRAM RIGHTS:

     Program rights consist of the following (in thousands):

                                                                2001        2000
                                                              ---------   ---------
Program rights..............................................  $ 394,847   $ 512,804
Accumulated amortization....................................   (239,805)   (314,221)
                                                              ---------   ---------
                                                                155,042     198,583
Less: current portion.......................................    (65,370)    (79,160)
                                                              ---------   ---------
Program rights, net.........................................  $  89,672   $ 119,423
                                                              =========   =========

     Program rights amortization expense aggregated $84.8 million, $100.3 million and $91.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

     In furtherance of the Company's strategy to increase its audience ratings through the development of PAX TV original programming, in the third quarter of 2001, the Company decided to gradually phase the syndicated program Touched By An Angel ("Touched") out of primetime and into the daytime period. Touched will be replaced in primetime with original programming. Based on this change, the Company adjusted its estimate of the anticipated future usage of Touched and certain other syndicated programs and the related advertising revenues expected to be generated and recognized a charge of approximately $67.0 million related to the net realizable value of these programming assets and related programming commitments. The charge includes a $22.2 million accrued loss related to programming commitments for the 2001/2002 season

                       PAXSON COMMUNICATIONS CORPORATION
of Touched currently airing on CBS which is included in other liabilities in the accompanying December 31, 2001 balance sheet. The Company is contractually obligated to license future seasons of Touched if the series is renewed by CBS. Additional programming losses, if any, will be recorded at the time the Company becomes committed to license future seasons of Touched. In addition, in 2000 and 1999, respectively, the Company adjusted the carrying value of certain of its program rights to net realizable value resulting in an expense of approximately $24.4 million and $70.5 million, respectively.

     In March 2000, the Company gave up its rights to air certain syndicated programming, in exchange for approximately $4.9 million in cash and forgiveness of the remaining programming rights payments due under the original programming agreement. This transaction resulted in a gain of approximately $9.9 million. In September 2000, the Company assigned certain other programming rights to a third party who assumed the Company's remaining payment obligation. In connection with this transaction, $2.8 million of deferred gain was recorded. The deferred gain is being amortized over the term of the third party's assumed payments as the Company remains liable should the third party default. Approximately $932,000 and $311,000 of this deferred gain was recognized into income in 2001 and 2000, respectively.

     As of December 31, 2001, the Company's programming contracts require collective payments by the Company of approximately $162.7 million as follows (in thousands):

                                                  OBLIGATIONS FOR     PROGRAM
                                                      PROGRAM         RIGHTS
                                                      RIGHTS        COMMITMENTS    TOTAL
                                                  ---------------   -----------   --------
2002............................................     $ 76,169         $10,803     $ 86,972
2003............................................       26,673           9,218       35,891
2004............................................       12,500          10,085       22,585
2005............................................        4,223           9,635       13,858
2006............................................           --           3,345        3,345
                                                     --------         -------     --------
                                                     $119,565         $43,086     $162,651
                                                     ========         =======     ========

     The Company has also committed to purchase at similar terms additional future episodes of certain of these programs should they be made available.

9. OBLIGATIONS FOR CABLE DISTRIBUTION RIGHTS:

     As of December 31, 2001, obligations for cable distribution rights require collective payments by the Company of approximately $13.2 million as follows (in thousands):

2002........................................................   $12,325
2003........................................................       504
2004........................................................       180
2005........................................................       180
                                                               -------
                                                                13,189
Less: Amount representing interest..........................      (154)
                                                               -------
Present value of obligations for cable distribution
  rights....................................................   $13,035
                                                               =======

                       PAXSON COMMUNICATIONS CORPORATION

10. SENIOR SUBORDINATED NOTES AND BANK FINANCING:

     Senior subordinated notes and bank financing consists of the following (in thousands):

                                                                2001       2000
                                                              --------   --------
10 3/4% Senior Subordinated Notes, due 2008.................  $200,000   $     --
11 5/8% Senior Subordinated Notes, repaid in July 2001......        --    230,000
Senior Credit Facility, secured by all assets of the
  Company:
     - $25 million revolving line of credit, maturing June
       30, 2006, interest at LIBOR plus 3.0% or Base Rate
       (as defined) plus 2.0% at the Company's option (5.43%
       at December 31, 2001)................................    25,000         --
     - $50 million Term A loan, maturing December 31, 2005,
       interest at LIBOR plus 3.0% or Base Rate (as defined)
       plus 2.0% at the Company's option (5.33% at December
       31, 2001), quarterly principal payments beginning
       September 30, 2003...................................    20,000         --
     - $285 million Term B loan, maturing June 30, 2006,
       interest at LIBOR plus 3.0% or Base Rate (as defined)
       plus 2.0% at the Company's option (6.16% at December
       31, 2001), quarterly principal payments..............   283,575         --
Senior Credit Facility, repaid in July 2001, interest at
  LIBOR plus 3.50% or base rate plus 2.50%, at the Company's
  option (10.26% at December 31, 2000)......................        --    122,000
Equipment facility, repaid in July 2001, interest at the
  Index Rate, as defined, plus 2.75% per annum, LIBOR plus
  3.75% per annum or the commercial paper rate plus 3.75%
  per annum, at the Company's option (10.11% at December 31,
  2000), secured by purchased assets........................        --     53,689
Other.......................................................       605        648
                                                              --------   --------
                                                               529,180    406,337
Less: discount on Senior Subordinated Notes.................        --       (861)
Less: current portion.......................................    (2,899)   (15,966)
                                                              --------   --------
                                                              $526,281   $389,510
                                                              ========   ========

     On July 12, 2001, the Company completed a $560 million financing consisting of a $360 million senior credit facility and $200 million of 10 3/4% Senior Subordinated Notes due 2008 (the "Notes"). Proceeds from the initial funding under the new senior credit facility and the 10 3/4% Senior Subordinated Notes offering were used to repay all of the Company's indebtedness and obligations under its previously existing credit facilities which were scheduled to mature in June 2002, to redeem its 11 5/8% Senior Subordinated Notes and its 12% redeemable preferred stock, as well as to pay redemption premiums, fees and expenses in connection with the refinancing. In 2001, the Company recognized an extraordinary loss related to early extinguishment of debt totaling approximately $9.9 million resulting primarily from the write-off of unamortized debt costs related to the refinanced indebtedness and the redemption premium and costs associated with the repayment of the 11 5/8% Senior Subordinated Notes. As further described in Note 18, in January 2002 the Company issued $308.3 million of senior subordinated discount notes due 2009.

     The $360 million senior credit facility consists of a $25 million revolving credit facility maturing June 2006, a $50 million delayed draw Term A facility maturing December 2005 and a $285 million Term B facility maturing June 2006. The revolving credit facility is available for general corporate purposes and the Term A

                       PAXSON COMMUNICATIONS CORPORATION
facility is available to fund capital expenditures. The interest rate under the bank facility is LIBOR plus 3.0% or Base Rate (as defined) plus 2.0% at the Company's option. The 10 3/4 Senior Subordinated Notes are due in 2008 and interest on the notes is payable on January 15 and July 15 of each year, beginning on January 15, 2002. In September 2001, the Company entered into an interest rate swap in the notional amount of $144.0 million to hedge the impact of interest rate changes on a portion of our variable rate indebtedness. The fixed rate under the swap is 3.64% and variable rates are indexed to LIBOR.

     The Notes contain certain covenants, which, among other things, restrict additional indebtedness, payment of dividends, stock issuance of subsidiaries, certain investments and transfers or sales of assets, and provide for the repurchase of the Notes in the event of a change in control of the Company. The Notes are general unsecured obligations of the Company subordinate in right of payment to all existing and future senior indebtedness of the Company and senior in right to all future subordinated indebtedness of the Company.

     The Notes are redeemable at the Company's option on or after July 15, 2005 at the redemption prices set forth below (expressed as a percentage of the face value) plus accrued interest to the date of redemption:

TWELVE MONTH PERIOD
BEGINNING JULY 15,
-------------------
       2005.................................................   105.375%
       2006.................................................   102.688%
       2007.................................................   100.000%

     The senior credit facility contains various covenants restricting the Company's ability and the ability of its subsidiaries to incur additional indebtedness, dispose of assets, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures, make certain investments or acquisitions and enter into transactions with affiliates and otherwise restricting our activities. The senior credit facility also contains the following financial covenants: (1) twelve-month trailing minimum net revenue and minimum EBITDA (as defined) for each of the fiscal quarters ended June 30, 2001 through December 31, 2003 and (2) maximum ratio of total senior debt to EBITDA, maximum ratio of total debt to EBITDA, minimum permitted interest coverage ratio and minimum permitted fixed charge coverage ratio, each beginning for each of the fiscal quarters ending on or after June 30, 2004. At December 31, 2001, the Company was in compliance with these covenants, as applicable. The Company believes that it will continue to be in compliance with its debt covenants through the end of fiscal 2002. However, there can be no assurance that the Company will continue to be in compliance. If the Company were to violate any of these covenants, the Company would be required to seek a waiver from its lenders under the senior credit facility and possibly seek an amendment to the senior credit facility. Although the Company believes, based on discussions with its lenders, that the Company would be able to obtain waivers or amendments to its senior credit facility relating to these covenants, there can be no assurance that the Company's lenders under its senior credit facility would grant the Company any waiver or amendment which might become necessary. If the Company failed to meet any of its financial covenants and the Company's lenders did not grant a waiver or amend the facility, the lenders would have the right to declare an event of default and seek remedies including acceleration of all outstanding amounts due under the senior credit facility. Should an event of default be declared under the senior credit facility, this would cause a cross default to occur under the senior subordinated note and senior subordinated discount note indentures, thus giving each trustee the right to accelerate repayment. There can be no assurance that the Company would be successful in obtaining alternative sources of funding to repay these obligations should these events occur.

                       PAXSON COMMUNICATIONS CORPORATION

     Aggregate maturities of senior subordinated notes and bank financing at December 31, 2001 are as follows (in thousands):

        2002........................................................  $  2,899
        2003........................................................     3,004
        2004........................................................     3,107
        2005........................................................    22,617
        2006........................................................   297,246
        Thereafter..................................................   200,307
                                                                      --------
                                                                      $529,180
                                                                      ========

     Debt issuance costs are amortized to interest expense over the term of the indebtedness using the effective interest method.

11. DERIVATIVE FINANCIAL INSTRUMENTS:

     The Company has entered into an interest rate swap with a financial institution to manage the impact of interest rate changes on the Company's variable rate indebtedness. This interest rate swap has an aggregate notional amount of $144.0 million and contractually matures in 2003. The fixed rate under the swap is 3.64% and variable rates are indexed to LIBOR.

     The amounts exchanged by the counterparties to interest rate derivatives are based upon the notional amounts and other terms, generally related to interest rates, of the derivatives. While notional amounts of interest rate derivatives form part of the basis for the amounts exchanged by the counterparties, the notional amounts are not themselves exchanged and, therefore, do not represent a measure of the Company's exposure as an end user of derivative financial instruments.

     The Company is exposed to credit related losses in the event of non-performance by counterparties to derivative financial instruments. The Company monitors the credit worthiness of the counterparties and presently does not expect default by any of the counterparties. The Company does not obtain collateral in connection with its derivative financial instruments.

     The Company has accounted for the swap as a cash flow hedge pursuant to SFAS No. 133, as amended, with changes in the fair value included as a component of other comprehensive loss. At December 31, 2001, the fair value of the swap was a liability of approximately $1.4 million.

12. INCOME TAXES:

     The (provision) benefit for federal and state income taxes for the three years ended December 31, 2001, 2000 and 1999 is as follows (in thousands):

                                                             2001    2000     1999
                                                             -----   -----   -------
Current:
     Federal...............................................  $  --   $  --   $   975
     State.................................................   (120)   (120)   (1,827)
                                                             -----   -----   -------
                                                             $(120)  $(120)  $  (852)
                                                             =====   =====   =======
Deferred:
     Federal...............................................  $  --   $  --   $51,293
     State.................................................     --      --     6,816
                                                             -----   -----   -------
                                                             $  --   $  --   $58,109
                                                             =====   =====   =======

                       PAXSON COMMUNICATIONS CORPORATION

     Deferred tax assets and deferred tax liabilities reflect the tax effect of differences between financial statement carrying amounts and tax bases of assets and liabilities as follows (in thousands):

                                                                2001        2000
                                                              ---------   ---------
Deferred tax assets:
     Net operating loss carryforwards.......................  $ 243,112   $ 190,365
     Programming rights.....................................     29,306      14,980
     Deferred compensation..................................     17,731      14,987
     Other..................................................      2,583       4,335
                                                              ---------   ---------
                                                                292,732     224,667
     Deferred tax asset valuation allowance.................   (156,753)    (84,204)
                                                              ---------   ---------
                                                                135,979     140,463
Deferred tax liabilities:
     Basis difference on fixed and intangible assets........   (135,979)   (140,463)
                                                              ---------   ---------
          Net deferred taxes................................  $      --   $      --
                                                              =========   =========

     The reconciliation of income tax provision (benefit) computed at the U.S. federal statutory tax rate, to the provision (benefit) for income taxes is as follows (in thousands):

                                                         2001       2000       1999
                                                       --------   --------   --------
Tax benefit at U.S. federal statutory tax rate.......  $(71,281)  $(62,442)  $(76,170)
State income tax benefit, net of federal tax.........    (5,958)    (5,145)    (6,426)
Non deductible items.................................     1,773      1,548      1,198
Valuation allowance..................................    72,549     63,498     24,358
Other................................................     3,037      2,661       (217)
                                                       --------   --------   --------
Provision (benefit) for income taxes.................  $    120   $    120   $(57,257)
                                                       ========   ========   ========

     The Company has recorded a valuation allowance for its net deferred tax assets at December 31, 2001 and 2000, as it believes it is more likely than not that it will be unable to utilize its net deferred tax assets. During the year ended December 31, 1999, the Company recognized a deferred tax benefit to the extent that the Company had offsetting deferred tax liabilities.

     The Company has net operating loss carryforwards for income tax purposes subject to certain carryforward limitations of approximately $640 million at December 31, 2001 expiring through 2021. A portion of the net operating losses, amounting to approximately $7.9 million, are limited to annual utilization as a result of a change in ownership occurring when the Company acquired the subsidiary. Additionally, further limitations on the utilization of the Company's net operating tax loss carryforwards could result in the event of certain changes in the Company's ownership.

13. STOCK INCENTIVE PLANS:

     The Company has established various stock incentive plans to provide incentives to officers, employees and others who perform services for the Company through awards of options and shares of restricted stock. Awards granted under the plans are at the discretion of the Company's Compensation Committee and may be in the form of either incentive or nonqualified stock options or awards of restricted stock. Options granted under the plans generally vest over a four to five year period and expire ten years after the date of grant. At December 31, 2001, 693,978 shares of Class A common stock were available for additional awards under the plans.

                       PAXSON COMMUNICATIONS CORPORATION

     When options are granted to employees, a non-cash charge representing the difference between the exercise price and the fair market value of the common stock underlying the vested options on the date of grant is recorded as stock-based compensation expense with the balance deferred and amortized over the remaining vesting period. For the years ended December 31, 2001, 2000 and 1999, the Company recognized approximately $10.2 million, $13.9 million and $16.8 million, respectively, of stock-based compensation expense related to options and warrants and expects to recognize an additional expense of approximately $6.5 million over the next four years as such outstanding options vest.

     In May 2000, the Compensation Committee of the Board of Directors approved certain amendments to the terms of the stock options previously granted under the Company's stock option plans. The amendments were as follows: (1) to extend the exercise period in the event of an involuntary termination other than for cause to three years from the date of termination (or the original expiration, if earlier); (2) to extend the exercise period in the event of a voluntary termination to one year from the date of termination (or the original expiration, if earlier); and (3) to retroactively revise the vesting schedule for those options which included a deferred vesting schedule over a five year period at the rates of 10%, 15%, 20%, 25% and 30% per year to a vesting schedule at the rate of 20% per year over a five year period. These modifications resulted in a new measurement date for purposes of measuring compensation expense for stock options outstanding at the date of the modification. However, no additional compensation expense was recognized as the intrinsic value at the modification date did not exceed the intrinsic value at the original measurement date.

     During 1999, the Company modified the terms of certain stock options in connection with the termination of employment of the holders. Included in stock-based compensation expense is $2.1 million reflecting the additional intrinsic value of those awards at the date of modification. Also in 1999, the Compensation Committee of the Board of Directors reduced the per share exercise price of 840,000 unvested stock options held by the Company's CEO to $.01 and 360,000 vested stock options held by the Company's CEO to $1.00. The Company recognized stock based compensation of approximately $2.3 million, $5.7 million and $9.1 million for the years ended December 31, 2001, 2000 and 1999, respectively, related to these options.

     In October 1999, the Company amended the terms of substantially all of its outstanding employee stock options to provide for certain accelerated vesting of the options in the event of termination of employment with the Company as a result of the consolidation of Company operations or functions with those of NBC or within six months preceding or three years following a change in control of the Company. Were such events to occur, the Company could be required to recognize stock-based compensation expense at earlier dates than currently expected.

     A summary of the Company's 1994, 1996 and 1998 stock option plans as of December 31, 2001, 2000 and 1999 and changes during the three years ending December 31, 2001 is presented below:

                                       2001                   2000                    1999
                               --------------------   ---------------------   ---------------------
                                           WEIGHTED                WEIGHTED                WEIGHTED
                                           AVERAGE                 AVERAGE                 AVERAGE
                               NUMBER OF   EXERCISE   NUMBER OF    EXERCISE   NUMBER OF    EXERCISE
                                OPTIONS     PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                               ---------   --------   ----------   --------   ----------   --------
Outstanding, beginning of
  year.......................  7,774,286    $6.66      8,891,061    $6.31      9,341,662    $5.86
Granted......................  2,303,750     7.25        515,000     7.25      2,364,000     7.25
Forfeited....................   (117,575)    8.23       (366,925)    6.88     (1,612,500)    7.21
Exercised....................   (508,025)    6.39     (1,264,850)    4.40     (1,202,101)    3.46
                               ---------              ----------              ----------
Outstanding, end of year.....  9,452,436     5.91      7,774,286     5.59      8,891,061     5.37
                               =========              ==========              ==========
Weighted average fair value
  of options granted during
  the year...................                8.22                    6.88                    6.90

                       PAXSON COMMUNICATIONS CORPORATION

     The majority of the Company's option grants have been at exercise prices of $7.25 and $3.42, prices which have historically been below the fair market value of the underlying common stock at the date of grant.

     The following table summarizes information about employee and director stock options outstanding and exercisable at December 31, 2001:

                                                                   WEIGHTED
                                                      NUMBER        AVERAGE         NUMBER
                                                   OUTSTANDING     REMAINING    EXERCISABLE AT
                                                   DECEMBER 31,   CONTRACTUAL    DECEMBER 31,
EXERCISE PRICES                                        2001          LIFE            2001
---------------                                    ------------   -----------   --------------
  $0.01..........................................     840,000          6            600,000
  $1.00..........................................     360,000          6            360,000
  $3.42..........................................   1,123,711          3          1,118,711
  $7.25..........................................   7,128,725          8          3,409,325
                                                    ---------                     ---------
                                                    9,452,436                     5,488,036
                                                    =========                     =========

     Had compensation expense for the Company's option plans been determined using the fair value method the Company's net loss and net loss per share would have been as follows (in thousands except per share data):

                                                         YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      2001        2000        1999
                                                    ---------   ---------   ---------
Net loss available to common stockholders:
  As reported.....................................  $(350,438)  $(391,329)  $(314,579)
  Pro forma.......................................   (358,587)   (410,845)   (319,919)
Basic and diluted net loss per share:
  As reported.....................................  $   (5.43)  $   (6.16)  $   (5.10)
  Pro forma.......................................      (5.56)      (6.47)      (5.18)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model assuming a dividend yield of 0.0%, expected volatility range of 50% to 73%, and risk free interest rates of 4.3% to 6.9% and weighted average expected option terms of .5 to 7.5 years.

     In addition to the options granted under its stock incentive plans, the Company has granted nonqualified options to purchase 3,200,000 (3,100,000 in 1999) shares of Class A common stock to members of senior management and others. These grants consist primarily of options granted in 1999 to purchase 1,000,000 shares of Class A common stock, which vest over three years and expire in ten years, and options to purchase 2,000,000 shares which vest over four years and expire in ten years. The exercise price for options vesting on the first anniversary is $10. The exercise prices for options vesting on the second anniversary are $12.03 (options to purchase 333,333 shares) and $11.68 (options to purchase 500,000 shares). The exercise prices for options vesting on the third anniversary are $9.03 (options to purchase 333,334 shares) and $10.85 (options to purchase 500,000 shares). The exercise price for options vesting on the final anniversary (500,000 shares) will be the lower of $21, or the fair market value of the common stock on the prior anniversary date. The Company recognized stock-based compensation related to these grants of approximately $929,000, $2.3 million and $873,000 for the years ended December 2001, 2000 and 1999, respectively. The options granted which vest on the final anniversary are being accounted for as variable plans and the ultimate compensation expense for such options cannot be determined until their vesting date.

                       PAXSON COMMUNICATIONS CORPORATION

14. MANDATORILY REDEEMABLE PREFERRED STOCK:

     The following represents a summary of the changes in the Company's mandatorily redeemable preferred stock during the three years ended December 31, 2001 and the aggregate liquidation preference as of December 31, 2001 (in thousands):

                                                              JUNIOR
                                                           EXCHANGEABLE                   SERIES B
                                JUNIOR     EXCHANGEABLE     PREFERRED     CONVERTIBLE    CONVERTIBLE
                               PREFERRED     PREFERRED        STOCK        PREFERRED      PREFERRED
                               STOCK 12%   STOCK 12 1/2%     13 1/4%      STOCK 9 3/4%    STOCK 8%       TOTAL
                               ---------   -------------   ------------   ------------   -----------   ----------
Balance at December 31,
  1998.......................   $49,096      $191,517        $205,632       $ 75,156      $     --     $  521,401
Issuances....................        --            --              --             --       339,837        339,837
Accretion....................       697           673           1,164            486         6,715          9,735
Accrual of cumulative
  dividends..................     6,519        25,371          29,430          8,002         9,683         79,005
Cash dividends...............      (171)           --              --             --            --           (171)
                                -------      --------        --------       --------      --------     ----------
Balance at December 31,
  1999.......................    56,141       217,561         236,226         83,644       356,235        949,807
Accretion....................       714           676           1,170            489        23,422         26,471
Accrual of cumulative
  dividends..................     7,092        28,641          33,458          8,812        33,200        111,203
Cash dividends...............    (7,092)           --              --             --            --         (7,092)
                                -------      --------        --------       --------      --------     ----------
Balance at December 31,
  2000.......................    56,855       246,878         270,854         92,945       412,857      1,080,389
Accretion....................     2,247           679           1,177            492        25,005         29,600
Accrual of cumulative
  dividends..................     3,783        32,333          38,037          9,703        33,200        117,056
Cash dividends...............    (3,783)           --              --             --            --         (3,783)
Redemption...................   (59,102)           --              --             --            --        (59,102)
                                -------      --------        --------       --------      --------     ----------
Balance at December 31,
  2001.......................   $    --      $279,890        $310,068       $103,140      $471,062     $1,164,160
                                =======      ========        ========       ========      ========     ==========
Aggregate liquidation
  preference at December 31,
  2001.......................   $    --      $283,167        $315,911       $105,655      $491,083     $1,195,816
                                =======      ========        ========       ========      ========     ==========

JUNIOR PREFERRED STOCK 12%

     In July 2001, the Company redeemed all 33,000 shares issued and outstanding of its $0.001 par value Junior Preferred Stock (the "Junior Preferred Stock"). Prior to redemption, the Company paid cash dividends of approximately $3.8 million and $7.1 million in 2001 and 2000, respectively.

CUMULATIVE EXCHANGEABLE PREFERRED STOCK 12 1/2%

     At December 31, 2001, the Company had authorized 440,000 shares of $0.001 par value Cumulative Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") of which 277,380 and 245,706 shares were issued and outstanding as of December 31, 2001 and 2000, respectively. As discussed in Note 18, in January 2002 the Company redeemed all issued and outstanding shares of Exchangeable Preferred Stock for approximately $298.7 million, including accumulated but unpaid dividends and the redemption premium.

     During 2001, 2000 and 1999, the Company paid dividends of approximately $31.7 million, $28.1 million, $24.9 million, respectively, by the issuance of additional shares of Exchangeable Preferred Stock. Accrued Exchangeable Preferred Stock dividends since the last dividend payment date aggregated approximately $5.8 million and $5.1 million at December 31, 2001 and 2000, respectively.

JUNIOR EXCHANGEABLE PREFERRED STOCK 13 1/4%

     During 1998, the Company issued 20,000 shares of Cumulative Junior Exchangeable Preferred Stock (the "Junior Exchangeable Preferred Stock") with an aggregate $200 million liquidation preference for gross

                       PAXSON COMMUNICATIONS CORPORATION
proceeds of an equivalent amount. At December 31, 2001 and 2000, the Company had authorized 72,000 shares of $0.001 par value Junior Exchangeable Preferred Stock of which 31,076 and 27,335 shares were issued and outstanding, respectively. Holders of the Junior Exchangeable Preferred Stock are entitled to cumulative dividends at an annual rate of 13 1/4% of the liquidation preference, payable semi-annually in cash or additional shares beginning November 15, 1998 and accumulating from the issue date. If dividends for any period ending after May 15, 2003 are paid in additional shares of Junior Exchangeable Preferred Stock, the dividend rate will increase by 1% per annum for such dividend payment period.

     The Company is required to redeem all of the then outstanding Junior Exchangeable Preferred Stock on November 15, 2006, at a price equal to the aggregate liquidation preference thereof plus accumulated and unpaid dividends to the date of redemption. The Junior Exchangeable Preferred Stock is redeemable at the Company's option at any time on or after May 15, 2003, at the redemption prices set forth below (expressed as a percentage of liquidation preference) plus accumulated and unpaid dividends to the date of redemption:

TWELVE MONTH PERIOD
BEGINNING MAY 15,
-------------------
       2003.................................................  106.625%
       2004.................................................  103.313%
       2005 and thereafter..................................  100.000%

     Upon a change of control, the Company is required to offer to purchase the Junior Exchangeable Preferred Stock at a price equal to 101% of the liquidation preference thereof plus accumulated and unpaid dividends.

     The Company may, provided it is not contractually prohibited from doing so, exchange the outstanding Junior Exchangeable Preferred Stock on any dividend payment date for 13 1/4% Exchange Debentures due 2006. The Exchange Debentures have redemption features similar to those of the Junior Exchangeable Preferred Stock.

     During 2001, 2000 and 1999, the Company paid dividends of approximately $37.4 million, $32.9 million and $28.9 million, respectively, by the issuance of additional shares of Junior Exchangeable Preferred Stock. Accrued Junior Exchangeable Preferred Stock dividends since the last dividend payment date aggregated approximately $5.1 million and $4.5 million at December 31, 2001 and 2000, respectively.

CONVERTIBLE PREFERRED STOCK 9 3/4%

     During 1998, the Company issued 7,500 shares of Series A Convertible Preferred Stock ("Convertible Preferred Stock") with an aggregate liquidation preference of $75 million, and warrants to purchase 240,000 shares of Class A common stock. Of the gross proceeds of $75 million, approximately $960,000 was allocated to the value of the warrants, which are exercisable at a price of $16 per share through June 2003. At December 31, 2001 and 2000, the Company had authorized 17,500 shares of $0.001 par value Convertible Preferred Stock of which 10,566 and 9,595 shares were issued and outstanding, respectively. Holders of the Convertible Preferred Stock are entitled to receive cumulative dividends at an annual rate of 9 3/4%, payable quarterly beginning September 30, 1998 and accumulating from the issue date. The Company may pay dividends either in cash, in additional shares of Convertible Preferred Stock, or (subject to an increased dividend rate) by the issuance of shares of Class A common stock equal in value to the amount of such dividends.

     During 2001, 2000 and 1999, the Company paid dividends of approximately $9.7 million, $8.8 million and $8.0 million, respectively, by the issuance of additional shares of Convertible Preferred Stock. At December 31, 2001 and 2000, there were no accrued and unpaid dividends on the Convertible Preferred Stock.

                       PAXSON COMMUNICATIONS CORPORATION

     The Company is required to redeem the Convertible Preferred Stock on December 31, 2006, at a price equal to the aggregate liquidation preference thereof plus accumulated and unpaid dividends to the date of redemption. The Convertible Preferred Stock is redeemable at the Company's option at any time on or after June 30, 2003, at the redemption prices set forth below (expressed as a percentage of liquidation preference) plus accumulated and unpaid dividends to the date of redemption:

TWELVE MONTH PERIOD
BEGINNING JUNE 30,
-------------------
       2003.................................................  104.00%
       2004.................................................  102.00%
       2005 and thereafter..................................  100.00%

     Upon a change of control, the Company is required to offer to purchase the Convertible Preferred Stock at a price equal to the liquidation preference thereof plus accumulated and unpaid dividends. The Convertible Preferred Stock contains restrictions, primarily based on the trading price of the common stock, on the issuance of additional preferred stock ranking senior to the Convertible Preferred Stock.

     Each share of Convertible Preferred Stock is convertible into shares of Class A common stock at an initial conversion price of $16 per share. If the Convertible Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the date fixed for redemption.

     Holders of the Convertible Preferred Stock have voting rights on all matters submitted for a vote to the Company's common stockholders and are entitled to one vote for each share of Class A common stock into which their Convertible Preferred Stock is convertible.

SERIES B CONVERTIBLE PREFERRED STOCK 8%

     Pursuant to the Investment Agreement, NBC acquired $415 million aggregate liquidation preference of a new series of the Company's convertible exchangeable preferred stock which accrues cumulative dividends from the Issue Date at an annual rate of 8% and is convertible (subject to adjustment under the terms of the Certificate of Designation relating to the Series B Convertible Preferred Stock) into 31,896,032 shares of the Company's Class A common stock at an initial conversion price of $13.01 per share, which increases at a rate equal to the dividend rate.

     NBC has the right to demand that the Company redeem the Series B Convertible Preferred Stock in September 2002 or annually thereafter through September 2009. NBC also has the right to demand redemption of the Series B Convertible Preferred Stock prior to September 2002 under certain circumstances related to the attribution to NBC of its investment in the Company under rules established by the FCC. The Company's redemption obligation in respect of the Series B Convertible Preferred Stock is subject to the Company's compliance with the terms of its existing debt and preferred stock instruments as well as the existence of funds on hand to consummate such redemption.

     The Series B Convertible Preferred Stock is exchangeable, at the option of the holder, subject to the Company's debt and preferred stock covenants limiting additional indebtedness but in any event not later than January 1, 2007, into convertible debentures of the Company ranking on a parity with the Company's other subordinated indebtedness. Should NBC determine that the rules and regulations of the FCC prohibit it from holding shares of Class A common stock, NBC may convert the Series B Convertible Preferred Stock held by it into an equal number of shares of non-voting common stock of the Company, which non-voting common stock shall be immediately convertible into Class A common stock upon transfer by NBC.

     Series B Convertible Preferred Stock dividends in arrears aggregated approximately $76.1 million and $42.9 million at December 31, 2001 and 2000, respectively.

                       PAXSON COMMUNICATIONS CORPORATION

REDEMPTION FEATURES OF PREFERRED STOCK

     The following table presents the redemption value of the four classes of preferred stock outstanding at December 31, 2001 should the Company elect to redeem the preferred stock in the indicated year, assuming no dividends are paid in cash prior to redemption (in thousands):

                                                                  JUNIOR
                                                EXCHANGEABLE   EXCHANGEABLE                      SERIES B
                                                 PREFERRED      PREFERRED       CONVERTIBLE     CONVERTIBLE
                                                   STOCK          STOCK          PREFERRED       PREFERRED
                                                 12 1/2%(1)     13 1/4%(2)    STOCK 9 3/4%(3)   STOCK 8%(4)
                                                ------------   ------------   ---------------   -----------
2002..........................................    $298,650       $     --         $     --       $     --
2003..........................................          --        437,474          133,228             --
2004..........................................          --        486,697          143,880        582,383
2005..........................................          --        540,916          155,324        615,583
2006..........................................          --        609,879          171,029        648,783

---------------

(1) Redeemed in January 2002. See Note 18.
(2) Mandatorily redeemable on November 15, 2006; redeemable by the Company on or after May 15, 2003.
(3) Mandatorily redeemable on December 31, 2006; redeemable by the Company on or after June 30, 2003.
(4) NBC has the right to demand redemption in September 2002 and annually thereafter through September 2009, and prior to such dates under certain circumstances related to the attribution of NBC's investment in the Company under rules established by the FCC. The Company has the right to redeem the Series B Convertible Preferred Stock in whole or in part commencing in September 2004 at the redemption value of such shares plus accrued and unpaid dividends.

COVENANTS UNDER PREFERRED STOCK TERMS

     The certificates of designation of the preferred stock contain certain covenants which, among other things, restrict additional indebtedness, payment of dividends, transactions with related parties, certain investments and transfers or sales of assets.

15. COMMON STOCK AND COMMON STOCK WARRANTS:

     On May 1, 2000, the Company's stockholders approved an amendment to the Company's certificate of incorporation to increase the total number of authorized shares of common stock from 197,500,000 shares to 327,500,000 shares, the number of authorized shares of Class A common stock from 150,000,000 shares to 215,000,000 shares and the number of authorized shares of Class C non-voting common stock, par value $0.001 per share, from 12,500,000 shares to 77,500,000 shares. No shares of the Company's Class C common stock were issued or outstanding at December 31, 2001 or 2000.

     Class A common stock and Class B common stock will vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes; Class C common stock is non-voting. Each share of Class B common stock is convertible, at the option of its holder, into one share of Class A common stock at any time. Under certain circumstances, Class C common stock may be converted, at the option of the holder, into Class A common stock.

     During December 1996, the Company approved a program under which it extended loans to certain members of management for the purchase of Company common stock in the open market by those individuals. The loans are full recourse promissory notes bearing interest at 5.75% per annum and are collateralized by the shares of stock purchased with the loan proceeds. The Company extended the maturity of all outstanding loans under this program until March 31, 2003. The outstanding principal balance on such

                       PAXSON COMMUNICATIONS CORPORATION
loans was approximately $1.1 million and $1.3 million at December 31, 2001 and 2000, respectively and is reflected as stock subscription notes receivable in the accompanying balance sheets.

     In connection with the NBC transaction discussed elsewhere herein, NBC acquired a warrant to purchase up to 13,065,507 shares of Class A Common stock at an exercise price of $12.60 per share ("Warrant A") and a warrant to purchase up to 18,966,620 shares of Class A Common Stock ("Warrant B") at an exercise price equal to the average of the closing sale prices of the Class A Common Stock for the 45 consecutive trading days ending on the trading day immediately preceding the warrant exercise date (provided that such price shall not be more than 17.5% higher or 17.5% lower than the six month trailing average closing sale price) subject to a minimum exercise price during the first three years after the Issue Date of $22.50 per share. The Warrants are exercisable for ten years from the Issue Date, subject to certain conditions and limitations.

     In connection with the Series A Convertible Preferred Stock sale in June 1998, the Company issued warrants to purchase 240,000 shares of Class A common stock at an exercise price of $16. The warrants were valued at $960,000.

     In June 1998, the Company issued to an affiliate of a former member of its Board of Directors five year warrants entitling the holder to purchase 155,500 shares of Class A common stock at an exercise price of $16.00 per share. In March 2000, the Company reduced the exercise price of warrants held by the affiliate from $16.00 per share to $12.60 per share resulting in compensation expense of $139,000.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

     Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The fair values approximate the carrying values due to their short term nature.

     Investments in broadcast properties. The fair value of investments in broadcast properties is estimated based on recent market sale prices for comparable stations and/or markets. The fair value approximates the carrying value.

     Long-term debt. The fair value of the Company's long-term debt is estimated based on current market rates and instruments with the same risk and maturities. The fair value of the Company's senior credit facility borrowings approximates its carrying value. The fair market value of the Company's senior subordinated notes is estimated based on year end quoted market prices for such securities. At December 31, 2001, the estimated fair value of the Company's senior subordinated notes was approximately $208.0 million.

                       PAXSON COMMUNICATIONS CORPORATION

     Mandatorily redeemable securities. The fair value of the Company's mandatorily redeemable preferred stock is estimated based on quoted market prices plus accumulated but unpaid dividends except for the Series B Convertible Preferred Stock which is estimated at the December 31, 2001 aggregate liquidation preference as no quoted market prices are available for these securities. The estimated fair value of the Company's mandatorily redeemable preferred stock is as follows (in thousands):

Exchangeable Preferred 12 1/2%..............................  $  264,046
Junior Exchangeable Preferred 13 1/4%.......................     268,521
Convertible Preferred 9 3/4%................................      91,924
Series B Convertible Preferred 8%...........................     491,083
                                                              ----------
                                                              $1,115,574
                                                              ==========

17. COMMITMENTS AND CONTINGENCIES:

     Future minimum annual payments under non-cancelable operating leases for broadcasting facilities and equipment and employment agreements, as of December 31, 2001, are as follows (in thousands):

2002........................................................  $ 17,772
2003........................................................    15,750
2004........................................................    12,267
2005........................................................    11,230
2006........................................................    11,625
Thereafter..................................................   104,933
                                                              --------
                                                              $173,577
                                                              ========

     The Company incurred total operating expenses of approximately $17.4 million, $17.7 million and $15.2 million for the years ended December 31, 2001, 2000 and 1999, respectively, under these agreements.

     In December 2001, the Company completed the sale and leaseback of certain of its tower assets for aggregate proceeds of $34.0 million. This transaction resulted in a gain of approximately $5.2 million which has been deferred and will be recognized over the lease term as a reduction of rent expense. As part of the transaction, the Company entered into operating leases related to both its analog and digital antennas at these facilities for terms of up to 20 years. Annual rent expense over the lease term will be approximately $4.0 million. For certain tower assets with a net book value of approximately $9.1 million, the Company was temporarily unable to transfer title or assign leases to the buyer at closing. The Company expects to complete such transfers in 2002. In the interim, at closing the Company entered into management agreements with the buyer on terms consistent with the operating leases. Included in the $34.0 million proceeds was approximately $12.1 million of deferred consideration for the managed sites which is included in other liabilities.

INVESTMENT COMMITMENTS

     The Company has an option to purchase the assets of two television stations serving the Memphis, TN and New Orleans, LA markets for an aggregate purchase price of $40.0 million of which $4.0 million has been deposited into escrow. The owners of these stations also have the right to require the Company to purchase these stations at any time after January 1, 2003 through December 31, 2005. These stations are currently operating under time brokerage agreements with the Company. The purchase of these assets is subject to various conditions, including the receipt of regulatory approvals. The completion of these investments is also subject to a variety of factors and to the satisfaction of various conditions, and there can be no assurance that these investments will be completed.

                       PAXSON COMMUNICATIONS CORPORATION

LEGAL PROCEEDINGS

     The Company is involved in litigation from time to time in the ordinary course of its business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company's consolidated financial position or results of operations and cash flows.

     In October, November and December 1999, complaints were filed in the 15th Judicial Circuit Court in Palm Beach County, Florida, in the Court of Chancery of the State of Delaware and in Superior Court of the State of California against certain of the Company's officers and directors by alleged stockholders of the Company alleging breach of fiduciary duty by the directors in approving the September 1999 transactions with NBC. The complaints asserted nearly identical purported class and derivative claims and generally alleged that the directors rejected a takeover offer and instead completed the NBC transactions, thereby precluding the plaintiffs from obtaining a premium price for their shares. The complaints sought to rescind the NBC transactions, to require the Company to pursue other acquisition offers and to recover damages. In July 2001, the four actions in Delaware were dismissed by the court. In August 2001, the Florida action was voluntarily dismissed. In January 2002, the California action was voluntarily dismissed.

     In December 2001, the Company commenced a binding arbitration proceeding against NBC in which the Company asserted that NBC has breached its agreements with the Company and has breached its fiduciary duty to the Company and to its shareholders. The Company has asserted that NBC's proposed acquisition of the Telemundo Group violates the terms of the agreements governing the investment and partnership between the Company and NBC. The Company also made two filings with the FCC, one of which requests a declaratory ruling as to whether conduct by NBC, including NBC's influence and apparent control over certain members of the Company's board of directors selected by NBC (all of whom have since resigned from the Company's board), has caused NBC to have an attributable interest in the Company in violation of FCC rules or has infringed upon our rights as an FCC license holder. The second FCC filing seeks to deny FCC approval of NBC's acquisition of the Telemundo Group's television stations. In addition, in January 2002, the Company filed a petition to deny with the FCC arguing that NBC was ineligible under FCC regulations to acquire control of television station KNTV-TV, San Jose, California from Granite Broadcasting Corp. due to NBC's attributable interest in the Company.

     The initiation of these proceedings by the Company casts significant uncertainty over the future direction of the Company's relationship with NBC. The hearing in the arbitration proceeding is currently scheduled to occur in April 2002, and the Company expects that, under the applicable arbitration rules, the arbitrator will render a decision by the end of May 2002. If the Company does not prevail in the arbitration proceeding, and the Company's position expressed in the FCC filings is not accepted by the FCC, NBC could consummate the acquisition of the Telemundo Group and thereby render it highly unlikely that NBC would be able to acquire control of the Company, while at the same time retaining its investment in the Company and its ability to exercise a significant influence over the Company's operations.

OTHER

     See also Notes 8, 9 and 14.

18. SUBSEQUENT EVENT:

     In January 2002, the Company completed an offering of senior subordinated discount notes due in 2009. Gross proceeds of the offering totaled approximately $308.3 million and were used to refinance the Company's 12 1/2% exchange debentures due 2006, which were issued in exchange for the outstanding shares of the Company's 12 1/2% exchangeable preferred stock on January 14, 2002, and to pay costs related to the offering. The notes were sold at a discount of 62.132%, which represents a yield to maturity of 12 1/4%. Interest on the notes will be payable semi-annually beginning on July 15, 2006. The senior subordinated discount notes are

                       PAXSON COMMUNICATIONS CORPORATION
guaranteed by the Company's subsidiaries. In the first quarter of 2002, the Company will recognize an extraordinary loss totaling approximately $18 million resulting primarily from the redemption premium associated with the repayment of the 12 1/2% exchange debentures.

19. SUPPLEMENTAL CASH FLOW INFORMATION:

     Supplemental cash flow information and non-cash operating, investing and financing activities are as follows (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2001       2000      1999
                                                        --------   --------   -------
Supplemental disclosures of cash flow information:
  Cash paid for interest..............................  $ 39,987   $ 40,101   $44,076
                                                        ========   ========   =======
  Cash paid for income taxes..........................  $    255   $  1,301   $ 1,346
                                                        ========   ========   =======
Non-cash operating, investing and financing
  activities:
  Accretion of discount on Senior Subordinated
     Notes............................................  $    240   $    445   $   389
                                                        ========   ========   =======
  Issuance of common stock in connection with
     acquisitions.....................................  $     --   $    251   $   500
                                                        ========   ========   =======
  Beneficial conversion feature on issuance of
     convertible preferred stock......................  $     --   $ 75,130   $65,467
                                                        ========   ========   =======
  Dividends accrued on redeemable preferred stock.....  $113,273   $104,111   $78,834
                                                        ========   ========   =======
  Discount accretion on redeemable securities.........  $ 29,600   $ 26,471   $ 9,735
                                                        ========   ========   =======
  Satellite and cable distribution....................  $  1,151   $  5,345   $15,000
                                                        ========   ========   =======
  Sale of KWOK in exchange for WCPX...................  $     --   $     --   $30,000
                                                        ========   ========   =======
  Issuance of common stock in payment of obligations
     for cable distribution rights....................  $     --   $     --   $ 8,479
                                                        ========   ========   =======
  Notes receivable from sales of broadcast
     properties.......................................  $  4,792   $     --   $    --
                                                        ========   ========   =======

20. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

     Seasonal revenue fluctuations are common within the television broadcasting industry and result primarily from fluctuations in advertising expenditures. The Company believes that television advertisers generally spend relatively more for commercial advertising time in the second and fourth calendar quarters and spend relatively less during the first calendar quarter of each year.

     Operating loss in the third quarter of 2001 and the first quarter of 2000 includes adjustments of programming to net realizable value of approximately $67.0 million and $24.4 million, respectively as described in Note 8.

     Operating loss in the fourth quarters of 2001 and 2000 include restructuring charges (credits) of ($1.2) million and $5.8 million, respectively as described in Note 3.

     Net loss attributable to common stockholders in the third quarter of 2001 includes an extraordinary charge of $9.9 million related to the early extinguishment of debt as described in Note 10.

                       PAXSON COMMUNICATIONS CORPORATION

                                                        FOR THE 2001 QUARTERS ENDED
                                           ------------------------------------------------------
                                               (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                           ------------------------------------------------------
                                           DECEMBER 31   SEPTEMBER 30     JUNE 30      MARCH 31
                                           -----------   ------------   -----------   -----------
Revenues.................................  $    77,149   $    72,462    $    78,981   $    80,214
Less: agency commissions.................      (10,825)      (10,507)       (11,249)      (10,899)
                                           -----------   -----------    -----------   -----------
Net revenues.............................       66,324        61,955         67,732        69,315
Expenses, excluding depreciation,
  amortization and stock based
  compensation...........................       58,960       127,366         63,391        66,932
Depreciation and amortization............       23,903        24,213         24,136        23,996
Stock-based compensation.................        4,426         2,546          2,071         1,118
                                           -----------   -----------    -----------   -----------
Operating loss...........................      (20,965)      (92,170)       (21,866)      (22,731)
                                           ===========   ===========    ===========   ===========
Net loss attributable to common
  stockholders before extraordinary
  charge.................................  $   (71,336)  $  (139,640)   $   (59,721)  $   (69,838)
                                           ===========   ===========    ===========   ===========
Net loss attributable to common
  stockholders...........................  $   (71,336)  $  (149,543)   $   (59,721)  $   (69,838)
                                           ===========   ===========    ===========   ===========
Basic and diluted loss per share before
  extraordinary charge...................  $     (1.10)  $    ( 2.16)   $     (0.93)  $     (1.09)
                                           ===========   ===========    ===========   ===========
Weighted average common shares
  outstanding............................   64,657,508    64,602,832     64,482,532    64,288,943
                                           ===========   ===========    ===========   ===========
  Stock price(1)
     High................................  $     10.50   $     12.75    $     14.00   $     12.48
     Low.................................  $      6.85   $      7.00    $      9.70   $      8.75

---------------

(1) The Company's Class A common stock is listed on the American Stock Exchange under the symbol PAX.

                                                        FOR THE 2000 QUARTERS ENDED
                                           ------------------------------------------------------
                                               (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                           ------------------------------------------------------
                                           DECEMBER 31   SEPTEMBER 30     JUNE 30      MARCH 31
                                           -----------   ------------   -----------   -----------
Revenues.................................  $    85,886   $    73,443    $    78,151   $    78,456
Less: agency commissions.................      (11,830)      (10,344)       (10,886)      (10,984)
                                           -----------   -----------    -----------   -----------
Net revenues.............................       74,056        63,099         67,265        67,472
Expenses, excluding depreciation,
  amortization and stock based
  compensation...........................       73,622        74,472         67,675        96,411
Depreciation and amortization............       31,713        22,594         21,394        21,180
Stock-based compensation.................        3,026         3,090          5,583         2,167
                                           -----------   -----------    -----------   -----------
Operating loss...........................  $   (34,305)  $   (37,057)   $   (27,387)  $   (52,286)
                                           ===========   ===========    ===========   ===========
Net loss attributable to common
  stockholders...........................  $  (154,785)  $   (80,073)   $   (68,835)  $   (87,636)
                                           ===========   ===========    ===========   ===========
Basic and diluted loss per share.........  $     (2.41)  $     (1.26)   $     (1.09)  $     (1.39)
                                           ===========   ===========    ===========   ===========
Weighted average common shares
  outstanding............................   64,167,739    63,705,076     63,135,530    63,043,758
                                           ===========   ===========    ===========   ===========
  Stock price(1)
     High................................  $     11.94   $     13.81    $      8.88   $     12.38
     Low.................................  $      8.75   $      8.38    $      6.13   $      7.75

---------------

(1) The company's Class A common stock is listed on the American Stock Exchange under the symbol PAX.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     UNTIL JULY 1, 2002 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $496,263,000

                          (PAXSON COMMUNICATION LOGO)

                       PAXSON COMMUNICATIONS CORPORATION

                           OFFER TO EXCHANGE 12 1/4%
                  SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009,
                      WHICH HAVE BEEN REGISTERED UNDER THE
                  SECURITIES ACT OF 1933, AS AMENDED, FOR ANY
                       AND ALL OUTSTANDING 12 1/4% SENIOR
                      SUBORDINATED DISCOUNT NOTES DUE 2009

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                 April 2, 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------